UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14-a6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

VISTEON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies: Not applicable.
	2.	Aggregate number of securities to which transaction applies: Not applicable.
3.

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the registrant estimates a purchase price of $3,479,828,420, based on a fixed purchase price of KRW2,853,360,000,000 and $950,000,000 in the aggregate, minus an estimated amount for the 2014 dividend payable on the HVCC shares to be sold (which dividend will be retained by Visteon) and the securities transaction tax arising from the sale of our HVCC shares pursuant to the Securities Transaction Tax Law of Korea and using an USD:KRW exchange rate of 1:1,100.77. The filing fee was calculated by multiplying the proposed cash payment to be received by the registrant by 0.0001162.

	4.	Proposed maximum aggregate value of transaction: $3,479,828,420
	5.	Total fee paid: $404,357

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

DATED APRIL 1, 2015

Dear Visteon Stockholder,

You are cordially invited to attend a special meeting of stockholders of Visteon Corporation to be held on [—], 2015 at Grace Lake Lodge, 40300 Tyler Road, Van Buren Township, Michigan 48111, at [—], local time.

On December 17, 2014, Visteon Corporation and its wholly owned subsidiary, VIHI, LLC (collectively, “Visteon”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Hahn & Co. Auto Holdings Co., Ltd. (“Hahn”) and Hankook Tire Co., Ltd. (“Hankook” and, together with Hahn, “Purchasers”). Pursuant to the Share Purchase Agreement, Visteon has agreed to sell to Purchasers all of its shares of Halla Visteon Climate Control Corporation, a Korean corporation (“HVCC”), which constitute approximately seventy percent (70%) of the outstanding shares of HVCC (the “sale of our HVCC shares”), for KRW52,000 per share (or approximately $47.86 per share using the exchange rate of $1:KRW 1,086.4, the exchange rate on the day prior to the signing of the Share Purchase Agreement), less the amount of the 2014 dividend payable on the HVCC shares to be sold, which dividend will be retained by Visteon.

The sale of our HVCC shares may constitute a sale of substantially all of Visteon’s assets within the meaning of the General Corporation Law of the State of Delaware, and accordingly, at the special meeting of stockholders, Visteon will ask you to consider and vote upon a proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. In addition, if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, Visteon will ask you to consider and vote upon a proposal to adjourn the special meeting to solicit additional proxies. The General Corporation Law of the State of Delaware does not provide for stockholder appraisal or dissenters’ rights in connection with the types of actions contemplated under the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, or the proposal to adjourn the special meeting. You will also be asked to consider and vote upon a non-binding, advisory proposal to approve compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

At the special meeting, you will be asked to consider and vote upon the following proposals:

1.	To authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, as more fully described in the enclosed proxy statement;

2.	To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares;

3.	To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares contemplated by the Share Purchase Agreement; and

4.	To transact such other business as may properly come before the special meeting and any postponements or adjournments thereof.

Visteon’s Board of Directors, after considering factors more fully described in the enclosed proxy statement, determined that the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, are fair to, advisable, expedient and in the best interests of Visteon and its stockholders and approved, adopted and authorized the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. The Board of Directors recommends that you vote (i) “FOR” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

The enclosed proxy statement provides detailed information about the special meeting, the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. A copy of the Share Purchase Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of our Board of Directors in connection with its evaluation of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. We encourage you to read the proxy statement and its annexes, including the Share Purchase Agreement, carefully and in their entirety. You may also obtain more information about Visteon from documents we file with the U.S. Securities and Exchange Commission from time to time.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the sale of our HVCC shares unless the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure of any stockholder to submit a signed proxy card, to grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting, will have the same effect as a vote “AGAINST” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares.

If you have any questions or need assistance voting your shares of our common stock, please contact Georgeson Inc., our proxy solicitor, by calling (800) 676-0194 toll-free.

On behalf of our Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Francis M. Scricco
Chairman of the Board of Directors

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Share Purchase Agreement or the transactions contemplated thereby, including the sale of our HVCC shares, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [—], 2015 and, together with the enclosed form of proxy card, is first being mailed to stockholders of Visteon on or about [—], 2015.

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

DATED APRIL 1, 2015

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Notice is hereby given that a special meeting of stockholders of Visteon Corporation, a Delaware corporation, will be held on [—], 2015 at Grace Lake Lodge, 40300 Tyler Road, Van Buren Township, Michigan 48111, at [—], local time, for the following purposes:

1.	To consider and vote on the proposal to authorize the Share Purchase Agreement, dated as of December 17, 2014, by and among Visteon Corporation, VIHI, LLC, a wholly owned subsidiary of Visteon Corporation, Hahn & Co. Auto Holdings Co., Ltd. and Hankook Tire Co., Ltd. (the “Share Purchase Agreement”), and the transactions contemplated thereby, including the sale of the shares of Halla Visteon Climate Control Corporation, a Korean corporation (“HVCC”) owned by VIHI, LLC, as more fully described in the enclosed proxy statement (a copy of the Share Purchase Agreement is attached as Annex A to the proxy statement);

2.	To consider and vote on the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares;

3.	To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares contemplated by the Share Purchase Agreement; and

4.	To transact such other business as may properly come before the special meeting and any postponements or adjournments thereof.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon is required to approve the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon, whether or not a quorum is present, is required to approve the proposal to approve one or more adjournments of the special meeting. The affirmative vote of a majority of the shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon is required to approve the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares. The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares. Abstentions will have the same effect as a vote “AGAINST” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

Only stockholders of record as of the close of business on April 10, 2015, the record date for the special meeting, are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available in our offices located at One Village Center Drive, Van Buren Township, Michigan 48111, during regular business hours for a period of at least ten days before the special meeting and at the place of the special meeting during the special meeting.

No appraisal or dissenters’ rights are available to our stockholders under the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws in connection with the authorization of the Share Purchase Agreement or the transactions contemplated thereby, including the sale of our HVCC shares.

Visteon’s Board of Directors recommends that you vote (i) “FOR” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

By Order of the Board of Directors,

Francis M. Scricco
Chairman of the Board of Directors

Dated: [—], 2015

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YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) THROUGH THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished to you by such broker, bank or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you are a stockholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a broker, bank or other nominee, you must obtain from such broker, bank or other nominee a valid proxy issued in your name in order to vote in person at the special meeting.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes carefully and in their entirety. If you have any questions concerning the Share Purchase Agreement or the transactions contemplated thereby, including the sale of our HVCC shares, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor: Georgeson Inc., by calling (800) 676-0194 toll-free.

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Page
SUMMARY	1
Parties to the Share Purchase Agreement	1
The Sale of our HVCC shares	2
Purchase Price	2
Use of Proceeds of the Sale of our HVCC shares	2
When the Sale of our HVCC shares is Expected to be Completed	2
Vote Required for Authorization of the Share Purchase Agreement and the Transactions Contemplated thereby, including the Sale of our HVCC shares, and Adjournment of the Special Meeting	2
Reasons for the Sale of our HVCC shares	3
Interests of the Directors and Executive Officers in the Sale of our HVCC Shares	3
Opinion of UBS as Financial Advisor to Visteon	3
Opinion of Rothschild as Financial Advisor to Visteon	4
Governmental and Regulatory Approvals	4
Material U.S. Federal Income Tax Consequences	5
Nature of Our Business Following the Sale of our HVCC shares	5
Terms of the Share Purchase Agreement	5
Solicitations of Other Offers	5
Adverse Recommendation Changes	6
Financing	7
Conditions to Closing	8
Termination of the Share Purchase Agreement	9
Termination Fees	10
Expense Reimbursement	10
Indemnification	10
Appraisal or Dissenters’ Rights	11
The Special Meeting	11
Recommendation of Our Board of Directors	13
Solicitation of Proxies	13
QUESTIONS AND ANSWERS	14
Questions and Answers About the Sale of our HVCC shares	14
Questions and Answers about the Special Meeting	18
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	24
EXCHANGE RATE INFORMATION AND CURRENCIES	25
THE SPECIAL MEETING	27
Date, Time and Place	27
Purpose of the Special Meeting	27
Record Date; Shares Entitled to Vote; Quorum	27
Vote Required; Abstentions and Broker Non-Votes	27
Shares Held by Visteon’s Directors and Executive Officers	28
Voting of Proxies	28
Revocability of Proxies	29
Board of Directors’ Recommendation	30
Solicitation of Proxies	30
Anticipated Date of Completion of the Sale of Our HVCC Shares	30
Appraisal or Dissenters Rights	30
Other Matters	30
Householding of Special Meeting Materials	30
THE SALE OF OUR HVCC SHARES	31
Parties to the Share Purchase Agreement	31

i

ii

iii

SUMMARY

The following summary highlights selected information from this proxy statement related to the Share Purchase Agreement, dated as of December 17, 2014, by and among Visteon Corporation and VIHI, LLC (“VIHI”), a wholly owned subsidiary of Visteon Corporation, Hahn & Co. Auto Holdings Co., Ltd. (“Hahn”) and Hankook Tire Co., Ltd. (“Hankook”, and together with Hahn, “Purchasers”)(the “Share Purchase Agreement”), and the transactions contemplated thereby, including the sale of the shares of Halla Visteon Climate Control Corporation, a Korean corporation (“HVCC”), owned by VIHI (the “sale of our HVCC shares”). This summary may not contain all of the information that may be important to you. For a more complete description of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, Visteon encourages you to read carefully this entire proxy statement and the annexes to this proxy statement, including the Share Purchase Agreement, and the documents we incorporate by reference into this proxy statement, which include important business and financial information about Visteon that has been filed with the U.S. Securities and Exchange Commission (the “SEC”). You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [—] of this proxy statement. The Share Purchase Agreement is attached as Annex A to this proxy statement.

Except as otherwise specifically noted in this proxy statement or as context otherwise requires, “Visteon,” “we,” “our,” “us” and similar words in this proxy statement refer to Visteon Corporation, including, in certain cases, our subsidiaries, including VIHI, the record owner of the HVCC shares to be sold pursuant to the Share Purchase Agreement. For the purposes of this proxy statement and the Share Purchase Agreement, the “HVCC shares” are defined as all outstanding equity interests of HVCC and “our HVCC shares” are defined as all equity interests in HVCC held by Visteon through its wholly owned subsidiary VIHI.

Parties to the Share Purchase Agreement (page [—])

Visteon Corporation

Visteon is a global automotive supplier that designs, engineers and manufactures innovative products for nearly every vehicle manufacturer worldwide. Visteon delivers value for its customers and stockholders through two technology-focused core businesses: vehicle cockpit electronics and thermal energy management. Visteon, through its wholly owned subsidiary VIHI, owns approximately seventy percent (70%) of HVCC, one of only two global full-line automotive thermal management suppliers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has approximately 26,000 employees at facilities in 29 countries.

VIHI, LLC

VIHI is a wholly owned subsidiary of Visteon. VIHI owns approximately seventy percent (70%) of the outstanding equity interests of HVCC. Visteon formed VIHI for the purpose of holding many of its foreign subsidiaries and joint ventures, including HVCC.

Hahn & Co. Auto Holdings Co., Ltd.

Hahn was formed by affiliates of Hahn & Company (“Hahn & Co.”) principally for the purpose of purchasing our HVCC shares and completing the transactions contemplated by the Share Purchase Agreement, including the related financing transactions.

Hankook Tire Co., Ltd.

Hankook is a global tire manufacturer that supplies original equipment tires to automakers and replacement tires to the replacement tire market globally. In addition to its tire production, Hankook Tire Group (of which Hankook is a member) also supplies batteries and brake pads through its affiliated companies.

The Sale of our HVCC shares (page [—])

At the closing, upon the terms and subject to the conditions set forth in the Share Purchase Agreement, Visteon and its wholly owned subsidiary VIHI, will sell to Purchasers, and Purchasers will purchase, all 74,720,000 shares of HVCC owned by VIHI, which constitute approximately seventy percent (70%) of the outstanding shares of HVCC. Hahn will purchase 53,913,800 of our HVCC shares (or approximately 72.2% of our HVCC shares) and Hankook will purchase 20,806,200 of our HVCC shares (or approximately 27.8% of our HVCC shares).

Purchase Price (page [—])

The purchase price payable by Purchasers to Visteon for the purchase of our HVCC shares is KRW 52,000 per share (or approximately $47.86 per share, using the reference exchange rate (defined below)) and in aggregate will consist of KRW2,853,360,000,000 (or approximately $2,626,435,935.20, using the reference exchange rate) and $950,000,000, minus (1) the amount of the 2014 dividend payable on the HVCC shares to be sold, which dividend will be retained by Visteon, and (2) the securities transaction tax arising from the sale of our HVCC shares pursuant to the Securities Transaction Tax Law of Korea. Upon written notice, Purchasers may elect to subtract an amount up to $200,000,000 from the U.S. Dollar portion and add the equivalent amount of KRW to the KRW portion, based on the fixed exchange rate of $1 to KRW1,086.4. Hahn is obligated to pay approximately 72.2% of the aggregate purchase price and Hankook is obligated to pay approximately 27.8% of the aggregate purchase price.

For purposes of certain calculations relating to the purchase price, the parties have agreed in the Share Purchase Agreement to a fixed exchange rate of $1 to KRW 1,086.4 (the “reference exchange rate”), which was also the exchange rate on December 16, 2014, the latest practicable date for which such information was available prior to the signing of the Share Purchase Agreement. We use the reference exchange rate from time to time in this proxy statement to compare amounts denominated in Korean Won to their U.S. dollar equivalents. For additional information on exchange rates over various periods, see “Exchange Rate Information and Currencies” beginning on page [—] below.

Use of Proceeds of the Sale of our HVCC shares (page [—])

Based on current market conditions, we intend to return approximately $2.5 billion of cash from the sale of our HVCC shares to Visteon stockholders through a structured series of actions including repurchases of our common stock and a special dividend which could include a large return of capital as a primary component. We intend to use the remaining net proceeds from the sale of our HVCC shares for general corporate purposes, which may include repayment of indebtedness, investments in restructuring and value-accretive investments to support the continued expansion of our cockpit electronics and connected car business. There can be no assurance that we will return such cash to Visteon stockholders or, if we do, the timing of such cash return.

When the Sale of our HVCC shares is Expected to be Completed (page [—])

Assuming timely satisfaction or waiver of necessary closing conditions, including the approval by our stockholders of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, and the approval or expiration or termination of waiting periods (including any extensions thereof) required to be obtained or to have occurred under the antitrust or competition laws of certain applicable jurisdictions, we anticipate the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, will be completed in the first half of 2015.

Vote Required for Authorization of the Share Purchase Agreement and the Transactions Contemplated thereby, including the Sale of our HVCC shares, and Adjournment of the Special Meeting (page [—])

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon is required to approve the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon, whether or not a quorum is present, is required to approve the proposal to approve one or more adjournments of the special meeting.

Reasons for the Sale of our HVCC shares (page [—])

In reaching its determination to enter into the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, our Board of Directors consulted with our management and our legal advisor and financial advisors and considered a number of factors, including alternatives to the sale, the sale process and terms, and the opinions of UBS Securities LLC (“UBS”) and Rothschild Inc. (“Rothschild”).

Recommendation of Our Board of Directors (page [—])

Our Board of Directors, after considering the various factors described in the section entitled “The Sale of our HVCC shares – Reasons for the Sale of our HVCC shares,” determined that the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, are fair to, advisable, expedient and in the best interests of Visteon and its stockholders and approved, adopted and authorized the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1: TO AUTHORIZE THE SHARE PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE SALE OF OUR HVCC SHARES, “FOR” PROPOSAL 2: TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES AND “FOR” PROPOSAL 3: TO APPROVE, BY NON-BINDING, ADVISORY VOTE, EXECUTIVE COMPENSATION ARRANGEMENTS RELATED TO THE SALE OF OUR HVCC SHARES.

Interests of the Directors and Executive Officers in the Sale of our HVCC Shares (page [—])

When considering the recommendation of our Board of Directors to approve the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, our stockholders should be aware that some of our directors and executive officers have interests in the sale of our HVCC shares that are different from, or in addition to, the interests of our stockholders generally. Our Board of Directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and overseeing the negotiation of the Share Purchase Agreement, in approving the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, and in recommending that our stockholders approve the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares.

The interests relate to or arise from, among other things: (i) the accelerated vesting of stock options and stock appreciation rights held by certain executive officers; (ii) potential accelerated vesting and/or payout of performance stock units held by certain executive officers if such executive officer’s employment were to be terminated following the sale of our HVCC shares; (iii) the potential receipt of severance payments and benefits by executive officers if such executive officer’s employment were to be terminated following the sale of our HVCC shares; and (iv) the potential acceleration of deferred compensation and retirement benefits.

Based on the assumptions used in the table entitled “Golden Parachute Compensation” beginning on page [—] of this proxy statement, persons who have been an executive officer of the Company since the beginning of fiscal year 2014 will potentially be entitled to aggregate compensation of $92,299,255 in connection with the proposed sale of our HVCC shares. Assuming a stock price of $96.115 per share of Visteon stock, our directors will potentially be entitled to total aggregate compensation of $5,384,843 in connection with the proposed sale of our HVCC shares.

Opinion of UBS as Financial Advisor to Visteon (page [—])

On December 16, 2014, at a meeting of Visteon’s Board of Directors held to evaluate the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, UBS delivered to Visteon’s Board of Directors an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated December 17, 2014, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in its written opinion, the purchase price for our HVCC shares to be received by VIHI was fair, from a financial point of view, to Visteon.

The full text of UBS’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’s opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The summary of UBS’s opinion in this proxy statement is qualified in its entirety by reference to the full text of UBS’s written opinion. Holders of Visteon common stock are encouraged to read UBS’s opinion carefully in its entirety. UBS’s opinion was provided for the benefit of Visteon’s Board of Directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the purchase price for our HVCC shares from a financial point of view, and does not address any other aspect of the Share Purchase Agreement or any related transaction, including the sale of our HVCC shares. UBS’s opinion does not address the relative merits of the sale of our HVCC shares as compared to other business strategies or transactions that might be available with respect to Visteon or Visteon’s underlying business decision to effect the sale of our HVCC shares. UBS’s opinion does not constitute a recommendation to any stockholder of Visteon as to how such stockholder should vote or act with respect to the sale of our HVCC shares.

Opinion of Rothschild as Financial Advisor to Visteon (page [—])

In connection with the sale of our HVCC shares, Visteon’s Board of Directors received a written opinion from Visteon’s financial advisor, Rothschild, to the effect that, as of December 16, 2014, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild, the purchase price to be paid by Purchasers to VIHI pursuant to the Share Purchase Agreement was fair, from a financial point of view, to Visteon, as described below under “The Sale of our HVCC shares—Opinion of Rothschild as Financial Advisor to Visteon”.

The full text of Rothschild’s written opinion dated December 16, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. We encourage you to read this opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of such opinion. Rothschild’s opinion was provided for the benefit of Visteon’s Board of Directors, solely in its capacity as such, in connection with its evaluation of the sale of our HVCC shares. Rothschild’s opinion should not be construed as creating any fiduciary duty on Rothschild’s part to any party. Rothschild’s opinion was limited to the fairness from a financial point of view, to Visteon, on the date of the opinion, of the purchase price to be paid by Purchasers to VIHI pursuant to the Share Purchase Agreement, and Rothschild expressed no opinion as to the merits of the underlying decision which Visteon may, or Visteon may cause VIHI or HVCC to, make to engage in the sale of our HVCC shares or any alternative transaction. Rothschild’s opinion did not constitute a recommendation to Visteon’s Board of Directors, the members or the board of managers of VIHI or the board of directors of HVCC, as to whether to authorize the Share Purchase Agreement or the transactions contemplated thereby, including the sale of our HVCC shares. In addition, Rothschild did not express any opinion or view with respect to, (i) the adjustments with respect to the purchase price as set forth in Section 1.02(b) of the Share Purchase Agreement, (ii) the fairness to, or any other consideration of, any holders of shares of HVCC other than VIHI or the holders of any other class of securities, or creditors or other constituencies of Visteon, VIHI or HVCC, or (iii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Visteon, VIHI or HVCC, or any class of such persons, whether relative to the purchase price pursuant to the Share Purchase Agreement or otherwise.

Governmental and Regulatory Approvals (page [—])

Under the Share Purchase Agreement, the obligations of each party to consummate the transactions contemplated thereby, including the sale of our HVCC shares, is subject to the approval or expiration or termination of waiting periods (including any extensions thereof) required to be obtained or to have occurred under the antitrust or competition laws of the following jurisdictions: China, Czech Republic, India, Korea, Russia, Slovakia, Turkey and the United States. As of March 4, 2015, we have received antitrust clearance in the following jurisdictions: Czech Republic, Korea, Russia, Slovakia, Turkey and the United States.

Material U.S. Federal Income Tax Consequences (page [—])

The proposed sale of our HVCC shares pursuant to the Share Purchase Agreement is entirely a corporate action. Therefore, such sale, by itself, should not result in the recognition of gain or loss, for U.S. federal income tax purposes, by Visteon’s stockholders.

Nature of Our Business Following the Sale of our HVCC shares (page [—])

Following the sale of our HVCC shares, we will continue to be a public company and revenues from our remaining businesses, including the cockpit electronics and connected car business, will primarily account for our revenues. The sale of our HVCC shares will not alter the rights, privileges or nature of the outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the sale of our HVCC shares will continue to hold the same number of shares of our common stock immediately following the closing.

Terms of the Share Purchase Agreement (page [—])

In the Share Purchase Agreement, we make representations and warranties and have agreed to covenants, indemnification obligations and other customary provisions. We encourage you to read this proxy statement carefully in its entirety for more detailed information concerning the Share Purchase Agreement, which is attached as Annex A to this proxy statement. Please see the sections entitled “The Sale of our HVCC shares” beginning on page [—] and the “Share Purchase Agreement” beginning on page [—] for additional information and a summary of the material terms of the Share Purchase Agreement.

Solicitations of Other Offers (page [—])

Go-Shop Period

From the date of the Share Purchase Agreement until 11:59 p.m. (New York time) on January 31, 2015, which period we refer to as the go-shop period, Visteon and its subsidiaries were permitted to, directly or indirectly:

•

solicit, initiate, encourage and facilitate (publicly or otherwise) any inquiry, discussion, offer, proposal or request that could constitute, or could reasonably be expected to lead to, a competing proposal from any third party, other than a party with whom Visteon was in discussions regarding a competing proposal during the three and a half month period prior to the date of the Share Purchase Agreement;

•

grant a waiver under or terminate any “standstill” or similar obligation of any third party, other than a party with whom Visteon was in discussions regarding a competing proposal during the three and a half month period prior to the date of the Share Purchase Agreement, with respect to Visteon or any of its subsidiaries to allow such third party to submit a competing proposal; and

•

engage in, enter into, continue or otherwise participate in discussions or negotiations with, and furnish non-public information relating to Visteon and its subsidiaries and afford access to the books and records of Visteon, HVCC and its subsidiaries to a third party, other than a party with whom Visteon was in discussions regarding a competing proposal during the three and a half month period prior to the date of the Share Purchase Agreement, in connection with a competing proposal or any inquiry, discussion, offer, proposal or request that could reasonably be expected to lead to a competing proposal, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any competing proposal, subject to entry into an acceptable confidentiality agreement (as defined in “—Solicitations of Other Offers – Go-Shop Period” beginning on page [—]) and certain additional obligations.

From and after 12:00 midnight (New York time) on February 1, 2015, subject to the terms and provisions of the Share Purchase Agreement, Visteon must, and must cause its subsidiaries and their respective representatives to, cease and cause to be terminated any existing solicitation, initiation, encouragement or facilitation of, or discussions or negotiations with, any third party (other than, for a period of fifteen (15) days following the expiration of the go-shop period, with certain parties who provided competing proposals during the go-shop period) relating to any competing proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a competing proposal and request such third parties to promptly return or destroy all confidential information concerning HVCC and any of its subsidiaries.

See “The Sale of our HVCC shares – Background of the Sale of our HVCC shares” beginning on page [—] for information regarding the results of the go-shop process.

No-Shop Period

Except as otherwise provided in the Share Purchase Agreement, from and after 12:00 midnight (New York time) on February 1, 2015 until the closing, or if earlier, the termination of the Share Purchase Agreement in accordance with its terms, which period we refer to as the no-shop period, Visteon will not:

•	initiate, solicit or knowingly facilitate or encourage the making of any competing proposal,

•

engage in, enter into, continue or otherwise participate in any negotiations or discussions with, or furnish any non-public information to, any third party relating to or for the purpose of encouraging or facilitating a competing proposal or any inquiry or proposal that would reasonably be expected to lead to a competing proposal or

•	authorize or permit any representative of Visteon or any of its subsidiaries to take any of the actions set forth in the preceding two bullets.

At any time during the no-shop period and before the stockholder approval is obtained, in the event that Visteon receives a written competing proposal (that did not result from a breach of its solicitation or adverse recommendation change obligations) from any third party:

•	Visteon may contact such third party to clarify the terms and conditions thereof, and

•

Visteon and its Board of Directors may engage in negotiations or substantive discussions with, or furnish any information and other access to, any third party making such competing proposal if, and only to the extent that prior to taking any of the preceding actions described in this bullet, our Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that

•	the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, and

•

such competing proposal either constitutes a superior proposal (as defined in “—Solicitations of Other Offers” beginning on page [—]) or could reasonably be expected to lead to a superior proposal, provided that (i) prior to furnishing any non-public information relating to Visteon, HVCC or their respective subsidiaries, Visteon receives from such third party an acceptable confidentiality agreement and (ii) Visteon will provide or make available to Hahn, as representative of Purchasers, any non-public information relating to Visteon, HVCC or their respective subsidiaries that Visteon provides or makes available to any third party if such information was not previously made available to Hahn or its representatives, prior to or substantially concurrently with providing it to such third party.

Adverse Recommendation Changes (page [—])

Under the Share Purchase Agreement, generally, the Board of Directors must not:

•

(i) change, qualify, withhold, withdraw or modify (or propose publicly to change, qualify, withhold, withdraw or modify), in a manner adverse to Purchasers, the Visteon recommendation, (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any competing proposal, or (iii) fail to make the Visteon recommendation or include in this proxy statement the recommendation of Visteon’s Board of Directors that the Visteon stockholders adopt a resolution authorizing the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares; any action described in this bullet we refer to as an adverse recommendation change; or

•

adopt, approve or recommend, or allow Visteon or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding or definitive agreement with respect to any competing proposal.

Subject to Visteon’s compliance with its solicitation and adverse recommendation change obligations, certain notice obligations and having in good faith taken into account any revisions proposed in writing by Purchasers to the Share Purchase Agreement or certain other agreements in response to such notice, at any time prior to the receipt of the stockholder approval, the Board of Directors may:

•

make an adverse recommendation change if there is an event, fact, development or occurrence that affects the business, assets or operations of HVCC that was unknown (and was not reasonably foreseeable) to Visteon as of the date of the Share Purchase Agreement and subsequently becomes known to Visteon, which such event we refer to as an intervening event, and the Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; or

•

make an adverse recommendation change and/or authorize, adopt or approve a competing proposal not obtained in violation of Visteon’s solicitation and adverse recommendation change obligations and cause or permit Visteon to enter into a definitive agreement with respect to such competing proposal concurrently with the termination of the Share Purchase Agreement if our Board of Directors determines in good faith (after consultation with its outside legal counsel) that (i) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (ii) such competing proposal constitutes a superior proposal, provided that Visteon will be permitted to enter into a definitive agreement with respect to such superior proposal only if Visteon concurrently terminates the Share Purchase Agreement in connection with such superior proposal and pays to Purchasers the applicable termination fee under the Share Purchase Agreement prior to or concurrently with such termination.

Financing (page [—])

We estimate that the total funds needed by Purchasers to consummate the transactions contemplated by the Share Purchase Agreement, including the acquisition of our HVCC shares, will be approximately $3.5 billion, excluding fees and expenses incurred in connection with the transactions contemplated by the Share Purchase Agreement. Hahn has secured committed financing for its portion of the purchase price, consisting of a combination of (i) equity contributions to be provided by affiliates of Hahn & Co., and (ii) debt financing to be arranged and underwritten by Korea Exchange Bank, NH Investment & Securities Co., Ltd. and Shinhan Bank. Hankook has represented that it has available to it sufficient resources to fund its portion of the purchase price and associated costs and expenses at closing. Hahn is responsible for any out-of-pocket expenses incurred in connection with obtaining its financing. The Share Purchase Agreement also provides that either party may specifically enforce the other party’s obligations under the Share Purchase Agreement, provided that Visteon may only seek to cause Hahn to cause the funding of the equity financing or cause Hankook to fulfill its payment obligation if certain conditions are satisfied, including (i) the satisfaction of the conditions to Purchasers’ obligation to consummate the closing under the Share Purchase Agreement, and (ii) the debt financing described below or any alternative financing (if applicable) having been funded at or before the closing in accordance with its terms if the equity financing is funded at the closing.

Hahn has agreed to use its reasonable best efforts to obtain the equity and debt financing substantially on the terms and conditions described in the commitment letters. If any portion of the financing becomes unavailable in the manner or from the sources contemplated in the commitment letters or Hahn becomes aware of any event or circumstance that makes, or could reasonably be likely to make, any portion of the financing unavailable, (i) Hahn must promptly so notify Visteon and (ii) Hahn must use its reasonable best efforts to arrange and obtain, and enter into definitive agreements with respect to, alternative financing.

Equity Financing

Hahn has received equity commitment letters from affiliates of Hahn & Co. pursuant to which they have agreed to purchase or cause the purchase, for cash, subject to the terms and conditions therein, of equity interests of Hahn, in an aggregate amount of up to $950,000,000.

Debt Financing

Hahn has entered into debt commitment letters, each dated December 12, 2014, pursuant to which (i) Korea Exchange Bank, NH Investment & Securities Co., Ltd. and Shinhan Bank each committed to Hahn to arrange and underwrite term and revolving senior debt facilities, and (ii) NH Investment & Securities Co., Ltd. committed to Hahn to arrange and underwrite a junior debt term facility. The commitment of the debt financing parties under the debt commitment letters expires if (i) Hahn’s offer for the acquisition of our HVCC shares as contemplated by the Share Purchase Agreement is finally rejected, or (ii) Hahn informs the debt financing parties that Hahn is withdrawing its offer for the acquisition of our HVCC shares.

Pursuant to the debt commitment letters, on February 16, 2015, Hahn entered into (i) a Senior Facilities Agreement with, among others, Korea Exchange Bank, NH Investment & Securities Co., Ltd. and Shinhan Bank (the “Senior Facilities Agreement”) providing for senior debt facilities in an aggregate principal amount of up to KRW 1,574,000,000,000 (or approximately $1,448,821,796.76, using the reference exchange rate), and (ii) a Junior Facility Agreement with, among others, NH Investment & Securities Co., Ltd. (the “Junior Facility Agreement”) providing for a junior debt term facility in an aggregate principal amount of up to KRW 367,000,000,000 (or approximately $337,812,960.24, using the reference exchange rate). Each facility under the Senior Facilities Agreement and the Junior Facility Agreement that will be used to finance Hahn’s portion of the purchase price will be available until the earliest to occur of (i) the date that is six months after entry into the Senior Facilities Agreement or the Junior Facility Agreement, as applicable, (ii) the date on which such facility is fully drawn, cancelled or terminated in accordance with its terms, and (iii) the closing date of the acquisition. In the case of each facility, the actual amount committed is subject to a formula based on specified percentages of the amount of Hahn’s portion of the purchase price.

The availability of the debt financing is subject, among other things, to the following conditions:

•	consummation of Hahn’s equity financing in a specified amount;

•	delivery of all material approvals, consents, filings and authorizations of Korean governmental authorities necessary for the consummation of the acquisition;

•

delivery of all material approvals, consents, filings and authorizations of any governmental authorities necessary for the execution, delivery and performance of the definitive documentation related to each facility; and

•	the execution and delivery of certain documentation related to each facility.

Pursuant to their debt commitment letters, Korea Exchange Bank, NH Investment & Securities Co., Ltd. and Shinhan Bank remain committed to underwrite the full amount of the debt facilities contemplated by the Senior Facilities Agreement and the Junior Facility Agreement if any other lender fails to provide its portion of the debt financing contemplated by the Senior Facilities Agreement or the Junior Facility Agreement.

Conditions to Closing (page [—])

The following are some of the conditions that must be satisfied or, where permitted by law, waived before the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, may be consummated:

•

the approval of the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, by the requisite affirmative vote of Visteon’s stockholders;

•

the approval or expiration or termination of waiting periods (including any extensions thereof) required to be obtained or to have occurred under the antitrust or competition laws of the following jurisdictions having been obtained or having occurred: China, Czech Republic, India, Korea, Russia, Slovakia, Turkey and the United States (see “—Governmental and Regulatory Approvals” beginning on page [—]);

•

the absence of any law or order that has the effect of restraining, enjoining or otherwise prohibiting the consummation of the sale of our HVCC shares, or otherwise making the sale of our HVCC shares illegal;

•

the accuracy of the representations and warranties of Visteon and VIHI, on the one hand, and Hahn and Hankook, on the other hand, in the Share Purchase Agreement, subject in some instances to materiality or “Material Adverse Effect” qualifiers, as of the date of the Share Purchase Agreement and as of the closing date (except to the extent a representation or warranty relates to an earlier date);

•

the performance in all material respects by Visteon and VIHI, on the one hand, and Hahn and Hankook, on the other hand, of their respective obligations required to be performed by them under the Share Purchase Agreement on or before the closing; and

•	since the date of the Share Purchase Agreement, there not having occurred a Material Adverse Effect.

Termination of the Share Purchase Agreement (page [—])

In general, the Share Purchase Agreement may be terminated, and the transactions contemplated thereby may be abandoned at any time prior to the closing, whether before or after the stockholder approval is obtained (except as noted below), as follows:

•	by mutual written consent of Visteon and Hahn, as representative of Purchasers;

•	by either Visteon or Hahn, as representative of Purchasers, if:

•

the closing has not occurred by June 30, 2015, which date we refer to as the outside date (provided, that this termination right is not available to Visteon if any failure by Visteon or VIHI to fulfill its obligations under the Share Purchase Agreement has been the primary cause of, or has resulted in, the failure of the closing to occur on or prior to the outside date, and this termination right is not available to Hahn, as representative of Purchasers, if any failure by Hahn or Hankook to fulfill its obligations under the Share Purchase Agreement has been the primary cause of, or has resulted in, the failure of the closing to occur on or prior to the outside date);

•

any governmental authority has issued or entered any governmental order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, and such governmental order or action has become final and non-appealable; or

•

our stockholders fail to approve the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, at the stockholders’ meeting or any postponement or adjournment thereof; or

•	by Visteon:

•

if either Purchaser has breached or failed to perform any of its representations, warranties, covenants or other agreements in the Share Purchase Agreement, which breach or failure to perform (i) would result in the failure of a condition to the obligations of Visteon and VIHI to consummate the closing and (ii) is not capable of being cured, or is not cured, by the applicable Purchaser before the earlier of the outside date and the date that is thirty (30) calendar days following Visteon’s delivery of written notice to Hahn, as representative of Purchasers, of such breach or failure to perform (provided, that this termination right is not available to Visteon if Visteon or VIHI is then in material breach of any of its material obligations under the Share Purchase Agreement);

•

at any time prior to receiving the stockholder approval, in order to enter into a definitive agreement with respect to a superior proposal to the extent permitted by, and subject to the applicable terms and conditions of its solicitation and adverse recommendation change obligations, subject to Visteon (i) paying Hahn, as representative of Purchasers, the applicable termination fee and (ii) concurrently entering into such definitive agreement with respect to a superior proposal;

•

if (i) all of the conditions to Purchasers’ obligations to consummate the closing are satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing, each of which is capable of being satisfied at the closing), (ii) Purchasers have failed to consummate the closing by the time the closing is required to have occurred pursuant to the Share Purchase Agreement, (iii) Visteon and VIHI have irrevocably confirmed to Hahn, as representative of Purchasers, in writing that all conditions to the obligations of Visteon and VIHI to consummate the closing are satisfied or waived and that they are ready, willing and able to consummate the closing, (iv) Visteon has given Hahn, as representative of Purchasers, written notice of its intention to exercise this right to terminate the Share Purchase Agreement at least three business days prior to such termination and (v) the closing is not consummated by the end of such three business day notice period; or

•

if (i) at any time prior to receiving the stockholder approval, our Board of Directors makes an adverse recommendation change and/or has authorized termination of the Share Purchase Agreement pursuant to the provisions of the Share Purchase Agreement in connection with its fiduciary duties under applicable law and (ii) prior to or concurrently with such termination, Visteon pays the Hahn, as representative of Purchasers, the applicable termination fee; or

•	by Hahn, as representative of Purchasers, if:

•

Visteon or VIHI has breached or failed to perform any of their respective representations, warranties, covenants or other agreements in the Share Purchase Agreement, which breach or failure to perform (i) would result in the failure of a condition to the obligations of Purchasers to consummate the closing and (ii) is not capable of being cured, or is not cured, by Visteon or VIHI on or before the earlier of the outside date and the date that is thirty (30) calendar days following Hahn’s delivery of written notice to Visteon of such breach or failure to perform (provided, that this termination right is not available to Hahn if Hahn or Hankook is then in material breach of any of its material obligations under the Share Purchase Agreement);

•	at any time prior to receiving the stockholder approval, our Board of Directors makes an adverse recommendation change; or

•	Visteon enters into a definitive agreement with respect to a superior proposal.

Termination Fees (page [—])

Under the Share Purchase Agreement, Visteon may be required to pay to Hahn, as representative of Purchasers, a termination fee of either $71,500,000 or $107,300,000 (less certain expenses of Purchasers up to $5,000,000, if reimbursed by Visteon, as described below), or approximately 2.0% and 3.0%, respectively, of the aggregate value to be paid by Purchasers to purchase our shares of HVCC, if the Share Purchase Agreement is terminated under specified circumstances.

Under the Share Purchase Agreement, Purchasers may be required to pay to Visteon a reverse termination fee in an aggregate amount of $178,800,000, or approximately 5.0% of the aggregate value to be paid by Purchasers to purchase our shares of HVCC, if the Share Purchase Agreement is terminated under specified circumstances. Each Purchaser will only be responsible for its pro rata portion of such reverse termination fee, approximately 72.2% for Hahn and approximately 27.8% for Hankook.

Expense Reimbursement (page [—])

If the Share Purchase Agreement is terminated in connection with not having obtained the stockholder approval at the stockholders’ meeting or at any adjournment or postponement thereof, Visteon will be required to reimburse Purchasers up to $5,000,000 for certain reasonable and documented out-of-pocket fees and expenses incurred by Purchasers and their respective affiliates in connection with the Share Purchase Agreement and the transactions contemplated thereby. The amount of any termination fee otherwise paid or payable by Visteon would be reduced by the amount of any such expense reimbursement paid.

Indemnification (page [—])

The Share Purchase Agreement provides that, subject to specified exceptions, Visteon will be liable to Purchasers for breaches or inaccuracies of Visteon’s representations and warranties and covenants and certain other matters as set forth in the Share Purchase Agreement, provided that with respect to damages for breaches or inaccuracies of representations and warranties, Purchasers will only be entitled to recover for individual losses that are in excess of $125,000 and then only to the extent aggregate damages for such breaches and/or inaccuracies exceed $35,750,000, in which case only those damages in excess of $35,750,000 will be recoverable. Furthermore, Purchasers will not be entitled to any further indemnification with respect to damages for breaches or inaccuracies of representations and warranties beyond $357,500,000.

The Share Purchase Agreement provides that, subject to specified exceptions, Purchasers will be liable, severally and not jointly, to Visteon for breaches or inaccuracies of Purchasers’ representations and warranties and covenants as set forth in the Share Purchase Agreement.

Except as otherwise provided in the Share Purchase Agreement, the indemnification provisions set forth in the Share Purchase Agreement constitute the sole and exclusive remedy available to Visteon, VIHI and Purchasers after the closing with respect to breaches of the Share Purchase Agreement (other than each party’s right to specific performance or other equitable relief in accordance with the terms of the Share Purchase Agreement, or in cases of fraud).

Appraisal or Dissenters’ Rights (page [—])

No appraisal or dissenters’ rights are available to our stockholders under the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws in connection with the approval of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares.

The Special Meeting (page [—])

Date, Time, Place

A special meeting of our stockholders will be held on [—], 2015 at Grace Lake Lodge, 40300 Tyler Road, Van Buren Township, Michigan 48111, at [—], local time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on April 10, 2015, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date.

Purpose

At the special meeting, we will ask our stockholders of record as of the record date to consider and vote on the following proposals:

1. To authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, as more fully described in this proxy statement (a copy of the Share Purchase Agreement is attached as Annex A to the proxy statement);

2. To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares;

3. To approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares; and

4. To transact such other business as may properly come before the special meeting and any postponements or adjournments thereof.

Quorum

As of the record date for the special meeting, there were approximately [—] shares of our common stock outstanding and entitled to be voted at the special meeting. A quorum of stockholders is necessary to hold a special meeting. The holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, [—] shares of our common stock must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which we have received proxies indicating that the submitting stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all other business. If a quorum is not present at the special meeting or if there are insufficient votes to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon is required to approve the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon, whether or not a quorum is present, is required to approve the proposal to approve one or more adjournments of the special meeting. Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares requires the affirmative vote of a majority of the shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote thereon.

If we have insufficient votes to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, even if a quorum is present, we expect that the special meeting will be adjourned to solicit additional proxies. If we fail to obtain the requisite vote for approval of the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, or the proposal to adjourn the special meeting, we will not be able to consummate the sale of our HVCC shares as currently contemplated.

Voting of Proxies and Revocation

Any Visteon stockholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail or voting electronically over the Internet or by telephone, or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of Visteon common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of Visteon common stock using the instructions provided by your broker, bank or other nominee. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions, resulting in what we refer to as a broker non-vote. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, signing another proxy card with a later date and returning it to us prior to the special meeting or attending the special meeting and voting in person. If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote.

Share Ownership of Our Directors and Executive Officers (page [—])

As of April 10, 2015, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [—] shares of our common stock (excluding any shares of our common stock that would be delivered upon exercise or conversion of stock options or other equity-based awards), representing approximately [—]% of the outstanding shares of our common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Visteon common stock (i) “FOR” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

Recommendation of Our Board of Directors (page [—])

Our Board of Directors, after considering the various factors described in the section entitled “The Sale of our HVCC shares – Reasons for the Sale of our HVCC shares,” beginning on page [—] determined that the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, are fair to, advisable, expedient and in the best interests of Visteon and its stockholders and approved, adopted and authorized the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares.

The Board of Directors recommends that you vote (i) “FOR” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Visteon on behalf of its Board of Directors. We have retained Georgeson Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $8,000 plus reasonable out-of-pocket expenses. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Share Purchase Agreement or the transactions contemplated thereby, including the sale of our HVCC shares, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the Share Purchase Agreement, the proposed sale of our HVCC shares and the special meeting. These questions and answers might not address all questions that might be important to you as a stockholder of Visteon. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, including the Share Purchase Agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—]. The Share Purchase Agreement is attached as Annex A to this proxy statement.

Questions and Answers About the Sale of our HVCC shares

What is the proposed transaction?

Pursuant to the Share Purchase Agreement, Visteon and VIHI, its wholly owned subsidiary, have agreed to sell to Hahn and Hankook all 74,720,000 shares of HVCC owned by Visteon, which constitute approximately 70% of the outstanding shares of HVCC. Hahn will purchase 53,913,800 of our HVCC shares (or approximately 72.2% of our HVCC shares) and Hankook will purchase 20,806,200 of our HVCC shares (or approximately 27.8% of our HVCC shares). The purchase price payable by Purchasers to Visteon for the purchase of our HVCC shares is KRW 52,000 per share (or approximately $47.86 per share, using the reference exchange rate) and in aggregate will consist of KRW2,853,360,000,000 (or approximately $2,626,435,935.20, using the reference exchange rate) and $950,000,000, minus (1) the amount of the 2014 dividend payable on the HVCC shares to be sold, which dividend will be retained by Visteon, and (2) the securities transaction tax arising from the sale of our HVCC shares pursuant to the Securities Transaction Tax Law of Korea. Upon written notice, Purchasers may elect to subtract an amount up to $200,000,000 from the U.S. Dollar portion and add the equivalent amount of KRW to the KRW portion, based on the fixed exchange rate of $1 to KRW 1,086.4. Hahn is obligated to pay approximately 72.2% of the aggregate purchase price and Hankook is obligated to pay approximately 27.8% of the aggregate purchase price. Under the terms of the Share Purchase Agreement, if the sale of our HVCC shares is approved by our stockholders and the other closing conditions under the Share Purchase Agreement have been satisfied or waived, we will sell our HVCC shares to Purchasers.

What was the market price of HVCC shares at the time we entered into the Share Purchase Agreement as compared to the purchase price agreed by the parties in the Share Purchase Agreement?

On December 16, 2014, the day before we entered into the Share Purchase Agreement, the closing price of HVCC shares on the Korea Exchange was KRW 49,150 (or approximately $45.24 per share, using the reference exchange rate), as compared to the purchase price of KRW 52,000 per share (or approximately $47.86 per share, using the reference exchange rate) agreed by the parties in the Share Purchase Agreement. On December 17, 2014, the day we entered into the Share Purchase Agreement, the closing price of HVCC shares on the Korea Exchange was KRW 47,400 (or approximately $43.63 per share, using the reference exchange rate), as compared to the purchase price of KRW 52,000 per share (or approximately $47.86 per share, using the reference exchange rate) agreed by the parties in the Share Purchase Agreement.

Why did we agree to sell our HVCC shares?

In reaching its determination to enter into the Share Purchase Agreement and approve the sale of our HVCC shares, our Board of Directors consulted with our management and our legal advisor and financial advisors and considered a number of factors.

Material positive factors in favor of the sale of our HVCC shares that our Board of Directors considered include, among others (not necessarily in order of relative importance):

•	the current corporate structure of Visteon’s climate and electronics businesses, including:

•	less than complete ownership interest in HVCC due to HVCC’s approximately thirty percent (30%) external ownership interests;

•

the operational inefficiencies of (i) separate management teams and boards of directors, (ii) separate capital structures and growth potential, (iii) separate and decentralized administrative and overhead functions and (iv) limited or no overlap of sales forces or customer channels;

•	differences in future strategic priorities, growth profiles and operational focus of the climate and electronics businesses; and

•	the market’s insufficient valuation of the electronics business and the “holding company” discount applied to its ownership in HVCC;

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our Board of Directors’ belief that the separation of the climate and electronics businesses offered the best potential for long-term stockholder and corporate value and was more favorable to the stockholders of Visteon than any other alternative reasonably available to Visteon and its stockholders;

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information regarding the financial performance, business operations and capital requirements and future prospects of Visteon and the cockpit electronics and connected car business and the potential uses of net cash proceeds received from the proposed sale of our HVCC shares to increase stockholder value;

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the process conducted by Visteon and the Board of Directors with respect to the proposed sale of our HVCC shares, which covered a period of several months and led to discussions with several potential buyers to determine their possible interest in purchasing our HVCC shares, and which did not lead to any proposals more favorable to us and our stockholders than the proposal by Hahn and Hankook;

•	the financial analyses of our financial advisors and their opinions with respect to the transaction;

•

the value and consideration to be received by Visteon pursuant to the Share Purchase Agreement, including the fact that we would receive a cash payment at closing and the certainty of value of such cash consideration compared to other possible forms of consideration;

•	the creation of a more focused business model and clearer investment opportunity for our current and future stockholders; and

•	Visteon’s rights under the Share Purchase Agreement and the other agreements relating to the transaction.

Material negative factors against the sale of our HVCC shares that our Board of Directors considered include, among others (not necessarily in order of relative importance):

•	the fact that by selling its shares of HVCC, Visteon would not enjoy the benefits of any future growth of HVCC and that Visteon would no longer be entitled to receive any dividends from HVCC;

•

the significant costs involved in connection with entering into and completing the sale of our HVCC shares and the substantial time and effort of management required to consummate the closing, which could disrupt Visteon’s business operations;

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the fact that the announcement and pendency of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, or the failure to complete the closing, may cause substantial harm to Visteon’s relationships with its employees, vendors and customers;

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the fact that, while Visteon expects the sale of our HVCC shares to be consummated if the proposal to authorize the Share Purchase Agreement is approved by Visteon’s stockholders, there can be no assurance that all conditions to the parties’ obligations to consummate the closing will be satisfied;

•	the fact that Visteon would eventually be required to pay taxes of approximately $200 million to $450 million in connection with the sale of our HVCC shares; and

•	Visteon’s obligations under the Share Purchase Agreement and the other agreements relating to the transaction.

After careful evaluation of the potential benefits, negative factors and other material considerations relating to the sale of our HVCC shares and the Share Purchase Agreement, our Board of Directors determined that the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, are fair to, advisable, expedient and in the best interests of Visteon and its stockholders.

See “The Sale of Our HVCC Shares – Reasons for the Sale of our HVCC Shares” beginning on page [—] for additional information about the reasons for our Board of Directors’ decision to sell our HVCC shares.

What were the key events and discussions leading up to our Board of Directors’ decision to sell our HVCC shares?

In August of 2014, the finance and corporate strategy committee of Visteon’s Board of Directors met to discuss certain potential strategic paths for Visteon that were being analyzed by Visteon’s management, which included separation scenarios for Visteon’s climate and electronics businesses. The options discussed were HVCC acquiring Visteon’s electronics business, Visteon selling its HVCC shares and Visteon spinning off the HVCC shares in a tax-free spin-off into a new U.S. holding company. Visteon’s Board of Directors authorized and directed management to study these potential strategic alternatives, including by engaging in discussion with a limited set of third parties regarding the sale of our HVCC shares.

In early September 2014, while Visteon’s management was considering various strategic paths, Mr. Scott Sang-Won Hahn, President and Chief Executive Officer of Hahn & Co., contacted a representative of one of Visteon’s financial advisors to inquire about the potential availability of a portion of our HVCC shares.

Throughout late September and early October, while Visteon management continued to consider strategic options, Hahn & Co. conducted due diligence on HVCC pursuant to a confidentiality agreement. Hahn & Co. provided an initial indication of interest to acquire our HVCC shares on October 17, 2014, and a revised indication of interest on October 20, 2014. The revised indication of interest offered a price per HVCC share of KRW 50,000 (or approximately $46.02 per share, using the reference exchange rate) and was accompanied by support letters in connection with debt and equity financing.

During October 2014, after press reports speculated on the potential separation scenarios of Visteon’s climate and electronics businesses, another potential acquirer, Party A, also conducted due diligence on HVCC pursuant to a confidentiality agreement.

On October 27, 2014, Party A submitted its initial indication of interest that included a price of KRW 46,185 per HVCC share (or approximately $42.52 per share, using the reference exchange rate), and a markup of a form memorandum of understanding (MOU) that had been provided by Visteon. In the evening of October 27, 2014, Hahn & Co. submitted an indication of interest that included a price of KRW 52,000 per HVCC share (or approximately $47.86 per share, using the reference exchange rate), less the dividend for the fiscal year ended 2014 (the amount of the dividends on our HVCC shares for fiscal year ended 2013 having been KRW 970 per share, or approximately $0.89 per share, using the reference exchange rate) and certain revisions to the markup of the form MOU that Hahn had submitted earlier in the day. The closing price of HVCC shares on October 27, 2014 was KRW 49,200 per share (or approximately $45.29 per share, using the reference exchange rate).

Between October 28, 2014 and October 31, 2014, Visteon and Hahn & Co. negotiated the terms of the MOU, which included an exclusivity provision, and they executed the MOU on October 31, 2014.

Between November 12, 2014 and December 16, 2014, Visteon, Hahn & Co. and their respective representatives negotiated the definitive documents for the sale of our HVCC shares, including the Share Purchase Agreement.

On December 16, 2014, our Board of Directors met to discuss and consider the sale of our HVCC shares to Hahn & Co. At this meeting, representatives of our financial advisors reviewed the financial analyses of the proposed transaction and delivered their oral opinions, subsequently confirmed in writing, as to the fairness of the proposed purchase price, from a financial point of view, to Visteon. Our Board of Directors then determined that the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, were fair to, advisable, expedient and in the best interests of Visteon and its stockholders and approved the Share Purchase Agreement and the transactions contemplated by the Share Purchase Agreement. Representatives of Visteon, Hahn and Hankook executed the Share Purchase Agreement on December 17, 2014.

See “The Sale of Our HVCC Shares – Background of the Sale of our HVCC Shares” beginning on page [—] for additional information about the events and discussions leading up to our Board of Directors’ decision to sell our HVCC shares.

What will I receive in connection with the sale of our HVCC shares?

Based on current market conditions, we intend to return approximately $2.5 billion of cash from the sale of our HVCC shares to Visteon stockholders through a structured series of actions including repurchases of our common stock and a special dividend which could include a large return of capital as a primary component. There can be no assurance that we will return such cash to Visteon stockholders or, if we do, the timing of such cash return.

When is the sale of our HVCC shares expected to be completed?

Assuming timely satisfaction or waiver of necessary closing conditions, including the approval by our stockholders of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, and the approval or expiration or termination of waiting periods (including any extensions thereof) required to be obtained or to have occurred under the antitrust or competition laws of certain applicable jurisdictions, we anticipate that the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, will be completed in the first half of 2015.

What will happen if the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, is approved by our stockholders?

If the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, is approved by our stockholders at the special meeting and the other conditions to the consummation of the sale of our HVCC shares are either satisfied or waived, upon the closing of the transactions contemplated by the Share Purchase Agreement, we will sell our HVCC shares to Purchasers and continue to conduct our remaining businesses, concentrating on our cockpit electronics and connected car business, and Visteon will remain a public company.

Visteon’s operating segments consist primarily of vehicle cockpit electronics, or the electronics business, and thermal energy management, or the climate business. The Company’s vehicle cockpit electronics product line includes audio systems, infotainment systems, driver information systems, connectivity and telematics solutions, climate controls, and electronic control modules. Visteon’s thermal energy management products include climate air handling modules, powertrain cooling modules, heat exchangers, compressors, fluid transport systems, and engine induction systems, and consists primarily of Visteon’s ownership interest in HVCC.

Based on the audited consolidated balance sheet of Visteon, as of December 31, 2014, the total assets of Visteon and its consolidated subsidiaries, including HVCC, were approximately $5,323,000,000. Based on the unaudited combined balance sheet of the HVCC business, as of December 31, 2014, the total assets of the HVCC business to be sold in the transaction were approximately $3,129,000,000. Accordingly, as of December 31, 2014, the assets of the HVCC business to be sold in the transaction represented approximately 58.8% of Visteon’s total consolidated assets.

Based on the audited consolidated statement of operations of Visteon, for the year ending December 31, 2014, Visteon and its consolidated subsidiaries, including HVCC, had sales of $7,509,000,000. Based on the unaudited combined statement of operations of the HVCC business, for the year ending December 31, 2014, the HVCC business to be sold in the transaction had total sales of $5,086,000,000. Accordingly, for the year ending December 31, 2014, the total sales of the HVCC business to be sold in the transaction represented approximately 67.7% of Visteon’s total consolidated sales.

Based on the audited consolidated statement of operations of Visteon, for the year ending December 31, 2014, Visteon and its consolidated subsidiaries, including HVCC, had a net loss of approximately $295,000,000. Based on the unaudited combined statement of operations of the HVCC business, for the year ending December 31, 2014, the HVCC business to be sold in the transaction had net income of $146,000,000.

What will happen if the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, is not approved by our stockholders?

If the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, is not approved by our stockholders at the special meeting, or at any adjournment or postponement of the special meeting, the sale of our HVCC shares will not be completed as currently contemplated by the Share Purchase Agreement. In such event, we would continue to own our HVCC shares and would evaluate all available strategic alternatives.

If the Share Purchase Agreement is terminated under specified circumstances, in addition to paying our own fees and expenses, Visteon may be required to reimburse certain of Purchasers’ expenses incurred in respect of the transactions contemplated by the Share Purchase Agreement and/or pay Purchasers a termination fee, or Visteon may be entitled to receive a reverse termination fee from Purchasers, as described under “Share Purchase Agreement – Termination Fees” beginning on page [—].

What will happen to my shares of common stock of Visteon if the sale of Visteon’s HVCC shares is completed?

The sale of our HVCC shares will not alter the rights, privileges or nature of the outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the sale of our HVCC shares, subject to any actions taken solely by the stockholder, will continue to hold the same number of shares of our common stock immediately following the closing. Following the sale of our HVCC shares, we will continue to be a public company and revenues from our remaining businesses, the cockpit electronics and connected car business, will primarily account for our revenues.

Am I entitled to appraisal or dissenters’ rights in connection with the proposal to sell Visteon’s HVCC shares?

No. The General Corporation Law of the State of Delaware does not provide for stockholder appraisal or dissenters rights in connections with this type of action.

Questions and Answers about the Special Meeting

Why did you send me this proxy statement?

The sale of our HVCC shares may constitute a sale of substantially all of Visteon’s assets within the meaning of the General Corporation Law of the State of Delaware, and accordingly, our Board of Directors is furnishing this proxy statement and form of proxy card to the holders of Visteon common stock in connection with the solicitation of proxies to be voted at the special meeting of stockholders or at any adjournments or postponements of the special meeting.

When and where will the special meeting be held?

The special meeting will be held on [—], 2015 at Grace Lake Lodge, 40300 Tyler Road, Van Buren Township, Michigan 48111, at [—], local time.

Who can vote at the special meeting of stockholders of Visteon? What constitutes a quorum?

Only holders of record of shares of our common stock at the close of business on April 10, 2015, which we refer to as the “record date,” are entitled to notice of and to vote at the special meeting or at any adjournments or postponements thereof. Holders of record of shares of our common stock on the record date are entitled to cast one vote per share on each matter to be voted on at the special meeting. The required vote for each proposal to be voted on at the special meeting is set forth below.

As of the record date, there were approximately [—] shares of our common stock outstanding and entitled to be voted at the special meeting. A quorum of stockholders is necessary to hold a special meeting. The holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, [—] shares of our common stock must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which we have received proxies indicating that the submitting stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all other business. If a quorum is not present at the special meeting or if there are insufficient votes to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

What will I be asked to vote on at the special meeting?

At the special meeting, you will be asked to consider and vote on the following proposals:

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To authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, as more fully described in this proxy statement (a copy of the Share Purchase Agreement is attached as Annex A to the proxy statement);

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To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares;

•	To approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares; and

•	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

How does Visteon’s Board of Directors recommend that I vote on the proposals?

Our Board of Directors, after considering the various factors described in the section entitled “The Sale of our HVCC shares—Reasons for the Sale of our HVCC shares,” beginning on page [—] determined that the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, are fair to, advisable, expedient and in the best interests of Visteon and its stockholders and approved, adopted and authorized the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares.

Our Board of Directors recommends that you vote “FOR” Proposal 1, to approve of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, “FOR” Proposal 2, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” Proposal 3, to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

What vote is required to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares?

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon is required to approve the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote and will have the same effect as a vote “AGAINST” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. Abstentions will have the same effect as a vote “AGAINST” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares.

What vote is required to approve the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of the HVCC shares?

The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon, whether or not a quorum is present, is required to approve the proposal to approve one or more adjournments of the special meeting. Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares requires the affirmative vote of a majority of the shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote thereon.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

What is the proposal to adjourn the special meeting?

If we have insufficient votes at the time of the special meeting to approve the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, even if a quorum is present, we expect that the special meeting will be adjourned to solicit additional proxies. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

Am I entitled to appraisal or dissenters’ rights in connection with the proposal to adjourn the special meeting?

No. The General Corporation Law of the State of Delaware does not provide for stockholder appraisal or dissenters’ rights in connection with this type of action.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares of Visteon common stock are registered directly in your name with our transfer agent, Computershare Shareowner Services, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Visteon.

If your shares of Visteon common stock are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of Visteon common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares of Visteon common stock by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares of Visteon common stock in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

How do I vote?

If you are a stockholder of record (that is, if your shares of Visteon common stock are registered in your name with Computershare Shareowner Services, our transfer agent), there are four ways to vote:

•	By attending the special meeting and voting in person by ballot;

•	By visiting the Internet at the address on your proxy card;

•	By calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	By completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Visteon common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares of Visteon common stock, if you vote electronically over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of Visteon common stock by proxy. If you are a record holder or if you obtain a valid proxy to vote shares of Visteon common stock which you beneficially own, you may still vote your shares of Visteon common stock in person at the special meeting even if you have previously voted by proxy. If you are present at the special meeting and vote in person, your previous vote by proxy will not be counted.

If your shares of Visteon common stock are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or electronically over the Internet or by telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or via telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

If I want to attend the special meeting, what should I do?

If you wish to attend, you should come to Grace Lake Lodge, 40300 Tyler Road, Van Buren Township, Michigan 48111, at [—], local time, on [—], 2015. To attend the meeting, you will need to bring an admission ticket and photo identification. You will need to print an admission ticket in advance by visiting www.proxyvote.com and following the instructions there. You will need the 12-digit control number to access www.proxyvote.com, which you can find on your proxy card, if this proxy statement was mailed to you, or your voting instruction card, if you hold your shares in street name through a broker, bank or other nominee. If you are not a stockholder as of the record date, you may be admitted to the meeting only if you have a valid legal proxy from a stockholder as of the record date who has obtained an admission ticket. You must present that proxy and admission ticket, as well as valid photo identification, at the entrance to the meeting. For additional information about attending the special meeting, see “Meeting Admission” beginning on page [—] of this proxy statement.

If my shares of Visteon common stock are held in “street name” by my broker, will my broker vote my shares for me?

Not without your direction. Your broker, bank or other nominee will be permitted to vote your shares of Visteon common stock on any proposal only if you instruct your broker, bank or other nominee on how to vote. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares of Visteon common stock on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of Visteon common stock.

You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares of Visteon common stock. Without instructions, a broker non-vote will result, and your shares of Visteon common stock will not be voted. A broker non-vote will have the same effect as if you voted against the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, but will have no effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	Delivering a written notice of revocation to our Corporate Secretary;

•	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	Attending the special meeting and voting in person.

If you hold your shares of Visteon common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee.

What is a proxy?

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Visteon common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Visteon common stock is called a “proxy card.” Our Board of Directors has designated Jeffrey M. Stafeil and Heidi A. Sepanik, and each of them with full power of substitution, as proxies for the special meeting.

If a stockholder gives a proxy, how are the shares voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Visteon common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of Visteon common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Visteon common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted (i) “FOR” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

What should I do if I receive more than one proxy card?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Visteon common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Visteon common stock. If you are a stockholder of record and your shares of Visteon common stock are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Where can I find the voting results of the special meeting?

Visteon intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports Visteon files with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page [—] of this proxy statement. You will also find the results in the investor information section of Visteon’s website (www.visteon.com/investors).

Who can help answer my other questions?

If you have any questions concerning the Share Purchase Agreement, the sale of our HVCC shares, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our proxy solicitor: Georgeson Inc., by calling (800) 676-0194 toll-free.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this proxy statement which are not statements of historical fact constitute “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events. Words such as “anticipate”, “expect”, “intend”, “plan”, “believe”, “seek”, “estimate” and other words and terms of similar meaning in connection with discussions of future operating or financial performance signify forward-looking statements. These statements reflect Visteon’s current views with respect to future events and are based on assumptions and estimates, which are subject to risks and uncertainties including those discussed under the heading “Risk Factors” in our most recent filings on Forms 10-K and 10-Q (see “Where You Can Find More Information” beginning on page [—]) and factors and matters described or incorporated by reference in this proxy statement. Accordingly, undue reliance should not be placed on these forward-looking statements. Also, these forward-looking statements represent Visteon’s estimates and assumptions only as of the date of this proxy statement. Visteon does not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made and qualifies all of its forward-looking statements by these cautionary statements.

You should understand that various factors, in addition to those discussed elsewhere in this proxy statement, could affect Visteon’s future results and could cause results to differ materially from those expressed in such forward-looking statements, including:

•

the inability to complete the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the sale of the HVCC shares, including receipt of required regulatory approvals;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Share Purchase Agreement, including a termination of the Share Purchase Agreement under circumstances that could require us to pay a termination fee of up to $107,300,000 and/or reimburse certain expenses of Purchasers of up to $5.0 million;

•

the failure by Hahn to obtain the necessary equity and debt financing set forth in the financing commitments entered into in connection with the Share Purchase Agreement, or alternative financing, as applicable, or the failure of any such financing to be sufficient to consummate the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares;

•	risks that the proposed transaction disrupts current plans and operations and or affects our ability to retain or recruit key employees;

•

the fact that, although Hahn must use reasonable best efforts to obtain the necessary equity and debt financing contemplated by the equity commitment letters and debt commitment letters, there is a risk that such financing might not be obtained and that, in certain instances, Visteon’s only viable recourse would be to pursue a reverse termination fee;

•

the effect of the announcement of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, on our business relationships (including, without limitation, customers and vendors), operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares;

•	risks related to diverting management’s or employee’s attention from ongoing business concerns;

•	risk that our stock price may decline if the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, are not consummated;

•

risks related to obtaining the requisite consents to the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, including, without limitation, the timing (and possible delays) and receipt of regulatory approval under the antitrust or competition laws of China, Czech Republic, India, Korea, Russia, Slovakia, Turkey and the United States, and the risk that such consents might not be received;

•	the risk that the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, may not be consummated in the time frame expected by the parties or at all;

•	Purchasers’ ability to consummate the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares;

•	the failure of the sale of our HVCC shares to close for any other reason;

•

the nature, cost and outcome of any litigation or other legal proceedings, including any such proceedings related to the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares;

•	limitations placed on our ability to influence HVCC by the terms of the Share Purchase Agreement;

•	the limited nature of our business if the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, are consummated;

•	the fact that Visteon stockholders would forgo the opportunity to realize the potential benefits of any future growth of HVCC; and

•	other factors, risks and uncertainties detailed from time to time in Visteon’s SEC filings.

EXCHANGE RATE INFORMATION AND CURRENCIES

As discussed previously in this proxy statement, for purposes of certain calculations relating to the purchase price, the parties have agreed in the Share Purchase Agreement to a fixed exchange rate of $1 to KRW 1,086.4, which was also the exchange rate on December 16, 2014, the latest practicable date for which such information was available prior to the signing of the Share Purchase Agreement, based on data provided by Bloomberg. We refer to this exchange rate in this proxy statement as the reference exchange rate, and we use it from time to time in this proxy statement to compare amounts denominated in Korean Won to their U.S. dollar equivalents. The USD to KRW exchange rate has fluctuated since the signing of the Share Purchase Agreement, and will likely fluctuate between the date of this proxy statement and the closing of the transaction.

The following table shows, for the periods indicated, information concerning the exchange rate between U.S. dollars and Korean Won. The information in the following table is expressed in U.S. dollars per Korean Won and is based on data provided by Bloomberg, as of 5:00 p.m., eastern time, other than the high and low prices, which were the high and low prices at any time in the applicable period.

On April [—], 2015, the latest practicable date for which such information was available prior to the printing of this proxy statement, the exchange rate, based on data provided by Bloomberg, was $[—] to KRW[—]. These translations should not be construed as a representation that the U.S. dollar amounts actually represent, or could be converted into, Korean Won at the rates indicated.

	Period-end rate U.S.$	Average rate U.S.$	High U.S.$	Low U.S.$
Recent monthly data
March 2015	1,109.69	1,105.00	1,137.46	1,094.60
February 2015	1,098.00	1,098.00	1,113.74	1,084.26
January 2015	1,093.68	1,093.68	1,111,70	1,072.15
December 2014	1,090.98	1,090.98	1,120.20	1,080.83
November 2014	1,108.06	1,108.06	1,117.07	1,068.00
October 2014	1,068.82	1,168.82	1,074.75	1,045.58
Annual Data (year ended December 31)
2014	1,090.98	1,055.53	1,122.20	1,008.37
2013	1,049.80	1,097.49	1,162.90	1,048.10
2012	1,064.40	1,128.68	1,185.53	1,064.40
2011	1,152.45	1,111.65	1,208.25	1,048.30
2010	1,126.00	1,161.69	1,277.85	1,102.85

In this proxy statement, unless otherwise specified or the context otherwise requires:

•	“Korean Won” or “KRW” each refer to the lawful currency of the Republic of Korea; and

•	“U.S. dollars,” “USD,” “dollars,” or “$” each refer to the lawful currency of the United States.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of our Board of Directors for use at the special meeting of Visteon stockholders or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special meeting on [—], 2015 at Grace Lake Lodge, 40300 Tyler Road, Van Buren Township, Michigan 48111, at [—], local time.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders of record as of the record date to consider and vote on the following proposals:

1. To authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, as more fully described in this proxy statement (a copy of the Share Purchase Agreement is attached as Annex A to the proxy statement);

2. To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares;

3. To approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares; and

4. To transact such other business as may properly come before the special meeting and any postponements or adjournments thereof.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on [—], the record date for the special meeting, are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. A list of stockholders entitled to vote at the special meeting will be available in our offices located at One Village Drive, Van Buren Township, Michigan 48111, during regular business hours for a period of at least ten days before the special meeting and at the place of the special meeting during the meeting.

As of the record date, there were approximately [—] of our common stock outstanding and entitled to be voted at the special meeting.

A quorum of stockholders is necessary to hold a special meeting. The holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, [—] shares of Visteon common stock must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum.

In the event that a quorum is not present at the special meeting, it is expected that the meeting would be adjourned to a later date to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon is required to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. The approval by our stockholders of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, is a condition to the consummation of the closing of the sale of our HVCC shares.

Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon. Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of the HVCC shares requires the affirmative vote of a majority of the shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote thereon.

If a Visteon stockholder abstains from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares and “AGAINST” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

If you hold your shares of Visteon common stock in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote, and each broker non-vote will count as a vote “AGAINST” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, but will have no effect on the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

Shares Held by Visteon’s Directors and Executive Officers

As of [—], 2015, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [—] shares of our common stock (excluding any shares of our common stock that would be delivered upon exercise or conversion of stock options or other equity-based awards), representing approximately [—]% of the outstanding shares of our common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Visteon common stock (i) “FOR” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

Voting of Proxies

If your shares of Visteon common stock are registered in your name with our transfer agent, Computershare Shareowner Services, you may cause your shares of Visteon common stock to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares of Visteon common stock by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares of Visteon common stock according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares of Visteon common stock are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares of Visteon common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares. No proxy that is specifically marked against the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, will be voted in favor of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares, unless it is specifically marked “FOR” the approval of such proposal.

If your shares of Visteon common stock are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares of Visteon common stock on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares of Visteon common stock with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. If you do not return your broker’s, bank’s or other nominee’s voting form, do not vote via the Internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, such actions will result in a broker non-vote and will have the same effect as if you voted “AGAINST” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	Delivering a written notice of revocation to our Corporate Secretary;

•	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	Attending the special meeting and voting in person.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Corporate Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before [—], local time, on [—], 2015. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of our common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Visteon stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned.

Board of Directors’ Recommendation

Our Board of Directors, after considering the various factors described in the section entitled “The Sale of our HVCC shares – Reasons for the Sale of our HVCC shares,” beginning on page [—] determined that the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, are fair to, advisable, expedient and in the best interests of Visteon and its stockholders and approved, adopted and authorized the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares.

Our Board of Directors recommends that you vote “FOR” Proposal 1, to approve of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, “FOR” Proposal 2, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” Proposal 3, to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Visteon on behalf of its Board of Directors. We have retained Georgeson Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $8,000 plus reasonable out-of-pocket expenses. We have agreed to indemnify Georgeson against losses arising out of its provision of such services on our behalf. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Sale of Our HVCC Shares

Assuming timely satisfaction or waiver of necessary closing conditions, including the approval by our stockholders of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, and the approval or expiration or termination of waiting periods (including any extensions thereof) required to be obtained or to have occurred under the antitrust or competition laws of certain applicable jurisdictions, we anticipate the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, will be completed in the first half of 2015.

Appraisal or Dissenters Rights

No appraisal or dissenters’ rights are available to our stockholders under the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws in connection with the approval of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting.

Householding of Special Meeting Materials

The SEC has adopted rules that allow us to send a single copy of this proxy statement to two or more stockholders sharing the same address. We may do this only if the stockholders at that address share the same last name or if we reasonably believe that the stockholders are members of the same family. If we are mailing a paper copy of our proxy statement, the rules require us to send each stockholder at the shared address a separate proxy card.

We believe this rule is beneficial to both our stockholders and to us. Our printing and postage costs are lowered anytime we eliminate duplicate mailings to the same household. However, stockholders at a shared address may revoke their consent to the householding program and receive a separate copy of the proxy statement. If you have elected to receive paper copies of our proxy materials and want to receive a separate copy of this proxy statement, please call Broadridge at (800) 579-1639. If you consented to the householding program and wish to revoke your consent for future years, simply call, toll free, (800) 579-1639, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you received more than one proxy card, then you probably have multiple accounts with us and/or brokers, banks or other nominees. You should vote all of the shares represented by these proxy cards. Certain brokers, banks and nominees have procedures in place to discontinue duplicate mailings upon a stockholder’s request. You should contact your broker, bank or nominee for more information. Additionally, our transfer agent, Computershare Shareowner Services, can assist you if you want to consolidate multiple registered accounts existing in your name. To contact our transfer agent, write to Visteon Corporation, c/o Computershare, P.O. Box 43006, Providence, RI 02940-3006, or call (877) 881-5962.

THE SALE OF OUR HVCC SHARES

The following discussion of the sale of our HVCC shares by Visteon and VIHI, as sellers, to Hahn and Hankook, as purchasers, pursuant to the terms of the Share Purchase Agreement is qualified in its entirety by reference to the Share Purchase Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read carefully in its entirety the Share Purchase Agreement attached to this proxy statement as Annex A for the complete terms of the sale of our HVCC shares and other information that might be important to you.

Parties to the Share Purchase Agreement

Visteon Corporation

Visteon is a global automotive supplier that designs, engineers and manufactures innovative products for nearly every vehicle manufacturer worldwide. Visteon delivers value for its customers and stockholders through two technology-focused core businesses: vehicle cockpit electronics and thermal energy management. Visteon, through its wholly owned subsidiary VIHI, owns approximately 70 percent (70%) of HVCC, one of only two global full-line automotive thermal management suppliers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has approximately 26,000 employees at facilities in 29 countries.

Our principal executive offices are located at One Village Center Drive, Van Buren Township, Michigan, 48111, and the telephone number at our principal executive offices is (800)—VISTEON.

VIHI, LLC

VIHI is a wholly owned subsidiary of Visteon. VIHI owns approximately seventy percent (70%) of the outstanding equity interests of HVCC. Visteon formed VIHI for the purpose of holding many of its foreign subsidiaries and joint ventures, including HVCC.

VIHI’s principal executive offices and principal place of business are located at 8000 Szekesfehervar Aszalvolgyi, ut 9-11, Hungary. The telephone number at VIHI’s principal executive offices is +36-22-530217.

Hahn & Co. Auto Holdings Co., Ltd.

Hahn, a limited company organized under the laws of the Republic of Korea, was formed by affiliates of Hahn & Co. principally for the purpose of purchasing our HVCC shares and completing the transactions contemplated by the Share Purchase Agreement, including the related financing transactions. Hahn & Co. is a private equity investment firm focused on making corporate acquisitions and investments in Korea.

Hahn’s principal executive offices are located at 21F Ferrum Tower, 66 Suha-Dong, Chung-Gu, Seoul 100-210, Korea, and the telephone number at Hahn’s principal executive offices is +82-2-6353-7900.

Hankook Tire Co., Ltd.

Hankook, a limited company organized under the laws of the Republic of Korea, is a global tire manufacturer that supplies original equipment tires to automakers and replacement tires to the replacement tire market globally. In addition to its tire production, Hankook Tire Group (of which Hankook is a member) also supplies batteries and brake pads through its affiliated companies.

Hankook’s principal executive offices are located at 133 Teheran-ro (Yeoksam-dong), Gangnam-gu, Seoul 135-723, Korea, and the telephone number at Hankook’s principal executive offices is +82 2 2222 1000.

Background of the Sale of our HVCC shares

The following chronology summarizes the important meetings, conversations and events that led to the signing of the Share Purchase Agreement. This chronology covers only key events leading up to the signing of the Share Purchase Agreement and does not purport to catalogue every conversation between representatives of Visteon, VIHI, HVCC, Hahn & Co., Hankook or other parties.

As part of its ongoing evaluation of Visteon’s business, Visteon’s Board of Directors and senior management continually review and assess opportunities to increase stockholder value and achieve long-term strategic goals, including, among other things, strategic alliances and partnerships to grow Visteon’s business, potential opportunities for business combinations, internal restructurings and investments and other strategic alternatives. As part of this review, representatives of Rothschild and UBS periodically meet with Visteon’s Board of Directors and management and present their respective analyses with respect to potential acquisitions, dispositions and other strategic transactions. The Board of Directors of Visteon selected each of Rothschild and UBS based on their qualifications, expertise and reputation and their knowledge of the industries in which Visteon conducts its business.

On August 19, 2014, the finance and corporate strategy committee of the Visteon Board of Directors met to discuss certain potential strategic paths for Visteon that were being analyzed by Visteon’s management, which included separation scenarios for the climate and electronics businesses. Also present at the meeting were Jeffrey M. Stafeil, Executive Vice President and Chief Financial Officer of Visteon, Mr. Michael J. Widgren, Senior Vice President and Corporate Controller of Visteon, Mr. Peter M. Ziparo, Vice President and General Counsel of Visteon, Mr. William Robertson, Corporate Finance Director of Visteon, Mr. Robert Aprilliano, Corporate Tax Director of Visteon, Ms. Heidi A. Sepanik, Secretary of Visteon, representatives of UBS and representatives of Ernst & Young LLP. Mr. Timothy D. Leuliette, Chief Executive Officer, President and Director of Visteon, advised the committee that the most recent analysis had focused on three options for separating the businesses – HVCC acquiring the electronics business, Visteon selling its HVCC shares and Visteon spinning off the HVCC shares in a tax-free spin-off into a new U.S. holding company. Mr. Stafeil then discussed the financial rationale for pursuing each option. After much discussion by the committee of the benefits and challenges of each option, the committee authorized Visteon management to continue their work on analyzing the separation options.

In early September 2014, while Visteon’s management was considering various strategic paths, Mr. Scott Sang-Won Hahn, President and Chief Executive Officer of Hahn & Co., contacted a representative of Rothschild, to inquire about the potential availability of a portion of our HVCC shares. In October of 2012, Hahn & Co. had signed a non-disclosure agreement with Visteon to explore strategic alternatives for HVCC, and Mr. Hahn explained to the representative of Rothschild that he had been following HVCC since Visteon’s terminated tender offer for the approximately 30% of the outstanding HVCC shares that it did not own in 2012. The representative of Rothschild communicated Mr. Hahn’s inquiry to Visteon’s management.

On September 14, 2014, the finance and strategy committee of the Visteon Board of Directors met to discuss the potential strategic paths for Visteon. Also present at the meeting were Mr. Stafeil, Mr. Robert R. Krakowiak, Vice President and Treasurer of Visteon, Mr. Ziparo, Ms. Sepanik, Mr. Robertson, Mr. Aprilliano, representatives of UBS, representatives of Ernst & Young LLP and a representative of Skadden, Arps, Slate, Meagher & Flom, LLP (“Skadden Arps”), Visteon’s legal advisor. Mr. Leuliette began the meeting by discussing the ongoing evaluation by Visteon management of the separation scenarios for the climate and electronics businesses. Mr. Leuliette also discussed recent press reports regarding the separation scenarios. A representative of Skadden Arps discussed the fiduciary duties of members of the Board of Directors in reviewing potential strategic alternatives for Visteon, including the potential sale of our HVCC shares. Mr. Leuliette then discussed Hahn & Co.’s inquiry. The committee then discussed the feasibility of a sale or partial sale of our HVCC shares, including a potential two-step transaction involving the sale of a portion of our HVCC shares followed by a spin-off of the remaining shares into a new U.S. holding company.

Over the course of the next several months, Visteon management, in consultation with its financial advisors, Rothschild and UBS, and its legal advisor, Skadden Arps, considered various strategic paths related to the separation of the climate and electronics businesses. Management ultimately determined that either a sale of its HVCC shares or spin-off of its HVCC shares into a new U.S. holding company showed the most promise.

On September 18, 2014, Hahn & Co. executed another confidentiality agreement with Visteon and indicated that it would be able to provide a proposal to acquire our HVCC shares within a few weeks based on information Hahn & Co. received pursuant to the non-disclosure agreement in October of 2012 and additional diligence materials to be provided pursuant to the new confidentiality agreement. Visteon provided Hahn & Co. initial diligence materials on September 21, 2014. Hahn & Co. and its advisors, with the assistance of representatives of Visteon, HVCC and Rothschild, commenced detailed in-person due diligence of HVCC at Visteon’s headquarters beginning the first full week of October 2014. Hahn & Co. and Visteon participated in multiple follow-up diligence calls on sales, finance and tax through October 2014. On October 17, 2014, Hahn & Co. provided an initial indication of interest to acquire the HVCC shares owned by Visteon for a price per share of KRW47,250 (or approximately $43.49 per share, using the reference exchange rate). On October 20, 2014, Hahn & Co. provided a revised indication of interest to acquire the HVCC shares owned by Visteon for a price per share of KRW50,000 (or approximately $46.02 per share, using the reference exchange rate). The revised indication of interest was accompanied by support letters in connection with the debt and equity financing.

After the press reports speculated on the potential separation scenarios of Visteon’s climate and electronics businesses, Party A contacted representatives of UBS Korea about its potential interest in our HVCC shares. On October 6, 2014, representatives of UBS discussed the potential opportunity with representatives of Party A. On October 7, 2014, Party A executed a confidentiality agreement with Visteon. On October 8, 2014, a representative of Party A discussed the potential opportunity with Mr. Stafeil. Certain diligence materials were made available to Party A, although Party A did not conduct in-person diligence at Visteon’s headquarters. On October 20, 2014, Party A submitted a letter to Mr. Stafeil stating its intention to submit a preliminary proposal to purchase the HVCC shares owned by Visteon by October 27, 2014.

Both Hahn & Co. and Party A indicated that they would be unwilling to expend significant resources pursuing a potential purchase of our HVCC shares unless granted exclusivity for a limited period of time by Visteon.

Prior to the Board of Directors’ directive for management to study potential strategic alternatives relative to the two businesses to increase stockholder value, representatives of Rothschild had discussions with Party B regarding potential strategic transactions with Visteon, including combining HVCC with a business segment of Party B. Party B expressed interest in acquiring our HVCC shares, with the ultimate goal of acquiring 100% of HVCC’s outstanding shares. Through September and October 2014, Party B had discussions with Mr. Leuliette and Mr. Stafeil in order to assess the feasibility of implementing such a transaction.

In connection with the potential spin-off of our HVCC shares, in September and October 2014, Visteon management, working with representatives of Ernst & Young LLP and representatives of Skadden Arps, explored the possibility of a tax-free spin-off of our HVCC shares into a new holding company, through a tax-free spin-off of Visteon’s shares in HVCC into a new U.S. holding company.

On October 21, 2014, the finance and corporate strategy committee of Visteon’s Board of Directors met. Also present at the meeting were Mr. Stafeil, Mr. Krakowiak, Mr. Ziparo, Ms. Sepanik, Mr. Robertson, Mr. Aprilliano, representatives of Rothschild, representatives of UBS, representatives of Ernst & Young LLP and representatives of Skadden Arps. Mr. Leuliette began with an update on the evaluation by Visteon management of potential strategic paths for Visteon and the progress being made on each path, including the discussions that had occurred with Hahn & Co., Party A and Party B, the indication of interest for our HVCC shares provided by Hahn & Co. and the letter from

Party A stating its intention to submit a proposal to acquire our HVCC shares. Representatives of UBS then provided an overview of each of Hahn & Co., Party A and Party B, including any past transactions in Korea. A representative of Skadden Arps discussed the Board of Directors’ fiduciary duties in connection with the potential strategic alternatives. The committee instructed management to continue working with Hahn & Co., Party A and Party B in their due diligence efforts and to solicit proposals from each of Hahn & Co., Party A and Party B, with each such proposal to be documented in memorandum of understanding (“MOU”). The committee discussed the requirement of each of Hahn & Co. and Party A that exclusivity be granted. Further, due to the limited number of parties then being contacted in the potential sale process, the committee also discussed the necessity of a “go-shop” provision in the event a sale agreement was ultimately executed. The committee consulted with representatives of Skadden Arps, Rothschild and UBS regarding the benefits and limitations of an exclusive negotiation process followed by a “go-shop” period as compared to an auction process involving a limited number of private equity and strategic bidders. The committee also instructed management to continue to analyze the potential of a tax-free spin-off of the HVCC shares into a new U.S. holding company.

After the October 21, 2014 Board of Directors meeting, Visteon management, with the assistance of its advisors, prepared a form of MOU that would form the basis of definitive agreements to be executed in connection with any purchase of our HVCC shares. The MOU contained provisions, among others, relating to Visteon’s ability to solicit competing proposals for its HVCC shares during a “go-shop” period and exclusivity. On October 24, 2014, the form MOU was provided to each of Hahn and Party A by representatives of Rothschild and UBS, respectively. On October 27, 2014, Hahn & Co. provided an updated indication of interest to acquire our HVCC shares at a price per share of KRW50,000 (or approximately $46.02 per share, using the reference exchange rate), along with a mark-up of the MOU. Hahn & Co.’s proposal contemplated that it would be entitled to any dividends on our HVCC shares for fiscal year ended 2014. The mark-up of the MOU by Hahn & Co. retained Visteon’s ability to solicit competing proposals for its HVCC shares during a “go-shop” period. Also on October 27, 2014, Party A provided its initial indication of interest to acquire our HVCC shares at a price per share of KRW46,185 (or approximately $42.51 per share, using the reference exchange rate), along with a markup of the MOU. Party A’s proposal contemplated that Visteon would be entitled to any dividends on its HVCC shares for fiscal year ended 2014, but subject to a cap. The mark-up of the MOU by Party A removed Visteon’s ability to solicit competing proposals for its HVCC shares during a “go-shop” period. On October 27, 2014, Party B informed a representative of Rothschild that it was not interested in pursuing a purchase of our HVCC shares due to the complexity of acquiring all of the outstanding HVCC shares.

During the evening of October 27, 2014, discussions among management of Visteon and representatives of Hahn & Co. resulted in Hahn & Co. raising its indication of interest price to KRW52,000 per share (or approximately $47.86 per share, using the reference exchange rate), less the dividend for the fiscal year ended 2014 (the amount of the dividends on our HVCC shares for fiscal year ended 2013 having been KRW970 per share (or approximately $0.89 per share, using the reference exchange rate)) in addition to other changes in the terms of the MOU, including but not limited to, deal termination fees, transaction timetables and capital commitments. The closing price of HVCC shares on October 27, 2014 was KRW49,200 per share (or approximately $45.29 per share, using the reference exchange rate).

On October 28, 2014, the finance and corporate strategy committee of the Visteon Board of Directors met to discuss the proposals from Hahn & Co. and Party A. Also present at the meeting were Mr. Stafeil, Mr. Krakowiak, Mr. Ziparo, Ms. Sepanik, Mr. Robertson, Mr. Aprilliano, representatives of Rothschild, representatives of UBS, representatives of Ernst & Young LLP and representatives of Skadden Arps. Mr. Leuliette and representatives of Rothschild and UBS provided the finance and strategy committee with a summary of the indicative proposals received from Hahn & Co. and Party A. The finance and corporate strategy committee compared the proposals, including the valuation proposed and the certainty of closing. Mr. Leuliette also advised the committee that Party B had decided not to pursue a purchase of our HVCC shares. The finance and corporate strategy committee agreed to recommend that Visteon’s Board of Directors approve the selection of Hahn & Co. as the preferred bidder for the purchase of our HVCC shares and instructed management to negotiate an MOU with Hahn & Co. in which it would provide Hahn & Co. with exclusivity until December 15, 2014, to work towards executing definitive agreements to purchase our HVCC shares, subject to Hahn & Co. meeting certain milestones. Mr. Jeffrey D. Jones, a member of the finance and strategy committee of the Visteon Board of Directors, advised the other members that his law firm, Kim & Chang, had an existing relationship with each of Hahn & Co. and Party A. The other members agreed that Mr. Jones’ expertise and knowledge of Korean matters was very helpful to the committee as it evaluated the merits of a proposed sale of our HVCC shares. Mr. Jones agreed to continue participating in board discussions and deliberations, but would recuse himself from voting on the proposed sale of our HVCC shares.

Between October 28, 2014 and October 31, 2014, Skadden Arps and Weil, Gotshal and Manges LLP (“Weil”), Hahn & Co.’s legal advisor, negotiated the terms of an MOU. Visteon and Hahn & Co. executed the MOU on October 31, 2014. The executed MOU provided Hahn & Co. with exclusivity to pursue the acquisition of our HVCC shares until December 15, 2014, subject to Hahn & Co. meeting certain milestones relating to due diligence, negotiation of a purchase agreement and the obtaining of financing. Party A did approach Visteon during the exclusivity period although no discussions could take place.

On November 4, 2014, Visteon formally entered into engagement letters with each of Rothschild and UBS in connection with the proposed sale of our HVCC shares.

Between November 12, 2014 and December 11, 2014, drafts of the Share Purchase Agreement, a transition agreement and various documents and agreements relating to the debt and equity financing of Hahn & Co. were exchanged and negotiated by Visteon, its financial advisors and legal advisor, and Hahn & Co., and its legal advisors.

On December 11, 2014, the Visteon Board of Directors met. Also present at the meeting were Mr. Stafeil, Mr. Ziparo, representatives of Rothschild and UBS and representatives of Skadden Arps. Mr. Leuliette, representatives of Rothschild and UBS and representatives of Skadden Arps provided the Board of Directors with an update on the proposed transaction with Hahn & Co.

From December 11, 2014 through December 16, 2014, Visteon, its financial advisors and legal advisor, and Hahn & Co. and its legal advisors negotiated and finalized the terms of the Share Purchase Agreement, a transition agreement, the debt commitment letters, the equity commitment letters and various schedules related thereto.

On December 12, 2014, the Visteon Board of Directors met. Also present at the meeting were representatives of UBS, who presented to the Board of Directors UBS’s valuation analysis with respect to our HVCC shares.

On December 16, 2014, the Visteon Board of Directors met. Also present at the meeting were Mr. Stafeil, Mr. Ziparo, representatives of Rothschild and UBS and representatives of Skadden Arps. A representative of Skadden Arps reviewed the Board of Directors’ fiduciary duties in connection with the proposed transaction with Hahn & Co. Mr. Leuliette then provided an update on the proposed transaction with Hahn & Co. since the previous Board of Directors meeting. Next, representatives of Rothschild reviewed Rothschild’s financial analysis of the proposed transaction and then delivered its oral opinion, subsequently confirmed in writing, to the Visteon Board of Directors that, as of December 16, 2014 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild as set forth in its opinion, the purchase price to be paid by Purchasers to VIHI pursuant to the Share Purchase Agreement was fair, from a financial point of view, to Visteon. Then representatives of UBS provided UBS’ analysis and opinion that the proposed purchase price of KRW52,000 per share for our HVCC shares was fair from a financial point of view to Visteon. Mr. Ziparo then reviewed the definitive documentation for the transaction. Representatives of Rothschild and UBS then reviewed the planned “go-shop” process that would commence after execution of the definitive Share Purchase Agreement. The Visteon Board of Directors then determined that the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, were fair to, advisable, expedient and in the best interests of Visteon and its stockholders and approved the Share Purchase Agreement and the transactions contemplated by the Share Purchase Agreement.

Early in the morning of December 17, 2014, the Share Purchase Agreement and the equity commitment letters and debt commitment letters were executed and delivered.

On December 17, 2014, prior to the opening of trading of Visteon’s common stock on the NYSE, Visteon issued a press release announcing the execution of the Share Purchase Agreement and related transactions.

Under the Share Purchase Agreement, during the “go-shop period” that began on the date of the Share Purchase Agreement and continued until 11:59 p.m. (New York time) on January 31, 2015, Visteon and its subsidiaries were permitted to solicit, initiate, encourage and facilitate any competing proposal from third parties, to grant a waiver under or terminate any “standstill” or similar obligation of any third party and to engage in or enter into, continue or otherwise participate in, discussions and negotiations with any third party in connection with a competing proposal, including by providing third parties with non-public information pursuant to acceptable confidentiality agreements. Representatives of Rothschild and UBS commenced the go-shop process on behalf of Visteon on December 18, 2014. In the go-shop process, representatives of Rothschild and UBS contacted or were contacted by a total of twenty-six parties (including potential strategic and financial buyers) regarding each such party’s interest in exploring a transaction with Visteon. Six of such parties, including three strategic parties and three financial sponsors elected to receive the preliminary teaser with general information regarding HVCC. Through the end of the go-shop period, none of the parties in the go-shop process had signed a confidentiality agreement with Visteon or had submitted a competing proposal to Visteon or its representatives, and no such party remained engaged in discussions with representatives of Visteon with respect to a possible transaction.

Reasons for the Sale of our HVCC shares

In evaluating the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, our Board of Directors consulted with Visteon’s management, outside legal advisor and financial advisors. In recommending that Visteon’s stockholders vote their shares of Visteon common stock in favor of the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, our Board of Directors considered a number of factors, including the following (not necessarily in order of relative importance):

•	Visteon’s business and operations, and its current and historical financial condition and results of operations;

•	the current corporate structure of Visteon’s climate and electronics businesses, including:

•	less than complete ownership interest in HVCC due to HVCC’s approximately thirty percent (30%) external ownership interests;

•

the operational inefficiencies of (i) separate management teams and boards of directors, (ii) separate capital structures and growth potential, (iii) separate and decentralized administrative and overhead functions and (iv) limited or no overlap of sales forces or customer channels;

•	synergies between the climate and electronics businesses, including the combined size and the Visteon brand;

•	differences in future strategic priorities, growth profiles and operational focus of the climate and electronics businesses; and

•	the market’s insufficient valuation of the electronics business and the “holding company” discount applied to its ownership in HVCC;

•

Visteon’s business plan and related financial projections and the ability to execute long-term, high-potential opportunities and the risks and uncertainties in executing on the business plan and achieving such financial projections and opportunities;

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the possible alternatives to separation of the climate and electronics businesses, including maintenance of current operations and corporate structure, a buyout of the minority stockholders of HVCC and a sale of the electronics business to HVCC, and the risks associated with such alternatives, each of which the Board of Directors determined not to pursue in light of its belief that the separation of the climate and electronics businesses offered the best potential for long-term stockholder and corporate value and was more favorable to the stockholders of Visteon than any other alternative reasonably available to Visteon and its stockholders;

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the strategic alternatives to effect the separation of the climate and electronics businesses, including an immediate sale of all of the HVCC shares owned by Visteon, a staged sell down over time to multiple buyers of the HVCC shares owned by Visteon and the tax-free spin-off of the HVCC shares owned by Visteon into a U.S. holding company, and the execution risks, valuation (both immediate and long-term) and valuation risk, of such strategic alternatives;

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information regarding the financial performance, business operations and capital requirements and future prospects of Visteon and the cockpit electronics and connected car business and the potential uses of net cash proceeds received from the proposed sale of our HVCC shares to increase stockholder value;

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the process conducted by Visteon and the Board of Directors with respect to the proposed sale of our HVCC shares, which covered a period of several months and led to discussions with several potential buyers to determine their possible interest in purchasing our HVCC shares, and which did not lead to any proposals more favorable to us and our stockholders than the proposal by Purchasers;

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the financial analysis of UBS, Visteon’s financial advisor in connection with the sale of our HVCC shares, and the opinion of UBS rendered orally to the Board of Directors at the Board of Directors’ meeting on December 16, 2014 and subsequently confirmed by delivery of a written opinion dated as of December 17, 2014, that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in the written opinion, the purchase price to be received by VIHI pursuant to the proposed sale of our HVCC shares to Purchasers was fair, from a financial point of view, to Visteon, as more fully described below under the heading “—Opinion of UBS as Financial Advisor to Visteon”;

•

the financial analysis of Rothschild, Visteon’s financial advisor in connection with the sale of our HVCC shares, and the opinion of Rothschild rendered to the Board of Directors that, as of December 16, 2014 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild, the purchase price to be paid by Purchasers to VIHI pursuant to the Share Purchase Agreement was fair, from a financial point of view, to Visteon, as described below under “—Opinion of Rothschild as Financial Advisor to Visteon”;

•

the value and consideration to be received by Visteon pursuant to the Share Purchase Agreement, including the fact that we would receive a cash payment at closing and the certainty of value of such cash consideration compared to other possible forms of consideration;

•	the creation of a more focused business model and clearer investment opportunity for our current and future stockholders;

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the increased focus and resource allocation we could place on our growing cockpit electronics and connected car business following the sale of our HVCC shares, and the additional financial flexibility to continue to aggressively grow our electronics business, both with our current assets and technologies and through potential acquisitions;

•	the Board of Directors’ view that the terms of the Share Purchase Agreement would be unlikely to deter third parties from making a superior proposal;

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Visteon’s right, under the Share Purchase Agreement, during the “go-shop period” beginning on the date of the Share Purchase Agreement and continuing until 11:59 p.m., New York time, on January 31, 2015, to solicit, initiate, encourage and facilitate any competing proposal from third parties, including by providing third parties with non-public information pursuant to acceptable confidentiality agreements, and to engage in or enter into, continue or otherwise participate in discussions and negotiations with any third party in connection with a competing proposal;

•

Visteon’s ability to continue discussions for a period of 15 days after the end of the go-shop period with any third party from which Visteon received during the go-shop period a competing proposal that the Board of Directors determines in good faith constitutes or would reasonably be expected to lead to a superior proposal;

•

Visteon’s right under the Share Purchase Agreement, after expiration of the go-shop period (or, in the case of an excluded party, beginning 15 days after expiration of the go-shop period and, in the case of a restricted party, at any time after the date of the Share Purchase Agreement) and before the stockholder approval is obtained, to respond to third parties submitting unsolicited acquisition proposals by providing non-public information subject to an acceptable confidentiality agreement, and to engage in negotiations or substantive discussions with such person, if the Board of Directors, prior to taking any such actions, determines in good faith that (i) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (ii) such competing proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal;

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the Board of Directors’ right, under certain circumstances, to withdraw, withhold, qualify or modify its recommendation that our stockholders authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, in a manner adverse to Purchasers;

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Visteon’s ability to, under certain circumstances, terminate the Share Purchase Agreement if there is an intervening event or in order to enter into a definitive agreement that the Board of Directors determines to be a superior proposal, subject to certain conditions (including certain rights of Purchasers to have an opportunity to revise the terms of the Share Purchase Agreement and related documents in light of such superior proposal), provided that we concurrently pay either a $71,500,000 or $107,300,000 termination fee (less certain expense reimbursements payable to Purchasers) to Purchasers under circumstances as described in “—Termination Fees” beginning on page [—];

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the reverse termination fee of $178,800,000, or approximately 5.0% of the aggregate purchase price to be paid for our HVCC shares, that would become payable by Purchasers in certain circumstances, as described in “—Termination Fees” beginning on page [—];

•	the other terms of the Share Purchase Agreement, including:

•

the fact that the Board of Directors believed that the termination fee of either $71,500,000 or $107,300,000, or approximately 2.0% and 3.0% of the aggregate purchase price to be paid for our HVCC shares, respectively, is reasonable and not preclusive of other offers;

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the limited number and nature of the conditions to the closing and the likelihood of satisfying such conditions, including the Board of Directors’ belief that while the closing is subject to certain antitrust clearances, there were not likely to be significant antitrust or other regulatory impediments to the closing and including the fact that there is no third party consent condition and no financing condition in the Share Purchase Agreement; and

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the fact that under specified circumstances, the Share Purchase Agreement permits Visteon to seek specific performance against Hahn with respect to the financing commitments, as well as against the equity investors with respect to the equity financing under Visteon’s third party beneficiary rights pursuant to the equity commitment letters;

•	the fact that the equity investors provided the executed equity commitment letters and that the debt financing parties provided the executed debt commitment letters;

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Hahn & Co.’s experience and track record of successfully owning and managing businesses in Korea, experience in owning and managing auto parts businesses and post-acquisition strategies with respect to HVCC’s customers and employees;

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the fact that the Share Purchase Agreement was the product of arms-length negotiations and contained terms and conditions that were, in the Board of Directors’ view, favorable to Visteon and its stockholders; and

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the fact that the Share Purchase Agreement was approved by the Board of Directors, which is comprised of a majority of independent directors who are not affiliated with Purchasers and are not employees of Visteon or any of its subsidiaries, and which retained and received advice from Visteon’s outside financial and legal advisors in evaluating, negotiating and recommending the terms of the Share Purchase Agreement.

The Board of Directors also considered a number of uncertainties, risks and other factors in its deliberations concerning the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, including the following (not necessarily in order of relative importance):

•	the fact that by selling its shares of HVCC, Visteon would not enjoy the benefits of any future growth of HVCC and that Visteon would no longer be entitled to receive any dividends from HVCC;

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the fact that, under specified circumstances, Visteon may be required to pay fees and expenses in the event the Share Purchase Agreement is terminated and the effect this could have on Visteon, including:

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the possibility that the $71,500,000 or $107,300,000, as applicable, termination fee payable by Visteon to Purchasers upon termination of the Share Purchase Agreement under certain circumstances could discourage other potential buyers from making a competing proposal, although the Board of Directors believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in making a competing proposal; and

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the requirement that Visteon reimburse Purchasers for up to $5,000,000 of reasonable and documented out-of-pocket fees and expenses incurred by Purchasers and their respective affiliates in connection with the Share Purchase Agreement if the Share Purchase Agreement is terminated as a result of the failure to obtain approval of Visteon’s stockholders for the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares;

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the fact that the reverse termination fee is not available in all instances where the Share Purchase Agreement may be terminated and may be Visteon’s only recourse in respect of termination where it is available;

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the significant costs involved in connection with entering into and completing the sale of our HVCC shares and the substantial time and effort of management required to consummate the closing, which could disrupt Visteon’s business operations;

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the fact that the announcement and pendency of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, or the failure to complete the closing, may cause substantial harm to Visteon’s relationships with its employees, vendors and customers;

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the restrictions on Visteon’s ability to influence HVCC prior to completion of the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, which could delay or prevent HVCC from undertaking business opportunities that may arise or taking other actions with respect to its operations;

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the fact that, while Visteon expects the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, to be consummated if the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, is approved by Visteon’s stockholders, there can be no assurance that all conditions to the parties’ obligations to consummate the closing will be satisfied;

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the risk that the debt financing contemplated by the debt commitment letters (or any alternative financing) might not be obtained, resulting in Purchasers potentially not having sufficient funds to complete the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares;

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the fact that Visteon’s directors and executive officers may have interests in the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, that may be deemed to be different from, or in addition to, those of Visteon’s stockholders. The Board of Directors was made aware of and considered these interests, to the extent such interests existed at the time; for more information about such interests, see below under the heading “—Interests of Certain Persons in the Sale of our HVCC shares” beginning on page [—];

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the fact that the consummation of the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, would require antitrust clearance in China, Czech Republic, India, Korea, Russia, Slovakia, Turkey and the United States;

•	the risk that we could be exposed to future indemnification payments for a breach or violation of the representations and warranties or covenants contained in the Share Purchase Agreement;

•	the fact that Visteon would eventually be required to pay taxes of approximately $200 million to $450 million in connection with the sale of our HVCC shares; and

•	our obligations to provide certain services to HVCC for a period of time following the closing pursuant to the terms of the transition agreement.

After taking into account all of the factors set forth above, as well as other factors, our Board of Directors agreed that the benefits of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, outweigh the risks and uncertainties of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, and that the Share Purchase Agreement and transactions contemplated thereby, including the sale of our HVCC shares, are fair to, advisable, expedient and in the best interests of Visteon and its stockholders.

The foregoing discussion of factors considered by the Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Board of Directors. In light of the variety of factors considered in connection with its evaluation of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board of Directors applied his own personal business judgment to the process and may have given different weight to different factors. The Board of Directors did not undertake to make any specific determinations as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board of Directors based its recommendation on the totality of the information presented.

Recommendation of our Board of Directors

Our Board of Directors, after considering the various factors described in the section entitled “The Sale of our HVCC shares – Reasons for the Sale of our HVCC shares,” beginning on page [—] determined that the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, are fair to, advisable, expedient and in the best interests of Visteon and its stockholders and approved, adopted and authorized the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares.

The Board of Directors recommends that you vote (i) “FOR” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, (ii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

Effects on Visteon if the Sale of our HVCC shares Is Completed

If the proposal to sell our shares of HVCC is approved by our stockholders at the special meeting and the other conditions to the consummation of the sale of our HVCC shares are either satisfied or waived, upon the closing of the transactions contemplated by the Share Purchase Agreement, we will sell our HVCC shares to Purchasers and continue to conduct our remaining businesses, concentrating on our cockpit electronics and connected car business, and Visteon will remain a public company.

Nature of Our Business Following the Sale of our HVCC shares

Following the sale of our HVCC shares, we will continue to be a public company and revenues from our remaining businesses, including the cockpit electronics and connected car business, will primarily account for our revenues. The sale of our HVCC shares will not alter the rights, privileges or nature of the outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the sale of our HVCC shares will continue to hold the same number of shares of our common stock immediately following the closing.

Visteon’s operating segments consist primarily of vehicle cockpit electronics, or the electronics business, and thermal energy management, or the climate business. The Company’s vehicle cockpit electronics product line includes audio systems, infotainment systems, driver information systems, connectivity and telematics solutions, climate controls, and electronic control modules. Visteon’s thermal energy management products include climate air handling modules, powertrain cooling modules, heat exchangers, compressors, fluid transport systems, and engine induction systems, and consists primarily of Visteon’s ownership interest in HVCC.

Based on the audited consolidated balance sheet of Visteon, as of December 31, 2014, the total assets of Visteon and its consolidated subsidiaries, including HVCC, were approximately $5,323,000,000. Based on the unaudited combined balance sheet of the HVCC business, as of December 31, 2014, the total assets of the HVCC business to be sold in the transaction were approximately $3,129,000,000. Accordingly, as of December 31, 2014, the assets of the HVCC business to be sold in the transaction represented approximately 58.8% of Visteon’s total consolidated assets.

Based on the audited consolidated statement of operations of Visteon, for the year ending December 31, 2014, Visteon and its consolidated subsidiaries, including HVCC, had sales of $7,509,000,000. Based on the unaudited combined statement of operations of the HVCC business, for the year ending December 31, 2014, the HVCC business to be sold in the transaction had total sales of $5,086,000,000. Accordingly, for the year ending December 31, 2014, the total sales of the HVCC business to be sold in the transaction represented approximately 67.7% of Visteon’s total consolidated sales.

Based on the audited consolidated statement of operations of Visteon, for the year ending December 31, 2014, Visteon and its consolidated subsidiaries, including HVCC, had a net loss of approximately $295,000,000. Based on the unaudited combined statement of operations of the HVCC business, for the year ending December 31, 2014, the HVCC business to be sold in the transaction had net income of $146,000,000.

Use of Proceeds from the Sale of our HVCC shares

Based on current market conditions, we intend to return approximately $2.5 billion of cash from the sale of our HVCC shares to Visteon stockholders through a structured series of actions including repurchases of our common stock and a special dividend which could include a large return of capital as a primary component. We intend to use the remaining net proceeds from the sale of our HVCC shares for general corporate purposes, which may include repayment of indebtedness, investments in restructuring and value-accretive investments to support the continued expansion of our cockpit electronics and connected car business. There can be no assurance that we will return such cash to Visteon stockholders or, if we do, the timing of such cash return.

Effects on Visteon if the Sale of our HVCC shares Is Not Completed

If the proposal to sell our HVCC shares is not approved by our stockholders at the special meeting, or at any adjournment or postponement of the special meeting, the sale of our HVCC shares will not be completed as currently contemplated by the Share Purchase Agreement. In such event, we would continue to own our HVCC shares and would evaluate all available strategic alternatives.

If the Share Purchase Agreement is terminated under specified circumstances, in addition to paying our own fees and expenses, Visteon may be required to reimburse certain of Purchasers’ expenses incurred in respect of the transactions contemplated by the Share Purchase Agreement and/or pay Purchasers a termination fee, or Visteon may be entitled to receive a reverse termination fee from Purchasers, as described under “Share Purchase Agreement – Termination Fees” beginning on page [—].

Selected Unaudited Projected Financial Information

Visteon does not as a matter of course publicly disclose long-term forecasts or projections as to future performance, earnings or other results due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, in connection with its consideration and evaluation of the sale of the HVCC shares, Visteon management prepared and made available to the Purchasers, Visteon’s Board of Directors and Visteon’s financial advisors, Rothschild and UBS, certain non-public unaudited financial forecasts for the fiscal years ending December 31, 2014 through December 31, 2018. This selected unaudited projected financial information was first made available on or about November 15, 2014. Those projections were based on the performance of HVCC through September 30, 2014, and do not reflect how HVCC might perform after it is sold to the Purchasers. The selected unaudited projected financial information does not take into account any factual circumstances or events occurring after the date they were prepared that are at variance with the assumptions upon which such projected financial information was based.

We have included these projections in this proxy statement to give our stockholders access to certain non-public information considered by the Purchasers, Visteon’s Board of Directors and Visteon’s financial advisors for purposes of considering and evaluating the proposed sale of our HVCC shares. The inclusion of this information should not be regarded as an indication that the Purchasers, any of Visteon, its Board of Directors, its financial advisors or any other recipient of this information considered, or now considers, it to be a reliable prediction of actual future results.

The selected unaudited projected financial information was, in general, prepared by the management of Visteon solely for internal use and is subjective in many respects. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than estimated. Since the selected unaudited projected financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Visteon stockholders are urged to review the SEC filings of Visteon for a description of risk factors relating to HVCC’s business. See “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find Additional Information.” The selected unaudited projected financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projected financial information, or GAAP. Certain of the measures included in the selected unaudited projected financial information may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Visteon may not be comparable to similarly titled amounts used by other companies. Neither the independent registered public accounting firm of Visteon, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the selected unaudited projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The following table presents selected unaudited projected financial data for the fiscal years ending 2014 through 2018.

	Fiscal Year Ending December 31,
($ in millions, except per share values)	2014E	2015E	2016E	2017E	2018E
Revenue	$5,107	$5,354	$5,793	$6,218	$6,659
EBITDA	$539	$585	$666	$751	$838
EBIT	$343	$378	$447	$519	$603
Net income	$242	$268	$323	$380	$449
EPS (1)	$2.27	$2.51	$3.03	$3.56	$4.21

(1)	Assumes 106.8 million shares of our common stock outstanding through the projection period.

For purposes of the selected unaudited projected financial information presented herein, (i) EBITDA is calculated as earnings before interest, tax, depreciation and amortization, (ii) EBIT is calculated as earnings before interest and tax and (iii) none of Visteon’s corporate contingency or corporate costs have been allocated to HVCC’s financials. EBITDA and EBIT are non-GAAP financial measures and should not be considered as alternatives to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

In preparing the foregoing selected unaudited projected financial information, Visteon made a number of assumptions regarding, among other things, vehicle volume production, exchange rates, projected impacts from new business and other expenses based on historical experience adjusted for current known changes. Visteon management believed such assumptions were reasonable at the time made. In addition, the foregoing selected unaudited projected financial information (i) excludes VASI Electronics expected to be transferred by HVCC to Visteon in connection with the sale of our HVCC shares, (ii) includes non-HVCC legacy climate plants that are expected to be transferred by Visteon to HVCC in connection with the sale of our HVCC shares and (iii) includes six (6) months of financial impact in 2014E and full year impact in 2015E through 2018E for the Cooper Standard Thermal & Emissions transaction.

No assurances can be given that the assumptions made in preparing the above selected unaudited projected financial information will accurately reflect future conditions. The estimates and assumptions underlying the selected unaudited projected financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described in Visteon’s SEC filings and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Visteon. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the selected unaudited projected financial information.

In addition, although presented with numerical specificity, the above selected unaudited projected financial information reflects numerous assumptions and estimates as to future events made by the management of Visteon. Such estimates are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected financial information. Accordingly, there can be no assurances that the projected financial information is a reliable prediction of actual future performance of HVCC.

Readers of this document are cautioned not to place undue reliance on the selected unaudited projected financial information set forth above. No representation is made by Visteon or any other person to any Visteon stockholder regarding the ultimate performance of HVCC compared to the information included in the above selected unaudited projected financial information. The inclusion of selected unaudited projected financial information in this proxy statement should not be regarded as an indication that such selected unaudited projected financial information will be an accurate prediction of actual future events, and such information should not be relied on as such.

VISTEON DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE SELECTED UNAUDITED PROJECTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH SELECTED UNAUDITED PROJECTED FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Opinion of UBS as Financial Advisor to Visteon

Visteon retained UBS to act as financial advisor to Visteon’s Board of Directors and, if requested, to render to Visteon’s Board of Directors an opinion as to the fairness to Visteon, from a financial point of view, of the purchase price for our HVCC shares to be received by VIHI. On December 16, 2014, at a meeting of Visteon’s Board of Directors held to evaluate the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, UBS delivered to Visteon’s Board of Directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated December 17, 2014, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in its opinion, the purchase price for our HVCC shares to be received by VIHI was fair, from a financial point of view, to Visteon.

The full text of UBS’s opinion to Visteon’s Board of Directors describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’s opinion is attached to this proxy statement as Annex B and is incorporated herein by reference. Holders of Visteon common stock are encouraged to read UBS’s opinion carefully in its entirety. UBS’s opinion was provided for the benefit of Visteon’s Board of Directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the purchase price for our HVCC shares from a financial point of view, and does not address any other aspect of the Share Purchase Agreement or any related transaction, including the sale of our HVCC shares. UBS’s opinion does not address the relative merits of the sale of our HVCC shares as compared to other business strategies or transactions that might be available with respect to Visteon or Visteon’s underlying business decision to effect the sale of its HVCC shares. UBS’s opinion does not constitute a recommendation to any stockholder of Visteon as to how such stockholder should vote or act with respect to the sale of our HVCC shares. The following summary of UBS’s opinion is qualified in its entirety by reference to the full text of UBS’s opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to HVCC;

•

reviewed certain internal financial information and other data relating to the business and financial prospects of HVCC that were not publicly available, including financial forecasts and estimates prepared by management of HVCC and management of Visteon that Visteon’s Board of Directors directed UBS to utilize for purposes of its analysis;

•	conducted discussions with members of the senior management of Visteon concerning the business and financial prospects of HVCC;

•	performed a discounted cash flow analysis of HVCC in which UBS analyzed the future cash flows of HVCC using financial forecasts and estimates prepared by management of Visteon;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be relevant;

•	compared the financial terms of the sale of our HVCC shares with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of the shares of HVCC;

•	reviewed the Share Purchase Agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of Visteon’s Board of Directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material aspects of the information provided to or reviewed by UBS for the purpose of this opinion. In addition, with the consent of Visteon’s Board of Directors, UBS has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of HVCC, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of Visteon’s Board of Directors, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Visteon as to the future financial performance of HVCC. The opinion of UBS was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of Visteon’s Board of Directors, UBS was not asked to, nor did it, offer any opinion as to the terms, other than the purchase price for our HVCC shares to the extent expressly specified in the opinion, of the Share Purchase Agreement or any related documents or the form of the sale of our HVCC shares. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the sale of our HVCC shares, or any class of such persons, relative to the purchase price for our HVCC shares. UBS expressed no opinion as to the price at which shares of Visteon or HVCC would trade at any time. In rendering its opinion, UBS assumed, with the consent of Visteon’s Board of Directors, that (i) the parties to the Share Purchase Agreement would comply with all material terms of the Share Purchase Agreement, and (ii) the sale of our HVCC shares would be consummated in accordance with the terms of the Share Purchase Agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the sale of our HVCC shares would be obtained without any material adverse effect on HVCC, Visteon, VIHI, Purchasers, Hahn & Co. or the sale of our HVCC shares. UBS expressed no opinion as to any tax or other consequences that might result from, or any expenses payable relating to, the sale of our HVCC shares, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which UBS understood that Visteon obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion to Visteon’s Board of Directors, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to Visteon, HVCC or the sale of our HVCC shares. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes its analyses and the summary contained in this proxy statement must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’s analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of HVCC underlying the analyses of UBS are not necessarily indicative of actual future results or values, which may be significantly more or less favorable than those estimates. These estimates are necessarily subject to uncertainty because, among other things, they are based upon numerous factors and events beyond the control of the parties or their respective advisors. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Visteon or HVCC. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The purchase price for our HVCC shares was determined through negotiation between Visteon and Hahn & Co. and the decision by Visteon to enter into the Share Purchase Agreement to effect the sale of our HVCC shares, was solely that of Visteon’s Board of Directors. UBS’s opinion and financial analyses were only one of many factors considered by Visteon’s Board of Directors in its evaluation of the sale of our HVCC shares, and should not be viewed as determinative of the views of Visteon’s Board of Directors or management of Visteon with respect to the sale of our HVCC shares or the purchase price for our HVCC shares. While UBS provided advice to Visteon’s Board of Directors during Visteon’s negotiation with Purchasers, Visteon’s Board of Directors determined the purchase price for our HVCC shares and UBS did not recommend any specific amount or type of consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with Visteon’s Board of Directors on December 16, 2014 in connection with UBS’s opinion. The financial analyses summarized below include information presented in tabular format. In order for UBS’s financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’s financial analyses.

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis utilizing financial forecasts and estimates prepared by Visteon’s management and HVCC’s management. UBS calculated a range of implied present values (as of December 31, 2014) of the standalone, unlevered, after-tax, free cash flows that HVCC was forecasted to generate from calendar year 2015 through calendar year 2018 and of terminal values for HVCC. Implied terminal values were derived by applying to HVCC’s calendar year 2018 estimated EBITDA, a range of estimated EBITDA multiples of 5.5x to 7.5x, which range was selected based on the current and historical enterprise value to EBITDA multiples for HVCC and the publicly traded companies analyzed for the purposes of the selected companies analysis described below. Present values of cash flows and terminal values were calculated using discount rates ranging from 10.0% to 12.0%, which range was selected based on the estimated weighted average cost of capital of HVCC.

The discounted cash flow analysis resulted in a range of implied values of 38,507 KRW to 52,865 KRW per HVCC share (or approximately $35.44 to $48.66 per share, using the reference exchange rate), as compared to 52,000 KRW per HVCC share implied by the purchase price for our HVCC shares.

Selected Companies Analysis

UBS compared selected financial data of HVCC with corresponding data of (i) eight publicly traded companies in the global light vehicle supplier industry whose businesses focus on supplying light vehicle automotive parts directly to global automotive manufacturers (the “Global Tier 1 Light Vehicle Suppliers”), and (ii) three Korean publicly traded companies in the light vehicle supplier industry whose businesses focus on supplying light vehicle automotive parts (the “HMG/Korea-Focused Suppliers” and, together with the Global Tier 1 Light Vehicle Suppliers, the “selected companies”), which UBS viewed as reasonably comparable to HVCC based on UBS’s knowledge of those industries and financial and operating characteristics of such companies, including enterprise value, products supplied, geographic scope, market focus and degree of independence from customers. The selected companies are as follows:

Global Tier 1 Light Vehicle Suppliers

•	Delphi Automotive PLC

•	Magna International Inc.

•	BorgWarner Inc.

•	Autoliv, Inc.

•	Lear Corporation

•	Valeo SA

•	Visteon Corporation

•	American Axle & Manufacturing Holdings, Inc.

HMG/Korea-Focused Suppliers

•	Hyundai Mobis Co., Ltd.

•	Hyundai Wia Corporation

•	Mando Corporation

UBS reviewed, among other things, the enterprise values, calculated as equity market value based on closing stock prices on December 16, 2014, plus debt, less cash, plus minority interest, less value of equity in affiliates, of each of the selected companies as a multiple of 2014, 2015, and 2016 estimated EBITDA of such selected company (the “EV/EBITDA Multiple”). UBS also reviewed the closing stock prices on December 16, 2014 of each of the selected companies as a multiple of 2014, 2015, and 2016 estimated earnings per share of such selected company (the “P/E Multiple”). UBS then compared the multiples derived for the selected companies with corresponding multiples implied for HVCC based on the closing price of the shares of HVCC on December 16, 2014 and the price per each HVCC share implied by the purchase price for our HVCC shares. Financial data for the selected companies were based on FactSet consensus estimates, public filings and other publicly available information. Estimated financial data for HVCC were based on the forecasts prepared by managements of Visteon and HVCC. This analysis indicated the following implied mean and median multiples for the selected companies, as compared to corresponding multiples implied for HVCC:

	EV/EBITDA Multiples			P/E Multiples
	Estimated 2014 EBITDA	Estimated 2015 EBITDA	Estimated 2016 EBITDA	Estimated 2014 Earnings	Estimated 2015 Earnings	Estimated 2016 Earnings
Global Tier 1 Light Vehicle Suppliers
Delphi	8.6x	7.9x	7.1x	13.7x	12.2x	10.5x
Magna	6.5x	5.9x	5.5x	11.7x	10.1x	8.7x
BorgWarner	8.7x	7.8x	6.9x	15.7x	13.7x	11.6x
Autoliv	8.0x	7.4x	6.8x	17.3x	15.1x	13.2x
Lear	5.9x	5.2x	4.8x	11.5x	9.7x	8.8x
Valeo	5.9x	5.2x	4.7x	13.6x	11.6x	10.0x
Visteon	8.1x	7.0x	6.3x	28.2x	19.5x	15.2x
American Axle	5.8x	5.4x	5.3x	9.5x	8.4x	8.3x
Mean	7.2x	6.5x	5.9x	15.2x	12.5x	10.8x
Median	7.2x	6.5x	5.9x	13.7x	11.9x	10.3x
HMG/Korea-Focused Suppliers
Hyundai Mobis	3.0x	2.7x	2.5x	6.5x	6.1x	5.7x
Hyundai Wia	7.2x	6.3x	5.8x	10.4x	9.1x	8.1x
Mando	5.4x	5.2x	4.7x	8.6x	7.5x	6.4x
Mean	5.2x	4.7x	4.3x	8.5x	7.6x	6.8x
Median	5.4x	5.2x	4.7x	8.6x	7.5x	6.4x
Selected Companies Overall
Mean	6.6x	6.0x	5.5x	13.3x	11.2x	9.7x
Median	6.5x	5.9x	5.5x	11.7x	10.1x	8.8x
HVCC
At Dec. 16, 2014	9.4x	8.7x	7.6x	20.7x	18.6x	15.4x
Implied by the purchase price for our HVCC shares	10.0x	9.2x	8.1x	21.8x	19.7x	16.3x

Selected Transactions Analysis

UBS reviewed publicly available information relating to the following six selected transactions involving companies in the global light vehicle supplier industry whose businesses focus on supplying light vehicle automotive parts directly to global automotive manufacturers.

Announcement Date	Acquirer	Target Company
September 15, 2014	ZF Friedrichshafen AG	TRW Automotive Holdings Corp.
January 13, 2014	Visteon Corporation	Johnson Controls Inc. (Automotive Electronics Business)
October 1, 2012	Magna International Inc.	ixetic Verwaltungs GmbH
October 6, 2011	Iochpe-Maxion SA	Hayes Lemmerz International Inc.
November 2, 2009	Faurecia SA	EMCON Technologies L.L.C.
September 1, 2006	Asahi Tec Corporation	Metaldyne Corporation

UBS reviewed, among other things, enterprise values of the target company in each of the selected transactions, calculated as the purchase price paid for the target company’s equity, plus debt, less cash, plus minority interest, less value of equity in affiliates, as a multiple of the last 12 months (“LTM”) sales and EBITDA of such target company. Financial data regarding the selected transactions and used to determine the multiples was based on public filings, press releases and other publicly available information and research as of the time of announcement of the relevant transaction. This analysis indicated the following multiples of LTM sales and EBITDA, as compared to the corresponding multiples implied for HVCC based on the price per HVCC share implied by the purchase price for our HVCC shares.

Enterprise Value as Multiple of
	LTM Sales	LTM EBITDA
ZF Friedrichshafen / TRW Automotive	0.8x	7.6x
Visteon / Johnson Controls	0.2x	4.6x
Magna International / ixetic	1.0x	7.8x
Iochpe-Maxion / Hayes Lemmerz	0.4x	3.4x
Faurecia / EMCON Technologies	0.1x	6.9x
Asahi Tec / Metaldyne	0.6x	7.8x
Mean	0.5x	6.3x
Median	0.5x	7.3x
HVCC at price per HVCC share implied by the purchase price for our HVCC shares	1.0x	10.4x

Miscellaneous

Under the terms of UBS’s engagement, Visteon agreed to pay UBS for its financial advisory services in connection with sale of our HVCC shares an aggregate fee currently estimated to be approximately $14.9 million, portions of which became payable in connection with the delivery of UBS’s opinion and in connection with the public announcement of the sale of our HVCC shares, and approximately $11.4 million of which is contingent upon consummation of the sale of our HVCC shares. In addition, Visteon agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. UBS and/or its affiliates have in the past provided, and currently provide, investment banking services to Visteon unrelated to the sale of our HVCC shares, for which UBS and/or its affiliates received or expect to receive compensation, including having acted as a joint bookrunner in connection with Visteon’s senior notes offering in 2014, and providing financial advisory services unrelated to the proposed sale of our HVCC shares. In addition, UBS or an affiliate is a participant in a credit facility of Visteon for which it received and continues to receive fees and interest payments. During the last two years, UBS and/or its affiliates received, or became entitled to receive, an aggregate amount of approximately $1.1 million as fees from Visteon (excluding the approximately $14.9 million paid or payable in connection with the sale of our HVCC shares). In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of HVCC and Visteon and, accordingly, may at any time hold a long or short position in such securities.

Visteon selected UBS as its financial advisor in connection with the sale of its HVCC shares because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of business and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, and private placements.

Opinion of Rothschild as Financial Advisor to Visteon

In connection with the sale of our HVCC shares, Visteon’s Board of Directors received a written opinion from Visteon’s financial advisor, Rothschild, to the effect that, as of December 16, 2014, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild, the purchase price to be paid by Purchasers to VIHI pursuant to the Share Purchase Agreement was fair, from a financial point of view, to Visteon.

The full text of Rothschild’s written opinion dated December 16, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. We encourage you to read this opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of such opinion. Rothschild’s opinion was provided for the benefit of Visteon’s Board of Directors, solely in its capacity as such, in connection with its evaluation of the sale of our HVCC shares. Rothschild’s opinion should not be construed as creating any fiduciary duty on Rothschild’s part to any party. Rothschild’s opinion was limited to the fairness from a financial point of view, to Visteon, on the date of the opinion, of the purchase price to be paid by Purchasers to VIHI pursuant to the Share Purchase Agreement, and Rothschild expressed no opinion as to the merits of the underlying decision which Visteon may, or Visteon may cause VIHI or HVCC to, make to engage in the sale of our HVCC shares or any alternative transaction. Rothschild’s opinion did not constitute a recommendation to Visteon’s Board of Directors, the members or the board of managers of VIHI or the board of directors of HVCC, as to whether to authorize the Share Purchase Agreement or the transactions contemplated thereby, including the sale of our HVCC shares. In addition, Rothschild did not express any opinion or view with respect to, (i) the adjustments with respect to the purchase price as set forth in Section 1.02(b) of the Share Purchase Agreement, (ii) the fairness to, or any other consideration of, any holders of shares of HVCC other than VIHI or the holders of any other class of securities, or creditors or other constituencies of Visteon, VIHI or HVCC, or (iii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Visteon, VIHI or HVCC, or any class of such persons, whether relative to the purchase price pursuant to the Share Purchase Agreement or otherwise.

In arriving at its opinion, Rothschild, among other things:

•	reviewed the draft of the Share Purchase Agreement dated December 16, 2014;

•	reviewed certain publicly available business and financial information concerning HVCC and the industries in which it operates;

•

compared the proposed financial terms of the sale of our HVCC shares with the publicly available financial terms of certain transactions involving companies Rothschild deemed generally relevant and the consideration received in such transactions;

•

compared the financial and operating performance of HVCC with publicly available information concerning certain other public companies Rothschild deemed generally relevant, including data relating to public market trading levels and implied multiples;

•	reviewed the current and historical market prices of the shares of HVCC;

•

reviewed certain internal financial analyses and forecasts for HVCC prepared by the management of Visteon relating to HVCC’s business as approved for Rothschild’s use by Visteon (the “Forecasts”), as more fully described below in the section entitled “—Projected Financial Information” beginning on page [—] of this proxy statement;

•	performed such other financial studies and analyses and considered such other information as Rothschild deemed appropriate for the purposes of this opinion; and

•

held discussions with certain members of the managements of HVCC and Visteon with respect to the sale of our HVCC shares, the past and current business operations and financial condition of HVCC, the Forecasts and certain other matters Rothschild believed necessary or appropriate to its inquiry.

In arriving at its opinion, Rothschild, with the consent of Visteon’s Board of Directors, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to Rothschild by Visteon, VIHI, HVCC, their respective associates, affiliates and advisors, or otherwise reviewed by or for Rothschild, and Rothschild did not assume any responsibility or liability therefor. Rothschild did not conduct any valuation or appraisal of any assets or liabilities of Visteon, VIHI, HVCC or either of Purchasers, nor were any such valuations or appraisals provided to Rothschild, and Rothschild did not express any opinion as to the value of such assets or liabilities. Rothschild did not evaluate the solvency or fair value of Visteon, VIHI, HVCC or either of Purchasers under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Rothschild did not assume any obligation to conduct any physical inspection of the properties or the facilities of Visteon, VIHI, HVCC or either of Purchasers. For purposes of its opinion, with the consent of Visteon’s Board of Directors, Rothschild evaluated the fairness from a financial point of view of the purchase price to be paid for our HVCC shares owned by VIHI based on valuation analyses of HVCC as a whole and the assumption that in any transaction providing for the sale of only our HVCC shares owned by VIHI, VIHI should receive the same consideration per share of HVCC that VIHI would receive in a transaction providing for (i) the sale of all shares of HVCC and other equity securities of HVCC owned by VIHI and all other holders thereof and (ii) VIHI and all other holders of shares of HVCC receiving the same consideration per share of HVCC. In relying on the Forecasts provided to Rothschild or discussed with Rothschild by Visteon, Rothschild assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Visteon’s management as to the expected future results of operations and financial condition of HVCC. Rothschild expressed no view as to the reasonableness of such financial analyses and forecasts or any assumption on which they were based. Rothschild assumed that the sale of our HVCC shares will be consummated as contemplated in the Share Purchase Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Share Purchase Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the sale of our HVCC shares, no material delays, limitations, conditions or restrictions will be imposed.

For purposes of rendering its opinion, Rothschild assumed that there had not occurred any material change in the assets, financial condition, results of operations, business or prospects of HVCC since the date of the most recent financial statements and other information, financial or otherwise, relating to HVCC made available to Rothschild, and that there was no information or any facts that would make any of the information reviewed by Rothschild incomplete or misleading. Rothschild did not express any opinion as to the transactions contemplated by Section 4.15 of the Share Purchase Agreement. Rothschild also did not express any opinion as to any tax or other consequences that may result from the sale of our HVCC shares, nor did its opinion address any legal, tax, regulatory or accounting matters. Rothschild relied as to all legal, tax and regulatory matters relevant to rendering its opinion upon the assessments made by Visteon and Visteon’s other advisors with respect to such issues. In arriving at its opinion, Rothschild did not take into account any litigation, regulatory or other proceeding that was pending or may be brought against Visteon, VIHI, HVCC, either of Purchasers or any of their respective affiliates. In addition, Rothschild relied upon and assumed, without independent verification, that the final form of the Share Purchase Agreement will not differ in any material respect from the draft of the Share Purchase Agreement.

Rothschild’s opinion was necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they existed and could be evaluated on, and the information made available to Rothschild as of, the date of its opinion and the conditions, prospects, financial and otherwise, of Visteon, VIHI and HVCC, as they were reflected in the information provided to Rothschild and as they were represented to Rothschild in discussions with the management of Visteon. Rothschild expressed no opinion as to the price at which the shares of HVCC or the shares of common stock of Visteon will trade at any future time. Rothschild’s opinion was limited to the fairness, from a financial point of view, to Visteon of the purchase price to be paid by Purchasers to VIHI pursuant to the Share Purchase Agreement and Rothschild expressed no opinion as to any underlying decision which Visteon may have made, or Visteon may have caused VIHI or HVCC to make, to engage in the sale of our HVCC shares or any alternative transaction. Rothschild did not express any opinion as to the relative merits of the sale of our HVCC shares as compared to any alternative transaction. Rothschild was not asked to, nor did Rothschild, offer any opinion as to the terms, other than the purchase price and only to the extent expressly set forth in its opinion, of the Share Purchase Agreement or the sale of our HVCC shares, including, without limitation, any ongoing obligations of Visteon, VIHI or HVCC.

Rothschild employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion reached by Rothschild. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Rothschild was based on all analyses and factors taken as a whole and also on application of Rothschild’s experience and judgment, which conclusion may involve significant elements of subjective judgment and qualitative analysis. In its analyses, Rothschild considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Visteon, Purchasers, VIHI or HVCC. No company, transaction or business used in those analyses as a comparison is identical to HVCC or the sale of our HVCC shares, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Rothschild’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Rothschild’s analyses and estimates are inherently subject to substantial uncertainty.

Summary of Financial Analyses of Rothschild

The financial analyses summarized below include information presented in tabular format. In order to fully understand Rothschild’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Rothschild’s financial analyses. The order of analyses described below does not represent the relative importance or weight given to the analysis by Rothschild.

Based upon the purchase price and exchange rate set forth in the Share Purchase Agreement, as to which Rothschild expressed no opinion, Rothschild used an implied purchase price per share of HVCC of 52,000 Korean Won (“KRW”) as a reference point for purposes of its analyses.

Illustrative Historical Stock Prices

Rothschild reviewed the closing prices of the shares of HVCC during the 52-week period ended December 15, 2014 (the last trading day prior to the announcement of the sale of our HVCC shares in the United States). Rothschild noted that during such period, the closing prices of shares of HVCC ranged from KRW35,100 to KRW55,000 (or approximately $32.31 to $50.63 per share, using the reference exchange rate).

Selected Public Companies Analysis

Rothschild analyzed the market values and trading multiples of the following publicly traded climate/thermal automotive suppliers and Korean automotive suppliers, which were selected based upon the experience and judgment of Rothschild and were deemed by Rothschild to be generally relevant to HVCC from a business and financial perspective:

Climate/Thermal automotive suppliers:

•	Calsonic Kansei Corporation

•	Delphi Automotive PLC

•	Denso Corporation

•	Modine Manufacturing Company

•	Sanden Corporation

•	Visteon

•	Valeo SA

Korean automotive suppliers:

•	Hankook Tire Co. Ltd.

•	Hyundai Mobis Co. Ltd.

•	Mando Corporation

Although none of the companies listed above is identical or directly comparable to HVCC, these companies are publicly traded companies with similarities in business or operating characteristics, such as product portfolio, lines of business, geographic markets, business risks, revenue drivers, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Rothschild considered similar to HVCC. In evaluating the selected companies, Rothschild made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Visteon, VIHI, HVCC or Purchasers, such as the impact of competition on the business of HVCC or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of HVCC or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

For purposes of this analysis, for each of the selected companies, Rothschild reviewed public filings made by such company for historical information and research analyst estimates published by Capital IQ and calculated the following metrics:

•

enterprise value (“EV”), calculated as fully-diluted market value based on closing stock prices on December 15, 2014 plus debt, minority interest and after-tax underfunded pension liability less cash and cash equivalents and equity interest in affiliates, as a multiple (“EV/EBITDA ratio”) of estimated non-GAAP earnings before interest, taxes, depreciation and amortization (“EBITDA”) plus the add-back of pension interest cost for fiscal year 2014, fiscal year 2015, and fiscal year 2016, respectively;

•

EV, as a multiple (“EV/EBIT ratio”) of estimated non-GAAP earnings before interest and taxes (“EBIT”) plus the add-back of pension interest cost for fiscal year 2014, fiscal year 2015, and fiscal year 2016, respectively; and

•

closing stock price as of December 15, 2014, as a multiple (“P/E ratio”) of estimated earnings per share (“EPS”) plus the add-back of after-tax pension interest cost per share for fiscal year 2014, fiscal year 2015, and fiscal year 2016, respectively.

The results of Rothschild’s review of the above metrics of the selected companies are summarized in the chart below:

	EV/EBITDA ratio			EV/EBIT ratio			P/E ratio
	2014E	2015E	2016E	2014E	2015E	2016E	2014E	2015E	2016E
Climate/Thermal automotive suppliers
Calsonic Kansei Corporation	3.6x	3.3x	3.1x	5.5x	5.6x	5.0x	8.1x	8.0x	7.3x
Delphi Automotive PLC	8.6x	7.9x	7.1x	11.1x	10.1x	9.0x	13.6x	12.4x	11.0x
Denso Corporation	6.6x	6.1x	5.7x	10.3x	9.6x	8.8x	15.1x	14.3x	13.1x
Modine Manufacturing Company	5.9x	4.9x	4.6x	10.1x	8.0x	7.1x	15.6x	12.4x	10.3x
Sanden Corporation	9.7x	8.0x	7.1x	Not Material	Not Material	Not Material	13.7x	10.6x	8.5x
Visteon	7.9x	7.4x	6.6x	12.3x	11.2x	9.8x	20.4x	15.7x	14.8x
Valeo SA	5.7x	5.1x	4.7x	9.6x	8.4x	7.4x	12.8x	11.0x	9.7x
Korean automotive suppliers
Hankook Tire Co. Ltd.	5.2x	5.0x	4.7x	7.3x	7.2x	6.7x	8.6x	8.1x	7.4x
Hyundai Mobis Co. Ltd.	2.7x	2.4x	2.2x	3.2x	2.9x	2.7x	6.6x	6.1x	5.7x
Mando Corporation	7.3x	4.9x	4.4x	8.9x	8.0x	7.0x	9.3x	8.1x	7.0x

Rothschild then calculated a range of implied values per share of HVCC by applying the above illustrative EV/EBITDA ratio ranges of selected companies of 2.7x to 9.7x for fiscal year 2014 and of 2.4x to 8.0x for fiscal year 2015, respectively, to the estimated EBITDA of HVCC (as adjusted for the costs of pension interest) for fiscal year 2014 and fiscal year 2015, respectively, in each case as provided in the Forecasts, to reach a range of implied EVs. To calculate implied equity values, Rothschild then subtracted from such implied EVs the estimated amount of debt, after-tax underfunded pension liability, minority interest and added the estimated amount of cash and equity interest of HVCC in affiliates, in each case as provided in the Forecasts. Rothschild then divided such implied equity values by the number of shares of HVCC outstanding as of December 15, 2014 to reach the following ranges of implied values per share of HVCC:

	2014E	2015E
Implied Value Per Share of HVCC	KRW13,800-KRW50,859	KRW13,277-KRW45,331
	(or, using the reference exchange rate, approximately $12.70-$46.81)	(or, using the reference exchange rate, approximately $12.22-$41.73)

Rothschild also calculated a range of implied values per share of HVCC by applying the illustrative EV/EBIT ratio ranges of selected companies of 3.2x to 12.3x for fiscal year 2014 and of 2.9x to 11.2x for fiscal year 2015, respectively, to the estimated EBIT of HVCC (as adjusted for the costs of pension interest) for fiscal year 2014 and fiscal year 2015, respectively, in each case as provided in the Forecasts, to reach a range of implied EVs. Using its professional judgment and experience, Rothschild excluded the EV/EBIT metrics of Sanden Corporation from this analysis, because of the low EBIT numbers of Sanden. To calculate implied equity values, Rothschild then subtracted from such implied EVs the estimated amount of debt, after-tax underfunded pension liability, minority interest and added the estimated amount of cash and equity interest of HVCC in affiliates, in each case as provided in the Forecasts. Rothschild then divided such implied equity values by the number of shares of HVCC outstanding as of December 15, 2014 to reach the following ranges of implied values per share of HVCC:

	2014E	2015E
Implied Value Per Share of HVCC	KRW10,311-KRW41,116	KRW10,287-KRW41,225
	(or, using the reference exchange rate, approximately $9.49-$37.85)	(or, using the reference exchange rate, approximately $9.47-$37.95)

Rothschild also applied the illustrative P/E ratio ranges of selected companies of 6.6x to 20.4x for fiscal year 2014 and of 6.1x to 15.7x for fiscal year 2015, respectively, to the estimated net earnings of HVCC (as adjusted for the after-tax costs of pension interest) for fiscal year 2014 and fiscal year 2015, respectively, in each case as provided in the Forecasts, to reach a range of implied equity values. Rothschild then divided such implied EVs by the number of shares of HVCC outstanding as of December 15, 2014 to reach the following ranges of implied values per share of HVCC:

	2014E	2015E
Implied Value Per Share of HVCC	KRW16,227-KRW50,115	KRW16,595-KRW42,713
	(or, using the reference exchange rate, approximately $14.94-$46.13)	(or, using the reference exchange rate, approximately $15.28-$39.32)

Illustrative Equity Research Future Stock Price Targets

Rothschild reviewed the generally available public market trading price targets for the shares of HVCC prepared and published by research analysts as of November 21, 2014 (the last trading day before the reporting of a potential transaction between the parties) and as of December 15, 2014, respectively. Rothschild noted that, with respect to November 21, 2014, analysts’ price targets ranged from KRW43,000 to KRW70,000 (or, using the reference exchange rate, approximately $39.58 to $64.43). With respect to December 15, 2014, Rothschild noted that analysts’ price targets ranged from KRW42,000 to KRW70,000 (or, using the reference exchange rate, approximately $38.66 to $64.43).

Selected Precedent Transactions Analysis

Rothschild analyzed the transaction value multiples paid in (1) selected transactions involving companies engaging in climate control and thermal management systems manufacturing (“Climate Transactions”) and (2) selected transactions since November 2009 involving automotive suppliers with a transaction value greater than $500 million (“Automotive Suppliers Transactions”).

For purposes of its analyses, Rothschild relied on public filings made by the companies involved in the selected transactions for historical information and research analyst estimates published by S&P and Capital IQ and calculated the following metrics of each such selected transaction:

•	the implied EV of the target of the selected transaction as a multiple (“EV/LTM Revenue ratio”) of last-twelve-months (“LTM”) revenue of the target at the time of each such selected transaction; and

•	the implied EV of the target of the selected transaction as a multiple (“EV/LTM EBITDA ratio”) of LTM EBITDA of the target at the time of each such selected transaction.

The results of Rothschild’s analysis are summarized in the chart below:

Selected Climate Transactions
Announcement Date	Acquirer	Target Company	EV/LTM Revenue Ratios	EV/LTM EBITDA Ratios
June 2014	HVCC	Cooper Standard Thermal & Emissions.	Not Available	Not Available
January 2013	Halla Climate Control	Visteon Corporation (Automotive Climate)	Not Available	Not Available
May 2012	Global Temperature Control, LLC	Santech Industries, Inc.	Not Available	Not Available
May 2012	Standard Motor Products Inc.	CompressorWorks	0.64x	Not Available
June 2011	Sogefi	Mark IV Industries	0.55x	5.1x
August 2008	Mobile Climate Control Industries	Acme Radiator & Air Conditioning	1.28x	Not Available
May 2008	EQT Partners AB	Titanx Engine Cooling AB	0.45x	Not Available
February 2008	Haldex AB	Concentric plc	1.25x	Not Available
November 2007	Ningbo Huaxiang Electronic Co.	Fawer Automotive Parts Company (49%)	Not Available	Not Available
May 2007	Oaktree Capital Management	TI Automotive Limited	Not Available	Not Available
March 2007	Orhan Holding	Dana (Fluid Products Hose and Tubing)	0.38x	Not Available
November 2006	Camada Group	Spectra Premium Industries	0.54x	6.1x

Selected Automotive Suppliers Transactions
August 2014	Lear	Eagle Ottawa	0.85x	Not Available
July 2014	ZF Friedrichshafen	TRW Automotive	0.76x	7.9x
May 2014	AVIC Electromechanical Systems	Hilite International	1.22x	Not Available
May 2014	American Securities	Grede Holdings	Not Available	Not Available
February 2014	Continental	Veyance Technologies	0.93x	6.9x
October 2013	Crestview Partners; CITIC	Stackpole	Not Available	5.4x
May 2013	Bain Capital	FTE Automotive	0.90x	5.5x
December 2012	American Securities	Metaldyne	Not Available	Not Available
October 2012	American Securities	HHI Group Holdings	0.89x	Not Available
May 2012	Delphi Automotive	FCI SA	1.11x	Not Available
October 2011	Iochpe-Maxion	Hayes Lemmerz	0.42x	3.4x
September 2011	Nisshinbo Holdings Inc.	TMD Friction Group	0.94x	8.5x
November 2009	Faurecia	Emcon	0.14x	6.6x

Based on the EV/LTM EBITDA ratios calculated above and on Rothschild’s professional judgment, Rothschild applied an illustrative range of EV/LTM EBITDA ratios of 6.0x to 8.0x to the estimated EBITDA of HVCC for fiscal year 2014 (as adjusted for the pension interest cost) as provided in the Forecasts, to reach a range of implied EVs. Rothschild then subtracted from such implied EVs the estimated amount of debt, after-tax underfunded pension liability, and minority interest and added the estimated amount of cash and equity interest of HVCC in affiliates, in each case as provided in the Forecasts, to reach implied equity values. Rothschild then divided such implied equity values by the number of shares of HVCC outstanding as of December 15, 2014 to reach a range of implied values per share of HVCC of KRW31,638 to KRW41,670 (or, using the reference exchange rate, approximately $29.12 to $38.36 per share).

Illustrative Discounted Cash Flow Analysis

Rothschild performed an illustrative discounted cash flow analysis of HVCC to derive a range of implied values per share of HVCC. Assuming a 24.2% tax rate, the South Korean corporate tax rate as provided by KPMG, Rothschild calculated a range of implied EVs, by adding (x) the estimated unlevered, after-tax free cash flows over fiscal years 2015 through 2018 based on the Forecasts, after the application of an illustrative after-tax discount rate of 10.1%, which was based on the estimated weighted average cost of capital for HVCC, to (y) the terminal value of HVCC for fiscal year 2018. Rothschild estimated the terminal value of HVCC for the fiscal year 2018 by applying an illustrative range of growth rates in perpetuity of 1.5% to 3.5%, which Rothschild selected using its experience and professional judgment, to the estimated unlevered, after-tax free cash flow for fiscal year 2018 based on the Forecasts. Rothschild then subtracted from such illustrative EVs the estimated amount of debt, after-tax underfunded pension liability, minority interest and added the estimated amount of cash and equity interest of HVCC in affiliates, in each case as provided in the Forecasts, to reach a range of implied equity values. Rothschild then divided such implied equity values by the number of shares of HVCC outstanding as of December 15, 2014 to reach a range of implied values per share of HVCC of KRW44,384 to KRW55,018 (or, using the reference exchange rate, approximately $40.85 to $50.64 per share).

Miscellaneous

Rothschild is acting as financial advisor to Visteon with respect to the sale of our HVCC shares and received a fee of $2.5 million upon delivery of its opinion and will receive a fee of approximately $9.9 million upon the consummation of the sale of our HVCC shares. In addition, Visteon agreed to reimburse Rothschild’s expenses and indemnify Rothschild against certain liabilities that may arise out of its engagement. Rothschild or its affiliates may in the future provide financial services to Visteon, VIHI, HVCC, either of Purchasers and/or their respective affiliates, including Hahn & Co., an affiliate of Hahn, and its affiliates and portfolio companies, in the ordinary course of its businesses from time to time and may receive fees for the rendering of such services. In addition, Rothschild provided in the past two years, is providing, and will continue to provide, financial advisory services to Visteon, and was, and will be, paid customary fees for such services. Specifically, Rothschild provided financial advisory services to Visteon in connection with certain asset dispositions and acquisitions as well as general strategic advisory services. During the two year period ended December 16, 2014, Rothschild has received compensation for financial advisory services provided directly to Visteon and/or to its affiliates of approximately $16 million. Rothschild or its affiliates also may have provided in the past two years, may be providing, may continue to provide, and may in the future provide financial services to some or all of the equity investors in Hahn and may have been, or may be, paid customary fees for such services.

In the ordinary course of business, Rothschild or its affiliates may actively trade the securities or related derivative securities, or financial instruments of Visteon, VIHI, HVCC or either of Purchasers and their respective affiliates, including Hahn & Co. and its affiliates and portfolio companies, for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Rothschild’s opinion was given and speaks only as of its date. Subsequent developments may affect Rothschild’s opinion and the assumptions used in preparing it, and Rothschild does not have any obligation to update, revise, or reaffirm its opinion. Rothschild’s opinion was approved by the Global Financial Advisory Commitment Committee of Rothschild.

Interests of the Directors and Executive Officers in the Sale of our HVCC shares

In considering the recommendation of the Board of Directors, you should be aware that some of our directors and executive officers have interests in the sale of our HVCC shares that are different from, or in addition to, those of our stockholders. The Board of Directors was aware of these interests and considered them, among other matters, in making its recommendation.

The interests related to or arise from, among other things:

•	the accelerated vesting of stock options and stock appreciation rights held by certain executive officers;

•

the potential accelerated vesting and/or payout of performance stock units and restricted stock units held by certain executive officers if such executive officer’s employment were to be terminated following the sale of our HVCC shares;

•	the potential receipt of severance payments and benefits by executive officers if such executive officer’s employment were to be terminated following the sale of our HVCC shares; and

•	the potential acceleration of deferred compensation and retirement benefits of executive officers if such executive officer’s employment were to be terminated following the sale of our HVCC shares.

These interests are described below. The dates used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur.

Treatment of Equity and Equity-Based Awards held by Executive Officers

Upon a change in control, all stock options and stock appreciation rights granted under the Visteon Corporation 2010 Incentive Plan (the “Incentive Plan”) become immediately vested.

Upon a change in control, any outstanding restricted stock units granted under the Incentive Plan (i) if such units are not assumed, converted or replaced by the acquirer or other continuing entity, become immediately vested, or (ii) if the units are assumed, converted or replaced by the acquirer or other continuing entity and the executive officer’s employment is terminated by Visteon without cause or by the executive officer for good reason within twenty-four (24) months after such change in control, become immediately vested or (iii) vested on a pro rata basis if the executive officer’s employment is terminated without cause (or for good reason for certain executive officers) and either a change in control has occurred before the termination of employment or the executive officer had remained in the employ of the Company for at least 180 days following the grant date (to the extent not accelerated pursuant to (ii)).

Upon a change in control, the performance stock units granted under the Incentive Plan, (i) if such units are not assumed, converted or replaced by the acquirer or other continuing entity, become immediately vested to the extent that the performance metrics have been achieved as of the date of such change in control (with any remainder being forfeited), or (ii) if the units are assumed, converted or replaced by the acquirer or other continuing entity and the executive officer’s employment continues beyond the date that is twenty-four (24) months after such change in control, become time-based units to the extent that the performance metrics have been achieved as of the date of such change in control (with any remainder being forfeited) and vest, if at all, on its scheduled vesting date. However, upon a change in control in which the acquirer or other continuing entity assumes, converts or replaces such units, the performance stock units will become immediately vested to the extent that the performance metrics have been achieved as of the date of such change in control (with any remainder being forfeited) if the executive officer’s employment is terminated without cause or for good reason (each as defined in the applicable change in control agreements) within twenty-four (24) months following the change in control.

In addition, the special performance cash award made to Mr. Thall in 2013 (the “Electronics Special Award”) under the Incentive Plan will continue to vest in accordance with the existing schedule if such award is assumed by the acquirer and Mr. Thall’s employment continues beyond two (2) years after such change in control or sale of the electronics business unit. A valuation of the electronics business unit will be made as of the date of such change in control or sale of the electronics business unit, and Mr. Thall will receive payouts of the Electronics Special Award based on the increase in valuation using the change in control valuation. If the Electronics Special Award is not assumed by the acquirer or Mr. Thall’s employment is terminated without cause within two (2) years after such change in control or sale of the electronics business unit, then the remaining unvested and unpaid portion of the Electronics Special Award becomes vested. A valuation of the electronics business unit will be made as of the date of such change in control or sale of the electronics business unit, and Mr. Thall will receive a payment based on the increase in the valuation multiplied by the percentage of the award that remains unvested and unpaid as of such date.

Payments to Directors and Executive Officers Upon Termination Following Change in Control

Based on the assumptions used in the table entitled “Golden Parachute Compensation” beginning on page [—] of this proxy statement, persons who have been an executive officer of the Company since the beginning of fiscal year 2014 will potentially be entitled to aggregate compensation of $92,299,255 in connection with the proposed sale of our HVCC shares. Assuming a stock price of $96.115 per share of Visteon stock, our directors will potentially be entitled to total aggregate compensation of $5,384,843 in connection with the proposed sale of our HVCC shares.

Change in Control Agreements

The following executive officers are parties to a Change in Control Agreement, which we will refer to as the change in control agreements. The change in control agreements provide enhanced benefits in the event an executive officer party thereto experiences a qualifying termination of employment for cause or resignation for good reason, which we refer to as a termination of employment, in conjunction with the completion of a transaction such as the sale of all or substantially all of Visteon’s assets.

No executive officer’s severance payments pursuant to a change in control agreement may exceed the greater of (i) the largest portion of the payment that would result in no portion of the payment being subject to an excise tax under Sections 280G and 4999 of the Code, which we refer to as the excise tax, and (ii) the total payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and any excise tax (all computed at the highest applicable marginal rate) that results in such executive officer’s receipt, on an after-tax basis, of the greater amount of the payment notwithstanding that all or some portion of the payment may be subject to the excise tax.

Timothy D. Leuliette

Timothy D. Leuliette, Chief Executive Officer and President, is currently party to a change in control agreement, dated September 30, 2012. Pursuant to the terms of the change in control agreement, if Mr. Leuliette experiences a termination of employment on or within two (2) years following a change in control and executes an effective release, Mr. Leuliette is entitled to the following severance benefits: (i) a lump sum payment of two and one-half times (2.5x) the sum of his base salary and target bonus; (ii) a lump sum payment of any accrued but unpaid bonus for the fiscal year preceding the year of termination and a pro rata bonus at target for the fiscal year during which termination occurs; (iii) reimbursement for outplacement services; (iv) reimbursement for legal fees and expenses incurred in disputing in good faith any issue arising out of the change in control agreement; and (v) life, accident and health insurance benefits for Mr. Leuliette and his dependents for eighteen (18) months following termination.

Jeffrey M. Stafeil and Martin T. Thall

Jeffrey M. Stafeil, Chief Financial Officer and Executive Vice President, and Martin T. Thall, Executive Vice President and President, Electronics, are each currently parties to a change in control agreement providing that if Messrs. Stafeil or Thall, as applicable, experiences a termination of employment on or within two (2) years following a change in control and executes an effective release, the applicable executive is entitled to the following severance benefits: (i) a lump sum payment of two times (2x) the sum of his base salary and target bonus; (ii) a lump sum payment of any accrued but unpaid bonus for the fiscal year preceding the year of termination and a pro rata bonus at target for the fiscal year during which termination occurs; (iii) accelerated vesting of benefits under the Company’s 2010 Supplemental Retirement Plan, Savings Parity Plan or any successors to such plans; (iv) reimbursement for outplacement services; (v) reimbursement for all legal fees and expenses incurred by the applicable executive in disputing in good faith any issue arising out of the change in control agreement; and (vi) life, accident and health insurance benefits for the applicable executive and his dependents for eighteen (18) months following termination.

Michael J. Widgren, Michael K. Sharnas and Peter M. Ziparo

Michael J. Widgren, Senior Vice President, Corporate Controller and Chief Accounting Officer, Michael K. Sharnas, Assistant General Counsel and former Senior Vice President and General Counsel, and Peter M. Ziparo, Vice President and General Counsel, are each currently parties to a change in control agreement providing that if Messrs. Widgren, Sharnas or Ziparo, as applicable, experiences a termination of employment on or within two (2) years following a change in control and executes an effective release, the applicable executive is entitled to the following severance benefits: (i) a lump sum payment of one and one-half times (1.5x) the sum of his base salary and target bonus; (ii) a lump sum payment of any accrued but unpaid bonus for the fiscal year preceding the year of termination and a pro rata bonus at target for the fiscal year during which termination occurs; (iii) accelerated vesting of benefits under the Company’s 2010 Supplemental Retirement Plan, 2010 Pension Parity Plan, Savings Parity Plan or any successors to such plans; (iv) reimbursement for outplacement services; (v) reimbursement for all legal fees and expenses incurred by the applicable executive in disputing in good faith any issue arising out of the change in control agreement; and (vi) life, accident and health insurance benefits for the applicable executive and his dependents for eighteen (18) months following termination.

YH Park

The change in control agreement proposed to be entered into with YH Park, President and Chief Executive Officer of HVCC, provides, subject to shareholder approval at HVCC, that if Mr. Park experiences a termination of employment on or within two (2) years following a change in control and executes an effective release, Mr. Park is entitled to the following severance benefits: (i) a lump sum payment of two times (2x) the sum of his base salary and target bonus; (ii) a lump sum payment of Mr. Park’s target annual incentive in respect of the fiscal year during which his termination occurs; (iii) a lump sum payment of benefits accrued by or payable to Mr. Park at the time of termination, including benefits under any retirement plan, pension plan, savings plan or any successor to any such plan and the benefits then accrued by or payable to Mr. Park under any other nonqualified plan providing supplemental retirement or deferred compensation benefits shall become fully vested; (iv) reimbursement for outplacement services; and (v) life, accident and health insurance benefits for Mr. Park and his dependents for eighteen (18) months following termination.

Director Plans

The Visteon Corporation Non-Employee Director Stock Unit Plan provides for the lump sum payout of outstanding amounts upon a change in control. The Visteon Corporation Deferred Compensation Plan for Non-Employee Directors provides non-employee directors the opportunity to voluntarily defer cash remuneration that will be earned for the future performance of services as members of the Board of Directors. Upon a change in control, directors’ accounts are to be paid out in a single, lump-sum payment, notwithstanding any prior distribution elections. In addition, the vesting of annual restricted stock units awarded to the non-executive Chairman of the Board under the Incentive Plan would be accelerated upon a change in control.

Golden Parachutes

The following tables show the estimated amounts of payments and benefits that each named executive officer would receive in connection with the sale of the HVCC shares, assuming consummation of the sale occurred on February 28, 2015 and the employment of the named executive officer was terminated without cause or the named executive officer resigned for good reason on such date.

The table below, entitled “Golden Parachute Compensation,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation payable to Visteon’s President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Executive Vice President and President, Electronics, the continuing named executive officers as determined for purposes of its most recent annual proxy statement, which compensation is subject to an advisory vote of Visteon’s shareholders, as described below in “Proposal 3: Advisory Vote on Executive Compensation Arrangements Related to the Sale of our HVCC Shares” beginning on page [—].

The calculations in the table below do not include amounts the named executive officers were already entitled to receive or vested as of February 28, 2015, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all of the salaried employees of Visteon. In addition to the assumptions regarding the consummation date of the sale of our HVCC shares and termination of the employment of the named executive officers, these estimates are based on certain other assumptions that are described in the footnotes accompanying the tables below. Accordingly, the ultimate values to be received by a named executive officer in connection with the sale of our HVCC shares may differ from the amounts set forth below.

Golden Parachute Compensation (1)

Name	Cash ($)(2)	Equity ($)(3)	Pension/ NQDC ($)(4)	Perquisites/ Benefits ($)(5)	Other ($)(6)	Total ($)
Timothy D. Leuliette	6,909,584	39,413,522	—	12,441	50,000	46,385,547
Jeffrey M. Stafeil	2,574,451	13,666,326	371,615	18,115	50,000	16,680,507
Martin T. Thall	7,203,629	1,123,128	104,799	10,748	50,000	8,492,304

(1)	Messrs. Meszaros and Pallash and Ms. Greenway, who were named executive officers for purposes of the Company’s most recent annual proxy statement, have been excluded because their employment ceased prior to 2014, and, as a result, they are not entitled to golden parachute compensation.
(2)	As described in “The Sale of Our HVCC Shares—Interests of the Directors and Executive Officers in the Sale of our HVCC Shares—Payments to Directors and Executive Officers Upon Termination Following Change in Control—Change in Control Agreements,” the cash payments to the named executive officers consist of the sum of (i) a lump sum payment of two and one-half times (2.5x) the sum of base salary and target bonus for Mr. Leulliette and a lump sum payment of two times (2x) the sum of base salary and target bonus for Messrs. Stafeil and Thall, as applicable, and (ii) a lump sum payment of any accrued but unpaid bonus for the fiscal year preceding the year of qualifying termination and a pro rata bonus at target for the fiscal year during which such qualifying termination occurs, assuming each named executive officer experiences a qualifying termination of such named executive officer’s employment within two (2) years of a change in control. No amounts are payable under the named executive officers’ change in control agreements as a result of a single-trigger event. Additionally for Mr. Thall, as described in “The Sale of Our HVCC Shares—Interests of the Directors and Executive Officers in the Sale of our HVCC Shares—Treatment of Equity and Equity-Based Awards held by Executive Officers,” this column includes an estimated cash payment of $4,982,296 upon the accelerated vesting of his Electronics Special Award following a qualifying termination of his employment within two (2) of a change in control. The Electronics Special Award would be paid in three (3) equal annual installments beginning in 2016 if there was no qualifying termination of Mr. Thall’s employment.

The cash payments described in this column (2) include the following components:

Name	Multiple of Base Salary and Target Bonus Award ($)	Prorated Target Annual Bonus ($)	Special Performance Cash Award ($)	Total ($)
Timothy D. Leuliette	6,662,813	246,771	—	6,909,584
Jeffrey M. Stafeil	2,482,506	91,945	—	2,574,451
Martin T. Thall	2,142,000	79,333	4,982,296	7,203,629

(3)	As described in “The Sale of Our HVCC Shares—Interests of the Directors and Executive Officers in the Sale of our HVCC Shares—Treatment of Equity and Equity-Based Awards held by Executive Officers,” the equity amounts consist of the accelerated vesting of each named executive officer’s outstanding restricted stock units (RSUs) and/or performance stock units (PSUs) following a qualifying termination of employment within twenty-four (24) months of a change in control. Amounts shown in this column represent the market value of restricted stock units and/or performance stock units, determined using a per share price of $105.29, the average closing market price over the first five (5) business days following the public announcement of the entry into the Share Purchase Agreement on December 17, 2014. No stock awards held by these persons would accelerate as a result of a single-trigger event.

The equity payments described in this column (3) include the following components:

Name	Unvested RSUs ($)	Unvested PSUs ($)	Total ($)
Timothy D. Leuliette	2,992,237	36,421,285	39,413,522
Jeffrey M. Stafeil	1,020,365	12,645,961	13,666,326
Martin T. Thall	1,123,128	—	1,123,128

(4)	As described in “The Sale of Our HVCC Shares—Interests of the Directors and Executive Officers in the Sale of our HVCC Shares—Payments to Directors and Executive Officers Upon Termination Following Change in Control—Change in Control Agreements,” the value of pension and nonqualified deferred compensation benefit enhancements consists of the accelerated vesting of benefits under the our Savings Parity Plan and Defined Contribution SERP for Messrs. Stafeil and Thall, as of February 28, 2015, assuming each named executive officer experiences a qualifying termination of employment within two (2) years of a change in control. Mr. Leuliette was already vested in his account balances.

The pension and nonqualified deferred compensation benefit enhancements described in this column (4) include the following components:

Name	Savings Parity Plan ($)	Defined Contribution SERP ($)	Total ($)
Jeffrey M. Stafeil	116,061	255,554	371,615
Martin T. Thall	25,937	78,862	104,799

(5)	As described in “The Sale of Our HVCC Shares—Interests of the Directors and Executive Officers in the Sale of our HVCC Shares—Payments to Directors and Executive Officers Upon Termination Following Change in Control—Change in Control Agreements,” the value in this column represents an estimate, based on current insurance premiums, of the cost of life, accident and health insurance benefits for each named executive officer and his dependents for eighteen (18) months following a qualifying termination within two (2) years of a change in control.
(6)	As described in “The Sale of Our HVCC Shares—Interests of the Directors and Executive Officers in the Sale of our HVCC Shares—Payments to Directors and Executive Officers Upon Termination Following Change in Control—Change in Control Agreements,” value in this column represents the maximum allowable cost of outplacement services following a qualifying termination of such named executive officer’s employment within two (2) years of a change in control. Amounts to be paid by the Company will be based on expenses actually incurred by the named executive officers and may be significantly less than the amounts presented in the table.

Financing

We estimate that the total funds needed by Purchasers to consummate the transactions contemplated by the Share Purchase Agreement, including the acquisition of our HVCC shares, will be approximately $3.5 billion, excluding fees and expenses incurred in connection with the transactions contemplated by the Share Purchase Agreement. Hahn has secured committed financing for its portion of the purchase price, consisting of a combination of (i) equity contributions to be provided by affiliates of Hahn & Co., and (ii) debt financing to be arranged and underwritten by Korea Exchange Bank, NH Investment & Securities Co., Ltd. and Shinhan Bank. Hankook has represented that it has available to it sufficient resources to fund its portion of the purchase price and associated costs and expenses at closing. Hahn is responsible for any out-of-pocket expenses incurred in connection with obtaining its financing. The Share Purchase Agreement also provides that either party may specifically enforce the other party’s obligations under the Share Purchase Agreement, provided that Visteon may only seek to cause Hahn to cause the funding of the equity financing or cause Hankook to fulfill its payment obligation if certain conditions are satisfied, including (i) the satisfaction of the conditions to Purchasers’ obligation to consummate the closing under the Share Purchase Agreement, and (ii) the debt financing described below or any alternative financing (if applicable) having been funded at or before the closing in accordance with its terms if the equity financing is funded at the closing.

Hahn has agreed to use its reasonable best efforts to obtain the equity and debt financing substantially on the terms and conditions described in the commitment letters. If any portion of the financing becomes unavailable in the manner or from the sources contemplated in the commitment letters or Hahn becomes aware of any event or circumstance that makes, or could reasonably be likely to make, any portion of the financing unavailable, (i) Hahn must promptly so notify Visteon and (ii) Hahn must use its reasonable best efforts to arrange and obtain, and enter into definitive agreements with respect to, alternative financing.

Equity Financing

Pursuant to equity commitment letters, dated December 17, 2014, affiliates of Hahn & Co. (collectively, the “Investors”) have agreed to purchase or cause the purchase, for cash, subject to the terms and conditions therein, of equity interests of Hahn, in an aggregate amount of up to $950,000,000, which will constitute the equity financing for the transactions contemplated by the Share Purchase Agreement.

Each Investor’s commitment under its equity commitment letter is conditioned upon (i) the satisfaction or waiver of the conditions to Purchasers’ obligation to consummate the closing under the Share Purchase Agreement, (ii) the debt financing described below or any alternative financing (if applicable) having been funded at or before the closing in accordance with its terms if the equity financing is funded at the closing, (iii) the substantially contemporaneous closing of the contributions contemplated by the equity commitment letters of the other Investors, and (iv) the proceeds of such Investor’s contribution being used to consummate the transactions contemplated by the Share Purchase Agreement.

The obligation of each Investor to fund its equity commitment under its equity commitment letter will terminate automatically and immediately upon the earliest to occur of (i) the valid termination of the Share Purchase Agreement in accordance with its terms, and (ii) the closing, at which time the Investor’s obligation will be discharged but subject to the performance of this obligation.

Each Investor may assign all or a portion of its obligation to fund its equity commitment to any of its affiliates or any other investment fund advised or managed by its affiliate, provided that any assignment will not relieve the Investor of its obligation to the extent not performed by the affiliate or investment fund.

Debt Financing

Hahn has entered into debt commitment letters, each dated December 12, 2014, pursuant to which (i) Korea Exchange Bank, NH Investment & Securities Co., Ltd. and Shinhan Bank each committed to Hahn to arrange and underwrite term and revolving senior debt facilities, and (ii) NH Investment & Securities Co., Ltd. committed to Hahn to arrange and underwrite a junior debt term facility. The commitment of the debt financing parties under the debt commitment letters expires if (i) Hahn’s offer for the acquisition of our HVCC shares as contemplated by the Share Purchase Agreement is finally rejected, or (ii) Hahn informs the debt financing parties that Hahn is withdrawing its offer for the acquisition of our HVCC shares.

Pursuant to the debt commitment letters, on February 16, 2015, Hahn entered into (i) the Senior Facilities Agreement providing for senior debt facilities in an aggregate principal amount of up to KRW 1,574,000,000,000 (or approximately $1,448,821,796.76, using the reference exchange rate), and (ii) the Junior Facility Agreement providing for a junior debt term facility in an aggregate principal amount of up to KRW 367,000,000,000 (or approximately $337,812,960.24, using the reference exchange rate). Each facility under the Senior Facilities Agreement and the Junior Facility Agreement that will be used to finance Hahn’s portion of the purchase price will be available until the earliest to occur of (i) the date that is six months after entry into the Senior Facilities Agreement or the Junior Facility Agreement, as applicable, (ii) the date on which such facility is fully drawn, cancelled or terminated in accordance with its terms, and (iii) the closing date of the acquisition. In the case of each facility, the actual amount committed is subject to a formula based on specified percentages of the amount of Hahn’s portion of the purchase price.

The availability of the debt financing is subject, among other things, to the following conditions:

•	consummation of Hahn’s equity financing in a specified amount;

•	delivery of all material approvals, consents, filings and authorizations of Korean governmental authorities necessary for the consummation of the acquisition;

•

delivery of all material approvals, consents, filings and authorizations of any governmental authorities necessary for the execution, delivery and performance of the definitive documentation related to each facility; and

•	the execution and delivery of certain documentation related to each facility.

Pursuant to their debt commitment letters, Korea Exchange Bank, NH Investment & Securities Co., Ltd. and Shinhan Bank remain committed to underwrite the full amount of the debt facilities contemplated by the Senior Facilities Agreement and the Junior Facility Agreement if any other lender fails to provide its portion of the debt financing contemplated by the Senior Facilities Agreement or the Junior Facility Agreement.

Accounting Treatment of the sale of our HVCC shares

Under accounting principles generally accepted in the United States, we expect to reflect the results of operations of the thermal energy management business subject to the Share Purchase Agreement as discontinued operations at the time when all substantive contingencies have been resolved and necessary approvals obtained, including requisite stockholder approval. The anticipated gain on the sale of our HVCC shares, net of any applicable taxes, will be reflected in our financial statements commencing with the quarter during which the sale of our HVCC shares is consummated. For further information, see the unaudited pro forma condensed financial information included in this proxy statement.

Material U.S. Federal Income Tax Consequences

The following is a general summary of certain material U.S. federal income tax consequences to Visteon and its affiliates, and to Visteon’s stockholders, of the sale of our HVCC shares pursuant to the Share Purchase Agreement. This summary does not address all potentially relevant U.S. federal income tax matters, and it does not address any state, local, non-U.S., alternative minimum, unearned income “Medicare” contribution, estate or gift tax consequences of the sale of our HVCC shares pursuant to the Share Purchase Agreement. This summary also does not address the tax consequences of any transaction effectuated prior or subsequent to, or concurrently with, the sale of our HVCC shares (whether or not any such transaction is undertaken in connection with the sale of our HVCC shares).

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, changes to any of which subsequent to the date of this proxy statement may affect the tax consequences summarized herein, possibly on a retroactive basis. This summary is for general guidance only and does not address the consequences applicable to certain categories of stockholders subject to special treatment under the Code, including, but not limited to, tax-exempt organizations, pass-through entities, certain financial institutions, insurance companies, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, persons that hold our stock as part of a straddle, hedging transaction, conversion transaction, constructive sale or other arrangement involving more than one position, persons that acquired our stock in connection with the exercise of employee stock options or otherwise as compensation for services, dealers in securities or foreign currencies, traders in securities electing to mark to market, persons whose functional currency (as defined in the Code) is not the U.S. dollar, persons that hold our stock other than as a capital asset within the meaning of the Code, or persons that own directly, indirectly or by application of the constructive ownership rules of the Code 5% or more of our stock by voting power or by value.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any person, and no representation with respect to the tax consequences to any particular person is made. No ruling has been requested from the Internal Revenue Service or any other taxing authority with respect to the U.S. federal income tax consequences of the sale of our HVCC shares, and Visteon will not seek an opinion of counsel with respect to the tax consequences summarized herein. There can be no assurance that the Internal Revenue Service or a court will not take a contrary position to anything summarized herein. Visteon stockholders should consult their own tax advisors with regard to the application of the tax laws of the United States and any other taxing jurisdiction to their particular situations.

The proposed sale of our HVCC shares pursuant to the Share Purchase Agreement will be a taxable transaction for U.S. federal income tax purposes, and it is anticipated that Visteon and its affiliates will recognize income and gain for U.S. federal income tax purposes as a result of the sale of our HVCC shares pursuant to the Share Purchase Agreement. However, it is anticipated that Visteon’s U.S. federal income tax attributes will be available to offset a portion of its income, gain and tax liability, for U.S. federal income purposes, resulting from the sale of our HVCC shares pursuant to the Share Purchase Agreement. The determination of whether and to what extent such tax attributes will be available is highly complex and is based in part upon facts that will not be known until the completion of the sale of our HVCC shares pursuant to the Share Purchase Agreement, or later. It is anticipated that the proposed sale of our HVCC shares pursuant to the Share Purchase Agreement will generate a U.S. federal income tax liability to Visteon and its affiliates after the utilization of Visteon’s tax attributes.

The proposed sale of our HVCC shares pursuant to the Share Purchase Agreement is entirely a corporate action. Therefore, such sale, by itself, should not result in the recognition of gain or loss, for U.S. federal income tax purposes, by Visteon’s stockholders. In the event that any proceeds from the sale of our HVCC shares are paid by Visteon to Visteon stockholders, whether in the form of a dividend, stock repurchase, return of capital, or otherwise, Visteon stockholders may recognize income, gain, loss or deduction for U.S. federal income tax purposes in connection therewith. In such event, Visteon stockholders should consult their own tax advisors with regard to the application of the tax laws of the United States and any other taxing jurisdiction to their particular situations.

THE PRECEDING IS A GENERAL SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO VISTEON AND ITS AFFILIATES, AND TO VISTEON’S STOCKHOLDERS, OF THE SALE OF OUR HVCC SHARES PURSUANT TO THE SHARE PURCHASE AGREEMENT, AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THIS DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE OR OTHERWISE. THE FOREGOING SUMMARY WAS WRITTEN TO SUPPORT THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. VISTEON STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX LAWS OF THE UNITED STATES AND ANY OTHER TAXING JURISDICTION TO THEIR PARTICULAR SITUATIONS.

Governmental and Regulatory Approvals

Visteon and Purchasers have agreed to use their respective commercially reasonable efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the sale of our HVCC shares and the other transactions contemplated by the Share Purchase Agreement. These approvals include the following filings, approvals or notifications:

•

Visteon/VIHI, as a foreign investor, will be required to file a “share transfer report” with the designated foreign exchange bank or other applicable government authority pursuant to the Foreign Investment Promotion Act of Korea (the “FIPA”);

•

Visteon/VIHI or HVCC will be required to make a “foreign-invested company deregistration” filing with the designated foreign exchange bank or other applicable government authority pursuant to the FIPA;

•

both Hahn and Hankook and Visteon/VIHI will be required to file a “5% report” and a “10% report” with the Financial Services Commission of South Korea (for the “5% report”), the Securities and Futures Commission (for the “10% report”), and the Korea Exchange (for both the “5% report” and the “10% report”) pursuant to the Financial Investment Services and Capital Market Act and the regulations promulgated thereunder (collectively, the “Capital Market Act”);

•	Visteon/VIHI will be required to file an “over-the-counter report” with the Financial Supervisory Service pursuant to the Capital Market Act; and

•	HVCC will be required to file a “report of change in the largest stockholder” with the Korea Exchange pursuant to the Capital Market Act.

In addition, the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, require the approval or expiration or termination of waiting periods (including any extensions thereof) to be obtained or to have occurred under the antitrust or competition laws of the following jurisdictions: China, Czech Republic, India, Korea, Russia, Slovakia, Turkey and the United States. As of March 4, 2015, we have received antitrust clearance in the following jurisdictions: Czech Republic, Korea, Russia, Slovakia, Turkey and the United States.

Other Agreements and Transactions Related to the Sale of our HVCC shares

Transition Agreement

In connection with the closing of the sale of our HVCC shares, Visteon and Purchasers and/or HVCC will enter into certain other agreements, including a transition agreement, pursuant to which, for a specified period following the closing, Visteon will provide certain services to HVCC and HVCC will provide certain services to Visteon. The transition agreement contains other agreements relating to:

•	the release by HVCC and its affiliates of any resigning and former directors of HVCC employed or formerly employed by Visteon;

•	the preservation of and access to HVCC’s books and records by us; and

•	HVCC’s non-solicitation of certain specified persons for a period of twenty-four months after the closing date.

SHARE PURCHASE AGREEMENT

The following summary describes certain material provisions of the Share Purchase Agreement. This summary is not complete and is qualified in its entirety by reference to the Share Purchase Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Share Purchase Agreement carefully in its entirety because this summary may not contain all the information about the Share Purchase Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Share Purchase Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Share Purchase Agreement were made only for purposes of the Share Purchase Agreement and as of specific dates, were solely for the benefit of the parties to the Share Purchase Agreement except as expressly stated therein and may be subject to important qualifications, limitations and supplemental information agreed to by Visteon, VIHI, Hahn and Hankook in connection with negotiating the terms of the Share Purchase Agreement. In addition, the representations and warranties were included in the Share Purchase Agreement for the purpose of allocating contractual risk between Visteon, VIHI, Hahn and Hankook rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and stockholders are not third-party beneficiaries under the Share Purchase Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Visteon, VIHI, Hahn or Hankook or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Share Purchase Agreement. The Share Purchase Agreement is described below, and attached as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Visteon, HVCC or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Share Purchase Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Visteon and our business. Please see “Where You Can Find More Information” beginning on page [—].

The Sale of our HVCC shares

At the closing, upon the terms and subject to the conditions set forth in the Share Purchase Agreement, Visteon and its wholly owned subsidiary VIHI, will sell to Purchasers, and Purchasers will purchase, all 74,720,000 shares of HVCC owned by VIHI, which constitute approximately 70% of the outstanding shares of HVCC. Hahn will purchase 53,913,800 of our HVCC shares (or approximately 72.2% of our HVCC shares) and Hankook will purchase 20,806,200 of our HVCC shares (or approximately 27.8% of our HVCC shares).

Closing

The closing of the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, is scheduled to take place on the date that is the later of (i) the fifteenth (15th) business day following the satisfaction or waiver of the conditions set forth in the Share Purchase Agreement regarding (x) the requisite Visteon stockholder approval and (y) antitrust clearances or (ii) the fifth (5th) business day following the satisfaction or waiver of the other conditions set forth in the Share Purchase Agreement, or at such other time or date as the parties may mutually agree.

Purchase Price

The purchase price payable by Purchasers to Visteon for the purchase of our HVCC shares is KRW52,000 per share (or approximately $47.86 per share, using the reference exchange rate) and in the aggregate will consist of KRW2,853,360,000,000 (or approximately $2,626,435,935.20, using the reference exchange rate) and $950,000,000, minus (1) the amount of the 2014 dividend payable on our HVCC shares to be sold, which dividend will be retained by Visteon, and (2) the securities transaction tax arising from the sale of our HVCC shares pursuant to the Securities Transaction Tax Law of Korea. Upon written notice, Purchasers may elect to subtract an amount up to $200,000,000 from the U.S. Dollar portion of the aggregate purchase price and add the equivalent amount of KRW to the KRW portion of the aggregate purchase price, based on the fixed exchange rate of $1 to KRW1,086.4. Hahn is obligated to pay approximately 72.2% of the aggregate purchase price and Hankook is obligated to pay approximately 27.8% of the aggregate purchase price.

Representations and Warranties

The Share Purchase Agreement contains representations and warranties of Visteon and VIHI, as sellers, and Hahn and Hankook, as purchasers.

Visteon’s and VIHI’s Representations and Warranties

Certain of the representations and warranties in the Share Purchase Agreement made by Visteon and VIHI are qualified as to “materiality” or “Material Adverse Effect.” For the purposes of the Share Purchase Agreement, “Material Adverse Effect” means any fact, circumstance, event, change, occurrence or effect that has had or would have a material adverse effect on (i) the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of HVCC and its subsidiaries, taken as a whole or (ii) the ability of Visteon or VIHI to consummate the transactions contemplated by the Share Purchase Agreement. The following items do not constitute, and may not be taken into account in determining whether a Material Adverse Effect has occurred or would occur:

•	changes in general economic, financial market, business or geopolitical conditions;

•	general changes or developments in any of the industries or markets in which HVCC or its subsidiaries operate;

•	changes after the date of the Share Purchase Agreement in any applicable laws or applicable accounting regulations or principles or interpretations thereof;

•

any change in the price or trading volume of HVCC’s securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect);

•

any failure by HVCC to meet published analyst estimates or expectations of HVCC’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect);

•

any failure by HVCC to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect);

•	any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters;

•

the negotiation, announcement, consummation or existence of the Share Purchase Agreement and the transactions contemplated thereby, or the identity of the parties to the Share Purchase Agreement (or any communication by either Hahn or Hankook regarding the plans or intentions of either Hahn or Hankook with respect to the conduct of the business of HVCC or any of its subsidiaries), or the performance of the Share Purchase Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein;

•	any action taken by Visteon, VIHI or HVCC, or which Visteon, VIHI or HVCC causes to be taken by any of its subsidiaries, in each case, which is required by the Share Purchase Agreement;

•

any termination, expiration or non-renewal after the date of the Share Purchase Agreement of any material contract, or any notice of such termination or non-renewal, other than as a result of any material breach by HVCC or any of its subsidiaries of the terms of any such material contract; and

•	any actions taken (or omitted to be taken) at the written request of the Hahn, as representative of Purchasers.

However, the facts, circumstances, events, changes, occurrences or effects set forth in the first through third exclusions and the seventh exclusion above will be taken into account in determining whether a Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on HVCC and its subsidiaries, taken as a whole, relative to the other participants in the industries in which HVCC or its subsidiaries operate.

In addition, the early termination or cancellation of an existing sourcing or similar agreement by an original equipment manufacturer (an “OEM”) customer of HVCC or any of its subsidiaries, other than certain specified OEM customers, may be taken into account in determining whether a Material Adverse Effect has occurred or would occur.

In the Share Purchase Agreement, Visteon and VIHI have made customary representations and warranties to Purchasers that are subject, in some cases, to specified exceptions and qualifications contained in the Share Purchase Agreement, including “materiality” or “Material Adverse Effect”. These representations and warranties relate to, among other things:

•	Visteon’s, VIHI’s and HVCC’s due organization, valid existence, good standing, power and authority and qualification to conduct business;

•	our corporate power and authority and due authorization to enter into the Share Purchase Agreement;

•	VIHI’s power and authority and due authorization to enter into the Share Purchase Agreement;

•	the enforceability of the Share Purchase Agreement;

•	the capitalization of HVCC and HVCC’s subsidiaries’ authorized share capital and our title to our HVCC shares being sold;

•

the absence of: conflicts with our and VIHI’s organizational documents, adverse effects on existing contracts, violations of applicable law, or notice, authorization or consent requirements as a result of entering into the Share Purchase Agreement and consummating the transactions contemplated by the Share Purchase Agreement;

•	HVCC’s securities filings, financial statements, disclosure controls and internal controls;

•	the absence of undisclosed liabilities of HVCC and or its subsidiaries;

•	our U.S. and Korean securities filings;

•

the absence of material misstatements in connection with this proxy statement or any other documents filed with the SEC in connection with the transactions contemplated by the Share Purchase Agreement;

•	the absence of any action by or against HVCC or its subsidiaries;

•	the absence of any action challenging the transactions contemplated by the Share Purchase Agreement;

•	HVCC and its subsidiaries’ compliance with laws and possession of permits;

•	tax matters relating to HVCC and its subsidiaries;

•	labor and employee benefits matters relating to HVCC and its subsidiaries;

•	HVCC and its subsidiaries’ owned and leased real property;

•	HVCC and its subsidiaries’ intellectual property;

•	environmental matters relating to HVCC and its subsidiaries;

•	the absence of certain changes to HVCC and its subsidiaries since September 30, 2014;

•	material contracts of HVCC and its subsidiaries;

•	affiliate transactions between us and HVCC and its subsidiaries;

•	HVCC and its subsidiaries’ material customers and material suppliers;

•	insurance matters relating to HVCC and its subsidiaries;

•	HVCC and its subsidiaries’ compliance with sanctions and export controls laws;

•	HVCC and its subsidiaries’ compliance with anti-corruption and anti-bribery laws;

•	the absence of any product recalls by HVCC or its subsidiaries;

•	the absence of any government subsidies to HVCC or its subsidiaries;

•

the absence of any required votes in connection with the consummation of the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, other than by the holders of a majority of our outstanding common stock entitled to vote at the special meeting and by the sole member of VIHI;

•	payment of fees to brokers in connection with the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares; and

•	the opinion of Rothschild.

Hahn’s Representations and Warranties

Hahn’s representations and warranties in the Share Purchase Agreement relate to, among other things:

•	its due organization, valid existence and good standing;

•	its power and authority and due authorization to enter into the Share Purchase Agreement;

•	the enforceability of the Share Purchase Agreement;

•

the absence of: conflicts with its organizational documents, adverse effects on existing contracts, violations of applicable law, or notice, authorization or consent requirements as a result of entering into the Share Purchase Agreement and consummating the transactions contemplated by the Share Purchase Agreement;

•	the absence of any legal, administrative or governmental proceeding challenging the transactions contemplated by the Share Purchase Agreement;

•	the possession of any permits necessary to consummate the transactions contemplated by the Share Purchase Agreement;

•	the purpose for which the HVCC shares are being acquired;

•	Hahn’s characterization under the Financial Services and Capital Markets Act of Korea;

•	the expertise with respect to the transactions contemplated by the Share Purchase Agreement;

•

the absence of material misstatements in connection with information supplied for inclusion in this proxy statement or any other documents filed with the SEC in connection with the transactions contemplated by the Share Purchase Agreement;

•	payment of fees to brokers in connection with the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares;

•	the equity and debt commitment letters and the availability of the financing contemplated thereby at closing;

•	its solvency immediately after consummation of the transactions contemplated by the Share Purchase Agreement;

•

the absence of a transfer of property or incurrence of an obligation in connection with the transactions contemplated by the Share Purchase Agreement with the intent to hinder, delay or defraud present or future creditors;

•	its independent investigation of the transactions contemplated by the Share Purchase Agreement and HVCC; and

•	its compliance with sanctions and export controls laws.

Hankook’s Representations and Warranties

Hankook’s representations and warranties in the Share Purchase Agreement relate to, among other things:

•	its due organization, valid existence and good standing;

•	its power and authority and due authorization to enter into the Share Purchase Agreement;

•	the enforceability of the Share Purchase Agreement;

•

the absence of: conflicts with its organizational documents, adverse effects on existing contracts, violations of applicable law, or notice, authorization or consent requirements as a result of entering into the Share Purchase Agreement and consummating the transactions contemplated by the Share Purchase Agreement;

•	the absence of any legal, administrative or governmental proceeding challenging the transactions contemplated by the Share Purchase Agreement;

•	the possession of any permits necessary to consummate the transactions contemplated by the Share Purchase Agreement;

•	the purpose for which the HVCC shares are being acquired;

•	the expertise with respect to the transactions contemplated by the Share Purchase Agreement;

•

the absence of material misstatements in connection with information supplied for inclusion in this proxy statement or any other documents filed with the SEC in connection with the transactions contemplated by the Share Purchase Agreement;

•	payment of fees to brokers in connection with the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares;

•	as the date of the Share Purchase Agreement and at the closing, the availability of sufficient funds to perform its obligations under the Share Purchase Agreement;

•	its solvency immediately after consummation of the transactions contemplated by the Share Purchase Agreement;

•

the absence of a transfer of property or incurrence of an obligation in connection with the transactions contemplated by the Share Purchase Agreement with the intent to hinder, delay or defraud present or future creditors;

•	its independent investigation of the transactions contemplated by the Share Purchase Agreement and HVCC; and

•	its compliance with sanctions and export controls laws.

Covenants of the Parties

Conduct of HVCC Prior to Closing

We agreed that between the date of the Share Purchase Agreement and the closing date we will cause HVCC and its subsidiaries to, subject to certain exceptions:

•	carry on their respective businesses in all material respects in the ordinary course of business consistent with past practice;

•

use commercially reasonable efforts to preserve intact the business operations, organization and the goodwill of their respective businesses and the relationships of HVCC and its subsidiaries with their customers, suppliers, distributors, contract manufacturers and landlords;

•	keep in full force and effect all appropriate insurance policies covering all material assets of HVCC and its subsidiaries;

•

not amend the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of HVCC or any of its material subsidiaries in any material respect or take any action with respect to any such amendment or any recapitalization (including a stock split, combination, capital reduction or similar change in capitalization or amendment of the terms of outstanding securities of HVCC or any of its material subsidiaries), reclassification, reorganization, liquidation or dissolution of HVCC or any of its material subsidiaries;

•

not authorize, issue, sell, transfer or otherwise dispose of or (solely with respect to HVCC and its material subsidiaries) pledge or encumber any shares of capital stock of HVCC or any of its subsidiaries or grant or otherwise issue options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, HVCC or any of its subsidiaries;

•

not declare, set aside or pay any dividend or other distribution in respect of the capital stock or other equity interests of HVCC or any of its subsidiaries other than dividends or other distributions (i) payable in cash in an amount in compliance with the applicable organizational documents and consistent with past practice by a subsidiary of HVCC pro rata to its stockholders or (ii) by HVCC for the fiscal year ended December 31, 2014;

•

not repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, HVCC, any of its non-wholly owned subsidiaries or any joint venture in which HVCC or any of its subsidiaries have invested;

•	not commence or continue any material acquisition by, or any merger, spin-off, split-off, comprehensive share exchange or transfer, dissolution or winding up of, HVCC or any of its subsidiaries;

•

not make any change in financial or tax accounting methods, principles or practices, except as may be required by the international financial reporting standards as adopted by and in effect in Korea (“K-IFRS”), or applicable law;

•

not: (i) dispose of any material assets, other than in the ordinary course of business consistent with past practice; (ii) write off, forgive, waive or otherwise cancel, in whole or in part, any material account receivable (other than intercompany receivables), except as required by K-IFRS or applicable law; (iii) write off, forgive, waive or otherwise cancel, in whole or in part, any other material liability (other than intercompany liabilities), except as required by K-IFRS or applicable law; or (iv) acquire any material asset or material property other than in the ordinary course of business consistent with past practice;

•	not enter into or modify in any material respect any contract with any related persons, other than contracts relating to product sales in the ordinary course of business consistent with past practice;

•	not enter into, modify in any material respect, terminate or renew any material contract outside of the ordinary course of business consistent with past practice;

•

not (i) increase the salary or other compensation of any director, employee at a director level or more senior level employee or any class of employee of HVCC or any of its material subsidiaries or any leased employee, except for increases in the ordinary course of business consistent with past practice, (ii) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, employee at a director level or more senior level employee or any class of employee of HVCC or any of its material subsidiaries or any leased employee, whether in connection with the transaction or otherwise, (iii) materially increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, employees at a director level or more senior level employee or, other than in the ordinary course of business consistent with past practice, any class of employee of HVCC or any of its material subsidiaries or any leased employees or (iv) transfer the employment of any directors, employees at a manager level or more senior level employee or any class of employee of HVCC or any of its material subsidiaries to any of Visteon, VIHI or their respective affiliates (other than HVCC and its subsidiaries);

•	not enter into, modify in any material respect or terminate any labor or collective bargaining agreement of HVCC or any of the subsidiaries with respect to employees in the Republic of Korea;

•	not hire any employee that would be entitled to receive annual base salary and incentive bonus opportunity of $500,000 or the equivalent thereof or more;

•

not settle or compromise any pending or threatened action with respect to HVCC and its subsidiaries other than settlements or compromises (i) resulting in payments or receipt of monetary damages only that are less than $5,000,000 individually or $25,000,000 in the aggregate or (ii) if involving any non-monetary outcome, that will not have a negative impact that is material to the business of HVCC and its subsidiaries taken as a whole;

•	not cancel or compromise any material debt or waive or release any material right of HVCC or any of the subsidiaries except in the ordinary course of business consistent with past practice; and

•	not authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions above.

Solicitations of Other Offers

As described below, the Share Purchase Agreement provided for a “go-shop period” during which Visteon was permitted to solicit or discuss competing proposals with third parties, subject to, among other things, certain notice and reporting obligations owed to Purchasers. Following the end of the “go-shop period” and the start of the “no-shop period,” as described below, Visteon was and will generally no longer be permitted to solicit or discuss competing proposals with third parties, subject to certain exceptions (including that Visteon may continue discussions with any “excluded party”, as described below, for fifteen days following the end of the go-shop period).

For purposes of the Share Purchase Agreement:

•

a “competing proposal” is any proposal or offer made by any person (other than Hahn, Hankook or any affiliate thereof) or group of persons, to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership of thirty-five percent (35%) or more of any class of equity securities of HVCC pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of HVCC and its subsidiaries that constitute thirty-five percent (35%) or more of the revenues, net income or assets of HVCC and its subsidiaries, taken as a whole;

•

an “excluded party” is any third party from whom Visteon received a qualified competing proposal after the execution of the Share Purchase Agreement and prior to the expiration of the go-shop period; provided, however, that no restricted party may be, or be a member of a group that is, an excluded party;

•

a “qualified competing proposal” is a competing proposal that our Board of Directors determines, as of the expiration of or promptly following the go-shop period (and provides written notice to Hahn, as representative of Purchasers, of such determination at such time), in good faith, after consultation with our financial advisors and outside legal counsel either constitutes or would be reasonably likely to result in a superior proposal;

•

a “restricted party” is any third party with whom we were in discussions regarding a competing proposal during the three and a half (3.5) month period prior to the date of the Share Purchase Agreement (which includes Party A and Party B); and

•

a “superior proposal” is a bona fide written competing proposal (with all percentages in the definition of competing proposal increased to fifty percent (50%)) which is not subject to a financing condition and is made by a third party on terms that our Board of Directors determines in good faith, after consultation with our financial advisors and outside legal counsel, and considering such factors as our Board of Directors considers to be appropriate, are more favorable to us and our stockholders from a financial point of view than the transactions contemplated by the Share Purchase Agreement (including any revisions to the terms of the Share Purchase Agreement and the commitment letters proposed by Purchasers as contemplated by the Share Purchase Agreement) and is reasonably likely to be consummated in accordance with its terms on a timely basis, taking into account all legal, regulatory and financial aspects (including certainty of closing and the availability of financing) of such proposal and the third party making such proposal and the ability of such third party to consummate the transactions contemplated by such proposal.

Go-Shop Period

From the date of the Share Purchase Agreement until 11:59 p.m. (New York time) on January 31, 2015, which period we refer to as the go-shop period, Visteon and its subsidiaries were permitted to, directly or indirectly:

•

solicit, initiate, encourage and facilitate (publicly or otherwise) any inquiry, discussion, offer, proposal or request that could constitute, or could reasonably be expected to lead to, a competing proposal from any third party, other than a restricted party;

•

grant a waiver under or terminate any “standstill” or similar obligation of any third party, other than a restricted party, with respect to Visteon or any of its subsidiaries to allow such third party to submit a competing proposal; and

•

engage in, enter into, continue or otherwise participate in discussions or negotiations with, and furnish non-public information relating to Visteon and its subsidiaries and afford access to the books and records of Visteon, HVCC and its subsidiaries to a third party, other than a restricted party, in connection with a competing proposal or any inquiry, discussion, offer, proposal or request that could reasonably be expected to lead to a competing proposal, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any competing proposal, provided that

•

prior to furnishing such information or affording such access, Visteon has entered into a confidentiality agreement with such person containing terms that are not materially less favorable in the aggregate to Visteon than those contained in the confidentiality agreement between Visteon and an affiliate of Hahn, which type of agreement we refer to as an acceptable confidentiality agreement, and

•

Visteon will provide or make available to Hahn, as representative of Purchasers, any non-public information concerning Visteon, HVCC or its subsidiaries, not previously made available to Hahn, prior to or substantially concurrently with providing or making available such information to such third party.

From and after 12:00 midnight (New York time) on February 1, 2015, subject to the terms and provisions of the Share Purchase Agreement, Visteon must, and must cause its subsidiaries and their respective representatives to, cease and cause to be terminated any existing solicitation, initiation, encouragement or facilitation of, or discussions or negotiations with, any third party (other than, for a period of fifteen (15) days following the end of the go-shop period, excluded parties) relating to any competing proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a competing proposal and request such third parties to promptly return or destroy all confidential information concerning HVCC and any of its subsidiaries.

See “The Sale of our HVCC shares – Background of the Sale of our HVCC shares” beginning on page [—] for information regarding the results of the go-shop process.

No-Shop Period

From and after 12:00 midnight (New York time) on February 1, 2015 until the closing, or if earlier, the termination of the Share Purchase Agreement in accordance with its terms, which period we refer to as the no-shop period, Visteon will not, and will cause its subsidiaries and its and their representatives not to,

•	initiate, solicit or knowingly facilitate or encourage the making of any competing proposal,

•

engage in, enter into, continue or otherwise participate in any negotiations or discussions with, or furnish any non-public information to, any third party relating to or for the purpose of encouraging or facilitating a competing proposal or any inquiry or proposal that would reasonably be expected to lead to a competing proposal, or

•	authorize or permit any representative of Visteon or any of its subsidiaries to take any of the actions set forth in the preceding two bullets;

provided that, Visteon is permitted to grant a waiver of or terminate any “standstill” or similar obligation of any third party with respect to Visteon or any of its subsidiaries to allow such third party to submit a competing proposal.

At any time during the no-shop period (or, in the case of an excluded party, at any time after fifteen days after the end of the go-shop period and, in the case of a restricted party, at any time after the date of the Share Purchase Agreement) and before the stockholder approval is obtained, in the event that Visteon receives a written competing proposal (that did not result from a breach of its solicitation or adverse recommendation change obligations) from any third party,

•	Visteon may contact such third party to clarify the terms and conditions thereof, and

•

Visteon and its Board of Directors may engage in negotiations or substantive discussions with, or furnish any information and other access to, any third party making such competing proposal if our Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that

•	the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, and

•

such competing proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal, provided that (i) prior to furnishing any non-public information relating to Visteon, HVCC or their respective subsidiaries, Visteon receives from such third party an acceptable confidentiality agreement and (ii) Visteon will provide or make available to Hahn, as representative of Purchasers, any non-public information relating to Visteon, HVCC or their respective subsidiaries that Visteon provides or makes available to any third party if such information was not previously made available to Hahn or its representatives, prior to or substantially concurrently with providing it to such third party.

From and after the date of the Share Purchase Agreement until the closing (or, if earlier, the termination of the Share Purchase Agreement in accordance with its terms) Visteon will, as promptly as reasonably practicable, and in any event within forty-eight (48) hours of receipt by Visteon of any written competing proposal or any significant contact or inquiry from a third party regarding a competing proposal, deliver to Hahn, as representative of Purchasers, a written notice setting forth (i) the identity of the third party making the competing proposal, contact or inquiry and (ii) the material terms and conditions of any such competing proposal or the nature of any such contact or inquiry and attaching, if applicable, unredacted copies of any written requests, proposals or offers. In addition, Visteon will keep Hahn, as representative of Purchasers, reasonably informed in writing of any material developments or discussions with respect to or amendment or modification of any such competing proposal on a prompt basis, and in any event within forty-eight (48) hours. Visteon will not, and will cause its subsidiaries not to, enter into any confidentiality agreement after the date of the Share Purchase Agreement with any third party that prohibits Visteon from providing such information to Hahn, as representative of Purchasers, and Visteon will require any existing confidentiality agreement which so prohibits Visteon to be amended so that it no longer does so.

Adverse Recommendation Changes

As described in the “The Sale of our HVCC shares—Recommendation of Our Board of Directors” beginning on page [—], and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of our common stock vote “FOR” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, which recommendation we refer to as the Visteon recommendation. The Share Purchase Agreement provides that the Board of Directors will not effect an “adverse recommendation change” except as described below.

Generally, the Board of Directors must not:

•

(i) change, qualify, withhold, withdraw or modify (or propose publicly to change, qualify, withhold, withdraw or modify), in a manner adverse to Purchasers, the Visteon recommendation, (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any competing proposal or (iii) fail to make the Visteon recommendation or include in this proxy statement the recommendation of Visteon’s Board of Directors that the Visteon stockholders adopt a resolution authorizing the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares (the foregoing actions are referred to as an adverse recommendation change); or

•

adopt, approve or recommend, or allow Visteon or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding or definitive agreement with respect to any competing proposal (other than an acceptable confidentiality agreement).

Subject to Visteon’s compliance with its solicitation and adverse recommendation change obligations and certain notice obligations described below, at any time prior to the receipt of stockholder approval, the Board of Directors may:

•

make an adverse recommendation change if there is an event, fact, development or occurrence that affects the business, assets or operations of HVCC that was unknown (and was not reasonably foreseeable) to Visteon and VIHI as of the date of the Share Purchase Agreement and subsequently becomes known to Visteon and VIHI, which such event we refer to as an intervening event, and the Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and pays to Purchasers the applicable termination fee under the Share Purchase Agreement prior to or concurrently with such termination; or

•

make an adverse recommendation change and/or authorize, adopt or approve a competing proposal not obtained in violation of Visteon’s solicitation and adverse recommendation change obligations and cause or permit Visteon to enter into a definitive agreement with respect to such competing proposal if our Board of Directors determines in good faith (after consultation with its outside legal counsel) that (i) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (ii) such competing proposal constitutes a superior proposal, provided that Visteon will be permitted to enter into a definitive agreement with respect to such superior proposal only if Visteon concurrently terminates the Share Purchase Agreement in connection with such superior proposal and pays to Purchasers the applicable termination fee under the Share Purchase Agreement prior to or concurrently with such termination.

The Board of Directors may make no adverse recommendation change, and Visteon may not terminate the Share Purchase Agreement in connection with a superior proposal or an intervening event, in each case unless Visteon has complied with its solicitation and adverse recommendation change obligations and until after the fourth business day following receipt by Hahn, as representative of Purchasers, of written notice from Visteon advising Hahn that the Board of Directors of Visteon intends to make an adverse recommendation change or terminate the Share Purchase Agreement in connection with a superior proposal or an intervening event and specifying the reasons therefor, including, if the basis of the proposed action by the Board of Directors is the existence of a superior proposal, the material terms and conditions of the competing proposal giving rise to such notice (including the identity of the third party making the superior proposal) and attaching an unredacted copy of the superior proposal and unredacted copies of all proposed transaction documents relating thereto, and if the basis of the proposed action by the Board of Directors is an intervening event, a description in reasonable detail of such intervening event. In determining whether to make an adverse recommendation change or in determining whether a competing proposal constitutes a superior proposal, the Board of Directors must (i) negotiate and cause its representatives to negotiate with Hahn, as representative of Purchasers, and its representatives in good faith to make such adjustments to the terms and conditions of the Share Purchase Agreement and debt commitment letters such that termination of the Share Purchase Agreement and/or the adverse recommendation change would cease to be required and/or such competing proposal would cease to be a superior proposal, (ii) consider in good faith any revisions to the terms of the Share Purchase Agreement and the financing commitment letters proposed by Hahn, as representative of Purchasers, in response to such a notice or otherwise, (iii) determine in good faith (after consultation with its outside legal counsel) that the failure to terminate the Share Purchase Agreement and/or make the adverse recommendation change and/or enter into a definitive agreement with respect to the superior proposal would be inconsistent with the directors’ fiduciary duty under applicable law and (iv) determines in good faith (after consultation with its financial advisors and outside legal counsel) that such competing proposal giving rise to the notice continues to constitute a superior proposal taking into consideration such adjustments proposed by Hahn, as representative of Purchasers. Any material changes with respect to such intervening event or any material amendment to the terms (financial or otherwise) of such superior proposal will require a new notice and Visteon will be required to comply again with the requirements of this paragraph.

Stockholders Meeting

Visteon has agreed to duly call, convene and hold a meeting of its stockholders, for the purpose of voting to adopt a resolution authorizing the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. Under the Share Purchase Agreement, Visteon may postpone or adjourn such meeting of stockholders only with the prior written consent of Hahn, as representative of Purchasers (which consent will not be unreasonably withheld, conditioned or delayed), other than (i) if it is required to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure as required by applicable law or (ii) for the absence of a quorum.

Financing Efforts

Hahn must use its reasonable best efforts to take or cause to be taken all actions and do all things necessary, proper or advisable to consummate and obtain its financing on the terms described in the financing commitments, including using (and causing its affiliates to use) its reasonable best efforts to:

•	maintain in effect the financing commitments;

•	enter into definitive agreements with respect to the financing on substantially the terms and conditions (including flex provisions) contained in the financing commitments;

•	satisfy on a timely basis all conditions and covenants applicable to Hahn and its representatives in such definitive agreements;

•	comply with any flex contemplated by the debt commitment letters;

•

in the event that all conditions in the Share Purchase Agreement to Hahn’s obligations to consummate the transactions and all conditions in the debt commitment letters have been satisfied, consummate the debt financing at the closing; and

•	cause the lenders and any other persons providing the financing to fund the financing at or prior to the closing.

Hahn may not agree to any amendments or modifications to, or grant any waivers of, any condition, remedy or other provision under the financing commitments without the prior written consent of Visteon (not to be unreasonably withheld, delayed or conditioned) if it would (i) reduce the aggregate amount of the financing below the amount that is required to consummate the purchase of our HVCC shares, (ii) impose new or additional conditions or (iii) otherwise (A) expand in any respect the conditions precedent or contingencies to the funding at closing or prevent, delay in any material respect or impair the ability of Hahn to consummate the transactions contemplated by the Share Purchase Agreement, (B) adversely impact the ability of Hahn to enforce its rights against the other parties to the financing commitments or (C) adversely impact the ability of Hahn to consummate the transactions contemplated by the Share Purchase Agreement.

Hahn may not release or consent to the termination of the obligations of the debt financing parties under the debt commitment letters, except for assignments and replacements of an individual lender (subject to certain obligations summarized below) under the terms of or in connection with the syndication of the debt commitment letters (so long as the assignment or replacement of such additional parties, individually or in the aggregate, would not result in any of the effects described in the paragraph above or otherwise reasonably be expected to prevent or delay in any material respect or impair the availability of the financing under the commitment letters or the consummation of the transactions contemplated by the Share Purchase Agreement).

In the event that any portion of the financing becomes or could reasonably be expected to become unavailable in the manner or from the sources contemplated in the commitment letters or Hahn becomes aware of any event or circumstance that makes, or could reasonably be likely to make, any portion of the financing unavailable, (i) Hahn must promptly so notify Visteon and (ii) Hahn must use its reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative financial institutions in an amount sufficient to consummate the transactions contemplated by the Share Purchase Agreement upon conditions no less favorable to Hahn, Visteon and HVCC than those in the commitment letters, such financing we refer to as alternative financing.

Hahn has agreed that obtaining the financing or any alternative financing and/or the completion of any issuance of securities contemplated by the financing or any alternative financing, is not a condition to the closing. Hahn has agreed to keep Visteon reasonably informed of any material developments in connection with the status of its efforts to arrange the financing or any alternative financing.

Visteon has agreed to use its commercially reasonable efforts to provide, at Hahn’s sole cost and expense, reasonable cooperation in connection with the arrangement of the financing as may be reasonably requested by Hahn, including: (i) providing Hahn and the debt financing parties from time to time certain financial information regarding HVCC; (ii) using commercially reasonable efforts to secure consents of HVCC’s accountants related to the foregoing financial information; (iii) participating in a reasonable number of meetings, calls, investor presentations, lender presentations, rating agency presentations, due diligence sessions, drafting sessions and road shows, in each case, upon reasonable advance notice and at mutually agreed times during normal business hours; (iv) providing reasonable assistance to Hahn in its preparation of customary rating agency presentations, road show materials, customary bank or co-investor information memoranda, bank syndication materials, credit agreements, offering memoranda and similar or related documents reasonably and customarily required in connection with the financing; and (v) reasonably cooperating with the debt financing parties in an evaluation of HVCC’s assets for the purpose of establishing collateral arrangements. Visteon has also agreed to use commercially reasonable efforts to obtain HVCC’s consent for Hahn’s use of HVCC’s trademarks, service marks or logos as reasonably necessary or appropriate in connection with the financing.

The actions contemplated in the foregoing paragraph will not (i) involve any binding commitment by Visteon or by HVCC and its subsidiaries which commitment is not conditioned on the closing and does not terminate without liability to HVCC or any of its subsidiaries upon the termination of the Share Purchase Agreement, (ii) require Visteon or any of its subsidiaries to provide any information the disclosure of which is prohibited or restricted under applicable law or is legally privileged, (iii) require Visteon or any of its subsidiaries to take any action that will conflict with or violate its organizational documents, any laws or result in a violation or breach of, or default under, any material agreement to which Visteon or any of its subsidiaries is a party or (iv) require (A) Visteon to enter into or approve any financing or purchase agreement for the financing or (B) the Company or any of its subsidiaries, to enter into or approve any financing or purchase agreement for the financing prior to the closing.

Hahn has agreed that (i) Visteon is not required to pay any commitment or similar fee, enter into any definitive agreement, incur any other actual or potential liability or obligation, make any other payment or incur any other liability in connection with the debt financing, (ii) prior to the effective time of the closing, HVCC and its subsidiaries are not required to pay any commitment or similar fee, enter into any definitive agreement, incur any other actual or potential liability or obligation, make any other payment or incur any other liability in connection with the debt financing and (iii) Hahn will indemnify Visteon and its subsidiaries, and its and their respective representatives from any and all losses suffered or incurred by any of them in connection with the financing and any information utilized in connection therewith.

Other Agreements

The Share Purchase Agreement contains other agreements relating to, among other things:

•

the filing of this proxy statement with the SEC (and cooperation between us and Hahn and Hankook in preparation of this proxy statement and in response to any comments from the SEC with respect to this proxy statement);

•	Purchasers’ access to HVCC’s books and records, senior management, other financial and operating data and other information regarding the business of HVCC;

•	confidentiality;

•	the use of commercially reasonable efforts to provide all required notices to third parties and to obtain all consents, approvals, and authorizations specified in the Share Purchase Agreement;

•	the use of commercially reasonable efforts to fulfill the conditions and obligations of the Share Purchase Agreement;

•	contact by a Purchaser or its representatives with any customers, suppliers, distributors and licensors of HVCC and its subsidiaries;

•	the parties’ further assurances and post-closing cooperation to fulfill and affect the obligations and transactions contemplated by the Share Purchase Agreement;

•	indemnification and maintenance of insurance for directors’ and officers’ liability;

•	the transition of employees leased by Visteon to HVCC and its subsidiaries;

•	the preservation of and access to HVCC’s books and records by us;

•	the termination of any insurance coverage held by us for the benefit of HVCC and its subsidiaries;

•	our non-solicitation of and agreement not to hire certain specified persons for a period of twenty-four months after the closing date;

•	our non-competition in the climate business for a period of sixty months after the closing date subject to certain exceptions;

•	our retention of the 2014 dividend on the HVCC shares being sold by Visteon and the reduction of the purchase price thereby;

•	the transfer of certain legacy electronics and climate businesses before or after the closing between Visteon and HVCC;

•

the notification to Visteon and Hahn, as representative of Purchasers, of matters relating to any notice, communication or institution of any action regarding the transactions contemplated by the Share Purchase Agreement and to any breach of the representations and warranties, covenants or any other agreements contemplated by the Share Purchase Agreement;

•	tax matters, including, but not limited to, cooperation on certain matters, audits, and capital gains withholding taxes;

•	a transition steering committee;

•	the removal of our directors at HVCC and election of new directors as selected by Hahn and Hankook;

•	our restriction from acquiring any equity or other securities interest in HVCC or its subsidiaries;

•	the right to and use of the word “Visteon”; and

•	certain other obligations relating to the capital gains withholding tax under the laws of Korea.

Conditions to Closing

The respective obligations of each party to consummate the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, are subject to the fulfillment, at or before the closing, of each of the following conditions:

•

the approval of the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, by the holders of a majority of the outstanding shares of Visteon common stock entitled to vote thereon, which we refer to as the stockholder approval, having been obtained;

•

the approval or expiration or termination of waiting periods (including any extensions thereof) required to be obtained or to have occurred under the antitrust or competition laws of the following jurisdictions having been obtained or having occurred: China, Czech Republic, India, Korea, Russia, Slovakia, Turkey and the United States; and

•

the absence of any law or order that has the effect of restraining, enjoining or otherwise prohibiting the consummation of the sale of our HVCC shares, or otherwise making the sale of our HVCC shares illegal.

The obligations of each Purchaser to consummate the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, are subject to the fulfillment, at or before the closing, of each of the following additional conditions (all or any of which may be waived in writing in whole or in part by Hahn, as representative of Purchasers, in its sole discretion):

•	the representations and warranties of Visteon and VIHI:

•

regarding organization, authority and enforceability and capitalization and title being true and correct in all respects as of the date of the Share Purchase Agreement and the closing date as if made on and as of such date (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date only),

•

regarding the ownership by HVCC of all of the issued and outstanding capital stock or other equity interests of its subsidiaries, the issuance of shares of capital stock or other equity interests of any subsidiary of HVCC and the absence of any undisclosed broker fees being (other than de minimis inaccuracies taken as a whole) true and correct in all respects as of the date of the Share Purchase Agreement and the closing date as if made on and as of such date (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty will be (other than de minimis inaccuracies taken as a whole) true and correct in all respects as of such earlier date only), and

•

other than the representations and warranties described in the two bullets above, without giving effect to any materiality or “Material Adverse Effect” qualifications therein, being true and correct as of the date of the Share Purchase Agreement and the closing date as if made on and as of such date (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty will be true and correct as of such earlier date only), except for such failures to be true and correct as would, individually or in the aggregate, not have and not reasonably be expected to have a Material Adverse Effect;

•	Visteon and VIHI having complied, in all material respects, with their obligations under the Share Purchase Agreement to be complied with on or before the closing;

•	since the date of the Share Purchase Agreement, there not having occurred a Material Adverse Effect;

•	Purchasers’ receipt of a certificate of Visteon signed by an officer of Visteon certifying the satisfaction of the matters in the foregoing five bullets; and

•	Purchasers’ receipt of all agreements and other deliverables required to be delivered by us in accordance with the Share Purchase Agreement.

The obligations of Visteon and VIHI to consummate the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, are subject to the fulfillment, at or before the closing, of each of the following additional conditions (all or any of which may be waived in writing in whole or in part by Visteon in its sole discretion):

•	the representations and warranties of Purchasers:

•

regarding organization, authority and enforceability being true and correct in all respects as of the date of the Share Purchase Agreement and the closing date as if made on and as of such date (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date only),

•

regarding the absence of any undisclosed broker fees being (other than de minimis inaccuracies taken as a whole) true and correct in all respects as of the date of the Share Purchase Agreement and the closing date as if made on and as of such date (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty will be (other than de minimis inaccuracies taken as a whole) true and correct in all respects as of such earlier date only), and

•

other than the representations and warranties described in the two bullets above, disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein, being true and correct as of the date of the Share Purchase Agreement and the closing date as if made on and as of such date (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty will be true and correct as of such earlier date only), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a material adverse effect on Purchasers’ ability to consummate the sale of our HVCC shares;

•	Purchasers having complied, in all material respects, with their obligations under the Share Purchase Agreement to be complied with on or before the closing;

•	Visteon’s receipt of a certificate on behalf of each Purchaser signed by an officer of each Purchaser certifying the satisfaction of the matters in the foregoing four bullets; and

•	Visteon’s receipt of all agreements and other deliverables required to be delivered by Purchasers in accordance with the Share Purchase Agreement.

Further, neither Purchaser may rely on the failure of any of the mutual conditions to each parties’ obligations to consummate the closing or the conditions with respect to the obligations of Purchasers to effect the closing to be satisfied if such failure was primarily caused by the failure of such Purchaser to perform any of its material obligations under the Share Purchase Agreement. Visteon and VIHI may not rely on the failure of any of the mutual conditions to each parties’ obligations to consummate the closing or the conditions with respect to the obligations of Visteon and VIHI to effect the closing to be satisfied if such failure was primarily caused by the failure of Visteon or VIHI to perform any of its material obligations under the Share Purchase Agreement.

Termination of the Share Purchase Agreement

The Share Purchase Agreement may be terminated, and the transactions contemplated thereby may be abandoned at any time prior to the closing, whether before or after the stockholder approval is obtained (except as noted below), as follows:

•	by mutual written consent of Visteon and Hahn, as representative of Purchasers;

•	by either Visteon or Hahn, as representative of Purchasers, if:

•

the closing has not occurred by June 30, 2015, which date we refer to as the outside date (provided, that this termination right is not available to Visteon if any failure by Visteon or VIHI to fulfill its obligations under the Share Purchase Agreement has been the primary cause of, or has resulted in, the failure of the closing to occur on or prior to the outside date, and this termination right is not available to Hahn, as representative of Purchasers, if any failure by Hahn or Hankook to fulfill its obligations under the Share Purchase Agreement has been the primary cause of, or has resulted in, the failure of the closing to occur on or prior to the outside date);

•

any governmental authority of competent jurisdiction has issued or entered any governmental order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, and such governmental order or action has become final and non-appealable, provided that the party seeking to terminate the Share Purchase Agreement pursuant to this bullet has used its reasonable best efforts to remove such governmental order or other action, provided further that this right to terminate the Share Purchase Agreement will not be available to Visteon or Hahn if the issuance of such governmental order or taking of such action was primarily due to the failure of Visteon, in the case of a proposed termination by Visteon, or the failure of either Purchaser, in the case of a proposed termination by Hahn; or

•

our stockholders fail to approve the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, at the stockholders’ meeting or any postponement or adjournment thereof; or

•	by Visteon:

•

if either Purchaser has breached or failed to perform any of its representations, warranties, covenants or other agreements in the Share Purchase Agreement, which breach or failure to perform (i) would result in the failure of a condition to the obligations of Visteon and VIHI to consummate the closing and (ii) is not capable of being cured, or is not cured, by the applicable Purchaser before the earlier of the outside date and the date that is thirty (30) calendar days following Visteon’s delivery of written notice to Hahn, as representative of Purchasers, of such breach or failure to perform, provided that Visteon will not have the right to terminate the Share Purchase Agreement if Visteon or VIHI is then in material breach of any of its material obligations under the Share Purchase Agreement;

•

at any time prior to receiving the stockholder approval, in order to enter into a definitive agreement with respect to a superior proposal to the extent permitted by, and subject to the applicable terms and conditions of its solicitation and adverse recommendation change obligations, subject to Visteon (i) paying Hahn, as representative of Purchasers, the applicable termination fee prior to or concurrently with such termination and (ii) concurrently entering into such definitive agreement with respect to a superior proposal concurrently with such termination;

•

if (i) all of the conditions to Purchasers obligations to consummate the closing are satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing, each of which is capable of being satisfied at the closing), (ii) Purchasers have failed to consummate the closing by the time the closing is required to have occurred pursuant to the Share Purchase Agreement, (iii) Visteon and VIHI have irrevocably confirmed to Hahn, as representative of Purchasers, in writing that all conditions to Visteon and VIHI obligations to consummate the closing are satisfied or waived and that they are ready, willing and able to consummate the closing, (iv) Visteon has given Hahn, as representative of Purchasers, written notice of its intention to exercise this right to terminate the Share Purchase Agreement at least three business days prior to such termination and (v) the closing is not consummated by the end of such three business day notice period; or

•

if (i) at any time prior to receiving the stockholder approval, our Board of Directors makes an adverse recommendation change and/or has authorized termination of the Share Purchase Agreement pursuant to the provisions of the Share Purchase Agreement in connection with its fiduciary duties under applicable law with respect to an intervening event and (ii) prior to or concurrently with such termination Visteon pays Hahn, as representative of Purchasers, the applicable termination fee; or

•	by Hahn, as representative of Purchasers, if:

•

Visteon or VIHI has breached or failed to perform any of their respective representations, warranties, covenants or other agreements in the Share Purchase Agreement, which breach or failure to perform (i) would result in the failure of a condition to the obligations of Purchasers to consummate the Closing and (ii) is not capable of being cured, or is not cured, by Visteon or VIHI on or before the earlier of the outside date and the date that is thirty (30) calendar days following Hahn’s delivery of written notice to Visteon of such breach or failure to perform, provided that Hahn will not have the right to terminate the Share Purchase Agreement if either Purchaser is then in material breach of any of its material obligations under the Share Purchase Agreement;

•	at any time prior to receiving the stockholder approval, our Board of Directors makes an adverse recommendation change; or

•	Visteon enters into a definitive agreement with respect to a superior proposal.

In the event that the Share Purchase Agreement is terminated pursuant to the termination rights described above, the Share Purchase Agreement will become null and void without liability on the part of any party thereto, and all rights and obligations of any party thereto will cease. However, except as otherwise provided in the Share Purchase Agreement, no such termination will relieve any party of any liability or damages resulting from any material breach of the Share Purchase Agreement prior to such termination, in which case, except as otherwise provided in the Share Purchase Agreement, the aggrieved party will be entitled to all remedies available at law or in equity. In addition, certain related documents, including the confidentiality agreement, the equity commitment letters, and the provisions of the Share Purchase Agreement regarding reimbursement of expenses, indemnification and confidentiality, the effect of termination of the Share Purchase Agreement, termination fees and certain general provisions will survive any termination of the Share Purchase Agreement.

Termination Fees and Expense Reimbursement

Termination Fees

If the Share Purchase Agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee.

•

Hahn, as representative of Purchasers, would be entitled to receive a termination fee equal to $71,500,000 from Visteon if (i) the Share Purchase Agreement is terminated by either Visteon or Hahn, as representative of Purchasers, in connection with Visteon’s entry into a definitive agreement with respect to a superior proposal, (ii) the definitive agreement that Visteon enters into in connection with such termination is with a third party that is an excluded party (and/or its affiliates) and (iii) such termination occurs within fifteen (15) days after the end of the go-shop period and such definitive agreement is executed by all parties thereto within fifteen (15) days after the end of the go-shop period.

•

Hahn, as representative of Purchasers, would be entitled to receive a termination fee equal to $107,300,000 (less any expenses of Purchasers previously paid by Visteon as provided below) from Visteon if the Share Purchase Agreement is terminated:

•	by either Visteon or Hahn, as representative of Purchasers, in connection with the Board of Director’s adverse recommendation change;

•

by either Visteon or Hahn, as representative of Purchasers, in connection with Visteon’s entry into a definitive agreement with respect to a superior proposal if the definitive agreement that Visteon enters into in connection with such termination is with a third party that is not an excluded party, or if an excluded party, such termination occurs more than fifteen (15) days after the end of the go-shop period;

•

by Hahn, as representative of Purchasers, because Visteon or VIHI has breached or failed to perform any of its representations, warranties, covenants or other agreements in the Share Purchase Agreement in certain circumstances and has failed to cure such breach within a certain period, or by either Hahn, as representative of Purchasers, or Visteon in connection with not having obtained the stockholder approval at the stockholders’ meeting or at any adjournment or postponement thereof, and in either such case:

•

(i) prior to such termination, a competing proposal has been publicly disclosed and not withdrawn prior to such date and (ii) within twelve (12) months after such termination, Visteon consummates a competing proposal with a third party, provided that for purposes of this bullet, the references to “thirty-five percent” (35%) in the definition of competing proposal will be deemed references to “fifty percent” (50%).

•

Visteon would be entitled to receive a reverse termination fee equal to $178,800,000 from Purchasers (each to be responsible for only its pro rata portion, approximately 72.2% for Hahn and approximately 27.8% for Hankook) if the Share Purchase Agreement is terminated by Visteon because:

•

Purchasers breached or failed to perform any of their representations, warranties, covenants or other agreements in the Share Purchase Agreement in certain circumstances and failed to cure such breach within a certain period; or

•

Purchasers failed to consummate the closing notwithstanding the satisfaction or waiver of the conditions to Purchasers’ obligations to do so and certain notice of such failure from Visteon to Hahn, as representative of Purchasers.

Expense Reimbursement

If the Share Purchase Agreement is terminated in connection with not having obtained the stockholder approval at the stockholders’ meeting or at any adjournment or postponement thereof, Visteon would be required to reimburse Purchasers up to $5,000,000 for certain reasonable and documented out-of-pocket fees and expenses (including fees and expenses of financial advisors and legal counsel) incurred by Purchasers and their respective affiliates in connection with the Share Purchase Agreement and the transactions contemplated thereby. The amount of any termination fee by Visteon to Purchasers would be reduced by any such expense reimbursement amount paid.

Specific Performance

Visteon, VIHI, Hahn and Hankook are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Share Purchase Agreement and to enforce specifically the terms and provisions of the Share Purchase Agreement, in addition to any other remedy to which they are entitled at law or in equity. Visteon is entitled to seek an injunction or other appropriate form of specific performance or equitable relief to cause the equity financing to be funded and/or to cause Hankook to fulfill its payment obligations pursuant to the Share Purchase Agreement, if and only if (i) all conditions to Purchasers obligation to consummate the closing have been satisfied, and remain satisfied, at the time when closing would have occurred (other than those conditions that by their terms are to be satisfied by actions taken at closing, each of which is capable of being satisfied at closing (but subject to the fulfillment or waiver of those conditions)) but for the failure of the equity financing and the debt financing to be funded, (ii) Purchasers have failed to consummate the closing by the date the closing is required to have occurred pursuant to the Share Purchase Agreement, (iii) the debt financing provided for by the debt commitment letter (or by any alternative financing, if applicable) has been funded or is required under the terms of the debt commitment letters to be funded at the closing if the equity financing is funded at the closing and (iv) with respect to any funding of the equity financing to occur at the closing, Visteon has irrevocably confirmed in writing to Purchasers that if specific performance is granted and the equity financing and the debt financing are funded, then the closing will occur.

Indemnification

Survival of Representations and Warranties, Covenants and Agreements

All of our representations and warranties survive until nine months following the closing date, except that (i) representations and warranties regarding corporate organization and good standing, authorization to execute the Share Purchase Agreement, enforceability of the Share Purchase Agreement, capitalization and title, ownership by HVCC of all of the issued and outstanding capital stock or other equity interests of its subsidiaries, the issuance of shares of capital stock or other equity interests of any subsidiary of HVCC and the absence of any undisclosed broker fees, survive indefinitely and (ii) representations and warranties related to taxes survive until three years following the closing date.

All of Purchasers’ representations and warranties survive until nine months following the closing date, except that representations and warranties related to their corporate organization and good standing, authorization to execute the Share Purchase Agreement, enforceability of the Share Purchase Agreement and the absence of any undisclosed broker fees, survive indefinitely.

The covenants and agreements of any party that contemplate actions to be taken or not taken on or prior to the closing survive until one year following the closing date. The covenants and agreements of any party that contemplate actions to be taken or not taken after to the closing survive in accordance with their terms.

Indemnification

We agreed to indemnify Purchasers, their respective affiliates and their respective officers, directors, agents, successors and assigns for all losses resulting from:

•	any inaccuracy or breach of our representations and warranties in the Share Purchase Agreement;

•

any nonfulfillment or failure to perform any of our covenants or agreements in the Share Purchase Agreement; provided, that in the case of pre-closing covenants and agreements, Purchasers will only be entitled to indemnification to the extent such nonfulfillment or failure to perform is not known by Purchasers or, if known, is disclosed to Visteon prior to the closing but not acknowledged by Visteon as a nonfulfillment of or failure to perform that results in a failure of a condition to closing of Purchasers; or

•	certain other specifically identified matters set forth in an annex to the Share Purchase Agreement.

Purchasers agreed, severally and not jointly and severally, to indemnify us, our respective affiliates and our respective officers, directors, agents, successors and assigns for all losses resulting from:

•	any inaccuracy or breach of Hahn and Hankook’s representations and warranties in the Share Purchase Agreement; and

•

any nonfulfillment or failure to perform any of Hahn and Hankook’s covenants or agreements in the Share Purchase Agreement; provided, that in the case of pre-closing covenants and agreements, Visteon will only be entitled to indemnification to the extent such nonfulfillment or failure to perform is not known by Visteon or, if known, is disclosed to Purchasers prior to the closing but not acknowledged by Purchasers as a nonfulfillment of or failure to perform that results in a failure of a condition to closing of Visteon.

Limits on Indemnification

With respect to damages for breaches or inaccuracies of representations and warranties, Purchasers will only be entitled to recover for individual losses or a series of related losses in excess of $125,000 and then only to the extent aggregated damages for such breaches and/or inaccuracies exceed $35,750,000, in which case only those damages in excess of $35,750,000 will be recoverable. Furthermore, Purchasers will not be entitled to any further indemnification for breaches or inaccuracies of representations and warranties beyond $357,500,000.

Other Indemnification Provisions

Except as otherwise provided in the Share Purchase Agreement, to the extent permitted by law, the indemnification provisions set forth in the Share Purchase Agreement are the exclusive remedies of Visteon, VIHI and Purchasers after the closing for any inaccuracy in any representation or warranty, misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in the Share Purchase Agreement (other than remedies for fraud and each party’s right to specific performance or other equitable relief in accordance with the terms of the Share Purchase Agreement). Any indemnifiable loss will be reduced by any insurance proceeds or other third party recovery received by the indemnified party. Any indemnified party will use commercially reasonable efforts to mitigate any indemnifiable losses it suffers except with respect to taxes. Each indemnified party waives any subrogation rights that insurers may have with respect to any indemnifiable losses.

Expenses

Whether or not the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, are consummated, except for the provisions described above in “—Expense Reimbursement” plus specified reimbursement and indemnification obligations, each party will pay its own expenses with respect to the Share Purchase and the transactions contemplated thereby, including the sale of the HVCC shares. Each of the respective parties agreed to pay all costs and expenses that it incurred on its own behalf in connection with the Share Purchase Agreement and the transactions contemplated by the Share Purchase Agreement, including fees and expenses of each party’s respective financial consultants, accountants and legal counsel.

Amendment

The Share Purchase Agreement may not be amended except in writing signed by each of the parties.

Governing Law

The Share Purchase Agreement is governed by Delaware law.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma financial information contained herein includes condensed consolidated statements of operations of Visteon for the years ended December 31, 2014, 2013 and 2012, and condensed consolidated balance sheets as of December 31, 2014 and 2013. The unaudited condensed consolidated pro forma statements of operations illustrate the results of operations as if the sale of the Company’s approximately 70% ownership interest in HVCC had occurred on January 1, 2012. The following unaudited condensed consolidated pro forma balance sheets illustrate the financial position as of December 31, 2014 and 2013, as if the sale of the Company’s approximately 70% ownership interest in HVCC had occurred on the respective balance sheet dates.

Pro forma adjustments prepared as of March 5, 2015, are described in the accompanying notes to the unaudited pro forma financial information and are based on information available at the time of preparation and reflect certain assumptions that the Company believes are reasonable under the circumstances. Accordingly, the pro forma adjustments reflected in the unaudited condensed consolidated pro forma financial information are preliminary and subject to revision and the actual amounts ultimately reported could differ from these estimates. The unaudited pro forma financial information is for informational purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the Company’s sale of its approximately 70% ownership interest in HVCC been consummated on the dates indicated and should not be construed as being representative of the Company’s future results of operations or financial position. The unaudited condensed consolidated pro forma financial information should be read in conjunction with the historical audited consolidated financial statements and notes thereto included in the Company’s December 31, 2014 Annual Report on Form 10-K.

VISTEON CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

(Dollars in millions, except per share amounts)

	Year Ended December 31, 2014
	As Reported	Sale of HVCC		Other Adjustments		Pro Forma
Sales	$7,509	$5,056	(a)	$52	(b)	$2,505
Cost of sales	6,711	4,590	(a)	43	(b)(c)	2,164

Gross margin	798	466		9		341
Selling, general and administrative expenses	377	150	(a)	—		227
Restructuring expense	56	3	(a)	—		53
Interest expense, net	28	7	(a)	—		21
Loss on debt extinguishment	23	—		—		23
Equity in net income of non-consolidated affiliates	15	13	(a)	—		2
Other expense, net	68	4	(a)	2	(b)	66

Income (loss) before income taxes	261	315		7		(47)
Provision for income taxes	124	91	(a)	2	(b)	35

Net income (loss) from continuing operations	137	224		5		(82)
Loss from discontinued operations, net of tax	(343)	—		(5)	(b)	(348)

Net (loss) income	(206)	224		—		(430)
Net income attributable to non-controlling interests	89	78	(a)	—		11

Net (loss) income attributable to Visteon Corporation	$(295)	$146		$—		$(441)

Basic and diluted per share data:
Basic loss per share attributable to Visteon Corporation	$(6.44)					$(9.63)
Diluted loss per share attributable to Visteon Corporation	$(6.25)					$(9.63)

See accompanying notes to the unaudited condensed consolidated pro forma financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

(Dollars in millions, except per share amounts)

	Year Ended December 31, 2013
	As Reported	Sale of HVCC		Other Adjustments		Pro Forma
Sales	$6,371	$4,758	(a)	$62	(b)	$1,675
Cost of sales	5,733	4,309	(a)	54	(b)(c)	1,478

Gross margin	638	449		8		197
Selling, general and administrative expenses	312	137	(a)	1	(b)(c)	176
Restructuring expense	36	15	(a)	—		21
Interest expense, net	38	3	(a)	—		35
Equity in net income of non-consolidated affiliates	213	11	(a)	—		202
Gain on Yanfeng transactions	465	—		—		465
Other expense	28	8	(a)	—		20

Income before income taxes	902	297		7		612
Provision for income taxes	117	62	(a)	1	(b)	56

Net income from continuing operations	785	235		6		556
Loss from discontinued operations, net of tax	(10)	—		(6)	(b)	(16)

Net income	775	235		—		540
Net income attributable to non-controlling interests	85	83	(a)	—		2

Net income attributable to Visteon Corporation	$690	$152		$—		$538

Basic and diluted per share data:
Basic earnings per share attributable to Visteon Corporation	$13.80					$10.76
Diluted earnings per share attributable to Visteon Corporation	$13.50					$10.53

See accompanying notes to the unaudited condensed consolidated pro forma financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

(Dollars in millions, except per share amounts)

	Year Ended December 31, 2012
	As Reported	Sale of HVCC		Other Adjustments		Pro Forma
Sales	$5,715	$4,207	(a)	$28	(b)	$1,536
Cost of sales	5,178	3,819	(a)	26	(b)(c)	1,385

Gross margin	537	388		2		151
Selling, general and administrative expenses	315	139	(a)	1	(b)(c)	177
Restructuring expense	45	3	(a)	—		42
Interest expense (income), net	34	(7)	(a)	—		41
Equity in net income of non-consolidated affiliates	226	5	(a)	—		221
Other expense	33	9	(a)	—		24

Income before income taxes	336	249		1		88
Provision for income taxes	107	75	(a)	—		32

Net income from continuing operations	229	174		1		56
Loss from discontinued operations, net of tax	(62)	—		(1)	(b)	(63)

Net income (loss)	167	174		—		(7)
Net income attributable to non-controlling interests	67	64	(a)	—		3

Net income (loss) attributable to Visteon Corporation	$100	$110		$—		$(10)

Basic and diluted per share data:
Basic earnings (loss) per share attributable to Visteon Corporation	$1.89					$(0.19)
Diluted earnings (loss) per share attributable to Visteon Corporation	$1.88					$(0.19)

See accompanying notes to the unaudited condensed consolidated pro forma financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

(Dollars in millions)

	December 31, 2014
	As Reported	Sale of HVCC		Other Adjustments		Pro Forma
ASSETS
Cash and equivalents	$822	$346	(d)	$3,045	(e)	$3,521
Restricted cash	9	—				9
Accounts receivable, net	1,351	837	(d)			514
Inventories	537	332	(d)			205
Other current assets	415	128	(d)			287

Total current assets	3,134	1,643		3,045		4,536

Property and equipment, net	1,440	1,097	(d)			343
Intangible assets, net	407	251	(d)			156
Investment in affiliates	165	66	(d)			99
Other non-current assets	177	31	(d)	390	(h)	536

Total assets	$5,323	$3,088		$3,435		$5,670

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$142	$113	(d)	$—		$29
Accounts payable	1,186	708	(d)			478
Accrued employee liabilities	174	61	(d)	7	(f)	120
Other current liabilities	330	86	(d)			244

Total current liabilities	1,832	968		7		871

Long-term debt	839	252	(d)			587
Employee benefits	566	77	(d)			489
Deferred tax liabilities	120	67	(d)			53
Other non-current liabilities	145	40	(d)	225	(g)	330

Stockholders’ equity:
Total Visteon Corporation stockholders’ equity	865	—		2,317	(g)	3,182
Non-controlling interests	956	798	(d)			158

Total equity	1,821	798		2,317		3,340

Total liabilities and equity	$5,323	$2,202		$2,549		$5,670

See accompanying notes to the unaudited condensed consolidated pro forma financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

(Dollars in millions)

	December 31, 2013
	As Reported	Sale of HVCC		Other Adjustments		Pro Forma
ASSETS
Cash and equivalents	$1,677	$328	(d)	$3,045	(e)	$4,394
Restricted cash	25	—				25
Accounts receivable, net	1,227	796	(d)			431
Inventories	472	314	(d)			158
Other current assets	352	114	(d)			238

Total current assets	3,753	1,552		3,045		5,246

Property and equipment, net	1,414	1,067	(d)			347
Intangible assets, net	447	277	(d)			170
Investment in affiliates	228	63	(d)			165
Other non-current assets	185	33	(d)	390	(h)	542

Total assets	$6,027	$2,992		$3,435		$6,470

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$106	$68	(d)	$—		$38
Accounts payable	1,207	732	(d)			475
Accrued employee liabilities	202	57	(d)	7	(f)	152
Other current liabilities	287	63	(d)			224

Total current liabilities	1,802	920		7		889

Long-term debt	624	225	(d)			399
Employee benefits	440	65	(d)			375
Deferred tax liabilities	137	69	(d)			68
Other non-current liabilities	151	23	(d)	225	(g)	353

Stockholders’ equity:
Total Visteon Corporation stockholders’ equity	1,920	—		2,303	(g)	4,223
Non-controlling interests	953	790	(d)			163

Total equity	2,873	790		2,303		4,386

Total liabilities and equity	$6,027	$2,092		$2,535		$6,470

See accompanying notes to the unaudited condensed consolidated pro forma financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

The unaudited condensed consolidated pro forma statements of operations illustrate the results of operations as if the sale of the Company’s approximate 70% ownership interest in HVCC had occurred on January 1, 2012. The unaudited condensed consolidated pro forma balance sheets illustrate the financial position as of December 31, 2014 and 2013 as if the sale of the Company’s approximate 70% ownership interest in HVCC had occurred on the respective balance sheet dates. The unaudited condensed consolidated pro forma financial information is for informational purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the Company’s sale of its 70% equity ownership interest in HVCC been consummated on the dates indicated and should not be construed as being representative of the Company’s future results of operations or financial position. The unaudited condensed consolidated pro forma financial statements should be read in conjunction with the historical audited consolidated financial statements and notes thereto included in the Company’s December 31, 2014 Annual Report on Form 10-K.

Pro forma adjustments were prepared as of March 5, 2015 based on information available at the time of preparation and reflect certain assumptions that the Company believes are reasonable under the circumstances. Accordingly, the pro forma adjustments are preliminary and subject to revision and the actual amounts ultimately reported could differ from these estimates. Additionally, pro forma adjustments to reflect the sale of HVCC were prepared on a consistent entity basis for all periods presented to reflect the results of operations and financial position of the business subject to the Share Purchase Agreement (the “HVCC Business”) and represent amounts included in the unaudited combined financial statements of the HVCC Business.

The unaudited condensed consolidated pro forma statements of operations for the years ended December 31, 2014, 2013 and 2012 include the following adjustments:

(a)	Elimination of the operating results of the HVCC Business from the operating results as reported by Visteon. Amounts represent the unaudited combined statements of operations for the HVCC Business for the years ended December 31, 2014, 2013 and 2012.

(b)	Add back of the operating results for Visteon Automotive Systems Inc. (“VASI”), an Interiors operation owned by the HVCC Business. The operating results of VASI are reported by Visteon as discontinued operations and by the HVCC Business as continuing operations. Accordingly, these adjustments represent amounts attributable to VASI that were eliminated from the results of operations reported by Visteon under adjustment (a) described above.

(c)	The operating results of the HVCC Business include amounts classified as cost of goods sold related to information technology services provided by Visteon and billed to the HVCC Business totaling $32 million, $36 million and $30 million for the years ended December 31, 2014, 2013 and 2012, respectively. Additionally, the operating results of the HVCC Business include amounts classified as selling, general and administrative expenses related to administrative services including finance, legal, human resources, employee benefits administration, treasury, risk management, and other shared services, provided by Visteon and billed to the HVCC Business totaling $10 million, $23 million and $21 million for the years ended December 31, 2014, 2013 and 2012, respectively.

The unaudited condensed consolidated pro forma balance sheets as of December 31, 2014 and 2013 reflect the following adjustments:

(d)	Elimination of the assets and liabilities of the HVCC Business to be acquired by the Purchasers as contemplated under the Share Purchase Agreement from amounts reported by Visteon. Amounts represent the unaudited combined balance sheets for the HVCC Business as of December 31, 2014 and 2013.

(e)

Addition of estimated total proceeds to amounts reported by Visteon in connection with the Transaction contemplated under the Share Purchase Agreement. Gross proceeds are comprised of Korean Won (“KRW”) 2,853,360,000,000 (or approximately $2,626,435,935.20, using the reference exchange rate) (the “KRW Portion”) and $950,000,000 (the “USD Portion”) in the aggregate. Gross proceeds include an amount for the 2014 dividend payable on the HVCC shares to be sold (which dividend will be retained by Visteon), currently estimated to range from KRW67,000,000,000 to KRW73,000,000,000 (or approximately $61,671,575.85 to

$67,194,403.53, using the reference exchange rate). Gross proceeds have been reduced by estimated transaction-related costs of $100 million, Korean withholding taxes of $390 million and securities transaction taxes of $20 million for net transaction proceeds of $3,045 million.

A summary of the components of estimated net proceeds is provided as follows.

Estimated Net Proceeds
(Dollars in Millions)
Gross transaction proceeds	$3,555
Less:
Transaction-related costs	(100)
Korea withholding taxes	(390)
Securities transaction taxes	(20)

Estimated net proceeds	$3,045

In December 2014 Visteon entered a KRW option contract to manage foreign currency exposure on anticipated net KRW denominated proceeds. Accordingly, estimated proceeds total $3,555 million, based on 1,096 KRW/USD rate to convert KRW portion of proceeds (hedge option rate). However, Visteon continues to monitor the foreign currency exposure associated with the KRW portion of the proceeds and may take further actions to manage such risks. Transaction-related costs have been excluded from the unaudited condensed consolidated pro forma statements of operations as such expenses were incurred as if the sale had occurred on January 1, 2012.

(f)	Addition of estimated liability to amounts reported by Visteon for the accelerated vesting of stock-based compensation arrangements attributable to employees of HVCC pursuant to change of control provisions in the Visteon Corporation 2010 Incentive Plan. Related expenses of approximately $7 million have been excluded from the unaudited condensed consolidated pro forma statements of operations as such amounts were assumed to be incurred as if the sale had occurred on January 1, 2012.

(g)	Reflects the net impact on Visteon’s balance sheet attributable to the transactions contemplated under the Share Purchase Agreement, as follows:

	December 31
	2014	2013
	(Dollars in Millions)
Estimated net proceeds—Note (e)	$3,045	$3,045
Add:
Korea withholding tax—Note (h)	390	390
Less:
Visteon investment in HVCC	(886)	(900)
U.S. income taxes	(225)	(225)
Stock-based compensation—Note (f)	(7)	(7)

Total	$2,317	$2,303

The Visteon investment in HVCC above is inclusive of net amounts due to/from the respective parties. Anticipated U.S. income tax of $225 million represents the net amount of U.S. tax on the transactions contemplated under the Share Purchase Agreement after the utilization of available net operating loss carry-forwards and other tax attributes. Estimated gains on the transactions contemplated under the Share Purchase Agreement are excluded from the unaudited condensed consolidated pro forma statements of operations as such amounts are non-recurring in nature.

(h)	Addition of recoverable tax asset to amounts reported by Visteon for anticipated Korean withholding taxes of $390 million in connection with the transactions contemplated under the Share Purchase Agreement. Visteon believes it is more likely than not that such amounts will be recovered over the subsequent one to five year period post-closing. The U.S. tax of $225 million has been reflected as long-term in connection with Korean withholding taxes.

UNAUDITED COMBINED FINANCIAL STATEMENTS OF THE HVCC BUSINESS

Visteon prepared the following unaudited combined financial statements to show the historical results of operations, financial position and cash flows of the businesses subject to the Share Purchase Agreement (the “HVCC Business”). The following unaudited combined financial statements of the HVCC Business are included herein.

•	Unaudited combined statements of operations for the years ended December 31, 2014, 2013, and 2012

•	Unaudited combined statements of comprehensive income for the years ended December 31, 2014, 2013, and 2012

•	Unaudited combined balance sheets as of December 31, 2014 and 2013

•	Unaudited combined statements of cash flows for the years ended December 31, 2014, 2013, and 2012

•	Unaudited combined statements of changes in equity for the years ended December 31, 2014, 2013 and 2012

•	Notes to unaudited combined financial statements

The unaudited combined financial statements of the HVCC Business, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the audited historical financial statements and notes thereto included in the Visteon Corporation 2014 Annual Report on Form 10-K. The unaudited combined financial statements of the HVCC Business are not necessarily indicative of what the actual financial results would have been had the HVCC Business operated as a separate entity.

HVCC BUSINESS

UNAUDITED COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Sales to third-parties	$5,056	$4,758	$4,207
Sales to affiliates	30	75	39

Total sales	5,086	4,833	4,246
Cost of sales	4,620	4,384	3,858

Gross margin	466	449	388
Selling, general and administrative expenses	150	137	139
Restructuring expense	3	15	3
Interest expense (income), net	7	3	(7)
Equity in net income of non-consolidated affiliates	13	11	5
Other expense, net	4	8	9

Income before income taxes	315	297	249
Provision for income taxes	91	62	75

Net income	224	235	174
Net income attributable to non-controlling interests	78	83	64

Net income attributable to HVCC Business	$146	$152	$110

See accompanying notes to the unaudited combined financial statements.

HVCC BUSINESS

UNAUDITED COMBINED STATEMENTS OF COMPREHENSIVE INCOME / (LOSS)

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Net income	$224	$235	$174
Other comprehensive income:
Foreign currency translation adjustments	(83)	(14)	65
Benefit plans, net of tax (a)	(14)	(11)	(5)
Unrealized hedging (loss) gain and other, net of tax (b)	(10)	(7)	19

Other comprehensive (loss) income, net of tax	(107)	(32)	79

Comprehensive income	117	203	253
Comprehensive income attributable to non-controlling interests	46	77	89

Comprehensive income attributable to HVCC Business	$71	$126	$164

(a)	Other comprehensive income is net of a tax benefit of $6 million, $2 million and $1 million for the years ended December 31, 2014, 2013 and 2012, respectively.

(b)	Other comprehensive income (loss) is net of a tax benefit of $3 million and $3 million for the years ended December 31, 2014 and 2013, respectively and tax expense of $6 million related to unrecognized hedging gains (loss) and other for the year ended December 31, 2012.

See accompanying notes to the unaudited combined financial statements.

HVCC BUSINESS

UNAUDITED COMBINED BALANCE SHEETS

	December 31 2014	December 31 2013
	(Dollars in Millions)
ASSETS
Cash and equivalents	$346	$328
Accounts receivable, net	837	796
Inventories, net	332	314
Due from affiliates	41	55
Other current assets	128	114

Total current assets	1,684	1,607

Property and equipment, net	1,097	1,067
Intangible assets, net	251	277
Investments in affiliates	66	63
Other non-current assets	31	33

Total assets	$3,129	$3,047

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$113	$68
Accounts payable	708	732
Due to affiliates	96	127
Accrued employee liabilities	61	57
Other current liabilities	86	63

Total current liabilities	1,064	1,047

Long-term debt	252	225
Employee benefits	77	65
Deferred tax liabilities	67	69
Other non-current liabilities	40	23
Equity:
Net Parent investment	901	823
Accumulated other comprehensive (loss) income	(70)	5

Total Parent equity	831	828
Non-controlling interests	798	790

Total equity	1,629	1,618

Total liabilities and equity	$3,129	$3,047

See accompanying notes to the unaudited combined financial statements.

HVCC BUSINESS

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
OPERATING
Net income	$224	$235	$174
Non-cash reconciling adjustments:
Depreciation and amortization	194	198	188
Other non-cash items	(1)	(12)	3
Changes in assets and liabilities:
Accounts receivable	(72)	(36)	(138)
Due from / to affiliates	(22)	89	(1)
Inventories	(39)	(49)	(43)
Accounts payable	16	89	110
Other assets and other liabilities	27	(75)	(14)

Net cash provided by operating activities	327	439	279

INVESTING
Capital expenditures	(222)	(196)	(164)
Acquisition of businesses, net	(47)	—	—
Climate Consolidation	—	(406)	—
Proceeds from sale of business	11	—	—

Net cash used by investing activities	(258)	(602)	(164)

FINANCING
Short-term debt, net	65	(1)	—
Proceeds from issuance of debt	29	200	21
Principal payments on debt	(24)	(3)	(4)
Dividends paid	(113)	(73)	(75)

Net cash (used) provided by financing activities	(43)	123	(58)
Effect of exchange rates on cash and equivalents	(8)	(11)	7

Net increase (decrease) in cash and equivalents	18	(51)	64
Cash and equivalents at beginning of the year	328	379	315

Cash and equivalents at end of the year	$346	$328	$379

Supplemental Disclosures:
Cash paid for interest	$12	$9	$4
Cash paid for income taxes, net of refunds received	$75	$115	$87

See accompanying notes to the unaudited combined financial statements

HVCC BUSINESS

UNAUDITED COMBINED STATEMENTS OF CHANGES IN EQUITY

	Total HVCC Business Equity
	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Non-Controlling Interests	Total Equity
	(Dollars in Millions)
Balance at January 1, 2012	$1,068	$(21)	$669	$1,716
Net income	110	—	64	174
Dividends	(51)	—	(24)	(75)
Other comprehensive income	—	54	25	79

Balance at December 31, 2012	$1,127	$33	$734	$1,894
Net income	152	—	83	235
Dividends	(50)	—	(23)	(73)
Other comprehensive loss	—	(28)	(4)	(32)
Climate Consolidation	(406)	—	—	(406)

Balance at December 31, 2013	$823	$5	$790	$1,618
Net income	146	—	78	224
Dividends	(68)	—	(45)	(113)
Other comprehensive loss	—	(75)	(32)	(107)
Acquisition of business	—	—	7	7

Balance at December 31, 2014	$901	$(70)	$798	$1,629

See accompanying notes to the unaudited combined financial statements.

HVCC BUSINESS

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

NOTE 1. Description of Business

Visteon Corporation (“the Parent” or “Visteon”) is a global supplier of automotive systems, modules and components to global automotive original equipment manufacturers (“OEMs”). Visteon delivers value for its customers and stockholders through two technology-focused core businesses: vehicle cockpit electronics and thermal energy management. Visteon’s thermal energy management products include climate air handling modules, powertrain cooling modules, heat exchangers, compressors, fluid transport systems, and engine induction systems, which are produced through a global network of manufacturing operations, technical centers and joint ventures. Visteon’s thermal energy management businesses comprise and are reported under the Climate segment within the Visteon consolidated financial statements.

Prior to 2013, Visteon’s thermal energy management businesses included a series of wholly owned Visteon climate subsidiaries, Visteon climate-related joint venture investments, and a 70% controlling ownership interest in Halla Climate Control Corporation (“Halla”). During the first quarter of 2013, the ownership structure of Visteon’s thermal energy management businesses changed in connection with the sale of certain of Visteon Climate subsidiaries, joint venture investments and related intellectual properties (the “Visteon Climate Group”) to Halla for a net purchase price of $406 million (the “Climate Consolidation”). With effect from February 1, 2013, the climate business as combined under Halla has been operating as Halla Visteon Climate Control Corporation (“HVCC”). Visteon holds an approximate 70% controlling ownership interest in HVCC, which is headquartered in South Korea and is one of only two global full-line automotive thermal management suppliers. The Climate Consolidation qualified as a common control transaction and related payments from Halla to Visteon have been reflected as an investing activity in the combined statements of cash flows and as a return of capital to Parent in the combined statements of changes in equity.

On December 17, 2014, Visteon and its wholly owned subsidiary, VIHI, LLC entered into a Share Purchase Agreement with Hahn & Co. Auto Holdings Co., Ltd. and Hankook Tire Co., Ltd. to sell all of its outstanding shares in HVCC for approximately $3.6 billion or KRW 52,000 per share (“the Transaction”). The Transaction, which is subject to regulatory reviews, shareholder approval and other conditions, is expected to be completed in the first half of 2015.

NOTE 2. Basis of Presentation

The combined financial statements as of and for all periods presented herein represent the results of operations, financial position and cash flows of businesses subject to the Transaction (the “HVCC Business”), including Halla and the Visteon Climate Group on a combined basis as if the Climate Consolidation had occurred January 1, 2012. The HVCC Business combined financial statements do not include the results of operations, financial position and cash flows of Visteon’s wholly owned Climate operations in Argentina, Brazil and South Africa, which were excluded from the Climate Consolidation. These combined financial statements reflect the non-controlling interests related to the Climate operations before and after the Climate Consolidation. The objective of these combined financial statements is a stand-alone presentation of the operating results, financial position and cash flows of the HVCC Business as included in the Visteon consolidated financial statements as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012.

The unaudited combined financial statements of the HVCC Business included herein were derived from Visteon accounting records to reflect the results of operations, financial position and cash flows of the HVCC Business and were prepared in the same reporting currency as the Parent. However, the unaudited combined financial statements of the HVCC Business are not necessarily indicative of what the actual financial results would have been had the HVCC Business operated as a separate entity.

The combined financial statements of the HVCC Business have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported herein. Considerable judgment is involved in making these determinations and the use of different estimates or assumptions could result in significantly different results. While management believes its assumptions and estimates are reasonable and appropriate, actual results could differ from those reported herein.

The combined statements of operations for the HVCC Business include allocations for certain support functions that are provided on a central basis by the Parent and allocated to the HVCC Business, such as expenses related to employee benefits, finance, human resources, risk management, information technology, facilities, and legal, among others. These expenses have been allocated to the HVCC Business on a direct cost basis when identifiable, with the remainder allocated on a proportional basis of combined sales, headcount or other relevant measures of the HVCC Business or the Parent. The assets and liabilities in the combined balance sheets of the HVCC Business include the allocation of certain assets and liabilities recorded at the Parent, which relate to the HVCC Business.

The HVCC Business generates a portion of its revenue from sales to various entities related to the Parent. Sales reported in the combined statements of operations include $30 million, $75 million and $39 million of sales to related party entities for the years ended December 31, 2014, 2013 and 2012, respectively. All significant intercompany transactions and accounts within the HVCC Business have been eliminated. All intercompany transactions between the HVCC Business and the Parent have been categorized by transaction type and classified as net Parent investment or affiliate transactions on the combined balance sheets. Expenses related to corporate allocations from the Parent to the HVCC Business are considered to be settled for cash in the unaudited combined financial statements at the time the transaction is recorded.

NOTE 3. Summary of Significant Accounting Policies

Revenue Recognition: Revenue is recorded when persuasive evidence of an arrangement exists, delivery occurs or services are rendered, the sales price or fee is fixed or determinable and collectability is reasonably assured. Products are delivered and revenue is recorded pursuant to commercial agreements with customers, which generally takes the form of an approved purchase order. Discrete price changes with customers, which are generally the result of unique commercial issues, are recorded as a reduction to revenue when specific facts and circumstances indicate that a price reduction is probable and the amounts are reasonably estimable. Amounts associated with discrete price changes are recorded as an increase to revenue upon execution of a legally enforceable contractual agreement and when collectability is reasonably assured.

Foreign Currency: Assets and liabilities for most of the non-U.S. businesses of the HVCC Business are translated into U.S. Dollars at end-of-period exchange rates and the related translation adjustments are recorded in accumulated other comprehensive income (loss) in the combined balance sheets. The effect of re-measuring assets and liabilities of non-U.S. businesses that use the U.S. Dollar as their functional currency is recorded as transaction gain or loss in the combined statements of operations. Income and expense accounts of non-U.S. businesses are translated into U.S. Dollars at average-period exchange rates and are reflected in the combined statements of operations. Additionally, gains and losses resulting from transactions denominated in a currency other than the functional currency are recorded as transaction gains and losses in the combined statements of operations. Net transaction gains and losses decreased net income by $3 million for the year ended December 31, 2014 and increased net income by $10 million and $4 million for the years ended December 31, 2013 and 2012, respectively.

Restructuring Expense: Restructuring expense includes costs directly associated with exit or disposal activities. Such costs include employee severance and termination benefits, special termination benefits, contract termination fees and penalties, and other exit or disposal costs. In general, involuntary employee-related exit and disposal costs are recorded when there is a substantive plan for employee severance and related costs are probable and estimable, with the exception of one-time termination benefits and employee retention costs, which are recorded when the employees are entitled to receive such benefits and the amount can be reasonably estimated. Contract termination fees and penalties and other exit and disposal costs are generally recorded when incurred.

During 2012, the HVCC Business commenced a program designed to standardize global business systems and processes for the purpose of reducing costs for which restructuring expense was incurred and cash was paid in 2012, 2013, and 2014. The HVCC Business recorded employee severance and termination benefits of $3 million, $15 million, and $3 million, respectively, for the years ended December 31, 2014, 2013, and 2012. All amounts incurred under this program have been paid and related activities have been completed.

Debt Issuance Costs: The costs related to issuance or modification of long-term debt are deferred and amortized into interest expense over the life of each respective debt issue. Deferred amounts associated with debt extinguished prior to maturity are expensed upon extinguishment.

Other Costs: Repair and maintenance costs, research and development costs, and pre-production operating costs are expensed as incurred. Research and development expenses include salary and related employee benefits, contractor fees, information technology, occupancy, telecommunications and depreciation. Research and development costs were $162 million, $137 million and $119 million in 2014, 2013 and 2012, respectively, and are recorded in the combined statements of operations as “Cost of sales.” Shipping and handling costs are recorded in the combined statements of operations as “Cost of sales.”

Cash and Equivalents: Highly liquid investments purchased with a maturity of three months or less, including short-term time deposits, commercial paper, repurchase agreements and money market funds are considered to be cash equivalents.

Accounts Receivable: Accounts receivable are stated at amounts estimated by management to be the net realizable value. The accounts receivable balances as of December 31, 2014 and 2013 were $837 million and $796 million, respectively. An allowance for doubtful accounts balance is recorded when it is probable amounts will not be collected based on specific identification of customer circumstances or age of the receivable. The allowance for doubtful accounts balance was $3 million and $1 million at December 31, 2014 and December 31, 2013, respectively. Included in Selling, general and administrative expenses are provisions for estimated uncollectible accounts receivable of $1 million, $1 million and $3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Inventories: Inventories are stated at the lower of cost, determined on a first-in, first-out (“FIFO”) basis, or market. Cost includes the cost of materials, direct labor, in-bound freight and the applicable share of manufacturing overhead. Inventories are reduced by an allowance for excess and obsolete inventories based on management’s review of on-hand inventories compared to historical and estimated future sales and usage.

Product Tooling: Product tooling includes molds, dies and other tools used in production of a specific part or parts of the same basic design. It is generally required that non-reimbursable design and development costs for products to be sold under long-term supply arrangements be expensed as incurred and costs incurred for molds, dies and other tools that will be owned by the HVCC Business or its customers and used in producing the products under long-term supply arrangements will be capitalized and amortized over the shorter of the expected useful life of the assets or the term of the supply arrangement. Contractually reimbursable design and development costs that would otherwise be expensed are recorded as an asset as incurred. Product tooling owned by the HVCC Business is capitalized as property and equipment and is amortized to cost of sales over its estimated economic life, generally not exceeding six years. Net receivables of $39 million and $27 million exist as of December 31, 2014 and 2013, respectively, and are related to production tools in progress, which will not be owned by the HVCC Business and for which there is a contractual agreement for reimbursement from the customer.

Property and Equipment: Property and equipment is stated at cost or fair value for impaired assets. As a result of the adoption of fresh-start accounting upon emergence of bankruptcy of the Parent, property and equipment was re-measured and adjusted to estimated fair value as of October 1, 2010. Depreciation expense is computed principally by the straight-line method over estimated useful lives for financial reporting purposes and by accelerated methods for income tax purposes in certain jurisdictions. Generally, buildings and improvements are depreciated over a 40-year estimated useful life, leasehold improvements are depreciated on a straight-line basis over the initial lease term period, and machinery, equipment and other are depreciated over estimated useful lives ranging from 3 to 15 years, computer hardware and equipment are depreciated over 3 years and computer software is depreciated over 3 to 5 years. Product tooling is amortized using the straight-line method over the estimated life of the tool, generally not exceeding six years.

Asset impairment charges are recorded when events and circumstances indicate that such assets may not be recoverable and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts. If estimated future undiscounted cash flows are not sufficient to recover the carrying value of the assets, an impairment charge is recorded for the amount by which the carrying value of the assets exceeds fair value. Assets and liabilities are classified as held for sale when management approves and commits to a formal plan of sale, generally following board of director approval, and it is probable that the sale will be completed within one year. The carrying value of assets and liabilities held for sale is recorded at the lower of carrying value or fair value less cost to sell, and the recording of depreciation is ceased. For impairment purposes, fair value is determined using appraisals, management estimates or discounted cash flow calculations.

Goodwill: A qualitative or quantitative assessment is performed annually for goodwill impairment. The qualitative assessment considers several factors, including the excess of fair value over carrying value as of the last quantitative impairment test, the length of time since the last fair value measurement, the current carrying value, market and industry metrics, actual performance compared to forecast performance and the current outlook on the business. If the qualitative assessment indicates it is more likely than not that goodwill is impaired, a quantitative test is performed for impairment. To quantitatively test goodwill for impairment, the fair value of the reporting unit is determined and compared to the carrying value. If the carrying value exceeds the fair value, then impairment may exist and further evaluation is required.

Intangible Assets: Definite-lived intangible assets are amortized over their estimated useful lives, and tested for impairment in accordance with the methodology discussed above under “Property and Equipment.” Definite-lived intangible assets include:

•	Developed technology—amortized over average, estimated useful lives of approximately 8 years.

•	Customer-related—amortized over average, estimated useful lives of approximately 9 years.

•	Other—amortized over average, estimated useful lives of approximately 47 years.

Approximately $38 million, $38 million and $36 million of amortization expense related to definite-lived intangible assets were recorded for the years ended December 31, 2014, 2013 and 2012, respectively. The HVCC Business currently estimates annual amortization expense to be $38 million for 2015 through 2017, $32 million for 2018, and $12 million for 2019. Indefinite-lived intangible assets, including goodwill and trade names are not amortized but are tested for impairment at least annually. The HVCC Business performs its annual impairment testing as of the first day of the fourth quarter of each year. No impairment was recognized during the periods presented.

Other indefinite-lived intangible assets are subject to impairment analysis annually or more frequently if an event occurs or circumstances indicate the carrying amount may be impaired. Indefinite-lived intangible assets are tested for impairment by comparing the fair value to the carrying value. If the carrying value exceeds the fair value, the asset is adjusted to fair value.

Investments in Non-consolidated Affiliates: The HVCC Business recorded equity in the net income of non-consolidated affiliates of $13 million, $11 million and $5 million for the years ended December 31, 2014, 2013 and 2012, respectively. Investments in non-consolidated affiliates accounted for under the equity method were $66 million and $63 million at December 31, 2014 and 2013, respectively. Investments in non-consolidated affiliates are monitored for indicators of other-than-temporary declines in value on an ongoing basis. If it is determined that such a decline has occurred, an impairment loss is recorded, which is measured as the difference between carrying value and fair value.

Product Warranty and Recall: Amounts accrued for product warranty and recall claims are based on management’s best estimates of the amounts that will ultimately be required to settle such items. Warranty obligations are accrued at the time of sale based on management estimates, with input from sales, engineering, quality and legal functions, of the amount that eventually will be required to settle such obligations. This accrual is based on several factors, including contractual arrangements, past experience, current claims, production changes, industry developments and various other considerations. Product warranty liabilities are reviewed on a regular basis and adjusted to reflect actual experience. Accruals are recorded for product recall claims related to probable financial participation in customer actions to provide remedies to consumers as a result of actual or threatened regulatory or court actions. This accrual is based on management’s best estimate after consideration of the individual fact patterns associated with specific claims, including input from engineering, quality and legal functions. Approximately $11 million and $12 million are reflected as current liabilities and approximately $16 million and $12 million are reflected as non-current liabilities at December 31, 2014 and 2013, respectively. The following table provides a reconciliation of changes in the product warranty and recall claims liability for the selected periods.

	December 31
	2014	2013
	(Dollars in Millions)
Beginning balance	$24	$24
Accruals for products shipped	12	12
Change in estimates	3	(1)
Settlements	(12)	(11)

Ending balance	$27	$24

Stock-Based Compensation: Certain HVCC employees participate in stock-based compensation arrangements under the Visteon Corporation 2010 Incentive Plan. Stock-based compensation arrangements for the HVCC business are accounted for as equity or liability awards based on settlement intent of the Visteon Board of Directors. These stock-based compensation arrangements generally provide for accelerated vesting upon a change in control, as defined under the Visteon Corporation 2010 Incentive Plan, and requires a double trigger. Accordingly, the HVCC Business may be required to accelerate recognition of related expenses in connection with the Transaction. Approximately $6 million and $14 million are reflected in the balance sheet as of December 31, 2014 and 2013, respectively.

Income Taxes: For purposes of the combined financial statements, income tax expense and deferred tax balances have been estimated as if income tax returns were filed on a standalone basis, separate from Visteon. As a standalone entity, deferred taxes and effective tax rates may differ from those in historical periods. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce deferred tax assets when it is more-likely-than-not that such assets will not be realized. This assessment requires significant judgment, and must be done on a jurisdiction-by-jurisdiction basis. In determining the need for a valuation allowance, all available positive and negative evidence, including historical and projected financial performance, is considered along with any other pertinent information.

Fair Value Measurements: Fair value measurements are used in the preparation of financial statements, which utilize various inputs including those that can be readily observable, corroborated or are generally unobservable. Market-based data and valuation techniques used maximize observable inputs and minimize unobservable inputs. Fair value assumptions contemplate what market participants would use in pricing an asset or liability, including assumptions about risk.

Financial Instruments: Derivative financial instruments, including forward contracts, swaps and options are used to manage exposures to changes in currency exchange rates and interest rates. All derivative financial instruments are classified as held for purposes other than trading and policy specifically prohibits the use of derivatives for speculative purposes.

Business Combinations: In accounting for business combinations, the purchase price of an acquired business is allocated to its identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded as goodwill. Determining the fair values of assets acquired and liabilities assumed requires management’s judgment, the utilization of independent appraisal firms and often involves the use of significant estimates and assumptions with respect to the timing and amount of future cash flows, market rate assumptions, actuarial assumptions, and appropriate discount rates, among other items.

Recently Issued Accounting Pronouncements: In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-8, “Reporting Discontinued Operations and Disclosures of

Disposals of Components of an Entity”. This ASU changes the requirements for reporting discontinued operations to disposals of components of an entity that represent strategic shifts that have a major effect on an entity’s operations and financial results. The standard also expands the disclosures for discontinued operations and requires new disclosures related to individually material disposals that do not qualify for discontinued operations reporting. The guidance is effective for interim and annual periods beginning after December 15, 2014, and should be applied prospectively. While early adoption is permitted, this ASU was not adopted in connection with the preparation of these combined financial statements.

In May 2014, the FASB issued ASU No. 2014-9, “Revenue from Contracts with Customers”, which stipulates that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This new guidance is effective for annual reporting periods beginning after December 15, 2016 and is to be applied retrospectively at the entity’s election either to each prior reporting period presented or with the cumulative effect of application recognized at the date of initial application. Early adoption is not permitted. The HVCC Business is currently evaluating the impact that the adoption of this ASU will have on its combined financial statements.

Subsequent Events: ASC 855, Subsequent Events, requires disclosure of the date through which subsequent events have been evaluated, as well as whether the date the financial statements were issued or the date the financial statements were available to be issued. The Parent and the HVCC Business have evaluated subsequent events through March 5, 2015. No significant subsequent events have occurred through this date requiring adjustment to the financial statements or disclosures.

NOTE 4. Acquisitions and Divestiture

Acquisitions

On September 1, 2014, HVCC completed the acquisition of a controlling 51% equity interest in Japan Climate Systems—Nanjing (“JCS-Nanjing”) for $7 million. HVCC commenced consolidation of JCS-Nanjing from the September 1, 2014 acquisition date. This acquisition was accounted for as a business combination, with the purchase price allocated on a preliminary basis as of September 2014. In connection with the preliminary purchase price allocation, HVCC recorded goodwill of $2 million. The preliminary purchase price allocations may be subsequently adjusted to reflect final valuation results and other adjustments.

In August 2014, HVCC acquired the automotive thermal and emissions business of Cooper-Standard Automotive Inc., a subsidiary of Cooper-Standard Holdings Inc. (the “Thermal Acquisition”), for cash of $46 million. The Thermal Acquisition is expected to expand the thermal energy management product portfolio of HVCC and further diversify its customer base. Net sales for the acquired business were approximately $66 million for the annual period ended December 31, 2013. In the year ended December 31, 2014, the HVCC Business incurred acquisition-related costs of approximately $1 million. These amounts were recorded as incurred and have been classified as Other expense, net within the combined statements of operations.

The Thermal Acquisition was accounted for as a business combination, with the purchase price allocated on a preliminary basis as of August 2014. Assets acquired and liabilities assumed were recorded at estimated fair values based on management’s estimates, available information, and reasonable and supportable assumptions. Additionally, the HVCC Business utilized a third-party to assist with certain estimates of fair values. Fair value measurements are classified within level 3 of the fair value hierarchy and were based on the following methodologies and approaches.

•	Property and equipment—based on appraised values utilizing cost and market approaches.

•	Contractually reimbursable engineering costs—based on discounted cash flows, which is an income model.

•	Intangible assets—based on a combination of market and income approaches, including the relief from royalty method.

The preliminary purchase price allocation, which is subject to change and may be subsequently adjusted to reflect final valuation results and other adjustments, is shown below.

Purchase price	$46

Property and equipment	$30
Intangible assets	8
Goodwill	8

Total purchase price allocation	$46

Divestiture

The HVCC Business disposed of certain assets associated with Visteon’s exit of its Interiors business which were owned by legal entities of the HVCC Business. This resulted in a loss of $2 million for the year ended December 31, 2014, which was included in Other expense, net.

NOTE 5. Other Assets

Other current assets are comprised of the following:

	December 31
	2014	2013
	(Dollars in Millions)
Recoverable taxes	$77	$62
Deferred tax assets	21	14
Prepaid assets and deposits	16	14
Receivables from non-consolidated affiliates	9	14
Other current assets	5	10

	$128	$114

Other non-current assets are comprised of the following:

	December 31
	2014	2013
	(Dollars in Millions)
Deferred tax assets	$16	$10
Income tax receivables	5	13
Other non-current assets	10	10

	$31	$33

NOTE 6. Inventories

Inventories consist of the following:

	December 31
	2014	2013
	(Dollars in Millions)
Raw materials	$139	$126
Work-in-process	139	141
Finished products	61	52
Valuation reserves	(7)	(5)

	$332	$314

NOTE 7. Property and Equipment

Property and equipment, net consists of the following:

	December 31
	2014	2013
	(Dollars in Millions)
Land	$123	$130
Buildings and improvements	239	228
Machinery, equipment and other	1,051	954
Construction in progress	106	93

Total property and equipment	1,519	1,405
Accumulated depreciation	(486)	(405)

	1,033	1,000
Product tooling, net of amortization	64	67

Property and equipment, net	$1,097	$1,067

NOTE 8. Intangible Assets

Intangible assets, net are comprised of the following:

	December 31, 2014			December 31, 2013
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(Dollars in Millions)
Definite-Lived:
Developed technology	$181	$(93)	$88	$183	$(74)	$109
Customer related	123	(55)	68	125	(45)	80
Other	21	(8)	13	22	(7)	15

Subtotal	$325	$(156)	$169	$330	$(126)	$204
Indefinite-Lived:
Goodwill	$56	$—	$56	$46	$—	$46
Trade names	26	—	26	27	—	27

Subtotal	$82	$—	$82	$73	$—	$73

Total	$407	$(156)	$251	$403	$(126)	$277

Changes in intangible assets, net are summarized as follows:

	Defined-Lived Intangibles			Indefinite-Lived Intangibles
	Developed Technology	Customer Related	Other	Trade Names	Goodwill	Total
	(Dollars in Millions)
Balance at December 31, 2012	$130	$94	$16	$26	$46	$312
Amortization	(22)	(14)	(2)	—	—	(38)
Foreign currency	1	—	1	1	—	3

Balance at December 31, 2013	$109	$80	$15	$27	$46	$277
Business acquisitions	6	2	—	—	10	18
Amortization	(24)	(13)	(1)	—	—	(38)
Foreign currency	(3)	(1)	(1)	(1)	—	(6)

Balance at December 31, 2014	$88	$68	$13	$26	$56	$251

NOTE 9. Other Liabilities

Other current liabilities are comprised of the following:

	December 31
	2014	2013
	(Dollars in Millions)
Product warranty and recall accruals	$11	$12
Non-income taxes payable	27	21
Other current liabilities	48	30

	$86	$63

NOTE 10. Debt

Short and long-term debt consists of the following:

		Weighted Average Interest Rate		Carrying Value
	Maturity	2014	2013	2014	2013
				(Dollars in Millions)
Short-term debt:
Current portion of long-term debt		9.8%	10.1%	$2	$1
Short-term borrowings		3.4%	3.2%	111	67

Total short-term debt				$113	$68

Long-term debt:
HVCC USD term loan	2016	1.7%	1.8%	$100	$100
HVCC KRW term loan	2016	3.7%	3.7%	91	95
Other	2014-2026	4.2%	5.6%	61	30

Total long-term debt				$252	$225

Short-term borrowings are payable in various currencies. As of December 31, 2014 and 2013, the HVCC Business had short-term borrowings of $111 million and $67 million, respectively. These borrowings are payable in both U.S. dollar and non-U.S. currencies primarily consisting of the Euro and Korean Won. Available borrowings on outstanding affiliate credit facilities as of December 31, 2014 and 2013, respectively, are approximately $321 million and $310 million and certain of these facilities have pledged receivables, inventory or equipment as security.

During the first quarter of 2013, the HVCC Business entered into, and fully drew on, two unsecured bilateral term loan credit agreements with aggregate available borrowings of approximately $195 million for use in the payment of the purchase price of the Climate Consolidation. As of December 31, 2014, the USD equivalent of these agreements was $191 million. Both credit agreements mature in May 2016 and are subject to financial covenants requiring total debt to EBITDA of not greater than 3.2x and a net interest coverage test of more than 3x. The HVCC Business was in compliance with such covenants at December 31, 2014 and December 31, 2013.

Other long-term debt includes amounts associated with the HVCC Business’ subsidiaries and are payable in various currencies. As of December 31, 2014 and December 31, 2013, the HVCC Business had long-term international affiliate debt outstanding of $61 million and $30 million, respectively. These balances are payable in both U.S. and non-U.S. currencies including, but not limited to, the Euro and Canadian dollar. Included in other long-term debt at December 31, 2014 and 2013 is approximately $16 million and $17 million, respectively, attributable to a 5 year sale-leaseback arrangement for land and buildings located in Chihuahua, Mexico. The sale-leaseback is being accounted for as a direct financing arrangement. The lease requires annual rental payments that are allocated between the reduction of indebtedness and interest expense using an incremental borrowing rate of 9.5%. The HVCC Business will recognize the sale of the land and buildings at the end of the lease term and expects to record a gain of approximately $3 million.

Debt obligations, at December 31, 2014, included maturities as follows: 2015—$113 million; 2016—$193 million; 2017—$42 million; 2018—less than $1 million; 2019—less than $1 million; and thereafter—$17 million. The HVCC Business’ fair value of debt was approximately $365 million and $293 million, respectively, at December 31, 2014 and 2013. Fair value estimates were based on quoted market prices or current rates for the same or similar issues, or on the current rates offered to the HVCC Business for debt of the same remaining maturities. Accordingly, the HVCC Business’ debt fair value disclosures are classified as Level 1, “Market Prices” and Level 2, “Other Observable Inputs” in the fair value hierarchy.

NOTE 11. Employee Retirement Benefits

The HVCC Business sponsors benefit plans for employees in the UK, Germany, France, Japan, Korea and Mexico. The HVCC Business’ defined benefit plans are partially funded with the exception of certain supplemental benefit plans for certain plans, primarily Japan, which are unfunded. In connection with the Climate Consolidation in 2013, the HVCC Business acquired all related benefit plans for Visteon Climate employees in France, Korea, and Mexico and a portion of related benefit plans for Visteon Climate employees in the UK, Germany, and Japan. Consequently, separate benefit plans for HVCC Business employees in the UK, Germany, and Japan did not exist as of December 31, 2012. The pension obligations related to HVCC Business employees have been reflected as a transfer-in to benefit obligations and plan assets. Expenses related to such employees have been reflected in the statements of operations for all periods presented.

The HVCC Business’ expense for defined benefit pension plans is provided in the table below:

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Costs Recognized in Income:
Service cost	$18	$17	$12
Interest cost	6	4	2
Expected return on plan assets	(3)	(3)	(1)
Settlements and curtailments	—	(1)	2
Termination benefits	—	1	—
Amortization of losses and other	1	—	—

Net pension expense	$22	$18	$15

Weighted Average Assumptions:
Discount rate	4.2%	4.0%	5.0%
Compensation increase	4.8%	4.2%	5.1%
Long-term return on assets	4.4%	4.2%	5.1%

The HVCC Business’ obligation for defined benefit pension plans is as follows:

	Year Ended December 31
	2014	2013
	(Dollars in Millions)
Change in Benefit Obligation:
Benefit obligation—beginning	$131	$50
Service cost	18	17
Interest cost	6	4
Actuarial loss	25	7
Settlements and curtailments	—	(1)
Foreign exchange translation	(13)	3
Climate Consolidation transfers in	—	54
Termination benefits	—	1
Benefits paid and other	(2)	(4)

Benefit obligation—ending	$165	$131

Change in Plan Assets:
Plan assets—beginning	82	36
Actual return on plan assets	5	2
Sponsor contributions	26	17
Foreign exchange translation	(7)	2
Climate Consolidation transfers in	—	29
Benefits paid and other	(1)	(4)

Plan assets—ending	105	82

Funded status at end of period	$(60)	$(49)

Balance Sheet Classification:
Employee benefits	$(60)	$(49)
Accumulated other comprehensive loss:
Actuarial loss	40	21
Tax effects/other	(18)	(9)

	$22	$12

The accumulated benefit obligation for all defined benefit pension plans was $110 million and $85 million at December 31, 2014 and 2013, respectively. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for employee retirement plans with accumulated benefit obligations in excess of plan assets were $65 million, $47 million, and $16 million, respectively, at December 31, 2014. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for employee retirement plans with accumulated benefit obligations in excess of plan assets were $49 million, $35 million, and $16 million, respectively, at December 31, 2013.

Assumptions used by the HVCC Business when determining its defined benefit pension obligations as of December 31, 2014 and 2013 are summarized in the following table:

	Year Ended December 31
	2014	2013
Weighted Average Assumptions:
Discount rate	3.1%	4.2%
Expected rate of return on assets	3.8%	4.4%
Rate of increase in compensation	4.2%	4.8%

Components of the net change in Accumulated other comprehensive loss related to defined benefit pension for the years ended December 31, 2014 and 2013 are as follows:

	Year Ended December 31
	2014	2013
	(Dollars in Millions)
Actuarial losses	$23	$8
Deferred taxes	(5)	(5)
Currency/ other	(7)	5
Reclassification to net income	(1)	—

	$10	$8

The actuarial losses of $23 million for the year ended December 31, 2014 are primarily related to lower discount rate assumptions. Actuarial losses of $2 million are expected to be realized during 2015.

Benefit payments, which reflect expected future service, are expected to be paid by the HVCC Business’ plans, as follows:

Benefit Payments
(Dollars in Millions)
2015	$2
2016	3
2017	4
2018	5
2019	6
Years 2020 — 2024	61

Substantially all of the HVCC Business’ defined benefit pension plan assets are managed by external investment managers and held in trust by third-party custodians. The selection and oversight of these external service providers is the responsibility of the investment committees and their advisors. The selection of specific securities is at the discretion of the investment manager and is subject to the provisions set forth by written investment management agreements and related policy guidelines regarding permissible investments, risk management practices and the use of derivative securities. Derivative securities may be used by investment managers as efficient substitutes for traditional securities, to reduce portfolio risks or to hedge identifiable economic exposures. The use of derivative securities to create economic leverage to engage in unrelated speculation is expressly prohibited. External investment managers are prohibited from investing in any debt or equity securities related to the HVCC Business or its affiliates. The HVCC Business’ equity is permitted when it is the result of a corporate contribution to the plan.

The primary objective of the pension funds is to pay the plans’ benefit and expense obligations when due. Given the relatively long time horizon of these obligations and their sensitivity to interest rates, the investment strategy is intended to improve the funded status of its plans over time while maintaining a prudent level of risk. Risk is managed primarily by diversifying each plan’s target asset allocation across equity, fixed income securities and alternative investment strategies, and then maintaining the allocation within a specified range of its target. In addition, diversification across various investment subcategories within each plan is also maintained within specified ranges.

The retirement plan asset allocation at December 31, 2014 and 2013 and target allocation for 2015 are as follows:

	Percentage of Plan Assets
	Target 2015	2014	2013
Equity securities	40%	38%	37%
Fixed income	30%	30%	33%
Hedge funds	15%	16%	15%
Cash	15%	16%	15%

	100%	100%	100%

The expected long-term rate of return for defined benefit pension plan assets has been chosen based on various inputs, including returns projected by various external sources for the different asset classes held by and to be held by the HVCC Business’ trusts and its targeted asset allocation. These projections incorporate both historical returns and forward looking views regarding capital market returns, inflation and other variables. Pension plan assets are valued at fair value using various inputs and valuation techniques. A description of the inputs and valuation techniques used to measure the fair value for each class of plan assets is included in Note 15 “Fair Value Measurements.”

NOTE 12. Income Taxes

The HVCC Business’ principal operations are in Korea, the jurisdiction where it is legally organized, incorporated, and registered. Details of the HVCC Business’ income tax provision from continuing operations are provided in the table below:

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Income before income taxes (a)
Korea	$90	$123	$119
Non-Korea	212	163	125

Total income before income taxes	$302	$286	$244
Current tax provision
Korea	$26	$19	$22
Non-Korea	70	66	58

Total current tax provision	$96	$85	$80
Deferred tax provision (benefit)
Korea	$(8)	$(12)	$1
Non-Korea	3	(11)	(6)

Total deferred tax provision (benefit)	(5)	(23)	(5)

Provision for income taxes	$91	$62	$75

(a)	Income before income taxes excludes equity in net income of non-consolidated affiliates.

A summary of the differences between the provision for income taxes calculated at the Korea statutory tax rate of 24.2% and the combined provision for income taxes is shown below:

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Income before income taxes, excluding equity in net income of non-consolidated affiliates, at Korean statutory rate of 24.2%	$73	$69	$59
Impact of foreign operations	1	1	12
Tax reserve adjustments	15	2	(1)
Change in valuation allowance	2	(1)	9
Interiors divestiture	3	—	—
Impact of tax law change	1	(3)	—
Research credits	(2)	(3)	(1)
Other	(2)	(3)	(3)

Provision for income taxes	$91	$62	$75

The HVCC Business’ provision for income taxes was $91 million for year ended December 31, 2014. The impact of foreign operations in the tax rate reconciliation above primarily reflect the impacts of operations in jurisdictions with different tax rates than Korea, the most significant jurisdictions being in China where certain affiliates are afforded a favorable “hi-tech” tax rate of 15% which was more than offset by higher tax rate jurisdictions such as the United States, India and Mexico. Tax reserve adjustments of $15 million primarily relates to changes in uncertain tax benefits surrounding the incentives associated with the HVCC Business’ research and development activities in China and Hungary. The Interiors divestiture reflects the tax impact associated with Visteon’s Interiors business, including the exit of the business for the year ended December 31, 2014.

The HVCC Business’ provision for income taxes was $62 million for year ended December 31, 2013. The impact of foreign operations in the tax rate reconciliation above primarily reflect the impacts of operations in jurisdictions with different tax rates than Korea, the most significant jurisdictions being in China where certain affiliates are afforded a favorable “hi-tech” tax rate of 15% which was more than offset by higher tax rate jurisdictions such as the United States, India and Mexico. The valuation allowance reflects a $12 million benefit related to the elimination of valuation allowances against Korean foreign tax credits, partially offset by $11 million expense related to the inability to record a tax benefit for pre-tax losses in certain jurisdictions. The $3 million favorable impact of tax law changes is primarily attributable to tax reform in Mexico resulting in restoration of deferred tax assets.

The HVCC Business’ provision for income taxes was $75 million for year ended December 31, 2012. The impact of foreign operations in the tax rate reconciliation above primarily reflects the inability to recognize a tax benefit associated with costs incurred by the U.S. Parent in support of the HVCC Business. The valuation allowance primarily reflects the inability to record a tax benefit for pre-tax losses in certain jurisdictions.

In connection with various investment arrangements, the HVCC Business was granted “holidays” from income taxes in various foreign jurisdictions, but primarily China and Thailand. In total, the arrangements reduced income tax expense by approximately $7 million in 2014, $8 million in 2013, and $2 million in 2012 and are included with the impact of foreign operations in the effective tax rate reconciliation above.

Deferred Income Taxes and Related Valuation Allowances

Deferred income taxes are provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations, as well as net operating loss, tax credit and other carryforwards. The HVCC Business has recorded a deferred tax liability for Korean and non-Korean income taxes and non-Korean withholding taxes of approximately $15 million and $14 million as of December 31, 2014 and 2013, respectively, on the undistributed earnings of certain combined and uncombined foreign affiliates as such earnings are intended to be repatriated in the foreseeable future. The HVCC Business has not provided for deferred income taxes or foreign withholding taxes on the remainder of undistributed earnings from certain combined foreign affiliates because such earnings are considered to be permanently reinvested. It is not practicable to determine the amount of deferred tax liability on such earnings as the actual tax liability, if any, is dependent on circumstances existing when remittance occurs.

Deferred tax assets are required to be reduced by a valuation allowance if, based on all available evidence, both positive and negative, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Significant management judgment is required in determining the HVCC Business’ valuation allowance. In making this assessment, management considers evidence including historical and projected financial performance, as well as the nature, frequency and severity of recent losses along with any other pertinent information.

In determining the need for a valuation allowance, the HVCC Business also evaluates existing valuation allowances. During 2013, certain Korean legal entities were merged which should result in the future utilization of foreign tax credits in Korea for which a valuation allowance was previously recorded, and consequently, the HVCC Business recognized a tax benefit of $12 million related to the elimination of the related valuation allowance.

The need to maintain valuation allowances against deferred tax assets in the affected countries (primarily France and Russia) will cause variability in the HVCC Business’ effective tax rate. The HVCC Business will maintain full valuation allowances against deferred tax assets in the applicable foreign countries until sufficient positive evidence exists to reduce or eliminate the valuation allowances. At December 31, 2014 and 2013, the HVCC Business had net deferred tax assets, net of valuation allowances of $10 million at both December 31, 2014 and 2013, of approximately

$23 million and $17 million, respectively, in certain foreign jurisdictions, the realization of which is dependent on generating sufficient taxable income in future periods. While the HVCC Business believes it is more likely than not that these deferred tax assets will be realized, failure to achieve taxable income targets which considers, among other sources, future reversals of existing taxable temporary differences, would likely result in an increase in the valuation allowance in the applicable period. The components of deferred income tax assets and liabilities are as follows:

	December 31
	2014	2013
	(Dollars in Millions)
Deferred tax assets:
Employee benefit plans	$5	$4
Net operating losses and carryforwards	14	22
All other	40	39
Valuation allowance	(10)	(10)

Total deferred tax assets	$49	$55

Deferred tax liabilities:
Fixed assets and intangibles	$55	$73
Investment in foreign affiliates, including withholding tax	15	14
All other	11	14

Total deferred tax liabilities	$81	$101

Net deferred tax liabilities	$32	$46

Combined balance sheet classification:
Other current assets	$21	$14
Other non-current assets	16	10
Other current liabilities	2	1
Deferred tax liabilities	67	69

	$32	$46

At December 31, 2014, the HVCC Business had available non-Korea net operating loss carryforwards of approximately $10 million, which have carryforward periods ranging from 5 years to indefinite. The HVCC Business had available Korean foreign tax credit carryforwards of $11 million which will expire within 5 years.

Unrecognized Tax Benefits

The HVCC Business operates in multiple jurisdictions throughout the world and the income tax returns of its subsidiaries in various tax jurisdictions are subject to periodic examination by respective tax authorities. The HVCC Business regularly assesses the status of these examinations and the potential for adverse and/or favorable outcomes to determine the adequacy of its provision for income taxes. The HVCC Business believes that it has adequately provided for tax adjustments that it believes are more likely than not to be realized as a result of any ongoing or future examination. Accounting estimates associated with uncertain tax positions require the HVCC Business to make judgments regarding the sustainability of each uncertain tax position based on its technical merits. If the HVCC Business determines it is more likely than not a tax position will be sustained based on its technical merits, the HVCC Business records the largest amount that is greater than 50% likely of being realized upon ultimate settlement. These estimates are updated at each reporting date based on the facts, circumstances and information available. Due to the complexity of these uncertainties, the ultimate resolution may result in a payment that is materially different from the HVCC Business’ current estimate of the liabilities recorded.

Gross unrecognized tax benefits and the amount that, if recognized, would impact the effective tax rate, were $20 million and $5 million at December 31, 2014 and 2013, respectively. The HVCC Business records interest and penalties related to uncertain tax positions as a component of income tax expense and related amounts accrued at December 31, 2014 and 2013, were approximately $1 million in both periods.

During the first quarter of 2014, the IRS commenced the audit of HVCC’s U.S. affiliate for the 2011 and 2012 tax years. At this stage in the audit, HVCC is not aware of any proposed income tax adjustments that would have a material impact on the HVCC Business’ effective tax rate. During 2014, the HVCC Business increased its gross unrecognized tax benefits to reflect the remeasurement of prior and current year uncertain tax positions as a result of completed reviews with updated financial and other measurement criteria in connection with certain incentives received by the HVCC Business’ affiliates in Asia. During the second quarter of 2013, the HVCC Business paid $1 million to settle other tax matters (primarily in Mexico).

With few exceptions, the HVCC Business is no longer subject to Korean tax examinations for years before 2007 or non-Korean income tax examinations for years before 2003. Although it is not possible to predict the timing of the resolution of all ongoing tax audits with accuracy, it is reasonably possible that certain tax proceedings in the U.S. and Asia could conclude within the next twelve months and result in a significant increase or decrease in the balance of gross unrecognized tax benefits. Given the number of years, jurisdictions and positions subject to examination, the HVCC Business is unable to estimate the full range of possible adjustments to the balance of unrecognized tax benefits.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31
	2014	2013
	(Dollars in Millions)
Beginning balance	$5	$4
Tax positions related to current period
Additions	6	1
Tax positions related to prior periods
Additions	9	1
Settlements with tax authorities	—	(1)

Ending balance	$20	$5

During 2012, Korean tax authorities commenced a review of the Parent’s Korean affiliates (including the HVCC Business’ Korean affiliate) for tax years 2007 through 2012, and issued formal notice of assessments, including penalties, of approximately $25 million for alleged underpayment of withholding tax on dividends paid and other items, including certain management service fees charged by the Parent. The HVCC Business’ Korean affiliate paid approximately $12 million to the tax authorities as required under Korean tax regulations to pursue the appeals process related to the management service fees and other issues related to its audit, while $13 million was paid by the Parent for the items related to withholding tax on dividends. During the third quarter of 2014, as it relates to the HVCC Business’ Korean affiliate audit, the tax authorities refunded approximately $5 million representing substantially all of the tax associated with the management service fees charged by the Parent. During 2014, the HVCC Business abandoned pursuing further appeals related to the Korean audit resulting in additional income tax expense of approximately $4 million. The HVCC Business continues to evaluate all available settlement opportunities, including litigation related to the remaining outstanding tax items and believes it is more likely than not that it will receive a favorable outcome.

Appeal payments in Korea, as well as contingent income tax refund claims associated with other jurisdictions (primarily India), total $5 million as of December 31, 2014 and are included in Other non-current assets on the combined balance sheets.

NOTE 13. Parent Equity

The net Parent investment balance in the combined balance sheets as of December 31, 2014 and 2013 represents Visteon’s historical investment in the HVCC Business and the net effect of transactions with and allocations from Visteon and earnings of the HVCC Business.

Changes in Accumulated other comprehensive income (loss) (“AOCI”) and reclassifications out of AOCI by component include:

	Year Ended December 31
	2014	2013
	(Dollars in Millions)
Changes in AOCI:
Beginning balance	$5	$33
Other comprehensive loss before reclassification, net of tax	(57)	(16)
Amounts reclassified from AOCI	(18)	(12)

Ending balance	$(70)	$5

Changes in AOCI by component:
Foreign currency translation adjustment
Beginning balance	$15	$28
Other comprehensive loss before reclassification, net of tax	(57)	(13)

Ending balance	(42)	15
Benefit plans
Beginning balance	(12)	(3)
Other comprehensive loss before reclassification, net of tax (a)	(9)	(9)
Amounts reclassified from AOCI (b)	(1)	—

Ending balance	(22)	(12)
Unrealized hedging gains (losses)
Beginning balance	2	8
Other comprehensive income before reclassification, net of tax (c)	9	6
Amounts reclassified from AOCI (d)	(17)	(12)

Ending balance	(6)	2

AOCI ending balance	$(70)	$5

(a)	Net tax benefits of $6 million and $2 million are related to benefit plans for the years ended December 31, 2014 and 2013, respectively.

(b)	Amount included in the computation of net periodic pension cost. (See Note 11 Employee retirement benefits for additional details.)

(c)	Net tax benefit of $3 million and $3 million are related to unrealized hedging gains (losses) for the years ended December 31, 2014 and 2013, respectively.

(d)	Amount is included in Cost of sales in combined statements of operations.

Restricted Net Assets

Restricted net assets related to the HVCC Business’ non-consolidated affiliates were approximately $66 million and $63 million, respectively, as of December 31, 2014 and 2013. Restricted net assets related to the HVCC Business’ combined subsidiaries were approximately $239 million and $237 million, respectively as of December 31, 2014 and 2013. Restricted net assets of combined subsidiaries are attributable to the HVCC Business’ operations in China, where certain regulatory requirements and governmental restraints result in significant restrictions on the HVCC Business’ combined subsidiaries ability to transfer funds to the HVCC Business.

NOTE 14. Related Party Transactions

In the ordinary course of business, the HVCC Business enters into transactions with related parties, such as the Parent, as well as other Visteon subsidiaries. Management believes the costs of such purchases and the prices for such sales were competitive with purchases from other suppliers and sales to other customers. During 2014, 2013 and 2012, the HVCC Business made $30 million, $75 million and $39 million of net sales to related parties, respectively. Receivables and payables balances with the Parent and related entities for such transactions are classified as Due from affiliates and Due to affiliates, respectively, on the combined balance sheets.

The Parent bills certain information technology costs related to the HVCC Business. Such billings were $32 million, $36 million and $30 million for the years ended December 31, 2014, 2013 and 2012 and are included in the Cost of sales in the combined statements of operations.

After the Climate Consolidation, the Parent and HVCC entered into an employee sharing arrangement related to certain Climate employees in the United States. Amounts billed to HVCC were $50 million and $38 million for the years ended December 31, 2014 and 2013. The billings consist of payroll and related taxes and other fringe benefit costs including annual incentive and stock-based compensation.

In addition, the Parent directly bills the HVCC Business for corporate selling, general and administrative expenses that the Parent incurred on behalf of the HVCC Business, including, but not limited to, finance, legal, human resources, employee benefits administration, treasury, risk management, and other shared services. Amounts billed to HVCC were $10 million, $23 million and $21 million for the years ended December 31, 2014, 2013 and 2012, respectively.

NOTE 15. Fair Value Measurements

A three-level fair value hierarchy categorizes assets and liabilities measured at fair value based on the observability of the inputs utilized in the valuation. The fair value hierarchy gives the highest priority to the quoted prices in active markets for identical assets and liabilities and lowest priority to unobservable inputs.

•

Level 1—Financial assets and liabilities whose values are based on unadjusted quoted market prices for identical assets and liabilities in an active market that the HVCC Business has the ability to access.

•

Level 2—Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable for substantially the full term of the asset or liability.

•	Level 3—Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The fair value hierarchy for assets and liabilities measured at fair value on a recurring basis are as follows:

	December 31, 2014
	(Dollars in Millions)
Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Retirement plan assets	$15	$59	$31	$105
Foreign currency	—	2	—	2
Liability Category
Foreign currency	$—	$12	$—	$12

	December 31, 2013
	(Dollars in Millions)
Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Retirement plan assets	$13	$42	$27	$82
Foreign currency	—	6	—	6
Liability Category
Foreign currency	$—	$1	$—	$1

Retirement plan assets consist of the following:

•

Cash and cash equivalents represent assets that are immediately available or are highly liquid and not subject to significant market risk. These assets are comprised of short-term sovereign debt or high credit-quality money market securities held directly by the plan or via a registered investment fund and are categorized as Level 1. Cash and cash equivalent assets denominated in currencies other than the U.S. dollar are reflected in U.S. dollar terms at the exchange rate prevailing at the balance sheet dates.

•

Registered investment companies are mutual funds that are registered with the Securities and Exchange Commission. Mutual funds may invest in various types of securities or combinations thereof including equities, fixed income securities, and other assets that are subject to varying levels of market risk and are categorized as Level 1. The share prices for mutual funds are published at the close of each business day.

•

Common and preferred stock represent equity securities that are traded on organized exchanges or regulated over-the-counter markets, some of which provide readily-observable market prices and are categorized as Level 1 while others have less observable inputs and are categorized as Level 2.

•

Short-term investments consist of bank instruments and other investments not subject to significant market risk, and are reflected at their principal value as of the reporting date and are categorized as Level 2. Investments denominated in currencies other than the U.S. dollar are reflected in U.S. dollar terms at the exchange rate prevailing at the balance sheet dates.

•

Treasury and government securities consist of debt securities issued by the U.S. and non-U.S. sovereign governments and agencies, thereof. Assets with a high degree of liquidity and frequent trading activity are categorized as Level 1 while others are valued by independent valuation firms that employ standard methodologies associated with valuing fixed-income securities and are categorized as Level 2.

•

Corporate debt securities consist of fixed income securities issued by corporations. Assets with a high degree of liquidity and frequent trading activity are categorized as Level 1 while others are valued by independent valuation firms that employ standard methodologies associated with valuing fixed-income securities and are categorized as Level 2.

•

Limited partnership is an asset category intended to represent investments in hedge funds of funds (“HFF”). A fund of hedge funds is an investment vehicle that consists of a portfolio invested in multiple hedge funds. Due to the private nature of the partnership investments, pricing inputs are not readily observable. Asset valuations are developed by the general partners that manage the partnerships. Generally, monthly or quarterly notice is required to redeem these funds. These assets are categorized as Level 3 and are generally valued based on their respective net asset values (or equivalent) as a practical expedient to estimate fair value due to the absence of readily available market prices.

•	Insurance contracts are reported at cash surrender value and have significant unobservable inputs.

The fair values of the HVCC Business’ retirement plan assets are as follows:

	December 31, 2014
Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(Dollars in Millions)
Insurance contracts	$—	$—	$29	$29
Treasury and government securities	—	4	—	4
Registered investment companies	12	—	—	12
Cash and cash equivalents	3	—	—	3
Short-term investments	—	14	—	14
Corporate debt securities	—	11	—	11
Limited partnerships (HFF)	—	—	2	2
Common and preferred stock	—	30	—	30

Total	$15	$59	$31	$105

	December 31, 2013
Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(Dollars in Millions)
Insurance contracts	$—	$—	$25	$25
Treasury and government securities	—	4	—	4
Registered investment companies	11	—	—	11
Cash and cash equivalents	2	10	—	12
Corporate debt securities	—	8	—	8
Limited partnerships (HFF)	—	—	2	2
Common and preferred stock	—	20	—	20

Total	$13	$42	$27	$82

The fair value measurements which used significant unobservable inputs are as follows:

	Insurance Contracts	HFF
	(Dollars in Millions)
Beginning balance at January 1, 2012	$1	$—
Return on assets held at the reporting date	—	—
Purchases, sales and settlements	8	—

Ending balance at December 31, 2012	$9	$—
Return on assets held at the reporting date	1	—
Climate Consolidation	—	2
Purchases, sales and settlements	15	—

Ending balance at December 31, 2013	$25	$2
Return on assets held at the reporting date	3	—
Purchases, sales and settlements	1	—

Ending balance at December 31, 2014	$29	$2

NOTE 16. Financial Instruments

The HVCC Business is exposed to various market risks including, but not limited to, changes in foreign currency exchange rates and market interest rates. The HVCC Business manages these risks through the use of derivative financial instruments. The maximum length of time over which the HVCC Business hedges the variability in the future cash flows for forecast transactions excluding those forecast transactions related to the payment of variable interest on existing debt is up to eighteen months from the date of the forecast transaction. The use of derivative financial instruments creates exposure to credit loss in the event of nonperformance by the counter-party to the derivative financial instruments. The HVCC Business limits this exposure by entering into agreements directly with a variety of major financial institutions with high credit standards that are expected to fully satisfy their obligations under the contracts. Additionally, the HVCC Business’ ability to utilize derivatives to manage risks is dependent on credit and market conditions.

Accounting for Derivative Financial Instruments

Derivative financial instruments are recorded as assets or liabilities in the combined balance sheets at fair value. The fair values of derivatives used to hedge the HVCC Business’ risks fluctuate over time, generally in relation to the fair values or cash flows of the underlying hedged transactions or exposures. The accounting for changes in fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship.

At inception, the HVCC Business formally designates and documents the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transaction, including designation of the instrument as a fair value hedge or a cash flow hedge. Additionally, at inception and at least quarterly thereafter, the HVCC Business formally assesses whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure.

For a designated cash flow hedge, the effective portion of the change in the fair value of the derivative instrument is recorded in Accumulated other comprehensive income (loss) in the combined balance sheets. When the underlying hedged transaction is realized, the gain or loss included in Accumulated other comprehensive income (loss) is recorded in earnings and reflected in the combined statement of operations on the same line as the gain or loss on the hedged item attributable to the hedged risk. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in operating results. For a designated fair value hedge, both the effective and ineffective portions of the change in the fair value of the derivative instrument are recorded in earnings and reflected in the combined statement of operations on the same line as the gain or loss on the hedged item attributable to the hedged risk. Cash flows associated with designated hedges are reported in the same category as the underlying hedged item. Derivatives not designated as a hedge are adjusted to fair value through operating results. Cash flows associated with derivatives are reported in Net cash provided from operating activities in the HVCC Business’ combined statements of cash flows.

Foreign Currency Exchange Rate Risk

The HVCC Business’ net cash inflows and outflows exposed to the risk of changes in foreign currency exchange rates arise from the sale of products in countries other than the manufacturing source, foreign currency denominated supplier payments, debt and other payables, subsidiary dividends and investments in subsidiaries. Where possible, the HVCC Business utilizes derivative financial instruments, including forward and option contracts, to protect the HVCC Business’ cash flow from changes in exchange rates. Foreign currency exposures are reviewed monthly and any natural offsets are considered prior to entering into a derivative financial instrument. The HVCC Business’ primary hedged foreign currency exposures include the Euro, Korean Won, Czech Koruna, Hungarian Forint, Indian Rupee and Mexican Peso. Where possible, the HVCC Business utilizes a strategy of partial coverage for transactions in these currencies.

As of December 31, 2014 and 2013, the HVCC Business had derivative instruments that consisted primarily of options and forward contracts to hedge changes in foreign currency exchange rates with notional amounts of approximately $505 million and $532 million, respectively. Fair value estimates of these contracts are based on quoted market prices and other observable inputs. A portion of these instruments have been designated as cash flow hedges with the effective portion of the gain or loss reported in the Accumulated other comprehensive income (loss) component of Stockholders’ equity in the HVCC’s combined balance sheets. The ineffective portion of these instruments is recorded as Cost of sales in the HVCC Business’ combined statement of operations.

Foreign currency hedge instruments are measured at fair value on a recurring basis under an income approach using industry-standard models that consider various assumptions, including time value, volatility factors, current market and contractual prices for the underlying and non-performance risk. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. Accordingly, the HVCC Business’ foreign currency instruments are classified as Level 2, “Other Observable Inputs” in the hierarchy.

Financial Statement Presentation

The HVCC Business presents its derivative positions and any related material collateral under master netting agreements on a net basis. Derivative financial instruments designated and non-designated as hedging instruments are included in the HVCC Business’ combined balance sheets at December 31, 2014 and 2013 as follows:

Risk Hedged	Classification	Assets		Liabilities
		2014	2013	2014	2013
		(Dollars in Millions)
Designated:
Foreign currency	Other current assets	$—	$5	$—	$1
Foreign currency	Other current liabilities	1	1	12	1

Non-Designated:
Foreign currency	Other current assets	2	2	—	—
Foreign currency	Other current liabilities	2	—	3	1

		$5	$8	$15	$3

	Gross Amount Recognized		Gross Amount Offset in the Balance Sheets		Net Amount Presented in the Balance Sheets
	December 31		December 31		December 31
Foreign Currency Derivatives	2014	2013	2014	2013	2014	2013
	(Dollars in Millions)
Assets:
Designated	$—	$5	$—	$1	$—	$4
Non-designated	2	2	—	—	2	2

	$2	$7	$—	$1	$2	$6

Liabilities:
Designated	$12	$1	$1	$1	$11	$—
Non-designated	3	1	2	—	1	1

	$15	$2	$3	$1	$12	$1

Gains and losses on derivative financial instruments recorded in Cost of sales for the years ended December 31, 2014 and 2013 are as follows:

	Amount of Gain (Loss)
	Recorded in AOCI, net of tax		Reclassified from AOCI into Income		Recorded in Income
	2014	2013	2014	2013	2014	2013
	(Dollars in Millions)
Foreign currency risk—Cost of sales:
Cash flow hedges	$(9)	$(6)	$17	$12	$—	$—
Non-designated cash flow hedges	—	—	—	—	1	—

	$(9)	$(6)	$17	$12	$1	$—

Commodity Risk

The HVCC Business’ exposures to market risk from changes in the price of production material are managed primarily through negotiations with suppliers and customers. While the HVCC Business periodically evaluates commodity derivatives available in the marketplace, currently no such derivatives are utilized to manage or hedge the HVCC Business’ commodity risks.

Concentrations of Credit Risk

Financial instruments including cash equivalents, derivative contracts, and accounts receivable expose the HVCC Business to counter-party credit risk for non-performance. The HVCC Business’ counterparties for cash equivalents and derivative contracts are banks and financial institutions that meet the HVCC Business’ requirement of high credit standing. The HVCC Business’ counterparties for derivative contracts are substantial investment and commercial banks with significant experience using such derivatives. The HVCC Business manages its credit risk through policies requiring minimum credit standing and limiting credit exposure to any one counter-party and through monitoring counter-party credit risks. The HVCC Business’ concentration of credit risk related to derivative contracts at December 31, 2014 and December 31, 2013, is not material. Hyundai Kia Automotive Group is one of the HVCC Business’ largest customers, accounting for 52%, 51% and 51% of total product sales in 2014, 2013 and 2012, respectively. Additionally, Ford is one of the HVCC Business’ largest customers and accounted for 19%, 22% and 21% of total product sales in 2014, 2013 and 2012, respectively.

With the exceptions below, the HVCC Business’ credit risk with any individual customer does not exceed ten percent of total accounts receivable at December 31, 2014 and December 31, 2013, respectively.

	2014	2013
Hyundai Mobis Company	28%	27%
Ford and its affiliates	18%	21%
Hyundai Motor Company	13%	13%

Management periodically performs credit evaluations of its customers and generally does not require collateral.

NOTE 17. Commitments and Contingencies

Litigation and Claims

On March 29, 2012, the Korean Supreme Court ruled that regular bonuses should be included for purposes of calculating the ordinary wage of applicable employees, which was contrary to previous legal precedent and the position of the Korean Ministry of Employment and Labor. On December 18, 2013, the Korean Supreme Court issued an en banc decision clarifying that (i) regular bonuses should be included for purposes of calculating such ordinary wage, and (ii) certain incentive pay and family allowances may also be included for purposes of calculating such ordinary wage if they were paid to employees as consideration for the labor actually provided by them. The court also indicated that employers could be excused from liability for excluding such regular bonuses from ordinary wages where an express or implied management-labor agreement or practice to exclude such amounts existed and to require such payment would cause “serious managerial difficulty.” The HVCC Business is evaluating the potential financial impact of these new court rulings, and is not able to determine at this time whether it will have a material impact on the results of operations and cash flows of its South Korean subsidiaries. However, the HVCC Business believes it qualifies for this provision for prior periods. In addition, on May 24, 2013, Halla Visteon Climate Control Union in Korea, representing 891 hourly employees of HVCC, filed a legal petition with Seoul Southern District Court, claiming unpaid statutory benefits for the past three years based on the initial Supreme Court ruling. At a hearing held on September 26, 2014, the plaintiffs submitted a final revised claim amount of approximately 44 billion Korean Won (approximately $40 million). At this time, the HVCC Business is not able to estimate the possible loss or range of loss in connection with this matter.

In November 2013, the Parent and HVCC, jointly filed an Initial Notice of Voluntary Self-Disclosure statement with the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) regarding certain sales of automotive HVAC components by a minority-owned, Chinese joint venture of HVCC into Iran. The Parent updated that notice in December 2013, and subsequently filed a voluntary self-disclosure regarding these sales with OFAC in March 2014. In May 2014, the Parent voluntarily filed a supplementary self-disclosure identifying additional sales of automotive HVAC components by the Chinese joint venture, as well as similar sales involving an HVCC subsidiary in China, totaling approximately $12 million, and filed a final voluntary self-disclosure with OFAC on October 17, 2014. OFAC is currently reviewing the results of the Parent’s investigation. Following that review, OFAC may conclude that the disclosed sales resulted in violations of U.S. economic sanctions laws and warrant the imposition of civil penalties, such as fines, limitations on the Parent’s ability to export products from the United States, and/or referral for further investigation by the U.S. Department of Justice. Any such fines or restrictions may be material to the HVCC Business’ financial results in the period in which they are imposed, but at this time is not able to estimate the possible loss or range of loss in connection with this matter. Additionally, disclosure of this conduct and any fines or other action relating to this conduct could harm the HVCC Business’ reputation and have a material adverse effect on our business, operating results and financial condition. The HVCC Business cannot predict when OFAC will conclude its own review of our voluntary self-disclosures or whether it may impose any of the potential penalties described above.

Toyota Industries Corporation (“TICO”) filed a patent infringement claim with the Seoul Central District Court on March 18, 2014, requesting HVCC to discontinue production of its RS compressors and dispose of inventories and manufacturing facilities. Court hearings were held in June, August and September 2014. A technological explanation session for each party to demonstrate whether HVCC’s products in issue infringe TICO’s patent was held in October 2014, and the parties augmented their final arguments in the hearing held in November 2014. TICO has also filed a similar patent infringement claim against HVCC’s Japanese subsidiary in December 2014, requesting HVCC’s Japanese subsidiary to discontinue its importation and sale of HVCC’s RS compressors into Japan. On January 16, 2015, the Seoul Central District Court issued a decision in favor of TICO. HVCC has appealed this decision and believes that it is reasonably possible for HVCC to ultimately prevail in this matter. However, if HVCC is not successful in overturning the district court’s decision, or otherwise invalidating TICO’s patent, and HVCC was required to discontinue production of its RS compressors allegedly infringing TICO’s patent, the impact on HVCC’s operations and financial results could be material. At this time, the HVCC Business is not able to estimate the possible loss or range of loss in connection with this matter.

During January 2014, HVCC provided documents and information to the Korean Fair Trade Commission regarding certain subcontracting transactions and practices. HVCC’s policy is to comply with all laws and regulations applicable to it and it intends to cooperate fully with the Korean Fair Trade Commission. At this time, HVCC is not able to estimate a reasonably possible range of loss that may ultimately result from this investigation.

While the HVCC Business believes its accruals for litigation and claims are adequate, the final amounts required to resolve such matters could differ materially from recorded estimates and the HVCC Business’ results of operations and cash flows could be materially affected.

Environmental Matters

The HVCC Business is subject to the requirements of federal, state, local and foreign environmental and occupational safety and health laws and regulations and ordinances. These include laws regulating air emissions, water discharge and waste management. The HVCC Business is also subject to environmental laws requiring the investigation and cleanup of environmental contamination at properties it presently owns or operates and at third-party disposal or treatment facilities to which these sites send or arrange to send hazardous waste. The HVCC Business is aware of contamination at some of its properties. These sites are in various stages of investigation and cleanup. The HVCC Business currently is, has been and in the future may become the subject of formal or informal enforcement actions or procedures.

Costs related to environmental assessments and remediation efforts at operating facilities, previously owned or operated facilities, or other waste site locations are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. Estimated costs are recorded at undiscounted amounts, based on experience and assessments, and are regularly evaluated. The liabilities are recorded in Other current liabilities and Other non-current liabilities in the combined balance sheets. At December 31, 2014 and December 31, 2013, the HVCC Business had recorded a reserve of less than $1 million for environmental matters. However, estimating liabilities for environmental investigation and cleanup is complex and dependent upon a number of factors beyond the HVCC Business’ control and which may change dramatically. Accordingly, although the HVCC Business believes its reserve is adequate based on current information, the HVCC Business cannot provide any assurance that its ultimate environmental investigation, cleanup costs and liabilities will not exceed the amount of its current reserve.

Operating Leases

At December 31, 2014, the HVCC Business had minimum rental commitments under non-cancelable operating leases of $12 million, $8 million, $7 million and $4 million for the years ending December 31, 2015, 2016, 2017 and 2018, respectively, and $11 million thereafter. Rent expense was $21 million, $18 million and $11 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Other Contingent Matters

Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against the HVCC Business, including those arising out of alleged defects in the HVCC Business’ products; governmental regulations relating to safety; employment-related matters; customer, supplier and other contractual relationships; intellectual property rights; product warranties; product recalls; and environmental matters. Some of the foregoing matters may involve compensatory, punitive, antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures. The HVCC Business enters into agreements that contain indemnification provisions in the normal course of business for which the risks are considered nominal and impracticable to estimate.

Contingencies are subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Reserves have been established by the HVCC Business for matters where losses are deemed probable and reasonably estimable. It is possible, however, that some of the matters could be decided unfavorably to the HVCC Business and could require the HVCC Business to pay damages or make other expenditures in amounts, or a range of amounts, that cannot be estimated at December 31, 2014 and that are in excess of established reserves. The HVCC Business does not reasonably expect, except as otherwise described herein, based on its analysis, that any adverse outcome from such matters would have a material effect on the HVCC Business’ financial condition, results of operations or cash flows, although such an outcome is possible.

PROPOSAL 1: AUTHORIZATION OF THE SHARE PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE SALE OF OUR HVCC SHARES

The Authorization Proposal

As discussed in this proxy statement, we are asking you to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. We encourage you to read this proxy statement carefully in its entirety for more detailed information concerning the Share Purchase Agreement, which is attached as Annex A to this proxy statement. Please see the sections entitled “The Sale of our HVCC shares” beginning on page [—] and the “Share Purchase Agreement” beginning on page [—] for additional information and a summary of the material terms of the Share Purchase Agreement. You are encouraged to read carefully the entire Share Purchase Agreement attached as Annex A to this proxy statement before voting on this proposal. Approval of this proposal is a condition to the consummation of the sale of our HVCC shares.

No Appraisal or Dissenters’ Rights

Stockholders who do not approve the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, may vote against the proposal, but under the General Corporation Law of the State of Delaware appraisal and dissenters’ rights are not provided to stockholders in connection with this action.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon is required to approve the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares.

The Board of Directors recommends that you vote “FOR” the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares.

PROPOSAL 2: TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the approval of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, such that the proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, would be defeated, we could adjourn the special meeting without a vote on the approval of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, and seek to convince the holders of those shares to change their votes to votes in favor of approval of the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

No Appraisal or Dissenters’ Rights

Stockholders who do not approve the proposal to adjourn the special meeting may vote against the proposal, but under the General Corporation Law of the State of Delaware appraisal and dissenters’ rights are not provided to stockholders in connection with this action.

Vote Required and Recommendation of the Board of Directors

Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon.

The Board of Directors recommends that you vote “FOR” the proposal to approve one or more adjournments of the special meeting.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION ARRANGEMENTS RELATED TO THE SALE OF OUR HVCC SHARES

The Non-binding, advisory Proposal

Section 14A of the Securities Exchange Act of 1934, as amended, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares, as disclosed in the section of this proxy statement entitled “The Sale of Our HVCC Shares—Interests of the Directors and Executive Officers of Visteon in the Sale of Our HVCC Shares—Payments to Executives Upon Termination Following Change-in-Control” beginning on page [—].

We are asking our stockholders to indicate their approval of the compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares. These payments are set forth in the section entitled “The Sale of Our HVCC Shares—Interests of the Directors and Executive Officers of Visteon in the Sale of Our HVCC Shares—Payments to Executives Upon Termination Following Change-in-Control” beginning on page [—] of this proxy statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made formed part of Visteon’s overall compensation program for its named executive officers, and have previously been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. The Compensation Committee of the Board of Directors, which is composed solely of non-management directors, believes such compensatory arrangements to be reasonable and in line with marketplace norms and has historically adopted and approved these arrangements.

The Board of Directors encourages you to review carefully the information provided in connection with the named executive officer compensation related to the sale of our HVCC shares disclosed in this proxy statement. The Board of Directors recommends that you vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Visteon Corporation approve, on a non-binding, advisory basis, the compensation that will or may become payable to Visteon’s named executive officers that is based on or otherwise relates to the sale of our HVCC shares as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Sale of Our HVCC Shares—Interests of the Directors and Executive Officers of Visteon in the Sale of Our HVCC Shares—Payments to Executives Upon Termination Following Change-in-Control” in Visteon’s proxy statement for the special meeting.”

Stockholders should note that this proposal is not a condition to completion of the sale of our HVCC shares, and as an advisory vote, the result will not be binding on Visteon or the Board of Directors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the transactions contemplated by the Share Purchase Agreement, including the sale of our HVCC shares, are consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the sale of our HVCC shares in accordance with the terms and conditions applicable to those payments.

Vote Required and Recommendation of the Board of Directors

Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares requires the affirmative vote of a majority of those shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The Board of Directors recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following contains information regarding the stock ownership of the Company’s directors and executive officers and the beneficial owners of more than five percent of the Company’s voting securities.

Ownership of the Company’s common stock is shown in terms of “beneficial ownership.” A person generally “beneficially owns” shares if he or she has either the right to vote those shares or dispose of them, and more than one person may be considered to beneficially own the same shares.

In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him or her. The percentages shown in this proxy statement compare the person’s beneficially owned shares with the total number of shares of the Company’s common stock outstanding on February 27, 2015 (44,477,947 shares).

Directors, Nominees and Executive Officers

The following table contains stockholding information for the Company’s directors and executive officers, as well as stock units credited to their accounts under various compensation and benefit plans as of February 27, 2015. No shares have been pledged as collateral for loans or other obligations by any director or executive officer listed below.

	Common Stock Beneficially Owned		Stock Units(2)(3)
Name	Number(1)	Percent of Outstanding
Timothy D. Leuliette	16,256	*	33,534
Duncan H. Cocroft	1,000	*	7,868
Jeffery D. Jones	—	*	7,868
Joanne M. Maguire	—	*	435
Robert J. Manzo	2,000	*	8,142
Francis M. Scricco	7,150	*	12,104
David L. Treadwell	2,000	*	4,840
Harry J. Wilson	2,500	*	6,465
Rouzbeh Yassini-Fard	—	*	435
Kam Ho George Yuen	—	*	2,753
Jeffrey M. Stafeil	—	*	9,691
Martin T. Thall	5,333	*	10,667
All executive officers and directors as a group (15 persons)	67,919	*	112,079

*	Less than 1%.

(1)	Includes shares of common stock which the following executive officer had a right to acquire ownership of pursuant to stock options or stock appreciation rights granted by the Company and exercisable on or within 60 days after February 27, 2015.

(2)	For non-employee directors, the amounts shown include stock units credited under the Deferred Compensation Plan for Non-Employee Directors, the Non-Employee Director Stock Unit Plan and the Visteon Corporation 2010 Incentive Plan, and are payable following termination of Board service in cash or shares of common stock at the election of the Company.

(3)	Includes restricted stock units granted to executive officers under the Visteon Corporation 2010 Incentive Plan, which are payable upon vesting in cash or shares of common stock at the election of the Company.

Other Beneficial Owners

The Company believes that the following table is an accurate representation of beneficial owners of more than 5% of any class of the Company’s voting securities as of February 27, 2015. The table is based upon reports on Schedules 13G and 13D and Forms 4 filed with the SEC or other information believed to be reliable.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class
Common Stock	Standard Life Investments Ltd. One George Street Edinburgh EH2 2LL, United Kingdom	3,678,438 shares held with sole dispositive and voting power	8.3%
Common Stock	The Vanguard Group. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	29,749 shares held with sole voting power, 2,878,796 shares held with sole dispositive power, and 25,749 shares held with shared dispositive power	6.5%
Common Stock	Steven A. Cohen 72 Cummings Point Road Stamford, CT 06902	2,253,689 shares held with shared dispositive and voting power	5.1%

MEETING ADMISSION

To attend the meeting, you will need to bring an admission ticket and photo identification. You will need to print an admission ticket in advance by visiting www.proxyvote.com and following the instructions there. You will need the 12-digit control number to access www.proxyvote.com. You can find you control number on:

•	Your proxy card included with this proxy statement if it was mailed to you; or

•	Your voting instruction card if you hold your shares in street name through a broker, bank or other nominee.

If you are not a stockholder as of the record date, you may be admitted to the meeting only if you have a valid legal proxy from a record date stockholder who has obtained an admission ticket. You must present that proxy and admission ticket, as well as valid photo identification, at the entrance to the meeting.

For questions about admission to the special meeting, please contact our Investor Relations department at (734) 710-5793.

2015 STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder proposals that are intended to be included in the Company’s proxy materials for the 2015 Annual Meeting were required to be presented pursuant to SEC Rule 14a-8 and received by the Corporate Secretary of the Company no later than December 30, 2014.

A stockholder that intends to present business at the 2015 Annual Meeting other than pursuant to Rule 14a-8, which may not be included in the Company’s proxy materials, must comply with the requirements set forth in the Company’s Bylaws. Among other things, a stockholder must give written notice of its intent to bring business before the 2015 Annual Meeting to the Company no later than March 14, 2015. However, if the date for the 2015 Annual Meeting is more than 30 calendar days prior to, or after, June 12, 2015 then such written notice must be received no later than the 90th day prior to the date of such meeting, or, if later, the tenth day following the day on which we announce the annual meeting date to the public. This written notice must contain specified information as set forth in the Company’s Bylaws.

You may recommend any person to be a director by writing to the Corporate Secretary of the Company. The period for submitting written notice nominating a director for the 2015 Annual Meeting is not earlier than the 120 day prior to the date of the 2015 Annual Meeting and not later than the 90th day prior to the date of the 2015 Annual Meeting, or, if later, the tenth day following the day on which we announce the annual meeting date to the public. This notice must include, among other things, the name, age, address, occupations and stockholdings of the proposed nominee.

To the extent permitted, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Visteon files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Visteon’s filings with the SEC are also available to the public from commercial document retrieval services and through the SEC’s website at www.sec.gov.

Visteon will make available a copy of its public filings through the “Investor Relations” section of its website at www.visteon.com, free of charge, as soon as reasonably practicable after Visteon files the reports electronically with the SEC. The information located on, or hyperlinked or otherwise connected to, Visteon’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows us to “incorporate by reference” the information we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC:

•	Part I and Part II of Visteon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed February 26, 2015.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the Share Purchase Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

Interested stockholders may obtain a copy of Visteon’s Annual Report on Form 10-K for fiscal year 2014, as filed with the SEC, including all financial statements, schedules and exhibits, without charge by contacting our Investor Relations department in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (734) 710-5793; or via email at bkrakowi@visteon.com.

If you have more questions about the sale of our HVCC shares, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Investor Relations in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (734) 710-5793; or via email at bkrakowi@visteon.com.

Explanatory Note Regarding the Share Purchase Agreement and Other Documents

This proxy statement contains a description of representations and warranties made in the Share Purchase Agreement and other contracts and documents that are attached or filed as annexes to this proxy statement or are incorporated by reference into this document. These representations and warranties, including those made in the Share Purchase Agreement, were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including Visteon, the subsidiaries of Visteon, and VIHI), including certain confidential disclosures that the parties made to each other in connection with the negotiation of such contracts or other documents, which disclosures may not be reflected in the contract or document itself, including the Share

Purchase Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, may be subject to contractual standard of materiality different from those generally applicable to public disclosures to stockholders and reports and documents filed with the SEC, and may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, the representations and warranties and other provisions of these contracts and other documents should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement, the documents incorporated by reference into this proxy statement, and reports, statements and filings that Visteon publicly files with the SEC from time to time.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. VISTEON HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Visteon will pay all of the expenses involved in preparing, assembling and mailing this proxy statement and the accompanying materials. In addition to the solicitation of proxies by mail, Visteon will request brokers, banks and other custodians, nominees and fiduciaries to obtain proxies from and send proxy materials to beneficial owners. Visteon will reimburse brokers, banks and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. Proxies may be solicited by some of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

SHARE PURCHASE AGREEMENT

by and among

VIHI, LLC,

VISTEON CORPORATION,

HAHN & CO. AUTO HOLDINGS CO., LTD.

and

HANKOOK TIRE CO., LTD.

dated as of December 17, 2014

(continued)

Exhibits

Exhibit A	Form of Transition Agreement
Exhibit B	Transition Steering Committee Guidelines
Exhibit C	Transfer of Electronics and Climate Businesses
Exhibit D	Other Obligations
Exhibit E	Power of Attorney (Judicial Appeals)
Exhibit F	Power of Attorney (Administrative Appeals)
Exhibit G	Tax Refund Assignment Agreement

Annexes

Annex 1.01	Share Proportions
Annex 3.03	Purchaser Consents
Annex 3.04	Purchaser Litigation
Annex 4.10	Leased Employees
Annex 7.02(a)	Indemnification Matters
Annex 8.01(a)	Knowledge of Hahn
Annex 8.01(c)	Material Adverse Effect
Annex 9.04	Certain Expenses

(continued)

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of December 17, 2014, is made and entered into by and among Visteon Corporation, a Delaware corporation (“Visteon”), VIHI, LLC, a Delaware limited liability company with its principal place of business in Hungary (“Seller”), Hahn & Co. Auto Holdings Co., Ltd., a limited company organized and existing under the Laws of the Republic of Korea (“Hahn”) and Hankook Tire Co., Ltd., a corporation organized and existing under the Laws of the Republic of Korea (“Hankook Tire” and together with Hahn, “Purchasers”). Capitalized terms not otherwise defined herein have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, Seller owns 74,720,000 Company Shares (the “Shares”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller proposes to sell to Purchasers, and Purchasers desire to purchase from Seller, the Shares (the “Transaction”); and

WHEREAS, for the administrative convenience of Seller and Purchasers, Visteon agrees to undertake certain actions described in this Agreement on behalf of Seller with respect to the Transaction.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES; CLOSING

1.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchasers shall purchase from Seller, and Seller shall sell, assign, transfer and deliver to Purchasers, the Shares in the proportions set forth on Annex 1.01 free and clear of all Encumbrances. At the Closing, subject to Section 1.02(b), in consideration for the purchase of the Shares, Purchasers shall pay KRW 2,853,360,000,000 (“KRW Portion”) and $950,000,000 (“USD Portion”) in the aggregate, and in the proportions set forth on Annex 1.01 in cash (together, the “Purchase Price”) to Seller or its designee, which amount is equal to (after taking into account an agreed exchange rate of $1 to KRW 1,086.4 (the “Fixed Exchange Rate”)) the product of (a) KRW 52,000 and (b) the number of Shares; provided that upon written notice by the Purchaser Representative, the Purchasers may elect to subtract an amount up to $200,000,000 from the USD Portion and add the equivalent amount of KRW (based on the Fixed Exchange Rate) to the KRW Portion.

1.02 Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Kim & Chang, Seyang Building, 39 Sajik-ro 8-gil, Jongno-gu, Seoul, Korea 110-720 or at such other place as Purchaser Representative and Visteon mutually agree, commencing at 10:00 A.M. local time, on a date that is the later of (i) the fifteenth (15th) Business Day following the satisfaction or waiver of each of the conditions set forth in Sections 5.01(a) and 5.01(b) or (ii) the fifth (5th) Business Day following the satisfaction or waiver of each of the conditions set forth in Article V other than Sections 5.01(a) and 5.01(b) (in each case excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions) or at such other time or date as Purchaser Representative and Visteon may mutually agree (the “Closing Date”).

(b) At the Closing:

(i) Subject to the terms and conditions of this Agreement, Purchasers shall deliver or cause to be delivered (A) to Seller, the Purchase Price (in the aggregate, and individually in accordance with in the proportions set forth on Annex 1.01) minus (1) the 2014 Dividends and (2) STT, by wire transfer of immediately available funds, free and clear of any withholdings or deductions, to accounts in Korea designated by Seller by written notice delivered to the Purchaser Representative at least three (3) Business Days before the Closing Date, (B) to Visteon, copies of all resolutions of each Purchaser approving the entering into this Agreement and the consummation of the transactions contemplated hereby, (C) to Visteon, such other documents regarding the corporate organization, existence, authorization and similar matters relating to each Purchaser as Visteon may reasonably request and (D) to Visteon, an executed counterpart to the Transition Agreement and any other Purchaser Documents to be executed at the Closing; and

(ii) Subject to the terms and conditions of this Agreement, Visteon shall deliver to the Purchaser Representative (A) an original certificate or original certificates representing the Shares and any and all other documents desirable or necessary to record the transfer of the Shares with the transfer agent of the Company, (B) copies of all resolutions of Visteon and Seller approving the entering into this Agreement and the consummation of the transactions contemplated hereby, (C) such other documents regarding the corporate organization, existence, authorization and similar matters relating to, Visteon and Seller as the Purchaser Representative may reasonably request, (D) an executed counterpart to the Transition Agreement and any other Visteon Documents and Seller Documents to be executed at the Closing, (E) written resignations executed by each of the directors of the Company and its Subsidiaries set forth on Schedule 1.02(b)(ii), each in form and substance reasonably satisfactory to the Purchaser Representative, (F) a copy of the share transfer report required to be filed by Seller pursuant to the Foreign Investment Promotion Act of Korea with respect to the Transaction and (G) one of the Closing Deliverable(s) required at Closing in accordance with Exhibit D.

(c) Unless otherwise agreed by Visteon and the Purchaser Representative, all actions at Closing are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at Closing have been made.

1.03 Adjustments. Notwithstanding any provision of this Article I to the contrary (but without in any way limiting the covenants in Section 4.01), if between the date of this Agreement and the Closing, the outstanding Company Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the number of Shares and the Purchase Price per Share shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction; provided, however, that the aggregate Purchase Price shall remain unchanged.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF VISTEON AND SELLER

Exceptions relating to a particular representation and warranty of Visteon and Seller are set forth in a disclosure schedule delivered by Visteon and Seller to the Purchaser Representative hereunder (collectively, the “Disclosure Schedules”). Each exception set forth in the Disclosure Schedules is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement; provided, however, that the inclusion of any item referenced in one section or subsection of the Disclosure Schedules shall be deemed to refer to any other section or subsection of the Disclosure Schedules (and accordingly to the applicable sections or subsections of this Agreement which contain references to the Disclosure Schedules), whether or not an explicit cross-reference appears, if the applicability of such item to the other section or subsection is reasonably apparent on its face. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Except (i) as otherwise set forth in the Disclosure Schedules, or (ii) as set forth in the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) either (x) filed by Visteon with the SEC or (y) publicly filed by the Company with the FSC or any other applicable Governmental Authority, all of which, in the case of (y), have been subsequently made available for public inspection on the DART (Data Analysis Retrieval and Transfer) system pursuant to the applicable Laws of Korea, in each case, filed by Visteon or by the Company, as applicable, after September 30, 2012 and at least three (3) days prior to the date of this Agreement and excluding any information set forth in such filings under the captions “Risk Factors” or “Forward-Looking Statements” and in any

other section relating to forward-looking statements to the extent they are primarily cautionary or predictive in nature (it being understood that this clause (ii) shall not be applicable to the Fundamental Representations), Visteon and Seller represent and warrant to Purchasers as follows:

2.01 Organization, Authority and Enforceability.

(a) The Company is a corporation duly organized and validly existing under the Laws of Korea and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has a principal place of business in Hungary. Seller has all necessary limited liability company power and authority to enter into, execute and deliver, and, subject to Visteon obtaining the Requisite Stockholder Approval, perform its obligations under, this Agreement. The execution and delivery, and performance of the obligations under, this Agreement by Seller have been duly authorized by all requisite action on the part of Seller. This Agreement has been, and each Seller Document will be at or prior to the Closing, duly executed and delivered by Seller and, assuming due authorization, execution and delivery by each Purchaser, this Agreement is, and each Seller Document when executed and delivered will be, a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.

(c) Visteon is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Visteon has all necessary corporate power and authority to enter into, execute, deliver and, subject to Visteon obtaining the Requisite Stockholder Approval, perform its obligations under this Agreement. The execution and delivery, and, subject to Visteon obtaining the Requisite Stockholder Approval, performance of the obligations under, this Agreement by Visteon have been duly authorized by all requisite action on the part of Visteon. This Agreement has been, and each Visteon Document will be at or prior to the Closing, duly executed and delivered by Visteon and, assuming due authorization, execution and delivery by each Purchaser, this Agreement is a legal, valid and binding obligation of Visteon, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.

(d) At a meeting duly called and held, the board of directors of Visteon (i) determined that this Agreement and the transactions contemplated hereby, including the Transaction, are expedient and in the best interests of Visteon and its stockholders, (ii) approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, including the Transaction, (iii) resolved to recommend that the Visteon stockholders adopt a resolution authorizing this Agreement and the transactions contemplated hereby, including the Transaction, and (iv) directed that such matter be submitted for consideration of the Visteon stockholders at the Stockholders’ Meeting (the “Visteon Recommendation”) (provided that any change or modification or rescission of such recommendation by the board of directors of Visteon in accordance with Section 4.05 shall not be a breach of the representation in this Section 2.01(d)).

2.02 Capitalization and Title. The authorized share capital of the Company consists of 450,000,000 shares, KRW 500 per share (the “Company Shares”). As of the date hereof, there are 106,760,000 Company Shares issued and outstanding. The Shares consist of 74,720,000 shares, representing approximately 69.99% of the total issued and outstanding Company Shares as of the date of this Agreement. Seller is the sole record and beneficial owner of the Shares, free and clear of any Encumbrances and Seller does not own any Company Shares other than the Shares. The Shares are duly authorized and validly issued, fully paid and nonassessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, pre-emptive right or any similar right. None of Visteon or any of its Subsidiaries other than Seller owns any Company Shares. Upon payment for the Shares by Purchasers pursuant to the terms of this Agreement, Seller shall transfer to Purchasers good, valid and marketable title to the Shares, free and clear of all Encumbrances. There exists no existing option, warrant, call, right or Contract to which Visteon or any of its Subsidiaries (including the Company, but excluding any Subsidiaries of the Company) is a party requiring, and there are no convertible or exchangeable securities of the Company outstanding which upon exchange or conversion would require, the issuance of any shares or other equity interests of the Company or other securities convertible into shares or other equity interests of the Company.

2.03 Subsidiaries.

(a) Each Subsidiary of the Company is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary of the Company has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each Subsidiary of the Company are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.

(b) Except as set forth on Schedule 2.03(b), the Company owns all of the issued and outstanding capital stock or other equity interests of its Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances.

(c) No shares of capital stock are held by any Subsidiary of the Company as treasury stock.

(d) Except as set forth on Schedule 2.03(d), there is no existing option, warrant, call, right or Contract to which any Subsidiary of the Company is a party requiring, and there are no convertible securities of any Subsidiary of the Company outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary of the Company or other securities convertible into shares of capital stock or other equity interests of any Subsidiary of the Company.

(e) Except as set forth on Schedule 2.03(e), there are no material restrictions other than those under applicable Law on the ability of the Material Subsidiaries of the Company to make distributions of cash to their respective equity holders.

2.04 No Conflicts.

(a) Assuming that the Requisite Stockholder Approval and all Consents contemplated by Section 2.05 have been obtained, and except as may result from any facts or circumstances relating to either Purchaser or any of their respective Affiliates, the execution, delivery and performance of this Agreement, or any other Visteon Documents or Seller Documents by Visteon and Seller do not and shall not violate, conflict with or result in the breach of or default under (with or without due notice or lapse of time or both) or give rise to a right of termination or cancellation under any provision of: (a) any organizational documents of Visteon or Seller; or (b) any Law or Governmental Order applicable to Visteon or Seller, as applicable, or their respective properties; or (c) any material Contract or Permit to which Visteon or Seller is a party or by which any of the properties or assets of Visteon or Seller are bound, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a negative impact that is material on Visteon or Seller or materially and adversely affect their ability to fulfill their obligations under this Agreement.

(b) Assuming that the Requisite Stockholder Approval and all Consents contemplated by Section 2.05 have been obtained, and except as may result from any facts or circumstances relating to either Purchaser or any of their respective Affiliates, the execution, delivery and performance of this Agreement by Visteon and Seller do not and shall not violate, conflict with or result in the breach of or default under (with or without due notice or lapse of time or both) or give rise to a right of termination or cancellation, a loss of a material benefit under, an obligation of the Company or its Subsidiaries to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the

Company or any of its Subsidiary under any provision of: (a) any organizational documents of the Company or any of its Subsidiaries; (b) any Law or Governmental Order applicable to the Company or any of its Subsidiaries, as applicable, or their respective properties; or (c) any Permit by which the properties or assets of the Company or its Subsidiaries, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a negative impact that is material to the Company and its Subsidiaries, taken as a whole.

2.05 Governmental Consents and Approvals. Except as set forth on Schedule 2.05, the execution, delivery and performance of this Agreement, or any other Visteon Documents or Seller Documents, by Visteon and Seller, as applicable, do not and shall not require any Consent of any Governmental Authority, except: (a) pursuant to the requirements of the Antitrust Laws of any applicable jurisdictions; (b) for any notification, or where appropriate, consultation or negotiations with a labor union, labor board or relevant Governmental Authority concerning the transactions contemplated hereby, (c) as may be necessary as a result of any facts or circumstances relating to either Purchaser or any of their respective Affiliates; or (d) to the extent that the failure to obtain any such Consent would not, individually or in the aggregate, reasonably be expected to have a negative impact that is material to the Company and its Subsidiaries, taken as a whole.

2.06 Financial Statements; No Undisclosed Liabilities.

(a) Seller has delivered to the Purchaser Representative copies of the audited consolidated balance sheets, consolidated income statements and consolidated cash flow statements of the Company and its Subsidiaries for the years ending December 31, 2011, 2012 and 2013, and the unaudited consolidated balance sheet, consolidated income statement and consolidated cash flow statement of the Company and its Subsidiaries for the nine months ending September 30, 2014 (collectively, the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with K-IFRS on a consistent basis, except as noted therein, and fairly presents in all material respects the consolidated financial position and results of operations and cashflows of the Company and its Subsidiaries as of the dates or for the periods specified therein (except as noted therein, and in the case of such unaudited Financial Statements, for the absence of footnotes and recurring year-end audit adjustments). The reports of the Company’s independent auditors regarding the Company’s consolidated financial statements in the Securities Documents have not been withdrawn, supplemented or modified.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries do not have any Liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries, prepared in accordance with K-IFRS as applied in preparing the balance sheets of the Company and its Subsidiaries, as included in the Financial Statements, except for (i) Liabilities incurred in the ordinary course of business after September 30, 2014; (ii) Liabilities and obligations disclosed, reflected or reserved for in the Financial Statements (including the notes thereto); (iii) Liabilities and obligations incurred in connection with the transactions contemplated by this Agreement or otherwise as contemplated or permitted hereby; and (iv) Liabilities discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice.

(c) The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with K-IFRS and to maintain accountability for assets; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets.

(d) Visteon (solely with respect to disclosure regarding the Company and its Subsidiaries) and the Company have filed all forms, reports, schedules, statements, exhibits and other documents required to be filed under applicable U.S. and Korean securities Laws (collectively, the “Securities Documents”). As of its filing date or, if amended, as of the date of the last such amendment, each Securities Document complied in all material respects with the requirements of applicable U.S. or Korean securities Law, as the case may be, and the applicable rules of the SEC or FSC, as applicable.

2.07 Information Supplied. None of the information supplied or to be supplied by or on behalf of Visteon, Seller, or the Company or any of its Subsidiaries, expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Visteon and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading provided that no representation or warranty is made by Visteon or Seller with respect to information supplied by or on behalf of either Purchaser for inclusion or incorporation by reference in the Proxy Statement or any omissions therefrom. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

2.08 Litigation.

(a) As of the date hereof, there is no Action pending or, to the Knowledge of Seller and Visteon, threatened against Visteon or Seller or which Visteon or Seller is otherwise a party challenging the legality, validity or enforceability of this Agreement, the Visteon Documents, the Seller Documents or the consummation of the Transaction and the other transactions contemplated hereby or thereby.

(b) As of the date hereof, there is no Action by or against the Company or any of its Subsidiaries pending or, to the Knowledge of Seller and Visteon, threatened, challenging the legality, validity or enforceability of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby. Except as set forth on Schedule 2.08(b), there is no Action pending or, to the Knowledge of Seller and Visteon, threatened against the Company or any Subsidiary of the Company which would, individually or in the aggregate with any other such Actions, have a Material Adverse Effect. Except as set forth on Schedule 2.08(b), neither the Company nor any of its Subsidiaries is subject to any Governmental Order the breach or violation of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.09 Compliance with Laws; Permits.

(a) Except with respect to those matters described in Sections 2.10 (Taxes), 2.11 (Labor and Employee Benefits Matters), 2.13 (Intellectual Property) and 2.15 (Environmental Matters), and except as set forth on Schedule 2.09(a), each of the Company and its Subsidiaries is in compliance with all Laws applicable to the Company or its Subsidiaries or any of their respective businesses, operations, assets and properties, except for any such non-compliance which would not, individually or in the aggregate, reasonably be expected to have a negative impact that is material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of Seller and Visteon, neither the Company nor any of its Subsidiaries is under investigation with respect to the violation of any Laws except where any such violations would not, individually or in the aggregate, reasonably be expected to have a negative impact that is material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and its Subsidiaries are in possession of all Permits necessary to carry on their respective businesses as currently conducted, except where the failure to possess any such Permit would not, individually or in the aggregate, reasonably be expected to have a negative impact that is material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a negative impact that is material to the Company and its Subsidiaries, taken as a whole, (i) each such Permit is valid and in full force and effect, and (ii) no Action is pending or, to the Knowledge of Seller and Visteon, threatened in writing relating to the revocation or limitation of any of such Permits.

2.10 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have (i) in the case of Sections 2.10(a) and 2.10(b), a negative impact that is material to the Company and its Subsidiaries taken as a whole, and (ii) in the case of Sections 2.10(c) through (j), a Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions) all income and other material Tax Returns that were required to be filed by them and (ii) have timely paid all income and other material amounts of Taxes (whether or not shown thereon as due and owing) due and owing by them to the proper Taxing Authority. All such Tax Returns are correct and complete in all respects.

(b) All Taxes that the Company or its Subsidiaries are (or were) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or any other party have been duly withheld or collected, and have been timely paid over to Taxing Authorities to the extent due and payable. The Company and its Subsidiaries have made full and adequate provision in their books and records and Financial Statements for all Taxes which are not yet due and payable.

(c) There are no Tax liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Encumbrances.

(d) Except as set forth on Schedule 2.10(d), there is no audit, claim, assessment, or other examination by any Taxing Authority regarding Taxes that have not been fully paid pending against the Company or its Subsidiaries as of the date hereof, nor have the Company or any of its Subsidiaries received any written notices from any Taxing Authority that such an audit or examination is contemplated or pending.

(e) Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations period for assessment in respect of material Taxes beyond the date hereof (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business). Neither the Company nor any of its Subsidiaries is subject to any private letter ruling or closing agreement of the IRS or any comparable rulings of any Taxing Authority.

(f) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law) entered into prior to the Closing Date, (C) deferred intercompany gain or any excess loss account described in Treasury Regulation under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. law) existing prior to the Closing Date, (D) installment sale made, or open transaction entered into, prior to the Closing Date or (E) prepaid amount received on or prior to the Closing Date.

(g) No claim has been made in writing by a Taxing Authority in a jurisdiction in which the Company or any of its Subsidiaries do not file Tax Returns that the Company or any such Subsidiary is required to file Tax Returns with respect to such jurisdiction. To the Knowledge of Seller and Visteon, neither the Company nor any of its Subsidiaries has ever engaged in a trade or business or had a permanent establishment in any country other than the country in which it is organized and resident.

(h) Neither the Company nor any of its Subsidiaries (i) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries), including by reason of Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or non-U.S. Law), transferee or successor liability, by operation of Law or by Contract, (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes (other than a group of which the Company or any of its Subsidiaries is the common parent), or (iii) is party to or bound by any Tax sharing agreement, Tax indemnity or similar agreement with respect to Taxes (other than customary Tax indemnification provisions contained in commercial agreements the primary purpose of which does not relate to Taxes).

(i) To the Knowledge of Seller and Visteon, neither the Company nor any of its Subsidiaries organized under the laws of a country other than the United States (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (ii) is, or has ever been, a “personal holding company” within the meaning of Section 542 of the Code, (iii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (iv) has an election in effect under Section 897(i) of the Code to be treated as a U.S. corporation. The Company and its Subsidiaries have complied in all respects with the intercompany transfer pricing provisions of Section 482 of the Code (and any analogous provision of any Law relating to Taxes), including the contemporaneous documentation and disclosure requirements thereunder.

(j) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of September 30, 2014, exceed the reserve for Tax Liabilities (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth in the most recent unaudited balance sheet included in the Financial Statements and

(ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. Since September 30, 2014, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside of the ordinary course of business consistent with past practice.

It is agreed and understood that this Section 2.10 and Section 2.11 contain the sole and exclusive representations and warranties provided with respect to all matters relating to Taxes of, or with respect to, the Company or any of its Subsidiaries.

2.11 Labor and Employee Benefits Matters.

(a) Except as set forth on Schedule 2.11(a) or except as would not, individually or in the aggregate, reasonably be expected to have a negative impact that is material to the Company and its Subsidiaries, taken as a whole the Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment and social security insurance.

(b) All interim severance payments made to employees of the Company and its Subsidiaries in Korea qualify as “Interim Severance” payments for purposes of the Employee Severance Income Security Act in Korea.

(c) Except as set forth on Schedule 2.11(c), and except as would not, individually or in the aggregate, reasonably be expected to have a negative impact that is material to the Company and its Subsidiaries, taken as a whole, no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred, or to the Knowledge of Seller and Visteon, been threatened with respect to any Leased Employees, employees, contract employees, individual contractors, managers or consultants of the Company and/or its Subsidiaries or that could relate to the Company and/or its Subsidiaries. There is no representation petition pending, or to the Knowledge of Seller and Visteon, threatened with respect to any Leased Employees or any U.S. Employees of the Company and/or its Subsidiaries.

(d) (A) With respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any penalty or Tax liability; (B) all payments required by each Employee Benefit Plan, any collective bargaining agreement or other agreement, or by Law (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of each of the Employee Benefit Plans, any collective bargaining agreement, other agreement, applicable Law and applicable accounting principles or applicable accounting rules; (C) no Action has been threatened, asserted or, instituted against any of the Employee Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any affiliate, any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired), or any of the assets of any trust of any of the Employee Benefit Plans; (D) each Employee Benefit Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code; (E) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan; and (F) no Employee Benefit Plan is under, and neither the Company nor its Subsidiaries has received any notice of, an audit or investigation by the IRS, Department of Labor or any other governmental entity, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty; except, in each case, where any failure of such representations and warranties in this Section 2.11(d) to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a negative impact that is material to the Company and its Subsidiaries, taken as a whole.

(e) None of the Company or its Subsidiaries or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any U.S. Pension Plan. Neither the Company nor any of its Subsidiaries will have any liability under, or with respect to, a U.S. Pension Plan on or after the Closing Date.

(f) The Company and its Subsidiaries have no liability, including liability for any compensation, wages, bonuses, severance, or employee benefits, with respect to any Leased Employee other than for payments made pursuant to the Visteon Employee Lease Agreement.

(g) Seller has delivered or made available a true, correct and complete list of all Leased Employees, including each such individual’s (i) name, (ii) job title or function, (iii) job location, (iv) salary or wage rate, (v) annual bonus opportunity for calendar year 2014, (vi) date of hire, (vii) visa type (if applicable), (viii) the employee benefits for which such individual is eligible and (ix) current status (as to leave or disability status, full-time or part-time, exempt or nonexempt and temporary or permanent status).

(h) Schedule 2.11(h) sets forth a true, correct and complete list of all Leased Employee Benefit Plans. Seller has delivered or made available to the Purchaser Representative copies of all material documents or summaries thereof embodying and relating to each Leased Employee Benefit Plan, including the plan document, all amendments thereto, all related trust documents and all summary plan descriptions. Unless otherwise agreed in writing by the parties to this Agreement, Seller shall be solely responsible for all fees, expenses and liabilities with respect to each Leased Employee Benefit Plan. No Leased Employee is entitled to any compensation or benefit by Visteon or any of its Subsidiaries that is not provided through the Visteon Employee Lease Agreement.

2.12 Real Property.

(a) Except as set forth on Schedule 2.12(a), (i) each material lease (a “Lease”) pursuant to which the Company or a Subsidiary of the Company leases Leased Real Property is in full force and effect and the Company or the applicable Subsidiary has a good and valid leasehold interest in the Leased Real Property pursuant to such Lease, free and clear of all Encumbrances other than Permitted Encumbrances, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) there are no defaults by the Company or a Subsidiary (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by the Company or a Subsidiary) and to the Knowledge of Seller and Visteon, there are no defaults by any other party to such Lease (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by such other party) under such Lease, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 2.12(b), (i) either the Company or one of its Subsidiaries has good and marketable title to all of the Owned Real Property, free and clear of any Encumbrances other than Permitted Encumbrances; (ii) there are no leases, licenses or occupancy agreements pursuant to which any third party is granted the right to use of the Owned Real Property; and (iii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) There does not exist any actual or, to the Knowledge of Seller and Visteon, threatened or contemplated condemnation or eminent domain proceedings that affect any Owned Real Property or any part thereof.

2.13 Intellectual Property.

(a) All material registrations and applications for Intellectual Property owned by the Company and its Subsidiaries (the “Company Registered Intellectual Property”) are subsisting and, to the Knowledge of Seller and Visteon, valid and enforceable. Except for any Intellectual Property expressly licensed or otherwise provided or offered to the Company hereunder or under any Visteon Document and except as set forth on Schedule 2.13(a), there is no material Intellectual Property owned by Visteon and its Subsidiaries (other than the Company and its Subsidiaries) that is exclusively used in the business of the Company and its Subsidiaries as conducted as of the date hereof.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect there are no pending or, to the Knowledge of Seller and Visteon, threatened Actions of which the Company or any of its Subsidiaries has been given written notice by any Person against its use of any Intellectual Property. To the Knowledge of Seller and Visteon no Person is infringing, violating or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries, and no such claims have been asserted against any Person by Visteon, Seller, the Company or any of the Subsidiaries of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a negative impact that is material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of Seller and Visteon, the Company and its Subsidiaries own the Intellectual Property owned by the Company or its Subsidiaries (the “Company Intellectual Property”) and used in connection with their business, in each case free and clear of all Encumbrances except for Permitted Encumbrances, and have adequate rights by license, lease or other agreement necessary to conduct the business of the Company and its Subsidiaries as currently conducted, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Intellectual Property owned by the Company and its Subsidiaries, and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the business of the Company and its Subsidiaries, in each case, as currently conducted by the Company and its Subsidiaries, and the current business practices, methods and operations of the Company and its Subsidiaries, do not infringe, misappropriate or otherwise violate any Intellectual Property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which the Company or any of its Subsidiaries or any of their employees or former employees is a party) as of the date hereof. This Section 2.13(d) and Section 2.13(b) constitute the only representations and warranties of Visteon and Seller herein with respect to any actual or alleged infringement or other violation of any Intellectual Property of any Person.

(e) The Company and the Subsidiaries of the Company have taken commercially reasonably measures to protect the confidentiality of all material trade secrets and confidential proprietary information owned by the Company or its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No such trade secret that is owned by and material to the business of the Company and its Subsidiaries has been authorized to be disclosed or has been actually disclosed without authorization by Visteon, Seller, the Company or any of the Subsidiaries of the Company to any of their former employees, employees or any third Person other than pursuant to a nondisclosure agreement or other obligations of confidentiality restricting the disclosure and use of such trade secret material, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.14 Environmental Matters. Except as set forth on Schedule 2.14 , the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.14, since January 1, 2012, neither the Company nor any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance or otherwise has liability arising under or pursuant to Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.15 Absence of Certain Changes. Except as set forth in Schedule 2.15 or as otherwise expressly contemplated or permitted by this Agreement, since September 30, 2014 to the date of this Agreement (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with prior practice and (b) there has not occurred any change, event or circumstances that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

2.16 Material Contracts. Schedule 2.16 contains an accurate list as of the date of this Agreement of all the Contracts currently in effect of the following types to which the Company or a Subsidiary of the Company is a party or to which any of its assets or properties is subject (the “Material Contracts”):

(a) any Contract with any officer or director of the Company (other than an agreement with respect to compensation) or any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the fully-diluted equity interests of the Company;

(b) any Contract purporting to restrict or prohibit the Company or any of its Subsidiaries from (i) engaging or competing in any business or (ii) engaging or competing in any business in any geographic area;

(c) any Contract relating to the incurrence, assumption or guarantee of any Indebtedness in an amount in excess of $15,000,000 or the equivalent thereof individually;

(d) any Contract for a joint venture, alliance, partnership or sharing of profits that is material to the operation of the Company and its Subsidiaries taken as a whole;

(e) any Contract that has any ongoing obligations for the sale of any material assets of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice or for the grant to any Person of any preferential rights to purchase any of its material assets;

(f) any Contract that has any ongoing obligations relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of its Subsidiaries of any material operating business or material assets or the capital stock of any other Person; and

(g) any Contract under which the Company or any of its Subsidiaries has made advances or loans in excess of $5,000,000 or the equivalent thereof to any other Person other than the Company or any of its Subsidiaries.

Seller has made available to the Purchaser Representative a true, correct and complete copy of each Material Contract, together with all material amendments, modifications or supplements thereto. Each Material Contract and each Contract with a Material Customer or Material Supplier is valid and binding on the Company or its applicable Subsidiary and, to the Knowledge of Seller and Visteon, is valid and binding on the other parties thereto, enforceable against each of them in accordance with its terms except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.16, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or its applicable Subsidiary that is a party to the Material Contract or a Contract with a Material Customer or Material Supplier and, to the Knowledge of Seller and Visteon, the other parties thereto are not in default or breach under any such Material Contract or Contract with a Material Customer or Material Supplier and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the Company, any of its Subsidiaries or any other party thereunder. There are no pending claims affecting the Material Contracts as of which the Company and its Subsidiaries have written notice, except where such default, breach or claim would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.17 Affiliate Transactions.

(a) Schedule 2.17 contains a true and complete list as of the date hereof of all existing material Contracts between (i) the Company, any of its Subsidiaries or any of their respective officers or directors or employees, on the one hand, and (b) Seller, any Affiliate of Seller (other than the Company or any of its Subsidiaries or any of their respective officers or directors) or any of their respective officers, directors or employees, on the other hand (each, a “Related Party Contract”).

(b) Except as set forth on Schedule 2.17, except for any properties or rights contemplated to be transferred to the Company pursuant to Section 4.15 and except for any properties or rights offered to Purchasers under the Transition Agreement or the Contracts contemplated by Section 2.17(a), none of Visteon or any of its Affiliates (other than the Company or any of its Subsidiaries) owns any material property or right, tangible or intangible, that is primarily used by the Company or any of its Subsidiaries in the operations of their businesses.

2.18 Customers and Suppliers. Except as set forth on Schedule 2.18, since January 1, 2014 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Material Customer or Material Supplier that any such customer or supplier intends to change its business relationship with the Company or any of its Subsidiaries in a manner materially adverse to the Company and its Subsidiaries, taken as whole.

2.19 Insurance. Except as set forth on Schedule 2.19, the Company and its Subsidiaries have insurance policies in full force and effect which are in such amounts, with such deductibles and against such risks and losses, as are in all material respects reasonable for the business, assets and properties of the Company and its Subsidiaries. To the Knowledge of Seller and Visteon, except as set forth on Schedule 2.19 or as contemplated by Section 4.12 hereof, all material insurance policies of the Company and its Material Subsidiaries will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.

2.20 Sanctions and Export Controls.

Except as set forth on Schedule 2.20(a),

(a) none of the Company or its Subsidiaries or their respective directors, officers, employees, or agents (i) is a person with whom transactions are prohibited or limited under the economic sanctions Laws administered by the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”), or (ii) within the last three (3) years, has committed any violation of the economic sanctions Laws administered by OFAC;

(b) the Company and its Subsidiaries are and for the past three (3) years, have been in compliance with applicable export control Laws, including the Export Administration Regulations and the International Traffic in Arms Regulations;

(c) within the past three (3) years, the Company has made no voluntary disclosures to any Governmental Authority under the economic sanctions Laws administered by OFAC or export control Laws and, to the Knowledge of Seller and Visteon, has not been the subject of any governmental investigation or inquiry regarding the compliance of the Company or its Subsidiaries with such Laws, nor been assessed any fine or penalty in regard to compliance with such Laws; and

(d) since December 1, 2012 neither the Company nor any of its Subsidiaries has been subject to a shutdown or import or export prohibition by a Governmental Authority and, to the Knowledge of Seller and Visteon, no Governmental Authority is considering such actions.

2.21 Anti-Corruption and Anti-Bribery Laws. Within the last three (3) years, neither Visteon, the Company or any of its Subsidiaries, nor any of their respective officers, directors, employees, nor, to the Knowledge of Seller and Visteon, any agents, representatives, consultants, or any other Person associated with or acting for or on behalf of the Company, has, directly or indirectly, in the case of (1) through (3) below, in order to assist the Company in obtaining or retaining business on behalf of, securing an improper advantage on behalf of, or directing business to, the Company or any other Person: (1) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, or (iv) otherwise securing any improper advantage; (2) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (3) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (4) established or maintained any unlawful fund of corporate monies or other properties; (5) created or caused the creation of any false or inaccurate books and records of the Company related to any of the foregoing; or (6) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery law.

2.22 Products. Except as set forth on Schedule 2.22, since January 1, 2011 through the date of this Agreement, there have been no voluntary or involuntary product recalls involving products manufactured, marketed, distributed, transported, sold or offered for sale by the Company or any of its Subsidiaries that resulted in costs incurred by the Company or any of its Subsidiaries in excess of $50,000,000 individually or in the aggregate.

2.23 Subsidies. Except as set forth on Schedule 2.23, neither the Company, nor any of its Subsidiaries is subject to any arrangement for receipt or repayment of any material grant, subsidy or financial assistance from any Governmental Authority.

2.24 Vote Required. The adoption of a resolution authorizing this Agreement and the transactions contemplated hereby, including the Transaction, by the holders of a majority of the outstanding shares of Visteon Common Stock entitled to vote thereon at the Stockholders’ Meeting (the “Requisite Stockholder Approval”), and the adoption of a resolution authorizing this Agreement and the transactions contemplated hereby, including the Transaction, by the sole member of Seller, are the only votes of holders of securities of Visteon, Seller or the Company that are required in connection with the consummation of the Transaction and the other transactions contemplated hereby.

2.25 Brokers. Visteon and Seller are and shall be solely responsible for the fees and expenses of any broker, financial advisor, finder or investment banker entitled to any brokerage, financial advisor’s, finder’s or other fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Visteon, Seller, the Company or any of their respective Affiliates or Subsidiaries.

2.26 Opinion of Financial Advisor. The board of directors of Visteon has received the opinion (the “Fairness Opinion”) of Rothschild, Inc. (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Purchase Price to be paid by Purchasers to Seller pursuant to this Agreement is fair, from a financial point of view, to Visteon.

2.27 Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE II, NONE OF VISTEON, SELLER, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN RESPECT OF VISTEON, SELLER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser represents and warrants, severally and not jointly and severally, to Seller as follows; provided that only Hahn represents and warrants to Seller the matters set forth in Sections 3.06(b), 3.09(a) and 3.09(b) and only Hankook Tire represents and warrants to Seller the matters set forth in Section 3.09(c):

3.01 Organization, Authority and Enforceability.

(a) Such Purchaser (in the case of Hahn) is a limited company and (in the case of Hankook Tire) is a corporation, in each case duly organized and validly existing under the Laws of Korea and has all requisite corporate power an authority to own, lease and operate its properties and to carry on its business as now conducted. Such Purchaser is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, materially and adversely affect the ability of such Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b) Such Purchaser has all necessary corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement. The execution and delivery, and performance of the obligations under, this Agreement by such Purchaser have been duly authorized by all requisite action on the part of such Purchaser. This Agreement has been, and each applicable Purchaser Document will be at or prior to the Closing, duly executed and delivered by such Purchaser and, assuming due authorization, execution and delivery by Seller and Visteon, this Agreement is, and each such Purchaser Document when executed and delivered will be, a legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally.

3.02 No Conflicts. Assuming all Consents contemplated by Section 3.03 have been obtained, and except as may result from any facts or circumstances relating to Visteon or any of its Subsidiaries, the execution, delivery and performance of this Agreement, or any other applicable Purchaser Documents by such Purchaser do not and shall not violate, conflict with or result in the breach of or default under (with or without due notice or lapse of time or both) or give rise to a right of termination or cancellation under any provision of: (a) any organizational documents of such Purchaser; (b) any Law or Governmental Order applicable to such Purchaser or its respective properties; or (c) any of the terms, conditions or provisions of any Contract to which such Purchaser or any of its Affiliates is a party or by which such Purchaser or any of its Affiliates or any of their respective properties or assets may be bound except, in the case of clauses (b) or (c), as would not, individually or in the aggregate, materially and adversely affect the ability of such Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

3.03 Governmental Consents and Approvals. Except as set forth on Annex 3.03, the execution, delivery and performance of this Agreement, or any other applicable Purchaser Documents, by such Purchaser does not and shall not require any Consent of any Governmental Authority, except: (a) pursuant to the requirements of Antitrust Laws of applicable jurisdictions; (b) as may be necessary as a result of any facts or circumstances relating to Visteon or any of its Subsidiaries; or (c) to the extent failure to obtain such Consent would not prevent or materially delay the consummation by such Purchaser of the transactions contemplated by this Agreement.

3.04 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of such Purchaser, threatened against such Purchaser or which such Purchaser is otherwise a party challenging the legality, validity or enforceability of this Agreement, the Purchaser Documents or the consummation of the Transaction and the other transactions contemplated hereby or thereby. Except as set forth on Annex 3.04, neither such Purchaser nor any of its Affiliates is subject to any Governmental Order that would, individually or in the aggregate, materially and adversely affect the ability of such Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

3.05 Permits. Such Purchaser possesses or shall possess prior to the Closing all required Permits necessary to own the proportion of the Shares set forth opposite such Purchaser on Annex 1.01 in compliance with all requirements of applicable Law other than those Permits for which the failure to possess would not prevent or materially delay the consummation by such Purchaser of the transactions contemplated by this Agreement.

3.06 Qualification to Purchase.

(a) The Shares are being acquired for investment purposes only for such Purchaser’s own account and not with a view to or in connection with any distribution, reoffer, resale, or other disposition not in compliance with the Securities Act and applicable securities Laws or Korea.

(b) Hahn is an investment purpose company, the sole qualified investment vehicle permitted to be utilized under the Financial Investment Services and Capital Markets Act of Korea by a Korean private equity fund. Each of the shareholders of Hahn is a “professional investor” as defined under the Financial Investment Services and Capital Markets Act of Korea.

(c) Such Purchaser is experienced and sophisticated with respect to the transactions contemplated by this Agreement and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. Such Purchaser recognizes the highly speculative nature and risk of loss associated with an investment in the Company and that it could suffer a complete loss of the investment and is capable of bearing the economic risks of such loss.

3.07 Information Supplied. None of the information supplied or to be supplied by or on behalf of such Purchaser or any of its Affiliates expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Visteon and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, provided that no representation or warranty is made by such Purchaser with respect to information supplied by or on behalf of Visteon or any of its Subsidiaries (including the Company and its Subsidiaries).

3.08 Brokers. Purchasers shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchasers or either Purchaser.

3.09 Financing.

(a) Hahn has delivered to Visteon true, correct and complete copies of (1) the executed senior commitment and underwriting letter, dated December 12, 2014 among Hahn, Korea Exchange Bank, Shinhan Bank and Woori Investment & Securities Co., Ltd. and the executed junior commitment and underwriting letter, dated December 12, 2014 among Hahn and Woori Investment & Securities Co., Ltd. (Korea Exchange Bank, Shinhan Bank and Woori Investment & Securities Co., Ltd. together, the “Lenders”), together with any related fee letters, including, in each case, all exhibits, schedules, annexes and amendments thereto (together, the “Debt Commitment Letters”) (which, in each case, may be redacted with respect to any provisions that would not affect the conditionality, enforceability, availability, termination or the aggregate principal amount of the Debt Financing), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein to Hahn for the purpose of funding the Transaction (the “Debt Financing”), and (2) the executed equity commitment letters, dated as of the date hereof (the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters”) from Hahn & Company I L.P., Hahn & Company II L.P., Hahn & Company II-A L.P. and HCPE II, LP (the “Sponsors”) pursuant to which the Sponsors have committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letters provide, and will continue to provide, that the Company is a third party beneficiary thereof in each case.

(b) As of the date hereof, all of the Commitment Letters are in full force and effect and have not been withdrawn, rescinded, repudiated or terminated or otherwise amended, supplemented or modified in any respect. As of the date hereof, each of the Commitment Letters, in the form so delivered, is a legal, valid, binding and enforceable obligation of Hahn and, to the Knowledge of Hahn, the other parties thereto, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements to which Hahn and its Affiliates are parties (except for customary engagement letters and fee letters related to the Debt Financing, a copy (which, with respect to the fee letters, may be redacted with respect to any provisions that would not affect the conditionality, enforceability, availability, termination or the aggregate principal amount of the Debt Financing) of each of which has been provided to Visteon, and customary non-disclosure agreements that do not impact the conditionality of the Financing) relating to the Commitment Letters or commitments contemplated thereby. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Hahn or, to the Knowledge of Hahn, any other Person under any term of the Commitment Letters, (ii) constitute or result in a failure of any condition to the obligations of the Financing Sources in the Commitment Letters, (iii) make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate in any material respect or (iv) otherwise result in any portion of the Financing contemplated thereby to be unavailable. As of the date hereof, subject to the accuracy of the representations and warranties of Visteon and Seller set forth in Article II and the satisfaction of the conditions set forth in Sections 5.01 and 5.02, Hahn has no reason to believe that it would be unable to satisfy on a timely basis any term or condition of the Commitment Letters required to be satisfied by it or that the full amount of the Financing will not be funded at the Closing. As of the date hereof, Hahn has not received any notice or other communication from any party to any of the Commitment Letters with respect to (i) any actual or potential breach or default on the part of Hahn or any other party to any of the Commitment Letters or (ii) any intention of such party to terminate any of the Commitment Letters or to not provide all or any portion of the Financing. As of the date hereof, Hahn knows of no fact, occurrence, circumstance or condition that would reasonably be expected to cause any of the Commitment Letters to terminate, to be withdrawn, repudiated, rescinded or modified or to be or become ineffective, except in accordance with its terms or otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Commitment Letters to not be available to Hahn on a timely basis (and in any event as of the Closing). Hahn has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date of this Agreement. Assuming (1) the Financing is funded in accordance with the Commitment Letters (after giving effect to the flex provisions), (2) the accuracy of the representations and warranties set forth in Article II, and (3) the satisfaction of the conditions set forth in Sections 5.01 and 5.02, the aggregate proceeds from the Financing will be sufficient to fund all of the amounts required to be provided by Hahn for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Hahn’s obligations under this Agreement, including the payment of the proportion of the Purchase Price set forth opposite Hahn on Annex 1.01, and the payment of all associated costs and expenses of the Transaction to be borne by Hahn. There are no conditions precedent to the funding or investing, as applicable, of the full amount of the Financing, including in any customary fee letters and engagement letters, other than as expressly set forth in the Commitment Letters. Other than the Commitment Letters, there are no other Contracts, arrangements or understandings (written or oral) to which Hahn and its Affiliates are parties directly or indirectly related to the Financing (except for customary engagement letters and fee letters related to the Debt Financing, a copy (which, with respect to the fee letters, may be redacted with respect to any provisions that would not affect the conditionality, enforceability, availability, termination or the aggregate principal amount of the Debt Financing) of each of which has been provided to Visteon, and customary non-disclosure agreements that do not impact the conditionality of the Financing).

(c) Hankook Tire has available to it as of the date hereof, and will have available to it at the Closing, funds sufficient to, enable Hankook Tire to perform all of its obligations hereunder, including delivering the proportion of the Purchase Price set forth opposite Hankook Tire on Annex 1.01, as and when contemplated by this Agreement, and the payment of all associated costs and expenses of the Transaction to be borne by Hankook Tire.

3.10 Solvency; Fraudulent Conveyance. Immediately after giving effect to the transactions contemplated by this Agreement and assuming the accuracy of the representations and warranties in Article II, such Purchaser shall own assets on a consolidated basis which have a fair saleable value (if sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions) in excess of its Liabilities that are required to be reflected or reserved against in a consolidated balance sheet of such Purchaser prepared in accordance with K-IFRS as applied in preparing the balance sheets of such Purchaser. Immediately after giving effect to the transactions contemplated hereby, such Purchaser shall not have unreasonably small capital on a consolidated basis to engage in business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of such Purchaser and its Affiliates. For the avoidance of doubt, such Purchaser makes no representations under this Section 3.10 regarding the Company or any of its Subsidiaries.

3.11 Investigation by Purchasers. Such Purchaser has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, such Purchaser acknowledges that, except for the representations and warranties of Visteon and Seller expressly set forth in Article II, none of Visteon or Seller nor any of their respective Affiliates, directors, officers, employees, agents or advisors makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to such Purchaser or any of its directors, officers, employees, agents or advisors. Without limiting the generality of the foregoing, none of Visteon or Seller nor any of their respective Affiliates, directors, officers, employees, agents or advisors or any other Person has made a representation or warranty to such Purchaser with respect to (a) any projections, estimates or budgets for the Company and its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to such Purchaser or its directors, officers, employees, agents or advisors in any “data room” or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article II.

3.12 Certain OFAC Matters. None of such Purchaser or any of its Affiliates, or any of their respective Representatives, or any Person providing equity financing to such Purchaser, in the case of Hahn, has been or is a Person that is, or is owned or controlled by a Person: (i) designated on any list of any U.S. Governmental Authority relating to economic or trade sanctions, including OFAC’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce Denied Persons List, the U.S. Department of Commerce Entity List, the U.S. Department of State Debarred List, and the U.S. Department of State sanctions lists; (ii) located, organized or resident in a country or territory that is the target of comprehensive economic sanctions Laws administered by OFAC (currently, Cuba, Iran, North Korea, Sudan and Syria); or (iii) otherwise the target of the economic sanctions Laws enforced by OFAC.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.01 Conduct of the Business. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 6.01), except as expressly required by applicable Law, as set forth on Schedule 4.01, as specifically contemplated by or required to implement this Agreement or as otherwise waived or consented to in writing by the Purchaser Representative (which waivers or consents shall not be unreasonably withheld), Visteon shall cause the Company and its Subsidiaries to:

(a) carry on their respective businesses in all material respects in the ordinary course of business consistent with past practice;

(b) use commercially reasonable efforts to preserve intact the business operations, organization and the goodwill of their respective businesses and the relationships of the Company and its Subsidiaries with their customers, suppliers, distributors, contract manufacturers and landlords;

(c) keep in full force and effect all appropriate insurance policies covering all material assets of the Company and its Subsidiaries;

(d) not amend the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company or any of its Material Subsidiaries in any material respect or take any action with respect to any such amendment or any recapitalization (including a stock split, combination, capital reduction or similar change in capitalization or amendment of the terms of outstanding securities of the Company or any of its Material Subsidiaries), reclassification, reorganization, liquidation or dissolution of the Company or any of its Material Subsidiaries;

(e) not authorize, issue, sell, transfer or otherwise dispose of or (solely with respect to the Company and its Material Subsidiaries) pledge or encumber any shares of capital stock of the Company or any of its Subsidiaries or grant or otherwise issue options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(f) not declare, set aside or pay any dividend or other distribution in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries other than dividends or other distributions (i) payable in cash in an amount in compliance with the applicable organizational documents and consistent with past practice by a Subsidiary of the Company pro rata to its stockholders or (ii) by the Company for the fiscal year ended December 31, 2014, in each case subject to Schedule 4.01(f);

(g) not repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company, any of its non-wholly owned Subsidiaries or any joint venture in which the Company or any of its Subsidiaries have invested.

(h) not commence or continue any material acquisition by, or any merger, spin-off, split-off, comprehensive share exchange or transfer, dissolution or winding up of, the Company or any of its Subsidiaries;

(i) not make any change in financial or Tax accounting methods, principles or practices, except as may be required by K-IFRS, or applicable Law;

(j) not: (i) dispose of any material assets, other than in the ordinary course of business consistent with past practice; (ii) write off, forgive, waive or otherwise cancel, in whole or in part, any material account receivable (other than intercompany receivables), except as required by K-IFRS or applicable Law; (iii) write off, forgive, waive or otherwise cancel, in whole or in part, any other material Liability (other than intercompany Liabilities), except as required by K-IFRS or applicable Law; or (iv) acquire any material asset or material property other than in the ordinary course of business consistent with past practice;

(k) not enter into or modify in any material respect any Contract with any Related Persons, other than Contracts relating to product sales in the ordinary course of business consistent with past practice;

(l) not enter into, modify in any material respect, terminate or renew any Material Contract outside of the ordinary course of business consistent with past practice;

(m) not (i) increase the salary or other compensation of any director, employee at a director (sangmoo in Korean) level or more senior level employee or any class of employee of the Company or any of its Material Subsidiaries or any Leased Employee, except for increases in the ordinary course of business consistent with past practice, (ii) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, employee at a director (sangmoo in Korean) level or more senior level employee or any class of employee of the Company or any of its Material Subsidiaries or any Leased Employee, whether in connection with the Transaction or otherwise, (iii) materially increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, employees at a director (isa in Korean) level or more senior level employee or, other than in the ordinary course of business consistent with past practice, any class of employee of the Company or any of its Material Subsidiaries or any Leased Employees or (iv) transfer the employment of any directors, employees at a manager (gwajang in Korean) level or more senior level employee or any class of employee of the Company or any of its Material Subsidiaries to any of Visteon, Seller or their respective Affiliates (other than the Company and its Subsidiaries);

(n) not enter into, modify in any material respect or terminate any labor or collective bargaining agreement of the Company or any of the Subsidiaries with respect to employees in the Republic of Korea;

(o) not hire any employee that would be entitled to receive annual base salary and incentive bonus opportunity of $500,000 or the equivalent thereof or more;

(p) not settle or compromise any pending or threatened Action with respect to the Company and its Subsidiaries other than settlements or compromises (i) resulting in payments or receipt of monetary damages only that are less than $5,000,000 individually or $25,000,000 in the aggregate or (ii) if involving any non-monetary outcome, that will not have a negative impact that is material to the business of the Company and its Subsidiaries taken as a whole;

(q) not cancel or compromise any material debt or waive or release any material right of the Company or any of the Subsidiaries except in the ordinary course of business consistent with past practice; and

(r) not authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions in clauses (e) through (q) above.

4.02 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) Subject to each Purchaser’s timely performance of its obligations under Section 4.02(b), Visteon shall, as promptly as reasonably practicable (and in no event later than 45 calendar days, subject to a later date being consented to by the Purchaser Representative not to be unreasonably withheld, delayed or conditioned) following the date of this Agreement, prepare and shall cause to be filed with the SEC in preliminary form the Proxy Statement. Visteon shall promptly, and in any event within forty eight (48) hours, notify the Purchaser Representative upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall promptly, and in any event within forty eight (48) hours, provide the Purchaser Representative with copies of all correspondence between Visteon and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Visteon shall use commercially reasonable efforts to (i) respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, (ii) have the Proxy Statement cleared by the staff of the SEC as soon as reasonably practicable after such filing and (iii) cause the Proxy Statement to be mailed to its stockholders as promptly as practicable thereafter;

provided, however, that, notwithstanding anything to the contrary in this Agreement, Visteon shall not be required to call, give notice of or convene the Stockholders’ Meeting (as described in Section 4.02(d)) or mail the Proxy Statement, in each case prior to the end of the Go-Shop Period. Prior to responding to any written comments or requests of the SEC or its staff or the filing or mailing of the Proxy Statement, Visteon (x) shall provide the Purchaser Representative with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings and (y) shall give reasonable and good faith consideration in such drafts, correspondence and filings to all comments proposed by the Purchaser Representative.

(b) Each Purchaser shall provide to Visteon all information concerning such Purchaser as may be reasonably requested by Visteon in connection with the Proxy Statement and shall otherwise reasonably assist and cooperate with Visteon in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Each Purchaser shall cause the information relating to such Purchaser supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that such Purchaser’s obligations under this Section 4.02(b) shall not extend to information supplied by it for inclusion in the Proxy Statement that is derived in whole or in part from information supplied by or on behalf of Visteon or any of its Subsidiaries (including the Company and its Subsidiaries), but the exclusion in the proviso shall only apply to the portion of such information that is so derived.

(c) Visteon shall cause the information relating to Visteon, Seller and the Company and its Subsidiaries supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that Visteon’s obligations under this Section 4.02(c) shall not extend to information supplied by it for inclusion in the Proxy Statement that is derived in whole or in part from information supplied by or on behalf of either Purchaser, but the exclusion in the proviso shall only apply to the portion of such information that is so derived.

(d) In accordance with Visteon’s Second Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws, as amended (collectively, “Visteon’s Organizational Documents”), Visteon shall, as promptly as practicable (i) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting to adopt a resolution authorizing this Agreement and the transactions contemplated hereby, including the Transaction, as contemplated by this Agreement (the “Stockholders’ Meeting”), (ii) cause the Proxy Statement to be mailed to Visteon’s stockholders as of such record date (the date of such mailing, the “Proxy Date”) and (ii) duly call, convene and hold the Stockholders’ Meeting (in no event later than 45 calendar days following the Proxy Date). Any adjournment or postponement of the Stockholders’ Meeting shall require the prior written consent of the Purchaser Representative (not to be unreasonably withheld, conditioned or delayed) other than (x) if it is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which Visteon’s outside counsel has advised Visteon is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Visteon’s stockholders prior to the Stockholders’ Meeting; or (y) if insufficient shares of Visteon Common Stock are present in person or by proxy prior to the start of the Stockholders’ Meeting to constitute a quorum; provided, that Visteon shall consult with the Purchaser Representative in good faith regarding any adjournment or postponement contemplated by clauses (x) and (y) prior thereto. After Visteon has established a record date for the Stockholders’ Meeting, Visteon shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of the Purchaser Representative (not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or Visteon’s Organizational Documents.

(e) If at any time prior to the Closing any event or circumstance should be discovered by Visteon which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, Visteon shall promptly inform the Purchaser Representative and shall, in accordance with the procedures set forth in this Section 4.02, prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to its stockholders. Each of Visteon and each Purchaser agree to promptly correct any information provided by such party for use in the Proxy Statement which shall have become false or misleading.

(f) Subject to the ability of the board of directors of Visteon to make an Adverse Recommendation Change in accordance with Section 4.05, the board of directors of Visteon shall make the Visteon Recommendation with respect to the approval of the Transaction, and include such recommendation in the Proxy Statement.

(g) Unless the board of directors of Visteon makes an Adverse Recommendation Change in accordance with Section 4.05, Visteon shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and the Transaction in compliance with all applicable Laws and all rules of the applicable securities exchange.

4.03 Access to Information; Confidentiality.

(a) From the date hereof until the Closing (or until the earlier termination of this Agreement in accordance with Section 6.01), upon reasonable notice, Visteon shall use commercially reasonable efforts to, and to cause the Company to: (i) afford the Purchaser Representative and its authorized Representatives reasonable access to the properties and Books and Records and senior management of the Company and its Subsidiaries and the Persons listed on Schedule 4.03(a)(i); and (ii) furnish to the officers, directors, employees, and Representatives of the Purchaser Representative such additional financial and operating data and other information regarding the business of the Company (or copies thereof) as the Purchaser Representative may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be scheduled and coordinated through the Transition Steering Committee and shall be conducted at Purchasers’ expense, during normal business hours, under the supervision of Visteon’s or its Affiliates’ personnel and in such a manner as not to unreasonably interfere with the normal operations of the business of the Company; further provided, that neither Visteon nor any of its Subsidiaries, including the Company, shall be required to disclose any information to the Purchaser Representative if such disclosure would in Visteon’s reasonable judgment: (x) cause significant competitive harm to Visteon or its Subsidiaries, including the Company, if the transactions contemplated hereby are not consummated; (y) result in loss of any attorney-client or other legal privilege or (z) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof; provided that Visteon shall have used commercially reasonable efforts to (A) in the case of (x), provide other information addressing the Purchaser Representative’s request to the extent reasonably available to Visteon and (B) obtain applicable consents or disclose such information in a way that would not violate such Law, duty or agreement or lose such privilege (provided, however, that if Visteon or its Subsidiaries elect not to disclose information that is subject to non-disclosure or confidentiality arrangements, at the reasonable request of the Purchaser Representative, Seller shall use commercially reasonable efforts to obtain, or have the Company use its commercially reasonable efforts to obtain, a consent or waiver with respect to such non-disclosure or confidentiality arrangements).

(b) The terms of the Confidentiality Agreement, dated as of September 18, 2014, between Visteon and an Affiliate of Hahn (the “Confidentiality Agreement”), shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Hahn under this Section 4.03(b) shall terminate; provided, however, that, from and after the Closing, except as would have been permitted under the terms of the Confidentiality Agreement, each of Visteon and each Purchaser shall, and shall cause their respective officers, directors, employees, authorized Representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the parties regarding this Agreement and the transactions contemplated hereby and all confidential information relating to the other parties. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect. Visteon hereby gives consent to Hahn to disclose Evaluation Material to any potential debt financing sources in connection with the Debt Financing or Alternative Financing, provided that such debt financing source is subject to a customary confidentiality agreement.

(c) Nothing provided to the Purchaser Representative pursuant to Section 4.03(a) shall in any way amend or diminish Hahn’s obligations under the Confidentiality Agreement. Hahn acknowledges and agrees that any information provided to the Purchaser Representative pursuant to Section 4.03(a) or otherwise by or on behalf of Seller or its Subsidiaries, including the Company, or any of their respective officers, directors, employees or authorized Representatives shall be subject to the terms and conditions of the Confidentiality Agreement.

4.04 Regulatory and Other Authorizations; Notices and Consents.

(a) At the written request of Visteon or the Purchaser Representative, as applicable, each of Visteon and each Purchaser shall use its commercially reasonable efforts to, and Visteon shall cause the Company and its Subsidiaries to use their respective commercially reasonable efforts to, obtain promptly (i) all necessary waivers for any material Contract to which (A) a Purchaser, Visteon or Seller is a party or (B) to which the Company or any of its Subsidiaries is a party and which is listed on Schedule 4.04, in each case, under which the consummation of the transaction contemplated under this Agreement would, or would reasonably be expected to, conflict with, result in the breach of, constitute a default under, result in the acceleration of, or create in any Person the right to accelerate, terminate, suspend, modify, or cancel such material Contract; provided that the parties acknowledge and agree that the receipt of any such Consents shall not be a condition to Closing and (ii) all Consents of all Governmental Authorities that are required for the performance of its and the other parties’ obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement, including Consents of Governmental Authorities under Antitrust Laws; provided that the parties acknowledge and agree that the receipt of any such Consents (other than as specifically contemplated by Section 5.01(b)) shall not be a condition to Closing. Visteon and each Purchaser shall reasonably cooperate in promptly seeking to obtain all such Consents; provided, however, that none of Visteon or any of its Subsidiaries, including the Company, or either Purchaser and its Affiliates shall be required to pay any fees or other payments to any such Governmental Authorities in order to obtain any such Consent (other than normal filing fees that are imposed by Law). Other than as permitted under Section 4.05, neither Visteon nor either Purchaser shall, and Visteon shall cause the Company not to, knowingly enter into any acquisition or other agreement, make any announcement with respect to any transaction or take any other action that would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any Consents of any Governmental Authority. Each of Visteon and each Purchaser agree to make, or to cause to be made, any filing or notification required by any Antitrust Laws of any applicable jurisdictions, in each case, with respect to the transactions contemplated by this Agreement (including those with respect to the jurisdictions set forth in Schedule 5.01(b))as promptly as practicable after the date of this Agreement, and to supply promptly any additional information and documentary material that may be requested by Governmental Authorities pursuant to the Antitrust Laws of any applicable jurisdictions. If any objections are asserted with respect to the transactions contemplated hereby under the Antitrust Laws of any applicable jurisdictions or if any Action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of the Antitrust Laws of any applicable jurisdictions, each of Visteon and each Purchaser shall use its commercially reasonable efforts to promptly resolve such objections in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement.

(b) Except with respect to Taxes: Each party to this Agreement shall promptly notify the other parties of any communication it or, to such party’s knowledge, any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority relating to the matters that are the subject of this Agreement. None of Visteon or either Purchaser, as applicable, shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry related to the transactions contemplated by this Agreement unless it consults with Visteon, in the case of either Purchaser, or the Purchaser Representative, in the case of Visteon, in advance and, to the extent permitted by such Governmental Authority, gives Visteon, in the case of either Purchaser, or the Purchaser Representative, in the case of Visteon, the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. Subject to the Confidentiality Agreement, the parties to this Agreement shall provide each other party with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

4.05 Go-Shop; Competing Proposals.

(a) Notwithstanding anything to the contrary in this Agreement, during the period commencing on the date of this Agreement and ending at 11:59 p.m. (New York time) on January 31, 2015 (the “Go-Shop Period”), Visteon and

its Subsidiaries and their Representatives shall be permitted (acting under the direction of Visteon’s board of directors) to, directly or indirectly, (i) solicit, initiate, encourage and facilitate (publicly or otherwise) any inquiry, discussion, offer, proposal or request that could constitute, or could reasonably be expected to lead to, a Competing Proposal from any Third Party, other than a Restricted Party, (ii) grant a waiver under or terminate any “standstill” or similar obligation of any Third Party, other than a Restricted Party, with respect to Visteon or any of its Subsidiaries to allow such Third Party to submit a Competing Proposal in compliance with this Section 4.05 and (iii) engage in or enter into, continue or otherwise participate in discussions and negotiations with, and furnish non-public information relating to Visteon and its Subsidiaries and afford access to the books and records of Visteon, the Company and its Subsidiaries to any Third Party (and its Representatives, Affiliates and prospective debt and equity financing sources), other than a Restricted Party, in connection with a Competing Proposal or any inquiry, discussion, offer, proposal or request that could reasonably be expected to lead to a Competing Proposal, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Competing Proposal; provided, however, that, prior to furnishing such information or affording such access, Visteon shall have entered into a confidentiality agreement with such Person containing terms (including as to the treatment of confidential information) that are not materially less favorable in the aggregate to Visteon than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict the making of Competing Proposals (and related communications) to Visteon or Visteon’s board of directors) (an “Acceptable Confidentiality Agreement”); and provided, further, that Visteon shall provide or make available to the Purchaser Representative any non-public information concerning Visteon, the Company or its Subsidiaries that Visteon, its Subsidiaries or their respective Representatives provides or makes available to any Third Party to the extent such information was not previously made available to Hahn or its Representatives, prior to or substantially concurrently with providing or making available such information to such Third Party.

(b) From and after the expiration of the Go-Shop Period (and subject to Section 4.05(e)), Visteon shall, and shall cause its Subsidiaries and its and their respective Representatives, to, cease and cause to be terminated any existing solicitation, initiation, encouragement or facilitation of, or discussions or negotiations with, any Third Party (other than Excluded Parties for so long as such Persons or groups are Excluded Parties, subject to the last sentence of Section 4.05(e)) relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal and request such Third Parties to promptly return or destroy all confidential information concerning the Company and any of its Subsidiaries.

(c) From and after the date of this Agreement until the Closing (or, if earlier, the termination of this Agreement in accordance with its terms), Visteon shall, as promptly as reasonably practicable, and in any event within forty-eight (48) hours of receipt by Visteon or any of its Subsidiaries or its or their respective Representatives of any written Competing Proposal or any significant contact or inquiry from a Third Party regarding a Competing Proposal, deliver to the Purchaser Representative a written notice setting forth: (i) the identity of the Third Party making such Competing Proposal, contact or inquiry and (ii) the material terms and conditions of any such Competing Proposal or the nature of any such contact or inquiry and attaching, if applicable, unredacted copies of any written requests, proposals or offers, including unredacted copies of all proposed transaction documents relating thereto (other than documents with respect to debt financing which may be redacted in a manner consistent with Section 3.09(a)). Visteon shall keep the Purchaser Representative reasonably informed in writing of any material developments or discussions with respect to or amendment or modification of any such Competing Proposal on a prompt basis, and in any event within forty-eight (48) hours thereafter (including, promptly following the expiration of the Go-Shop Period, with respect to a Third Party that is an Excluded Party). Visteon shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement after the date hereof with any Third Party that prohibits Visteon from providing such information to the Purchaser Representative, and shall require any existing confidentiality agreement which so prohibits Visteon to be amended so that it no longer does so.

(d) Except as otherwise provided in this Agreement (including Section 4.05(e)), from and after the expiration of the Go-Shop Period until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, Visteon shall not, and Visteon shall cause its Subsidiaries and its and their respective Representatives not to, (i) initiate, solicit or knowingly facilitate or encourage the making of any Competing Proposal, (ii) engage in, enter into, continue or otherwise participate in negotiations or discussions with (it being understood that Visteon may inform Persons of the provisions of this Section 4.05), or furnish any non-public information to, any Third Party relating to or for the purpose of encouraging or facilitating a Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal or (iii) authorize or permit any Representative of Visteon or any of its Subsidiaries to take any action set forth in clauses (i) and (ii) of this Section 4.05(d); provided, however, that, notwithstanding the foregoing, Visteon shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any Third Party with respect to Visteon or any of its Subsidiaries to allow such Third Party to submit a Competing Proposal.

(e) Notwithstanding anything to the contrary in this Agreement, (i) in the case of a Third Party that is not a Restricted Party or an Excluded Party, at any time after the expiration of the Go-Shop Period and prior to the date that the Requisite Stockholder Approval is obtained at the Stockholders’ Meeting, (ii) in the case of a Third Party that is a Restricted Party, at any time after the date of this Agreement and prior to the date that the Requisite Stockholder Approval is obtained at the Stockholders’ Meeting and (iii) in the case of a Third Party that is an Excluded Party, at any time after the expiration of the fifteen (15) day period referred to in the last sentence of this Section 4.05(e) and prior to the date that the Requisite Stockholder Approval is obtained at the Stockholders’ Meeting, in the event that Visteon (or its Representatives on Visteon’s behalf) receives a bona fide Competing Proposal from any Third Party that was not obtained in violation of this Section 4.05, (A) Visteon and its Representatives may contact such Third Party to clarify the terms and conditions thereof (without the board of directors of Visteon being required to make a determination contemplated by clause (B) of this Section 4.05(e)) and (B) Visteon and its board of directors and its Representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Third Party making such Competing Proposal and its Representatives, Affiliates and prospective debt and equity financing sources if Visteon’s board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and the board of directors of Visteon determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duty under applicable Law; provided, however, that, (x) prior to furnishing any non-public, information relating to Visteon, the Company or their respective Subsidiaries, Visteon receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with Visteon that constitutes an Acceptable Confidentiality Agreement, an Acceptable Confidentiality Agreement and (y) Visteon shall provide or make available to the Purchaser Representative any non-public information relating to Visteon, the Company or their respective Subsidiaries that Visteon provides or makes available to any Third Party if such information was not previously made available to Hahn or its Representatives, prior to or substantially concurrently with providing it to such Third Party. Notwithstanding the end of the Go-Shop Period, Visteon may continue to engage in the activities described in Section 4.05(a) with respect to, and the restrictions in Sections 4.05(b) and 4.05(d) shall not apply to, any Excluded Party (for so long as such Person or group of Persons is an Excluded Party) until the date that is fifteen (15) days following the end of the Go-Shop Period.

(f) Except as expressly provided by this Section 4.05(f), the board of directors of Visteon shall not (i)(A) change, qualify, withhold, withdraw or modify (or propose publicly to change, qualify, withhold, withdraw or modify), in a manner adverse to Purchasers, the Visteon Recommendation, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Competing Proposal or (C) fail to make the Visteon Recommendation or include in the Proxy Statement the recommendation of Visteon’s board of directors that the Visteon stockholders adopt a resolution authorizing this Agreement and the transactions contemplated hereby, including the Transaction (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) adopt, approve or recommend, or allow Visteon or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding or definitive agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Requisite Stockholder Approval, the board of directors of Visteon if (x) there is an Intervening Event and the board of directors of Visteon determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law or (y) in response to a Competing Proposal not obtained in violation of this Section 4.05, the board of directors of Visteon determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and the board of directors of Visteon concludes that the Competing Proposal constitutes a Superior Proposal, may effect an Adverse Recommendation Change and/or authorize, adopt or approve such Superior Proposal and cause or permit Visteon to enter into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement in accordance with Section 6.01(c)(ii), provided that any such termination of this Agreement shall be subject to Visteon paying the Purchaser Representative the Termination Fee in accordance with Section 6.03(a) prior to or concurrently with such termination.

(g) Notwithstanding anything to the contrary in this Agreement, no Adverse Recommendation Change may be made and no termination of this Agreement pursuant to Section 4.05(f) and Section 6.01(c)(ii) or Section 6.01(c)(iv), as applicable, may be affected, in each case unless (A) Visteon complies in all material respects with this Section 4.05, (B) Visteon provides at least four (4) Business Days written notice to the Purchaser Representative advising the Purchaser Representative that the board of directors of Visteon intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation Change”) or terminate this Agreement pursuant to Sections 4.05(f) and 6.01(c)(ii) (a “Notice of Superior Proposal”) or Section 6.01(c)(iv), as applicable, and specifying the reasons therefor, including, if the basis for the proposed action by the board of directors of Visteon is clause (x) of the last sentence of Section 4.05(f), a description in reasonable detail of the Intervening Event giving rise to such proposed action or, if the basis of the proposed action by Visteon’s board of directors is clause (y) of the last sentence of Section 4.05(f), the material terms and conditions of the Competing Proposal giving rise to such Notice of Adverse Recommendation Change or Notice of Superior Proposal (including the identity of the Third Party making such Superior Proposal) and attaching an unredacted copy of the Superior Proposal and unredacted copies of all proposed transaction documents relating thereto (other than documents with respect to debt financing which may be redacted in a manner consistent with Section 3.09(a)), (C) Visteon negotiates with and causes its Representatives to negotiate with the Purchaser Representative and its Representatives in good faith (to the extent the Purchaser Representative desires to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Commitment Letters so that such termination of this Agreement and/or Adverse Recommendation Change would cease to be required and/or such Competing Proposal would cease to constitute a Superior Proposal, (D) following such four (4) Business Day period, the board of directors of Visteon considers in good faith any revisions to the terms of this Agreement and the Commitment Letters proposed by the Purchaser Representative and determines in good faith (after consultation with its outside legal counsel) that the failure to terminate the Agreement and/or make the Adverse Recommendation Change and/or enter into a definitive agreement with respect to the Superior Proposal would be inconsistent with the directors’ fiduciary duty under applicable Law and determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Competing Proposal giving rise to the Notice of Adverse Recommendation Change or Notice of Superior Proposal continues to constitute a Superior Proposal taking into consideration such adjustments proposed by the Purchaser Representative, and (E) with respect to termination of this Agreement pursuant to Sections 4.05(f) and 6.01(c)(ii) or Section 6.01(c)(iv), as applicable, Visteon pays the Purchaser Representative the Termination Fee in accordance with Section 6.03(a) prior to or concurrently with such termination. Any material changes with respect to such Intervening Event mentioned above or any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Adverse Recommendation Change or new Notice of Superior Proposal, as applicable, and Visteon shall be required to comply again with the requirements of this Section 4.05(g).

(h) Nothing in this Agreement shall restrict Visteon from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law (it being agreed that a “stop, look and listen” communication by the board of directors to Visteon’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by Visteon that describes Visteon’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change).

(i) For purposes of this Agreement:

(i) “Competing Proposal” shall mean any proposal or offer made by any Person or “group” (as defined under Section 13(d) of the Exchange Act) other than either Purchaser or any Affiliate of either Purchaser, to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of thirty-five percent (35%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute thirty-five percent (35%) or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

(ii) “Excluded Party” shall mean any Person, group of Persons, or group that includes any Person (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the expiration of the Go-Shop Period constitute at least fifty percent (50%) of the equity financing of such group at all times following the expiration of the Go-Shop Period and prior to the termination of this Agreement) from whom Visteon, Seller or any of their Representatives has received a Qualified Competing Proposal after the execution of this Agreement and prior to the expiration of the Go-Shop Period; provided, however, that no Restricted Party may be, or be a member of a group that is, an Excluded Party.

(iii) “Qualified Competing Proposal” shall mean a Competing Proposal that the board of directors of Visteon determines, as of the expiration of or promptly following the Go-Shop Period (and provides written notice to the Purchaser Representative of such determination at such time), in good faith, after consultation with its financial advisors and outside legal counsel either constitutes or would be reasonably likely to result in a Superior Proposal.

(iv) “Restricted Party” shall mean any Third Party with whom Visteon, its Subsidiaries or any of its or their Representatives was in discussions regarding a Competing Proposal during the three and a half (3.5) month period prior to the date of this Agreement.

(v) “Superior Proposal” shall mean a bona fide written Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) which is not subject to a financing condition (it being understood that the remedy of a reverse termination fee in the event the Third Party submitting the Competing Proposal does not obtain its financing shall not be deemed to be a financing condition) and is made by a Third Party on terms that the board of directors of Visteon determines in good faith, after consultation with Visteon’s financial advisors and outside legal counsel, and considering such factors as the board of directors of Visteon considers to be appropriate, are more favorable to Visteon and its stockholders from a financial point of view than the transactions contemplated by this Agreement (including any revisions to the terms of this Agreement and the Commitment Letters proposed by the Purchaser Representative to Visteon as contemplated by Section 4.05(g)) and is reasonably likely to be consummated in accordance with its terms on a timely basis, taking into account all legal, regulatory and financial aspects (including certainty of closing and the availability of financing) of such proposal and the Third Party making such proposal and the ability of such Third Party to consummate the transactions contemplated by such proposal.

4.06 Fulfillment of Conditions.

(a) Subject to the terms and conditions set forth herein, Visteon and Seller shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of each Purchaser contained in this Agreement, and Visteon shall cause Seller to comply with all of Seller’s obligations under this Agreement.

(b) Subject to the terms and conditions set forth herein, each Purchaser shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Visteon and Seller contained in this Agreement.

4.07 Contact with Customers and Suppliers.

(a) Until the Closing Date, neither Purchaser nor any of their respective Representatives shall contact or communicate with any other customers, suppliers, distributors and licensors of the Company and its Subsidiaries (“Interested Parties”) in connection with the transactions contemplated hereby without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Visteon or after consultation, coordination and scheduling through the Transition Steering Committee.

(b) Until the Closing Date, Visteon, Seller and their Representatives shall consult with the Purchaser Representative before initiating contact with Interested Parties in connection with the transactions contemplated hereby; provided the foregoing shall not prohibit any communications with Interested Parties to the extent such communications are consistent with the pre-approved script as developed by the Transition Steering Committee or if such communications are otherwise generally consistent with publicly available information.

(c) Subject to Sections 4.07(a) and (b) above, the parties acknowledge and agree that managing, maintaining and developing the relationships of the Company and its Subsidiaries with the Interested Parties throughout the transition related to the Transaction is mutually beneficial for each of the parties. The Purchaser Representative and Visteon agree to use their commercially reasonable efforts to jointly engage in planning, executing and taking other actions reasonably necessary (including informing each other of any progress, events or other material facts) in connection with contacting, communicating and managing the relationship with the Interested Parties for Closing.

4.08 Further Assurances; Post-Closing Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement or to otherwise effect the transactions contemplated hereby.

4.09 Indemnification and Insurance; Release.

(a) Following the Closing, to the extent such governing documents are in compliance with applicable Law, Hahn shall cause, and Hankook Tire shall cooperate with Hahn in causing, the Company not to make any changes to its governing documents that would adversely affect the rights of persons who are currently or who were officers or directors of the Company or any of its Subsidiaries to claim indemnification from such entity under the terms of its governing documents as in effect on the date of this Agreement. Following the Closing and for six years thereafter, Hahn shall cause, and Hankook Tire shall cooperate with Hahn in causing, the Company to maintain the directors and officers insurance of the Company and its Subsidiaries (or a six-year prepaid “tail” policy) covering acts and omissions at or prior to the Closing with respect to those individuals who are currently covered by such insurance in the amounts and on terms and conditions no less favorable to such individuals than that of the directors and officers insurance of the Company and its Subsidiaries in effect on the date of this Agreement; provided that in no event shall the Company be required to pay more than 200% of the last annual premiums paid by the Company for the current directors and officers insurance policy.

(b) Following the Closing and to the maximum extent permitted by Law, each Purchaser agrees not to, and to cause its Affiliates not to, bring any Action against any resigning or former directors and, with respect to Korea and Japan, statutory auditors of the Company or its Subsidiaries (“Former Board Members”) in relation to their acts or omissions, in their respective capacities as directors and statutory auditors of the Company or its Subsidiaries prior to the Closing Date (other than acts of willful misconduct or gross negligence); provided that the foregoing does not restrict any other shareholder of the Company, the Company or its Subsidiaries from bringing such Actions.

(c) The provisions of this Section 4.09 are intended for the benefit of the current and former officers and directors of the Company and its Subsidiaries, and shall be enforceable by such individuals and their heirs and representatives.

4.10 Transition of Visteon Employees to Company.

(a) Subject to the agreement of the Company, at the Closing or upon such later date as shall have been set forth in a notice pursuant to the last proviso of the next sentence, but not later than December 31, 2015, Visteon shall, and the Company shall cause Visteon Halla Climate Systems, LLC to, terminate the Visteon Employee Lease Agreement effective as of the Closing or such later date. Subject to the agreement of the Company, prior to the Closing, the Company shall, or shall cause one or more of its Subsidiaries to, offer employment with the Company, to be effective immediately following the Closing, to all of the Leased Employees on the terms set forth in Annex 4.10, provided that the Company and its Subsidiaries shall be required to make such offers of employment only to the extent that the Leased Employees were set forth on the list described in Section 2.11(h) and Visteon has timely provided the information and assistance reasonably necessary to do so and provided further, that the effective date of the offer of employment by the Company or one or more of its Subsidiaries to the Leased Employees may be extended to no later than December 31, 2015 upon notice from the Company to Seller to the extent the Company shall not have established or shall not have caused one or more its Subsidiaries to establish, using commercially reasonable efforts, appropriate employee benefit programs and payroll system to comply with the terms of Annex 4.10 for the Leased Employees by Closing. Visteon shall use reasonable efforts, and cause its relevant Subsidiaries, to communicate with and encourage all of the Leased Employees to accept the offer of employment to be made by the Company or one of its Subsidiaries as provided in this Section 4.10(a) and to otherwise use commercially reasonable efforts to remove any impediments to the Leased Employees accepting any such offer. Subject to Section 4.10(c) and the prior agreement of the Company, the Company shall take such actions as are necessary to provide that each Leased Employee who accepts an offer from the Company or one of its Subsidiaries as provided in this Section 4.10(a) shall be compensated in accordance with the terms of such offer for a period of not less than the earlier of (i) twelve (12) months or the period following the Closing or (ii) such later date that employment of the Leased Employees becomes effective with the Company, as applicable, that such individual is an employee of the Company. To the extent the effective date of the offer of employment by the Company has not occurred until after the Closing, but subject to the other provisions of this Section 4.10(a), Hahn shall cause, and Hankook Tire shall cooperate with Hahn in causing, the Company to comply with its obligations and Visteon shall comply with their obligations under the Visteon Employee Lease Agreement and on the same payment terms currently thereunder without requiring specific agreement between the parties.

(b) The parties to this Agreement agree to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the transition of the Leased Employees to the Company pursuant to this Section 4.10.

(c) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of the Company or any of its Subsidiaries to terminate any employee or individual service provider for any reason, (ii) be construed as an amendment of any employee benefit plan or policy of the Company or any of its Subsidiaries, (iii) prevent the Company from amending, modifying or terminating any employee benefit plan, policy or arrangement that it has, has had, or may have for the benefit of any current, former or future employees, Leased Employees or other individual service providers and (iv) create any third-party beneficiary rights in any current, former or future employees, Leased Employees or other individual services providers of Visteon, the Company or any of its or their Subsidiaries or any other Person (including any beneficiary or dependent of such employee or former employee) in respect of their employment or any other matter.

4.11 Books and Records; Access.

(a) For a period of seven (7) years after the Closing Date, Hahn shall preserve and retain, or use commercially reasonable efforts to cause the Company to preserve and retain, all corporate, accounting, Tax, legal, auditing or other Books and Records of the Company and its Subsidiaries (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Company and its Subsidiaries prior to the Closing Date. Notwithstanding the foregoing, during such seven-year (7-year) period, Hahn and the Company may dispose of any such Books and Records if the Purchaser Representative first offers the Books and Records to Seller in writing and Seller thereafter notifies the Purchaser Representative in writing that it wishes to reject such offer. Hahn shall not, and shall use commercially reasonable efforts to not permit the Company or its Subsidiaries to, dispose of any such Books and Records at any time after such seven-year (7-year) period without first offering the Books and Records to Seller in writing at least sixty (60) days prior to such disposal. After the Closing Date, Hahn shall, and shall use commercially reasonable efforts to cause the Company and its Subsidiaries to, provide to Seller all corporate, accounting, Tax, legal, auditing or other Books and Records of the Company and its Subsidiaries (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Company and its Subsidiaries prior to the Closing Date.

(b) After the Closing Date, Hahn shall, and shall use commercially reasonable efforts to cause the Company and its Subsidiaries to, permit Seller and its authorized Representatives to have reasonable access to, and to inspect and copy, the Books and Records, and to meet with officers and senior-level employees of Hahn and the Company and its

Subsidiaries on a mutually convenient basis in order to obtain explanations with respect to such materials and to obtain additional information; provided, however, that any such access shall be conducted at Seller’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the business of the Company; further provided, that neither the Company nor any of its Subsidiaries shall be required to disclose any information to Seller if such disclosure would, in the Company’s or the Purchaser Representative’s reasonable judgment, be reasonably likely to: (i) cause significant competitive harm to the Company or its Subsidiaries, (ii) result in loss of any attorney-client or other legal privilege; or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof; provided that the Purchaser Representative shall have used commercially reasonable efforts to obtain applicable consents or disclose such information in a way that would not violate such Law, duty or agreement or lose such protection.

4.12 Termination of Insurance Coverage. Each Purchaser acknowledges that all insurance coverage for the Company and its Subsidiaries under policies of Visteon and its Affiliates, as set forth in Schedule 4.12, shall terminate as of the Closing and, following the Closing, no claims may be brought against any policy of Visteon and its Affiliates in respect of the Company and its Subsidiaries regardless of whether the events underlying such claim arose prior to or after the Closing.

4.13 Non-Solicitation of Employees; Non-Competition.

(a) For a period of twenty-four (24) months from the Closing Date, without the prior written consent of the Purchaser Representative, Visteon agrees that none of Visteon or any of its Subsidiaries will solicit for employment, induce or encourage to leave employment, or hire, employ or otherwise engage any Purchaser Covered Person; provided, however, that Visteon and its Subsidiaries shall not be precluded from soliciting or hiring, or taking any other action with respect to any Purchaser Covered Person, (i) whose employment with the Company or Subsidiary of the Company has ceased at least twelve (12) months prior to commencement of employment discussions between Visteon or its Subsidiaries and such individual, (ii) who responds to a general solicitation not specifically targeted at employees of the Company or any of its Subsidiaries (including by a search firm or recruiting agency) or (iii) who initiates discussions regarding such employment without any solicitation by Visteon or its Subsidiaries in violation of this Agreement; and provided, further, that (x) Visteon and its Subsidiaries shall not be restricted from engaging in general solicitations or advertising not targeted at any such Persons described above, and (y) this Section 4.13(a) shall not restrict any transfer of employees contemplated by Section 4.15.

(b) [Reserved]

(c) For a period of sixty (60) months from the Closing Date (the “Restricted Period”), without the prior written consent of the Purchaser Representative, Visteon agrees not to, and to cause its Subsidiaries not to, directly or indirectly, own, manage, engage in, operate, control, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business engaged in the Climate Business; provided, however, that nothing herein shall preclude Visteon or its Subsidiaries from:

(i) owning five percent (5%) or less of the outstanding publicly-traded securities of any Person;

(ii) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a business activity that would otherwise violate this Section 4.13(c) (a “Competing Business”) if such Competing Business generated less than $15,000,000 in annual revenues in the last completed fiscal year of such Person as of the signing of the definitive documentation with respect to the acquisition;

(iii) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business if such Competing Business generated no more than ten percent (10%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person as of the signing of the definitive documentation with respect to the acquisition;

(iv) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business if (A) such Competing Business generated more than ten percent (10%) but no more than twenty percent (20%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) less than $250,000,000 in annual revenues in the last completed fiscal year of such Person, in each case, as of the signing of the definitive documentation with respect to the acquisition; provided, that, if the aggregate annual revenues of all the Competing Business acquired pursuant to clause (ii) or (iii) above or this clause (iv), at any time, exceeds $250,000,000 (the “Threshold”), Visteon or its Subsidiary shall enter, within nine (9) months after the date such annual revenues exceed the Threshold (the “Threshold Date”), into a definitive agreement to cause the divestiture of the Competing Businesses and complete such disposition within twelve (12) months of the Threshold Date (the “Divestiture Period”); provided, however, that if such divestiture has not been consummated due to (x) any applicable waiting period (including extension thereof) applicable to such divestiture under applicable Antitrust Laws or under any other applicable Law not having expired or been terminated, or (y) the failure to procure or obtain any required governmental, regulatory or third-party consents, approvals, Permits or authorizations applicable to such divestiture, then the Divestiture Period will automatically be extended so that it expires one (1) week following the later of the expiration or termination of such waiting period and the procurement or obtainment of all such consents, approvals, Permits and authorizations; provided, however, that Visteon or such Subsidiary shall diligently pursue in good faith the obtainment of governmental, regulatory or third-party consents, approval, Permits or authorizations;

(v) exercising its rights or complying with its obligations under this Agreement or any of transactions contemplated hereby (including its rights and obligations under the Transition Agreement);

(vi) engaging in the Electronics Business (including, for the avoidance of doubt, those activities that are part of the Electronics Business that may also be activities conducted by the Company and its Subsidiaries as of the date hereof);

(vii) engaging in the Climate Business with respect to any products to be sold to the Company or its Subsidiaries set forth on Schedule 4.13(c)(vii); or

(viii) engaging in any of the businesses or other activities that are contemplated to be transferred to the Company or an Affiliate of the Company pursuant to Section 4.15, until such businesses or activities are transferred.

(d) From and after the Closing Date, Visteon shall not and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, disclose to any Person or use any Company Confidential Information (as defined below). The foregoing shall not prohibit Visteon, its Affiliates or any of their respective Representatives from (i) using Company Confidential Information as required to comply with the terms of this Agreement or any other Visteon Document or (ii) disclosing any Company Confidential Information that Visteon, any of its Affiliates or its or their Representatives are required by applicable Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand or similar process) to disclose; provided, however, that in the event disclosure is required by applicable Law, Visteon shall, to the extent reasonably possible and not legally prohibited, provide the Purchaser Representative with prompt notice of such requirement prior to making any disclosure so that Purchasers or the Company may seek, at their sole expense, an appropriate protective order and/or waive compliance with this Section 4.13(d). For purposes of this Section 4.13(d), “Company Confidential Information” means any confidential or proprietary information with respect to the Company, any of its Subsidiaries or any of their respective investments, including methods of operation, customer lists, products, prices, fees, costs, Intellectual Property, marketing methods, plans, personnel, customers, suppliers, competitors, markets or other non-public proprietary information. “Company Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (A) is generally available to the public on the date of this Agreement, (B) becomes generally available to the public other than as a result of a disclosure by Visteon, its Subsidiaries or its or their respective Representatives in breach of this Section 4.13(d), (C) is independently developed by Visteon, any of its Subsidiaries or any of its or their respective Representatives without use of the Company Confidential Information or (D) becomes available to Visteon, any of its Subsidiaries or any of its or their respective Representatives after the Closing from a third party source that is not known by Visteon or any of its Subsidiaries to be under any obligations of confidentiality with respect to such information. The provisions of this Section 4.13(d) shall not prohibit any retention of copies of records or any disclosure reasonably necessary in connection with the preparation and filing of financial statements or Tax Returns of Visteon or its Affiliates or any disclosure reasonably necessary to be made in connection with the enforcement of any right or remedy relating to this Agreement, the other Visteon Documents or Seller Documents or the transactions contemplated hereby or thereby.

(e) The covenants and undertakings contained in this Section 4.13 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 4.13 will cause irreparable injury to Purchasers, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Purchaser Representative (on behalf of Purchasers) will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 4.13 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by this Section 4.13 are cumulative and in addition to any other rights and remedies which Purchasers may have hereunder or at law or in equity.

(f) The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 4.13 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

4.14 Company Dividends. The amount equal to the total dividends declared for the fiscal year ended on December 31, 2014 for the Shares (the “2014 Dividends”) (without giving effect to any Tax, withholding, net-off or set-off related thereto and whether or not paid prior to the Closing) shall reduce Korean Won portion of the Purchase Price. Seller shall be entitled to retain the 2014 Dividends upon payment by the Company, whether paid prior to, on or after the Closing.

4.15 Transfer of Electronics and Climate Businesses. The parties will use their commercially reasonable efforts to consummate the transactions set forth on Exhibit C on the terms set forth therein.

4.16 Financing.

(a) Hahn shall use its reasonable best efforts to, and to cause its Affiliates to, take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letters, including using (and causing its Affiliates to use) its reasonable best efforts to: (i) maintain in effect the Commitment Letters until definitive agreements with respect thereto are executed, (ii) enter into definitive agreements with respect thereto on substantially the terms and conditions (including flex provisions) contained in the Commitment Letters no later than the Closing, (iii) satisfy, or cause the satisfaction of, on a timely basis all conditions and covenants applicable to Hahn or its Representatives in such definitive agreements and otherwise comply with its obligations thereunder, (iv) comply with any flex contemplated by the Debt Commitment Letters (including any fee letters relating thereto), (v) in the event that all conditions herein to Hahn’s obligation to consummate the Transaction and all conditions in the Debt Commitment Letters have been satisfied, consummate the Debt Financing at the Closing and (vi) cause the lenders and any other Persons providing Financing to fund the Financing at or prior to the Closing; provided, that nothing in this Agreement shall require Hahn to, or to cause its Affiliates to, bring any Action (including for specific performance) against the Financing Sources.

(b) Hahn shall not agree to any amendments or modifications to, or grant any waivers of, any condition, remedy or other provision under the Commitment Letters without the prior written consent of Visteon (not to be unreasonably withheld, delayed or conditioned) if such amendments, modifications or waivers would reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or (if applicable) original issue discount of the Debt Financing) to an amount below the amount that is required to consummate the Transaction, impose new or additional conditions or otherwise (i) expand in any respect the conditions precedent or contingencies to the funding at Closing or prevent, delay in any material respect or impair the ability of Hahn to consummate the

Transaction and the other transactions contemplated by this Agreement, (ii) adversely impact the ability of Hahn to enforce its rights against the other parties to the Commitment Letters or (iii) adversely impact the ability of Hahn to consummate the Transaction and the other transactions contemplated hereby. Hahn shall not release or consent to the termination of the obligations of the lenders under the Debt Commitment Letters, except for assignments and replacements of an individual lender (subject to Section 4.16(c)) under the terms of or in connection with the syndication of the Debt Commitment Letters (so long as the assignment or replacement of such additional parties, individually or in the aggregate, would not result in any of the effects described in the first sentence of this Section 4.16(b) or otherwise reasonably be expected to prevent or delay in any material respect or impair the availability of the financing under the Debt Commitment Letters or the consummation of the transactions contemplated by this Agreement). For purposes of this Agreement, (1) “Financing” shall be deemed to include the financing contemplated by the Financing Commitments as amended, modified or waived pursuant to this Section 4.16 (including any Alternative Financing), and (2) the term “Financing Commitments” shall be deemed to include the Financing Commitments as may be amended, modified or waived pursuant to this Section 4.16 and any commitment letters with respect to the Alternative Financing.

(c) In the event that any portion of the Financing becomes or could reasonably be expected to become unavailable in the manner or from the sources contemplated in the Commitment Letters or Hahn becomes aware of any event or circumstance that makes, or could reasonably be likely to make, any portion of the Financing unavailable, (i) Hahn shall promptly so notify Visteon and (ii) Hahn shall use its reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement upon conditions no less favorable to Hahn, Visteon and the Company than those in the Commitment Letters (the “Alternative Financing”), as promptly as reasonably practicable following the occurrence of such event (and in any event no later than the Closing Date); provided, that Hahn shall not be required to execute any new debt commitment letter or arrange for such alternative debt financing on terms and conditions that are materially less favorable, in the aggregate, to Hahn than those included in the Commitment Letters that they would replace. All references to the Financing shall be deemed to include such Alternative Financing and all references to the Financing Commitments shall include the applicable documents for the Alternative Financing. The definitive facility agreements entered into pursuant to the first sentence of this Section 4.16(c) or Section 4.16(a)(ii) are referred to in this Agreement, collectively, as the “Financing Agreements.”

(d) Hahn acknowledges and agrees that neither the obtaining of the Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Financing or any Alternative Financing, is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Alternative Financing, or the completion of any such issuance, subject to the applicable conditions set forth in Section 5.01 and Section 5.02.

(e) Prior to the Closing, Hahn shall (i) furnish Visteon complete, correct and executed copies of the Financing Agreements or any Alternative Financing agreement promptly upon their execution (which may be redacted with respect to any provisions that would not affect the conditionality, enforceability, availability, termination or the aggregate principal amount of the Debt Financing), (ii) give Visteon prompt notice (and in any event within two (2) Business Days) of (x) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) or threatened breach or default by any party to any of the Financing Commitments, any Alternative Financing commitment, the Financing Agreements, or any Alternative Financing agreement of which Hahn becomes aware or any termination or threatened termination thereof, (y) receipt of any communication (written or oral) from any Person with respect to (A) any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letters or (B) any dispute or disagreement between or among any parties to the Commitment Letters or Financing Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded, or (z) any refusal by any Financing Source to provide, or such Financing Source expresses to Hahn (in writing or orally) an intent to refuse to provide, all or any portion of the Financing contemplated by the Commitment Letters on the terms set forth therein; and (iii) otherwise keep Visteon reasonably and promptly informed of any material developments in connection with the status of its efforts to arrange the Financing (or any Alternative Financing), including by providing Visteon with drafts of the definitive agreements or offering memorandums relating to the Financing a reasonable period of time prior to their execution or use. As soon as reasonably practicable, but in any event within two (2) Business Days after Visteon or any of its Subsidiaries delivers to Hahn a written request, Hahn shall provide any information reasonably requested by Visteon or such Subsidiary related to any circumstance referred to in clause (ii) of the immediately preceding sentence.

(f) Each Purchaser acknowledges and agrees that Visteon, Seller, the Company and their respective Affiliates and employees have no responsibility for, and shall not incur any liability to any Person under, any financing that Hahn may raise in connection with the transactions contemplated hereby, or any cooperation provided pursuant to Section 4.17.

(g) Notwithstanding anything to the contrary contained herein, nothing contained in this Section 4.16 shall require, and in no event shall the reasonable best efforts of Hahn be deemed or construed to require, Hahn to (i) seek the equity financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letters, or (ii) pay any fees materially in excess of those contemplated by the Debt Commitment Letters and the Financing Agreements (whether to secure waiver of any conditions contained therein or otherwise).

4.17 Financing Cooperation.

(a) Subject to Section 4.17(b) and without limiting the generality of Section 4.03, prior to the Closing, Visteon shall use commercially reasonable efforts to provide, and to cause its Subsidiaries, including the Company, to provide, at Hahn’s sole cost and expense, reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Hahn (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Visteon and its Subsidiaries, including the Company). Such cooperation by Visteon shall include, at the reasonable request of Hahn:

(i) furnishing, or causing to be furnished, to Hahn and its Financing Sources the (1) audited consolidated balance sheets and related statements of income and cash flows of the Company for the fiscal year 2013 and 2014 (if available) and prior fiscal years if applicable and (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter of the Company (other than the fourth fiscal quarter) ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date; provided, however, that in no event shall the Company be required to provide pro forma financial statements or adjustments or projections;

(ii) using commercially reasonable efforts to secure consents of the Company’s accountants related to the financial statements described in this Section 4.17(a);

(iii) participating in a reasonable number of meetings, calls, investor presentations, lender presentations, rating agency presentations, due diligence sessions, drafting sessions and road shows, in each case, upon reasonable advance notice and at mutually agreed times during normal business hours;

(iv) providing reasonable assistance to Hahn in its preparation of customary rating agency presentations, road show materials, customary bank or co-investor information memoranda, bank syndication materials, credit agreements, offering memoranda and similar or related documents reasonably and customarily required in connection with the Financing; and

(v) reasonably cooperating with the Lenders in an evaluation of the Company’s assets for the purpose of establishing collateral arrangements;

provided that the actions contemplated in the foregoing clauses of this Section 4.17(a) do not (A) cause any representation or warranty in this Agreement to be breached, (B) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (C) require the Company or any of its Subsidiaries to be the issuer of any securities or issue any offering document, (D) involve any binding commitment (i) by Visteon or (ii) by the Company and its Subsidiaries, solely in the case of this clause (ii), which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any of its Subsidiaries upon the termination of this Agreement, (E) require Visteon or any of its Subsidiaries, including the Company, to provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, (F) require Visteon or any of its Subsidiaries, including the Company, to take any action that will conflict with or violate its organizational documents, any Laws or result in a violation or breach of, or default under, any material agreement to which Visteon or any of its Subsidiaries, including the Company, is a party or (G) (i) require Visteon to enter into or approve any Financing or purchase agreement for the Financing or (ii) require the Company or any of its Subsidiaries, to enter into or approve any Financing or purchase agreement for the Financing, solely in the case of this clause (ii), prior to the Closing. All non-public or other confidential information provided by Visteon and its Subsidiaries, including the Company, to Hahn or its Affiliates pursuant to this Section 4.17(a) shall be kept confidential in accordance with the Confidentiality Agreement. Visteon will use commercially reasonable efforts to obtain consent of the Company for Hahn’s use of the Company’s trademarks, service marks or logos as reasonably necessary or appropriate in connection with the Financing; provided that such trademarks, service marks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services, offerings or intellectual property rights. Visteon and its Subsidiaries, including the Company, shall be given reasonable opportunity to review and comment upon any portion of any confidential information memorandum, offering memorandum, prospectus or similar documents, or any materials for ratings agencies or otherwise, that include information about Visteon or any of its Subsidiaries prepared in connection with the Financing, and Hahn shall include in such memoranda, documents and other materials, comments reasonably requested by Visteon and its Subsidiaries with respect to information about Visteon or any of its Subsidiaries.

(b) Notwithstanding anything in this Agreement to the contrary, (i) Visteon shall not be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other actual or potential liability or obligation to any Person, or bear any cost or expense or pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity) in connection with the Financing (or any Alternative Financing that Hahn may raise in connection with the transactions contemplated by this Agreement) or any cooperation provided pursuant to Section 4.16 or this Section 4.17, (ii) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other actual or potential liability or obligation to any Person, or bear any cost or expense or pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity) in connection with the Financing (or any Alternative Financing that Hahn may raise in connection with the transactions contemplated by this Agreement) or any cooperation provided pursuant to Section 4.16 or this Section 4.17, in each case that is effective prior to the Closing, (iii) no director, officer or employee of Visteon or any of its Subsidiaries, including the Company, shall be required to take any other action pursuant to this Section 4.17 (including the delivery of any certificate, document or instrument) to the extent any such action would reasonably be expected to result in personal liability to such director, officer or employee, (iv) the board of directors of Visteon shall not be required to approve any Financing or agreements related thereto (or any Alternative Financing), (v) prior to the Closing, the board of directors of the Company or any of its Subsidiaries shall not be required to approve any Financing or agreements related thereto (or any Alternative Financing), (vi) neither Visteon nor any of its Subsidiaries shall be required to provide access to or disclose information that Visteon or any of its Subsidiaries determines would jeopardize any attorney-client privilege of Visteon or any of its Subsidiaries, (vii) neither Visteon nor any of its Subsidiaries shall be required to prepare separate financial statements for any Subsidiary of Visteon or change any fiscal period, (viii) Hahn shall from time to time (and on written request by Visteon or the Company) promptly reimburse Visteon or the Company for any reasonable out-of-pocket expenses and costs (including attorney’s fees and expenses) incurred in connection with the obligations of Visteon and its Subsidiaries, including the Company, under this Section 4.17 and (ix) Hahn shall indemnify and hold harmless Visteon and its Subsidiaries, including the Company, and its and their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith.

4.18 Notification of Certain Matters.

(a) Except with respect to Taxes, Visteon shall give prompt notice to the Purchaser Representative, and the Purchaser Representative shall give prompt notice to Visteon, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transaction, or from any Person alleging that the consent of such Person is or may be required in connection with the Transaction, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Visteon, the Company or its Subsidiaries or either Purchaser, and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement or the Transaction.

(b) Visteon shall give prompt notice to the Purchaser Representative, and the Purchaser Representative shall give prompt notice to Visteon, upon becoming aware of (i) any breach by Visteon or Seller of any representation or warranty in this Agreement made by it or any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case, to the extent such breach or failure to comply or satisfy would reasonably be expected to, individually or in the aggregate, result in a failure of a condition set forth in Section 5.02 or 5.03, as applicable, to be satisfied if continuing on the Closing Date, or (ii) the institution of any Action against Visteon, Seller or the Company or any of its Subsidiaries related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 4.18(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

4.19 Tax Matters.

(a) Cooperation on Certain Tax Matters. From and after the Closing, the Purchaser Representative, Seller and each of their Affiliates shall furnish or cause to be furnished to each other or to the Company or its Subsidiaries, upon request, as promptly as reasonably practicable, such information (including access to Books and Records relating to Taxes) and assistance relating to the Company and each of its Subsidiaries as is reasonably necessary for (i) the preparation and filing of any Tax Return, amended Tax Return or claim for refund, (ii) the preparation for any audit, examination or other Action or proceeding with respect to Taxes and for the prosecution or defense of any Action relating to any proposed adjustment or (iii) determining a Liability for Taxes or an indemnity obligation under Article VII or Section 4.19. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and tax basis of property and other relevant information, which any such party or its Affiliates may possess. From and after the Closing, the Hahn and Seller agree to retain or cause (and Hankook Tire shall cooperate with Hahn in causing) to be retained all Books and Records relating to Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or Straddle Period for seven (7) years, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. From and after the Closing, the Purchaser Representative agrees to notify Visteon at least sixty (60) days before the Purchaser Representative or any of its Affiliates transfers, discards or destroys any such Books and Records after such seven-year (7-year) period and, if Visteon notifies the Purchaser Representative in writing within such sixty-day (60-day) period that it intends to take possession of such Books and Records, the Purchaser Representative and its Affiliates shall allow Seller, Visteon or any of their Representatives to take possession of such Books and Records and shall not transfer, discard or destroy such Books and Records unless Visteon notifies the Purchaser Representative in writing that it no longer intends to take possession thereof. Purchasers and Seller shall reasonably cooperate with each other in the conduct of any audit, filing of Tax Returns or other proceedings involving the Company or any of its Subsidiaries for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 4.19.

(b) Audits. Except as otherwise provided in Section 4.19(d):

(i) The Purchaser Representative, the Company and each of its Subsidiaries, on one hand, and Seller and Visteon, on the other hand, shall promptly notify each other upon receipt by such party (including, in the case of the Purchaser Representative, receipt by either Purchaser) of written notice of any inquiries, information requests, claims, assessments, audits, proceedings, litigation or similar events with respect to the Company and each of its Subsidiaries relating to a Pre-Closing Tax Period or a Straddle Period (any such request, inquiry, claim, assessment, audit, litigation, proceeding or similar event, a “Tax Contest”). Any failure to so notify the other party of any Tax Contest shall not relieve such other Party of any liability with respect to such Tax Contests except to the extent such other Party was actually prejudiced as a result thereof.

(ii) In the case of a Tax Contest that relates to Taxes of the Company or its Subsidiaries for which Seller or Visteon may be liable under this Agreement or otherwise, Seller and Visteon shall have the sole right, at their own cost and expense, to participate in and control the conduct of such Tax Contest in all respects; provided, however, that the Purchaser Representative or the Company shall be entitled to participate, at its own cost and expense, in the conduct of such Tax Contest; and provided, further, that Seller and Visteon shall keep the Purchaser Representative and the Company reasonably informed of the progress of any such Tax Contest and shall not enter into any settlement or compromise of any such Tax Contest without obtaining the Purchaser Representative’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned) if such settlement or compromise could have a negative impact which would be material on either Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries). If neither Seller nor Visteon assumes the defense of any Tax Contest within thirty (30) days of the day it is notified of such Tax Contest, the Purchaser Representative may, at its option and at its own cost and expense, defend the same in such manner as it may deem appropriate; provided, however, that the Purchaser Representative shall keep Visteon reasonably informed of the progress of any such Tax Contest and shall not affect any settlement or compromise of any such Tax Contest without obtaining Visteon’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned) if Seller or Visteon could be liable for such settlement or compromise under this Agreement or otherwise. Except as otherwise provided in this Section 4.19(b)(ii) or in Section 4.19(d), the Purchaser Representative shall have the exclusive right to control, at its own cost and expense, any Tax Contest of the Company or its Subsidiaries and, for the avoidance of doubt, neither Seller, Visteon nor any of their Affiliates shall have any liability with respect to such Tax Contest.

(c) From and after the Closing, Visteon and Seller shall indemnify the Purchaser Indemnitees in respect of, and hold them harmless from and against, and pay to the applicable Purchaser Indemnitee the amount of, any capital gains Taxes imposed by a Taxing Authority in India or Taxes imposed under Circular 698 by a Taxing Authority in the People’s Republic of China, in each case, in connection with the sale of the Shares pursuant to this Agreement. For the avoidance of doubt, Visteon’s and Seller’s obligation to indemnify the Purchaser Indemnitees under this Section 4.19(c) will not be subject to any of the conditions or limitations imposed by Section 7.02(c) and shall not be duplicative of the indemnification obligation under Section 4.19(d).

(d) Capital Gains WHT and Dividend WHT. Notwithstanding anything to the contrary contained herein:

(i) Tax Exemption Application. Seller or Visteon shall prepare and provide the Purchaser Representative, before the Closing Date, a duly completed tax exemption application on Form 29-2 and other documentation required to claim an exemption from Capital Gains WHT under an applicable Tax treaty, including a certificate of Tax residency issued by the applicable Taxing Authority (“Tax Exemption Application”), upon which Purchasers shall not withhold Capital Gains WHT from the payment of the Purchase Price. The Purchaser Representative shall file such Tax Exemption Application with the relevant Tax office by the ninth (9th) day of the month immediately following the month during which the Closing takes place. Seller or Visteon shall provide the Purchaser Representative with a draft of the Tax Exemption Application at least five (5) Business Days prior to the Closing Date.

(ii) Visteon Tax Indemnification.

(1) From and after the Closing, Visteon shall indemnify the Purchaser Indemnitees in respect of, and hold them harmless from and against, and pay to the applicable Purchaser Indemnitee the amount of, any Capital Gains WHT, except to the extent such Capital Gains WHT is attributable to the Purchaser Representative’s failure to timely file the Tax Exemption Application in accordance with Section 4.19(d)(i).

(2) From and after the Closing, Visteon shall indemnify the Company in respect of, and hold the Company harmless from and against, and pay to the Company the amount of, any Dividend WHT, except to the extent such Dividend WHT has been paid by Visteon or any of its Affiliates to the Company or any of its Subsidiaries, whether before or after the Closing.

(3) For the avoidance of doubt, Visteon’s obligation to indemnify Purchasers under clause (ii) of this Section 4.19(d) will not be subject to any of the conditions or limitations imposed by Section 7.02(c) and shall not be duplicative of the indemnification obligation under Section 4.19(c).

(iii) Purchaser Tax Indemnification. Except as otherwise provided in Section 4.19(d)(ii), from and after the Closing, Purchasers shall, severally but not jointly and severally, indemnify the Visteon Indemnitees in respect of, and hold them harmless from and against, and pay to the applicable Visteon Indemnitee the amount of, any Losses to the extent attributable to (1) the failure of Purchasers (after indemnification by the Seller or Visteon) to timely comply with all payment obligations imposed by the Korea Taxing Authority on Purchasers with respect to any Capital Gains WHT or (2) the failure of Purchasers to timely file the Tax Exemption Application in accordance with Section 4.19(d)(i). For the avoidance of doubt, Purchasers’ obligation to indemnify the Visteon Indemnities under this Section 4.19(d)(iii) will not be subject to any of the conditions or limitations imposed by Section 7.02(c).

(iv) Withholding Tax Contests.

(1) Purchasers, the Company and each of its Subsidiaries, on one hand, and Visteon and Seller, on the other hand, shall promptly (but in any event within two (2) Business Days) notify each other upon receipt by such party of a notice or other written communication of any inquiries, information requests, claims, assessments, audits, litigation, proceedings or similar events with respect to a Capital Gains WHT or Dividend WHT (any such inquiry, request, claim, assessment, audit, litigation, proceeding or similar event, a “WHT Contest”), and shall deliver a copy of such notice or other written communication to the other party at such time. Any failure to so notify the other party of any WHT Contest shall not relieve such other Party of any liability with respect to such WHT Contest except to the extent such other Party was actually prejudiced as a result thereof.

(2) Upon receipt by Purchasers, the Company or any of their Affiliates of a notice from a Taxing Authority of any Tax assessment, charge or other bill in respect of any Capital Gains WHT or Dividend WHT (a “WHT Assessment Notice”), the Purchaser Representative shall, or Hahn shall cause, and Hankook Tire shall cooperate with Hahn in causing, the Company to, promptly provide to Visteon (A) a copy of such WHT Assessment Notice and (B) a written notice instructing payment of any Capital Gains WHT or Dividend WHT for which Visteon is responsible pursuant to Section 4.19(d)(ii) (a “Payment Instruction” and, together with the Tax Assessment Notice, the “Assessment Documentation”). Each Payment Instruction shall, in addition to wire instructions, separately state (x) the total amount of Capital Gains WHT and Dividend WHT payable pursuant to or in connection with such Tax Assessment Notice and (y) the total amount of such Taxes for which Visteon is responsible pursuant to Section 4.19(d)(ii) (together, the “Payment Amount”). Promptly after receipt by Visteon of the Assessment Documentation (and in no event later than one (1) Business Day prior to the due date of such Capital Gains WHT or Dividend WHT, as the case may be, stated in the relevant Tax Assessment Notice), Visteon shall pay, in accordance with the Payment Instruction, the Payment Amount by wire transfer in immediately available funds. After the Payment Amount is paid pursuant to the immediately preceding sentence, the Purchaser Representative shall reasonably promptly, but no later than five (5) Business Days from the date of such payment, provide to Visteon evidence of payment of the Payment Amount to the relevant Taxing Authority.

(3) Notwithstanding anything to the contrary contained herein, in the case of any WHT Contest or any other appeal, challenge, settlement or resolution related to any Capital Gains WHT or Dividend WHT (or any Tax Assessment Notice or pre-tax assessment notice in respect thereto) (a “WHT Dispute”), Seller and Visteon shall have the sole right, at their own cost and expense, to participate in and control the conduct and management of such WHT Dispute in all respects, including, for example, with respect to appointment of counsel and any dispute resolution procedures, administrative challenges, judicial appeals, and mutual agreement procedures; provided that (x) Seller’s and Visteon’s right under this Section 4.19(d)(iv)(3) shall not delay or otherwise affect their obligations under Section 4.19(d)(iv)(2) and (y) Seller and Visteon shall keep the Purchaser Representative and the Company reasonably informed of the progress of any such WHT Dispute and, to the extent that the WHT Dispute could reasonably be expected to have a negative impact which could be material on a Purchaser Indemnitee with respect to issues that are not directly related to Capital Gains WHT or Dividend WHT (“Non-WHT Issues”), as the case may be, the applicable Purchaser Indemnitee shall be provided a reasonable period of time to review and comment on any correspondence that addresses such Non-WHT Issues prior to submission of such correspondence to the relevant Taxing Authority (and, for the avoidance of doubt, Seller and Visteon shall have the right to accept or reject any such comments in their sole discretion). For the avoidance of doubt, Purchasers shall not, and Hahn shall cause, and Hankook Tire shall cooperate with Hahn in causing, the Company not to, without the prior written consent of Seller or Visteon, withdraw from any WHT Dispute, submit any brief, testimony, or other communication with respect to any WHT Dispute, or negotiate, settle or otherwise compromise any WHT Dispute. Except as otherwise provided in Section 4.19(b) or Section 7.03, none of Seller, Visteon or their Affiliates shall (i) participate in or control, or (ii) settle, compromise, consent to the entry of any judgment or admit to any liability with any Taxing Authority, with respect to any matter of the relevant Purchaser Indemnitee other than Capital Gains WHT or Dividend WHT, without the prior consent of the Purchaser Representative.

(4) Purchasers shall, and Hahn shall cause, and Hankook Tire shall cooperate with Hahn in causing, the Company to, provide to Seller and Visteon such cooperation, documentation and information as either of them reasonably may request in connection with any WHT Dispute, including the preparation, prosecution, defense or resolution thereof. Such cooperation and information shall include reasonably providing copies of all relevant portions of relevant Tax Returns, the Tax Exemption Application and Assessment Documentation, together with all relevant portions of relevant accompanying schedules and supporting documentation, relevant documents relating to notices, rulings or other determinations by Taxing Authorities and other information which either Purchaser or the Company may possess. Purchasers shall, and, upon obtaining written consent from the Company, Hahn shall cause, and Hankook Tire shall cooperate with Hahn in causing, the Company to, make its employees reasonably available on a mutually convenient basis (and not at the cost of Visteon and its Affiliates) to provide an explanation of or otherwise assist with any documents or information so provided. Notwithstanding anything to the contrary contained herein, upon Seller’s or Visteon’s request, and at appropriate times, Purchasers shall, and Hahn shall cause, and Hankook Tire shall cooperate with Hahn in causing, the Company to, execute and deliver to Visteon such powers of attorney as Seller or Visteon may reasonably request to enable Seller and Visteon to fully exercise all their rights contained in this Section 4.19(d)(iv), including powers of attorney substantially in the form of Exhibit E and Exhibit F.

(v) WHT Ruling. Following the signing of this Agreement, Seller and Visteon may, in their sole discretion, prepare and submit a request to the Korean Taxing Authority for a non-binding ruling substantially to the effect that where Visteon is the beneficial owner of dividends paid by the Company, it is the beneficial owner of capital gain arising from the Transaction. Notwithstanding anything to the contrary contained herein, Seller and Visteon shall have the sole right, at their own cost and expense, to control the content, preparation and submission of the WHT Ruling, as well as the conduct and management of any communications with the Korean Taxing Authority related thereto, and other actions with respect to any of the foregoing. Purchasers shall not, and Hahn shall cause, and Hankook Tire shall cooperate with Hahn in causing, the Company not to, without the prior written consent of Seller or Visteon, (1) participate or otherwise exercise any rights with respect to the content, preparation and submission of the WHT Ruling (or any other actions with respect thereto) and (2) for the avoidance of doubt, withdraw the WHT Ruling, submit any brief, testimony, or other communication with respect to the WHT Ruling, or negotiate, settle or otherwise compromise the resolution of the WHT Ruling.

(e) Refunds.

(i) Notwithstanding anything to the contrary contained herein, Visteon shall be entitled to any refunds of Taxes (including any Capital Gains WHT or Dividend WHT and including any amount of such refunds applied against Taxes of the relevant Purchaser Indemnitee, the Company or its Subsidiaries) for which Visteon has indemnified the Purchaser Indemnitees or the Company (including, in each case, any interest paid therewith).

(ii) To the extent permitted by applicable Law, upon the request of Seller or Visteon, the Purchaser Representative shall, and Hahn shall cause, and Hankook Tire shall cooperate with Hahn in causing, the Company to, execute and deliver an assignment agreement, substantially in the form of Exhibit G, assigning to Seller and Visteon Purchasers’ and the Company’s rights to receive any and all refunds for which Visteon is entitled pursuant to Section 4.19(e)(i) (which shall include for purposes of this Section 4.19(e) any refund interest). In the event that the right to any such refund cannot be assigned to Seller or Visteon for any reason, Purchasers shall, and Hahn shall cause, and Hankook Tire shall cooperate with Hahn in causing, the Company to, promptly notify Visteon upon the receipt of any notice from any Taxing Authority related to such refund and upon the actual receipt of any such refund, and pay to Visteon the amount of such refund (including any amount of such refunds applied against Taxes of the relevant Purchaser Indemnitee, the Company or its Subsidiaries) in readily available funds within ten (10) Business Days of the actual receipt of the refund or the application of such refund against such Taxes, in each case net of any costs (including Taxes) to the party receiving such refund.

(f) Certain Post Closing Actions. From the Closing Date through the end of the taxable period of the Company that includes the Closing Date, each Purchaser shall not, and shall cause its Affiliates (including the Company, in which case Hahn shall cause and Hankook Tire shall cooperate in causing) not to (i) take any action or enter into any transaction that would be considered under the Code to constitute the payment of an actual or deemed dividend by the Company, including pursuant to Section 304 of the Code, other than dividends or distributions by the Company for the fiscal year ended December 31, 2014, (ii) except in the ordinary course of business consistent with past practice, dispose of the stock of any Subsidiary of the Company that is treated at the time of such disposition as a corporation for U.S. federal income tax purposes in a transaction in which gain or loss is recognized for U.S. federal income tax purposes, and (iii) except in the ordinary course of business consistent with past practice, pay any distribution treated in whole or in part as a dividend under Sections 316 and 301(c)(1) of the Code from any Subsidiary that is treated (at the time of such distribution) as a corporation for U.S. federal income tax purposes, other than (x) any such distribution that does not create subpart F income for U.S. federal income tax purposes or (y) any distribution needed to permit the Company to pay dividends for the fiscal year ended December 31, 2014 or to pay scheduled principal or interest on any Indebtedness of the Company or any of its Subsidiaries that existed as of the Closing or that results from a bona fide refinancing of any such Indebtedness (including, in each case, any interest on such Indebtedness accruing after the Closing).

(g) Tax Matters Coordination and Survival.

(i) Notwithstanding anything to the contrary contained herein, (1) in the event of a conflict or inconsistency between the provisions of this Section 4.19 and the provisions of Article VII, the provisions of this Section 4.19 shall govern and (2) indemnification with respect to Capital Gains WHT and Dividend WHT and the procedures relating thereto shall be governed by Section 4.19(d) and Section 4.19(e), and the provisions of Article VII (other than Sections 7.04 and 7.07) shall not apply.

(ii) The indemnification obligations and covenants and agreements contained in this Section 4.19 shall survive until sixty (60) days following the expiration of the applicable statutory periods of limitations (including any extensions or waivers thereof); provided, however, that the covenants and agreements contained in Section 4.19(e) shall not expire.

4.20 Transition Steering Committee. Promptly following the execution of this Agreement, Visteon and the Purchaser Representative shall set up a transition steering committee in accordance with the provisions of Exhibit B to this Agreement.

4.21 Election of Directors; Removal.

(a) Seller shall use its reasonable best efforts to cause the Company to convene the General Meeting of Shareholders on or as close as reasonably practicable to the Closing Date and in no event earlier than March 15, 2015 or later than March 31, 2015 for the purpose of electing, conditional upon consummation of the Closing, a new board of directors of the Company comprising individuals as notified in writing by the Purchaser Representative to Seller in advance of the General Meeting. Seller shall use its reasonable best efforts to cause the Company to nominate such individuals for election, and shall vote the Shares in favor of the election of such individuals at the General Meeting of Shareholders as the new directors of the Company, conditional upon consummation of the Closing.

(b) If the Closing occurs after the General Meeting of Shareholders, Seller shall cause any individuals (other than those selected by the Purchaser Representative pursuant to clause (a) above) that are candidates for directors at the General Meeting to be elected on the condition that either the term of such directors shall expire at the Closing or such directors shall have tendered their resignation letters which will be effective at the Closing.

(c) Seller shall procure the resignations (such resignations to be conditioned upon the Closing) of the current directors of the Company whose terms continue past the General Meeting of Shareholders (it being understood as of the date hereof that such directors are Jeffrey M. Stafeil and Timothy D. Leuliette), unless otherwise requested by the Purchaser Representative. If requested by the Purchaser Representative, Visteon shall communicate, to the directors or officers of the Company identified by the Purchaser Representative, the Purchaser Representative’s preference in having such directors or officers to continue to hold such positions following the Closing.

4.22 Acquisition of Company Shares. Prior to the earlier of the Closing Date or the termination of this Agreement pursuant to Section 6.01, neither Visteon nor any of Visteon’s Subsidiaries shall acquire, directly or indirectly, beneficially or of record, any additional Company Shares or any other securities convertible into or exchangeable or exercisable for, Company Shares or any other equity interests of the Company or any of its Subsidiaries.

4.23 Corporate Name.

(a) Each Purchaser acknowledges that Visteon and/or its Subsidiaries have the absolute and exclusive proprietary right to all names, trade names, trademarks, service names and service marks incorporating the word “Visteon”. Each Purchaser shall not, and shall cause its Affiliates (including, in the case of Hahn, after the Closing, the Company and its Subsidiaries) not to use the word “Visteon” or any derivation thereof, and any corporate symbols or logos related thereto in connection with the offer or sale of any goods or services or otherwise in the conduct of its or their businesses. Each Purchaser and its Affiliates (including, after the Closing, the Company and its Subsidiaries) hereby acknowledge the validity and enforceability of the “Visteon” trademarks and agree not to challenge the validity thereof; provided that the foregoing shall not constitute a representation or warranty with respect to such trademarks (it being understood that this disclaimer shall not apply to any other provision of this agreement including Article III). Within six (6) months following the Closing Date, Hahn shall cause the Company and its Subsidiaries to make all filings with the appropriate Governmental Authorities and take such other actions as may be necessary to change the corporate name of the Company and each of its Subsidiaries to a name which does not include the word “Visteon” or any word confusingly similar thereto.

(b) Without limiting Section 4.23(a) above, Seller and Visteon acknowledge that, immediately after the Closing, as between the Parties, the Company and its Subsidiaries shall own the absolute and exclusive proprietary right to all names, trade names, trademarks, service names and service marks incorporating the word “Halla” and the acronym “HVCC” that were owned by the Company or its Subsidiaries immediately prior to the Closing. After the Closing, Seller and Visteon shall not, and shall cause their respective Affiliates and Subsidiaries not to use the name “Halla Visteon Climate Control Corporation”, the word “Halla”, or the acronym “HVCC”, or any derivation thereof, and any corporate symbols or logos incorporating the same in connection with the offer or sale of any goods or services in the conduct of its or their businesses. Seller and Visteon hereby acknowledge the validity and enforceability of the “Halla” and “HVCC” trademarks and agree not to challenge the validity thereof; provided that the foregoing shall not constitute a representation or warranty with respect to such trademarks (it being understood that this disclaimer shall not apply to any other provision of this agreement including Article II). After the Closing, Seller and Visteon shall not use the name “Visteon Climate Control” or the acronym “VCC” in the Climate Business for the Restricted Period.

4.24 Other Obligations. Visteon and Seller will comply with Exhibit D to this Agreement.

ARTICLE V

CONDITIONS

5.01 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) Antitrust Approvals. All approvals or expirations or terminations of waiting periods (including any extensions thereof) required to be obtained or to have occurred under the Antitrust Laws of the jurisdictions listed in Schedule 5.01(b) prior to Closing shall have been obtained or shall have occurred.

(c) No Injunctions or Restraints. No Governmental Authority of competent jurisdiction shall have issued or entered any Governmental Order which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transaction or otherwise making the Transaction illegal.

5.02 Conditions to the Obligations of Purchasers. The obligations of each Purchaser hereunder to consummate the Closing and purchase the Shares in the proportion set forth on Annex 1.01 opposite such Purchaser are subject to the fulfillment, at or before the Closing, of each of the following additional conditions (all or any of which may be waived in writing in whole or in part by the Purchaser Representative in its sole discretion):

(a) Representations and Warranties. (i) The representations and warranties set forth in Sections 2.01 and 2.02 (except the last sentence of Section 2.02) shall be true and correct in all respects as of the date of this Agreement and the Closing Date as if made on and as of such date (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date only), (ii) each other Fundamental Representation contained in Article II shall be (other than de minimis inaccuracies taken as a whole) true and correct in all respects as of the date of this Agreement and the Closing Date as if made on and as of such date (except to the extent such Fundamental Representation expressly relates to an earlier date, in which case such representation and warranty shall be (other than de minimis inaccuracies taken as a whole) true and correct in all respects as of such earlier date only), and (ii) each other representation and warranty of Visteon and Seller contained in this Agreement, without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and the Closing Date as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date only), except for such failures to be true and correct as would, individually or in the aggregate, not have and not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of Visteon and Seller. The covenants and agreements contained in this Agreement to be complied with by Visteon and Seller on or before the Closing shall have been complied with in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d) Officer’s Certificate. The Purchaser Representative shall have received a certificate signed on behalf of Visteon by an officer of Visteon, stating that the conditions specified in Sections 5.02(a), 5.02(b) and 5.02(c) have been satisfied.

(e) Other Deliverables. The Purchaser Representative shall have received the items set forth in Section 1.02(b)(ii).

5.03 Conditions to the Obligations of Visteon and Seller. The obligations of Visteon and Seller hereunder to consummate the Closing are subject to the fulfillment, at or before the Closing, of each of the following additional conditions (all or any of which may be waived in writing in whole or in part by Visteon in its sole discretion):

(a) Representations and Warranties. (i) The representation contained in Section 3.01 shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as if made on and as of such date (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date only), (ii) each other Fundamental Representation contained in Article III shall be (other than de minimis inaccuracies taken as a whole) true and correct in all respects as of the date of this Agreement and the Closing Date as if made on and as of such date (except to the extent such Fundamental Representation expressly relates to an earlier date, in which case such representation and warranty shall be (other than de minimis inaccuracies taken as a whole) true and correct in all respects as of such earlier date only), and (iii) each other representation and warranty of Purchasers set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a material adverse effect on Purchasers’ ability to consummate the Transaction.

(b) Performance of Obligations of Purchasers. The covenants and agreements contained in this Agreement to be complied with by Purchasers on or before the Closing shall have been complied with in all material respects.

(c) Officer’s Certificates. Visteon shall have received a certificate signed on behalf of each Purchaser by an officer of each Purchaser, stating that the conditions specified in Sections 5.03(a) and 5.03(b) with respect to such Purchaser have been satisfied.

(d) Other Deliverables. Visteon shall have received the items set forth in Section 1.02(b)(i).

5.04 Frustration of Closing Conditions. Neither Purchaser may rely on the failure of any condition set forth in Section 5.01 or Section 5.02 to be satisfied if such failure was primarily caused by the failure of such Purchaser to perform any of its material obligations under this Agreement. Visteon and Seller may not rely on the failure of any condition set forth in Section 5.01 or Section 5.03 to be satisfied if such failure was primarily caused by the failure of Visteon or Seller to perform any of its material obligations under this Agreement.

ARTICLE VI

TERMINATION

6.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after the Requisite Stockholder Approval is obtained (except as noted below), as follows:

(a) by mutual written agreement of Visteon and the Purchaser Representative;

(b) by either Visteon or the Purchaser Representative, if:

(i) the Closing shall not have occurred by June 30, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 6.01(b)(i) shall not be available to: (x) Visteon, if any failure by Visteon or Seller to fulfill its obligations under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date; or (y) the Purchaser Representative, if either Purchaser’s failure to fulfill its obligations under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date.

(ii) any Governmental Authority of competent jurisdiction shall have issued or entered any Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, and such Governmental Order or action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 6.01(b)(ii) shall have used its reasonable best efforts to remove such Governmental Order or other action; and provided, further, that the right to terminate this Agreement under this Section 6.01(b)(ii) shall not be available to a party if the issuance of such Governmental Order or taking of such action was primarily due to the failure of such party including, in the case of the Purchaser Representative, the failure of either Purchaser; or

(iii) the Requisite Stockholder Approval shall not have been obtained upon a vote taken thereon at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Visteon:

(i) if either Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 5.03 and (B) is not capable of being cured by the applicable Purchaser by the Outside Date or, if capable of being cured, shall not have been cured by the applicable Purchaser on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following Visteon’s delivery of written notice to the Purchaser Representative of such breach or failure to perform; provided, however, that Visteon shall not have the right to terminate this Agreement pursuant to this Section 6.01(c)(i) if Visteon or Seller is then in material breach of any of its material obligations under this Agreement;

(ii) at any time prior to receipt of the Requisite Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 4.05 subject to Visteon paying the Purchaser Representative the Termination Fee pursuant to Section 6.03(a) prior to or concurrently with such termination and entering into such definitive agreement with respect to a Superior Proposal concurrently with such termination;

(iii) if (a) all the conditions set forth in Section 5.01 and Section 5.02 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) have been satisfied, (b) Purchasers shall have failed to consummate the Closing by the time set forth in Section 1.02(a), (c) Visteon and Seller have irrevocably confirmed to the Purchaser Representative in writing that all conditions set forth in Sections 5.01 and 5.03 have been satisfied or (with respect to Section 5.03 only) waived and that they are ready, willing and able to, and will, consummate the Closing, (d) Visteon shall have given the Purchaser Representative written notice at least three (3) Business Days prior to such termination stating Visteon’s intention to terminate the Agreement pursuant to this Section 6.01(c)(iii) and (e) the Closing shall not have been consummated by the end of such three (3) Business Day period; or

(iv) if, (A) at any time prior to receipt of the Requisite Stockholder Approval, the board of directors of Visteon makes an Adverse Recommendation Change and/or has authorized termination of this Agreement pursuant to clause (x) of the second sentence of Section 4.05(f), and (B) prior to or concurrently with such termination Visteon pays the Purchaser Representative the Termination Fee pursuant to Section 6.03(a); or

(d) by the Purchaser Representative, if:

(i) Visteon or Seller shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 5.02 and (B) is not capable of being cured by Visteon or Seller, as applicable, by the Outside Date or, if capable of being cured, shall not have been cured by Visteon or Seller on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following the Purchaser Representative’s delivery of written notice to Visteon of such breach or failure to perform; provided, however, that the Purchaser Representative shall not have the right to terminate this Agreement pursuant to this Section 6.01(d)(i) if either Purchaser is then in material breach of any of its material obligations under this Agreement;

(ii) at any time prior to the receipt of the Requisite Stockholder Approval, the board of directors of Visteon shall have made an Adverse Recommendation Change; or

(iii) Visteon enters into a definitive agreement with respect to a Superior Proposal.

6.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.01, written notice thereof shall be given by the terminating party to Visteon, in the case of the Purchaser Representative terminating this Agreement, and to the Purchaser Representative, in the case of Visteon terminating this Agreement, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 6.03 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) resulting from any material breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 6.03 or in any other provision of this Agreement, the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, that the Confidentiality Agreement, the Equity Commitment Letters (to the extent set forth therein) and the provisions of Section 4.17 regarding reimbursement of expenses, indemnification and confidentiality, this Section 6.02, Section 6.03 and Article IX shall survive any termination of this Agreement pursuant to Section 6.01.

6.03 Termination Fees.

(a) If, but only if, this Agreement is terminated by:

(i) the Purchaser Representative pursuant to Section 6.01(d)(i), or either the Purchaser Representative or Visteon pursuant to Section 6.01(b)(iii) and, in either such case, (x) prior to such termination (or the Stockholders’ Meeting in the case of termination pursuant to Section 6.01(b)(iii)), a Competing Proposal shall have been publicly disclosed and not withdrawn prior to such date and (y) within twelve (12) months after such termination, Visteon consummates a Competing Proposal with a Third Party (provided, however, that for purposes of this Section 6.03(a)(i), the references to “thirty-five percent (35%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) Visteon pursuant to Section 6.01(c)(ii) or Section 6.01(c)(iv); or

(iii) the Purchaser Representative pursuant to Section 6.01(d)(ii) or Section 6.01(d)(iii);

then, in any such case, Visteon shall pay, or cause to be paid, to the Purchaser Representative the Termination Fee. “Termination Fee” shall mean (A) an amount equal to $71,500,000 if this Agreement is terminated pursuant to Section 6.01(c)(ii) or Section 6.01(d)(iii), the definitive agreement that Visteon enters into in connection with such termination is with an Excluded Party (and/or its Affiliates), this Agreement is terminated pursuant to Section 6.01(c)(ii) or Section 6.01(d)(iii) prior to the date that is fifteen (15) days after the end of the Go-Shop Period and such definitive agreement is executed by all parties thereto within fifteen (15) days after the end of the Go-Shop Period or (B) an amount equal to $107,300,000 if the Termination Fee becomes payable in any other circumstance (less any Purchaser Expenses previously paid by Visteon pursuant to Section 6.03(d)).

Any payments required to be made under this Section 6.03(a) shall be made by wire transfer of same day funds to the account or accounts designated by the Purchaser Representative, (x) in the case of clause (i) above, on the same day as the consummation of the transaction contemplated therein, (y) in the case of clause (ii) above, prior to or concurrently with such termination and (z) in the case of clause (iii) above, promptly, but in no event later than three (3) Business Days after the date of such termination.

(b) If this Agreement is terminated by Visteon pursuant to Section 6.01(c)(i) or Section 6.01(c)(iii), then each Purchaser, severally but not jointly and severally, shall pay, or cause to be paid, to Visteon an amount equal to such Purchaser’s pro-rata portion (as set forth on Annex 1.01) of $178,800,000 (the “Reverse Termination Fee”) not later than three (3) Business Days following such termination.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall Visteon or Purchasers be required to pay the Termination Fee or the Reverse Termination Fee, as the case may be, on more than one occasion.

(d) If this Agreement is terminated by either Visteon or the Purchaser Representative pursuant to Section 6.01(b)(iii), then Visteon shall pay, or cause to be paid, all of the reasonable and documented out-of-pocket fees and expenses (including fees and expenses of financial advisors and legal counsel) incurred by Purchasers and their respective Affiliates in connection with this Agreement or the Transaction, such payment to be made as promptly as possible (but in any event within three (3) Business Days) following such termination in an amount not to exceed $5,000,000, in the aggregate (the “Purchaser Expenses”); provided that any payment of the Purchaser Expenses shall reduce, on a dollar-for-dollar basis, any Termination Fee that becomes due and payable under Section 6.03(a).

(e) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Visteon’s right set forth in (i) the second to last sentence of this Section 6.03(e) and (ii) Section 9.09, Visteon’s receipt of payment of the Reverse Termination Fee pursuant to Section 6.03(b) shall, in circumstances in which the Reverse Termination Fee is owed, constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Visteon, its Subsidiaries and any of their respective former, current or future general or limited partners, direct or indirect equityholders, members, managers, directors, officers, employees, agents, Representatives, Affiliates or assignees (collectively, the “Visteon Related Parties”) against Purchasers, the Sponsors and the Financing Sources or any of their respective former, current or future general or limited partners, direct or indirect equityholders, members, managers, directors, officers, employees, agents, Representatives, Affiliates or assignees (collectively, the “Purchaser Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (in each case whether willfully, intentionally, unintentionally or otherwise), and upon payment of such amount, none of the Purchaser Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Hahn shall also be obligated with respect to the Confidentiality Agreement, Section 6.03(f) and for any of its expense reimbursement and indemnification obligations contained in Section 4.17 and each of the Sponsors shall also be obligated pursuant to the terms and conditions of such Sponsor’s Equity Commitment Letter) and Visteon and Seller shall not seek or permit to be sought (and shall cause their respective Subsidiaries not to seek or permit to be sought) from any Purchaser Related Party any monetary damages of any kind or nature or arising from any circumstance in connection with this Agreement or the transactions contemplated by this Agreement other than the payment of the foregoing amounts. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.09, the Purchaser Representative’s right to receive payment from Visteon of the Termination Fee pursuant to Section 6.03(a) shall, in circumstances in which the Termination Fee is owed, constitute the sole and exclusive monetary remedy of Purchasers against the Visteon Related Parties for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Visteon Related Parties shall have any further liability or obligation related to or arising out of this Agreement or the transactions contemplated thereby (except that Visteon shall also be obligated with respect to Section 6.03(f)) and neither Purchaser shall seek or permit to be sought (and shall cause its Subsidiaries not to seek or permit to be sought) from any Visteon Related Party any monetary damages of any kind or nature or arising from any circumstance in connection with this Agreement or the transactions contemplated by this Agreement other than the payment of the foregoing amounts. Notwithstanding anything to the contrary set forth in this Agreement, the parties expressly agree that Visteon shall be entitled to seek an injunction, or other appropriate form of specific performance or equitable relief, to (A) cause Hahn to cause, or for Visteon to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letters, the Equity Financing to be funded or (B) cause Hankook Tire to fulfill its payment obligations under Section 1.02(b)(i), in each case, at any time only if each of the following conditions has been satisfied: (i) all conditions in Sections 5.01 and 5.02 have been satisfied, and remain satisfied, at the time when Closing would have occurred (other than those conditions that by their terms are to be satisfied by actions taken at Closing, each of which shall be capable of being satisfied at the Closing (but subject to the fulfillment or waiver of those conditions)) but for the failure of the Financing to be funded, (ii) Purchasers have failed to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 1.02(a), (iii) the Debt Financing provided for by the Debt Commitment Letters (or, if Alternative Financing is being used in accordance with Section 4.16, pursuant to the commitment with respect thereto) has been funded or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (iv) with respect to any funding of the Equity Financing to occur at the Closing, Visteon has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall Visteon or Seller be entitled to specific performance to cause Hahn to cause, or for Visteon or Seller to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letters, the Equity Financing to be funded at any time and/or to effect the Closing in accordance with Section 1.02 if the Debt Financing (or, if applicable, the Alternative Financing) has not been funded (or will not be funded at the Closing even if the Equity Financing is funded at the Closing). For the avoidance of doubt, Visteon may pursue both a grant of specific performance of the type provided in the third to last sentence of this Section 6.03(e) and the payment of the Reverse Termination Fee under Section 6.03(b) and the Purchaser Representative may pursue both a grant of specific performance of the type provided Section 9.09 and the payment of the Termination Fee under Section 6.03(a); provided, that in each case, Visteon and the Purchaser Representative (on behalf of Purchasers), as applicable, shall only be awarded one of the remedies pursued and not both. For the avoidance of doubt, the parties expressly acknowledge and agree that in no event shall any party be entitled to, or seek, a grant of specific performance to require any of the other parties to consummate the transaction until such grant of specific performance would result in the consummation of a sale of all the Shares.

(f) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 6.03 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee and Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Visteon or Purchasers, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregoing while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if Visteon or Purchasers (severally), as the case may be, fails to timely pay any amount due pursuant to this Section 6.03 and, in order to obtain such payment, either Visteon or the Purchaser Representative as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 6.03, such paying party shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE VII

INDEMNIFICATION AND SURVIVAL

7.01 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties contained in this Agreement shall expire on the nine (9) month anniversary of the Closing Date; provided, however, that (a) the representations and warranties set forth in Section 2.01 (Organization, Authority and Enforceability), Section 2.02 (Capitalization), Sections 2.03(b) and (d) (Subsidiaries), Section 2.25 (Brokers), Section 3.01 (Organization, Authority and Enforceability) and Section 3.08 (Brokers) (collectively, the “Fundamental Representations”) shall survive indefinitely and (b) the representations and warranties set forth in Section 2.10 (Taxes) shall survive until the three (3) year anniversary of the Closing Date. The covenants and agreements of Visteon, Seller and Purchasers that contemplate actions to be taken or not taken on or prior to the Closing shall survive until the one (1) year anniversary of the Closing Date. The covenants and agreements of Visteon, Seller and Purchasers that contemplate actions to be taken or not taken after the Closing shall survive in accordance with their terms. Any representation or warranty in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 7.01 if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts which could reasonably be expected to establish a valid claim under this Article VII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VII.

7.02 Indemnification.

(a) Subject to the provisions of this Article VII, from and after the Closing, Visteon shall indemnify Purchasers, their respective Affiliates and their respective officers, directors, agents, successors and assigns (collectively, the “Purchaser Indemnitees”) in respect of, and hold them harmless from and against, and pay to the applicable Purchaser Indemnitee the amount of, any and all Losses suffered, incurred or sustained by a Purchaser Indemnitee by reason of or resulting from (i) any inaccuracy or breach of a representation or warranty of Visteon and Seller contained in Article II of this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement contained in this Agreement on the part of Visteon or Seller which is not an Unindemnified Pre-Closing Covenant Breach and (iii) with respect to Purchaser Indemnitees other than the Company and its Subsidiaries from items set forth on Annex 7.02(a).

(b) Subject to the provisions of this Article VII, from and after the Closing, Purchasers, shall, severally and not jointly and severally, indemnify Visteon, Seller, their respective Affiliates and their respective officers, directors, agents, successors and assigns (collectively, the “Visteon Indemnitees”) in respect of, and hold them harmless from and against, and pay to the applicable Visteon Indemnitees the amount of, any and all Losses suffered, incurred or sustained by a Visteon Indemnitee by reason of or resulting from (i) any inaccuracy or breach of a representation or warranty of Purchasers contained in Article III and (ii) any nonfulfillment of or failure to perform any covenant or agreement contained in this Agreement on the part of Purchasers which is not an Unindemnified Pre-Closing Covenant Breach.

(c) The indemnity obligations of the parties under this Article VII shall be limited as set forth in this Section 7.02(c).

(i) Only to the extent the Indemnifying Party is materially prejudiced by any delay in the delivery of such notice, no indemnity shall be payable under this Article VII with respect to Losses for which the Indemnified Party has not provided the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto reasonably promptly following the time at which the Indemnified Party discovered such claim.

(ii) No indemnity shall be payable under this Article VII with respect to any individual Loss or series of related Losses (arising out of the same or substantially similar facts) suffered, incurred or sustained by reason of or resulting from any inaccuracy or breach of a representation or warranty contained in Article II of this Agreement that does or do not exceed $125,000. Any such individual Loss or series of related Losses that is or are in excess of $125,000 are referred to as “Covered Losses”.

(iii) No Purchaser Indemnitee shall be entitled to indemnification pursuant to Section 7.02(a)(i) until the aggregate of such Covered Losses pursuant to Section 7.02(a)(i) exceeds $35,750,000 (the “Deductible”), after which only such Losses in excess of the Deductible shall be recoverable. No Visteon Indemnitee shall be entitled to indemnification pursuant to Section 7.02(b)(i) until the aggregate of such Covered Losses exceeds the Deductible, after which only such Losses in excess of the Deductible shall be recoverable.

(iv) No Purchaser Indemnitee shall be entitled to any further indemnification under Section 7.02(a)(i) after the aggregate of all Covered Losses paid by Visteon equals $357,500,000 (the “Cap”). No Visteon Indemnitee shall be entitled to any further indemnification under Section 7.02(b)(i) after the aggregate of all Covered Losses paid by Purchasers equals the Cap.

(v) Except with respect to Taxes, an Indemnified Party shall use commercially reasonable efforts to mitigate a Loss (for the avoidance of doubt, reasonable costs and expenses of mitigation shall be taken into account in calculating the Losses for which the Indemnified Party is entitled to indemnification under this Article VII).

(vi) Visteon shall have no indemnity obligations under Section 7.02(a)(i) for Losses to the extent such Losses (A) are reflected, recorded or included as a Liability of the Company or any Subsidiary of the Company on the balance sheets included in the Financial Statements or (B) arise out of changes after the Closing Date in applicable Law.

(vii) No Indemnifying Party shall have any indemnity obligations for consequential, incidental, special, indirect or punitive damages; provided, this Section 7.02(c)(vii) shall not apply to indemnity obligations for (A) consequential, incidental, special, indirect or punitive damages that are awarded by a court of competent jurisdiction in connection with a Third Party Claim or (B) consequential, incidental, special or indirect damages that are the natural, probable and reasonably foreseeable result of an inaccuracy or breach of a representation or warranty or any nonfulfillment of or failure to perform any covenant or agreement.

(d) The limitations on indemnification contained in Sections 7.02(c)(i), 7.02(c)(ii), 7.02(c)(iii) and 7.02(c)(iv) shall not apply to Losses arising from breach of the Fundamental Representations.

(e) The limitations on indemnification contained in Sections 7.02(c)(ii), 7.02(c)(iii) and 7.02(c)(iv) shall not apply to indemnification obligations under Section 7.02(a)(iii).

(f) Visteon shall have no right of contribution or other recourse against the Company, its Subsidiaries or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any claims asserted by Purchaser Indemnitees.

7.03 Indemnity Procedures. All claims for indemnification by any Indemnified Party under Section 7.02 shall be asserted and resolved as set forth in this Section 7.03.

(a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 7.02 is asserted against or sought to be collected from such Indemnified Party by a Person other than Visteon, either Purchaser or any Affiliate of Visteon or either Purchaser (a “Third Party Claim”), the Indemnified Party shall promptly deliver a Claim Notice to the Indemnifying Party; provided that if the Indemnified Party is a Purchaser Indemnitee such Claim Notice shall be delivered by the Purchaser Representative and if the Indemnified Party is a Visteon Indemnitee such Claim Notice shall be delivered to the Purchaser Representative and for purposes of this Section 7.03, the Purchaser Representative shall be deemed to be the Indemnified Party or Indemnifying Party, as applicable (it being acknowledged by Visteon and Seller that any payment obligations of the Purchaser Representative resulting from being deemed the Indemnifying Party shall be payment obligations of Purchasers, severally and not jointly and severally). If the Indemnifying Party shall have acknowledged in writing to the Indemnified Party that the Indemnifying Party shall indemnify the Indemnified Party as for all Covered Losses the Indemnified Party may suffer resulting from the Third Party Claim to the extent provided in this Article VII, the Indemnifying Party shall have the right to control the defense of such Third Party Claim, including the right to settle such Third Party Claim; provided, however, that if the proposed settlement does not provide for (x) an unqualified release from all liability in respect of such Third Party Claim, (y) relief solely by payment of money damages and (z) no admission of fault, the Indemnifying

Party may settle such Third Party Claim only with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, which relates to any Losses indemnified by it hereunder, (i) it shall within fifteen (15) Business Days of the Indemnified Party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; (ii) it shall conduct the defense of the Third Party Claim actively and diligently in all reasonable respects in order to preserve its rights in this regard; (iii) the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim, including in making any counterclaim against the Person asserting the Third Party Claim; (iv) the Indemnified Party may retain separate counsel to participate in, but not control, any defense or settlement of any Third Party Claim, at its sole cost and expense; provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one separate counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently in all reasonable respects prosecute the defense of such Third Party Claim in the Indemnified Party’s reasonable judgment, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim and seek indemnification for any and all Covered Losses based upon, arising from or relating to such defense to the extent provided in this Article VII, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Indemnifying Party if the judgment, settlement or compromise does not release the Indemnifying Party from all Liabilities with respect to such Third Party Claim or imposes injunctive or other equitable relief against the Indemnifying Party. No Indemnifying Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Indemnified Party if the judgment, settlement or compromise does not release the Indemnified Party from all Liabilities with respect to such Third Party Claim or imposes injunctive or other equitable relief against the Indemnified Party or would be reasonably expected to have a materially adverse effect on the Indemnified Party with respect to future Third Party Claims.

(b) In the event any Indemnified Party should have a claim under Section 7.02 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly deliver an Indemnity Notice to the Indemnifying Party.

7.04 Tax Effect.

(a) All Losses for which an Indemnified Party would otherwise be entitled to indemnification under this Article VII, Section 4.19(c) or Section 4.19(d) or shall be calculated on an After-Tax Basis.

(b) Any amounts paid pursuant to this Article VII, Section 4.19(c) or Section 4.19(d) shall be considered an adjustment to the Purchase Price for Tax purposes to the maximum extent allowed under applicable Law. Each Purchaser and Visteon, and each of their respective Affiliates, shall prepare and file, and cause their Affiliates (other than the Company, with respect to which Hahn shall cause) to prepare and file, Tax Returns consistent with the treatment described in the foregoing sentence.

7.05 Insurance Offset. The amount of any Covered Loss for which indemnification is provided under this Article VII shall be determined net of any amounts actually recovered by an Indemnified Party or any of such Indemnified Party’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or similar Contract pursuant to which or under which such Indemnified Party or such Indemnified Party’s Affiliates is a party or has rights (it being agreed that if any insurance, indemnification, reimbursement or similar proceeds are recovered by the Indemnified Party for any Covered Loss after the Indemnifying Party has made an indemnification payment in connection with such Covered Loss, an amount equal to the lesser of such indemnification payment made by the Indemnifying Party and such proceeds received by the Indemnified Party shall as promptly as practicable be remitted to the Indemnifying Party) and the Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek recovery under all insurance, indemnity, reimbursement arrangement or similar Contract covering such Covered Loss to the same extent as it would if such Covered Losses were not subject to indemnification hereunder; provided that any increases in insurance premium or other costs to the Indemnified Party and its Affiliates in connection with seeking recovery under such insurance, indemnity, reimbursement arrangement or similar Contract shall be taken into account in calculating the Losses for which the Indemnified Party is entitled to indemnification under this Article VII.

7.06 Subrogation. To the extent waiving such right is not prohibited under the applicable insurance policy and to the extent legally enforceable, each Indemnified Party hereby waives any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

7.07 Exclusivity. After the Closing, to the extent permitted by Law, the indemnities set forth in this Article VII and Sections 4.19(c) and 4.19(d) shall be the exclusive remedies of the Purchaser Indemnitees and the Visteon Indemnitees for any inaccuracy in any representation or warranty, misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement; provided that, notwithstanding anything to the contrary herein, nothing in this Section 7.07 shall limit the rights or remedies of any Indemnified Party (i) for fraud or (ii) in seeking or obtaining specific performance and other equitable relief in accordance with the terms of this Agreement.

ARTICLE VIII

DEFINITIONS

8.01 Definitions.

(a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“2014 Dividends” has the meaning ascribed to such term in Section 4.14.

“Acceptable Confidentiality Agreement” has the meaning ascribed to such term in Section 4.05(a).

“Actions” means any action, claim, suit, proceeding, mediation, arbitration or investigation by or before any Governmental Authority.

“Adverse Recommendation Change” has the meaning ascribed to such term in Section 4.05(f).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, with respect to Hahn, the term “Affiliate” shall also include the Company and its Subsidiaries following the Closing.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify an Indemnified Party against, or reimburse any Indemnified Party for, Losses, the amount of such Losses shall be (i) reduced to take into account any net Tax benefit actually realized by the Indemnified Party with respect to the taxable year in which such Losses were sustained only to the extent resulting in an actual reduction in Taxes paid or payable by the Indemnified Party in the taxable year in which such Losses were sustained, and (ii) increased to take into account any net Tax cost incurred by the Indemnified Party in the taxable year of the receipt or accrual of the payment as a result of the receipt or accrual of the payment only to the extent resulting in an increase in Taxes paid or payable by the Indemnified Party in the taxable year in which such Losses were sustained or in the taxable year of the receipt or accrual of the payment, but, in each case, as applicable, determined on a “with or without” basis.

“Agreement” means this Share Purchase Agreement, the Disclosure Schedules and Exhibits hereto, as amended, modified or supplemented from time to time.

“Alternative Financing” has the meaning ascribed to such term in Section 4.16(c).

“Antitrust Laws” means any applicable Law or other legal restraint designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade.

“Assessment Documentation” has the meaning ascribed to such term in Section 4.19(d)(iv)(2).

“Breaching Party” means Visteon (in the case of a nonfulfillment of or failure to perform by Visteon or Seller) and either Purchaser (in the case of a nonfulfillment of or failure to perform by such Purchaser).

“Books and Records” means all files, documents, instruments, papers and other books and records relating to the business of the Company and its Subsidiaries, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York and Seoul, Republic of Korea.

“Cap” has the meaning ascribed to such term in Section 7.02(c)(iv).

“Capital Gains WHT” means all withholding Taxes and any penalties imposed with respect to related Tax Returns by reason of information provided by Visteon, Seller or their Affiliates, imposed by any Taxing Authority or any national, provincial, district or local subdivisions or agencies thereof of Korea on or by reference to capital gains in respect of the sale of the Shares hereunder. It is agreed and understood that the applicable Capital Gains WHT rate is 11% (including local income surtax but excluding any applicable penalties) of the transaction proceeds.

“Circular 698” means the Notice on Strengthening the Management of Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-Resident Enterprises (Guoshuihan 2009 No. 698) issued by the State Administration of Taxation of the People’s Republic of China.

“Claim Notice” means written notification pursuant to Section 7.03 of a Third Party Claim as to which indemnity under Section 7.02 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim (to the extent known by such Indemnified Party) and for the Indemnified Party’s claim against the Indemnifying Party under Section 7.02, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

“Climate Business” means the business conducted by the Company and its Subsidiaries as of the date hereof, including the development, manufacture and sale of heating, ventilation and air conditioning systems, including evaporators, condensers, heater cores, compressors, air handling cases and fluid transport systems, and cooling and thermal management components and modules for vehicle engines and transmissions, including radiators, oil coolers, charge air coolers, exhaust gas coolers, fluid transport systems and cooling or thermal management of batteries that power the propulsion system of vehicles; but excluding for purposes of Section 4.13(c), the development, manufacture and sale of components, modules and systems for the cooling or thermal management of batteries (other than batteries that power the propulsion system of vehicles), electronics, electric motors and actuators, displays and lighting, electronic climate control modules, decorative control panel technologies, body electronics and security modules.

“Closing” has the meaning ascribed to such term in Section 1.02.

“Closing Date” has the meaning ascribed to such term in Section 1.02.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning ascribed to such term in Section 3.09(a).

“Company” means Halla Visteon Climate Control Corporation, a Korean corporation.

“Company Confidential Information” has the meaning ascribed to such term in Section 4.13(d).

“Company Intellectual Property” has the meaning ascribed to such term in Section 2.13(c).

“Company Registered Intellectual Property” has the meaning ascribed to such term in Section 2.13(a).

“Company Shares” has the meaning ascribed to such term in Section 2.02(a).

“Competing Business” has the meaning ascribed to such term in Section 4.13(c)(ii).

“Competing Proposal” has the meaning ascribed to such term in Section 4.05(i)(i).

“Confidentiality Agreement” has the meaning ascribed to such term in Section 4.03(b).

“Consent” means any consent, approval, authorization, consultation, waiver, Permit, grant, agreement, certificate, exemption, order, registration, declaration, filing, notice of, with or to any Person or under any Law, or the expiration or termination of a waiting period under Antitrust Laws of applicable jurisdictions, in each case required to permit the consummation of the transactions contemplated by this Agreement.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment, understanding, undertaking or instrument that is legally binding, including all amendments thereto.

“Covered Losses” has the meaning ascribed to such term in Section 7.02(c)(ii).

“Debt Commitment Letters” has the meaning ascribed to such term in Section 3.09(a).

“Debt Financing” has the meaning ascribed to such term in Section 3.09(a).

“Debt Financing Sources” shall mean the Persons that are counterparties to the Debt Commitment Letters and their officers, directors, employees, agents and representatives.

“Deductible” has the meaning ascribed to such term in Section 7.02(c)(iii).

“Disclosure Schedules” has the meaning ascribed to such term in the introduction to Article II.

“Divestiture Period” has the meaning ascribed to such term in Section 4.13(c)(iv).

“Dividend WHT” means all withholding Taxes and any penalties imposed with respect to related Tax Returns by reason of information provided by Visteon, Seller or their Affiliates, assessed against the Company by any Taxing Authority in Korea or any national, provincial, district or local subdivisions or agencies thereof in respect of dividends actually paid or deemed to be paid by the Company to Seller or its Affiliates other than any withholding Taxes actually withheld by the Company in respect of such dividends.

“Electronics Business” means the business of Visteon and its Subsidiaries (other than the Company and its Subsidiaries) as currently conducted as of the date hereof; provided, that, once businesses are transferred to the Company or a Subsidiary of the Company pursuant to Section 4.15, “Electronics Business” shall be deemed to exclude such businesses.

“Employee Benefit Plan” means any employee benefit plan, program, policy or arrangements under which the Company and/or its Subsidiaries have any obligations, including any (i) bonus, profit participation, incentive compensation, commission or other plan, program or arrangement providing for variable remuneration, (ii) equity incentive, stock purchase, stock option, phantom stock or comparable stock related plan, program or arrangement, (iii) anniversary or jubilee plan, program or arrangement, (iv) severance plan, program or arrangement (v) deferred compensation plan, program or arrangement, (vi) salary continuation, sick leave, disability, salary continuation, accident employee welfare benefit plan, program or arrangement (vii) vacation pay or time off plan, program or arrangement (viii) company award, insurance, scholarship, relocation, tuition reimbursement, or other fringe benefit plan, program or arrangement, (ix) medical, dental, health, welfare, life insurance plan, program or arrangement, or (x) retirement benefit, pension, defined contribution retirement or deferred compensation plan, program or arrangement.

“Encumbrance” means any encumbrance, lien, charge, pledge, hypothecation, mortgage, deed of trust, lease, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, servitude, right of occupation, any matter capable of registration against title, option, proxy, voting trust, right of pre-emption or privilege or any agreement or other commitment, whether written or oral, to create any of the foregoing (excluding restrictions on transfer arising under securities Laws).

“Environmental Law” means any Law or Governmental Order relating to pollution or protection of human health or the environment, including laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all Laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Equity Commitment Letters” has the meaning ascribed to such term in Section 3.09(a).

“Equity Financing” has the meaning ascribed to such term in Section 3.09(a).

“Equity Financing Sources” shall mean the Persons that are counterparties to the Equity Commitment Letters and their officers, directors, employees, agents and representatives.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Party” has the meaning ascribed to such term in Section 4.05(i)(ii).

“Fairness Opinion” has the meaning ascribed to such term in Section 2.26.

“Financial Advisor” has the meaning ascribed to such term in Section 2.26.

“Financial Statements” has the meaning ascribed to it in Section 2.06(a).

“Financing” has the meaning ascribed to such term in Section 3.09(a).

“Financing Agreements” has the meaning ascribed to such term in Section 4.16(c).

“Financing Sources” shall mean the Debt Financing Sources and the Equity Financing Sources, collectively.

“Fixed Exchange Rate” has the meaning ascribed to such term in Section 1.01.

“FSC” shall mean the Financial Services Commission of South Korea.

“Former Board Members” has the meaning ascribed to such term in Section 4.09(b).

“Fundamental Representations” has the meaning ascribed to such term in Section 7.01.

“General Meeting of Shareholders” means the ordinary general meeting of the shareholders of the Company for 2015.

“Go-Shop Period” has the meaning ascribed to such term in Section 4.05(a).

“Governmental Authority” means any United States federal, state or local or any non-United States governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or (public or private) arbitral body, or department, agency, or instrumentality thereof; provided that for the purposes of Section 2.21 Governmental Authority shall include any state-owned enterprise.

“Governmental Order” means any order, writ, ruling, judgment, injunction, decree, stipulation, assessment, determination or award entered or issued by or with any Governmental Authority.

“Government Official” means any officer or employee of any Governmental Authority, or of a public international organization, or any person acting in an official capacity for or on behalf of any Governmental Authority, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Hahn” has the meaning ascribed to such term in the preamble of this Agreement.

“Hankook Tire” has the meaning ascribed to such term in the preamble of this Agreement.

“Hazardous Materials” means all substances, materials and wastes defined, categorized or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning by any Environmental Law, including the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. §300.5.

“Indebtedness” means, with respect to any Person, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business consistent with past practice (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with K-IFRS; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article VII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

“Indemnity Notice” means written notification pursuant to Section 7.03(b) of a claim for indemnity under Article VII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

“Intellectual Property” means all worldwide intellectual property rights, including rights in (a) trademarks, service marks, trade names, service names, trade dress rights, corporate names, trade styles, Internet domain names, designs, logos, slogans, and other source or business identifiers and general intangibles of like nature, together with the goodwill associated with any of the foregoing, along with all registrations, and applications, renewals and extensions relating to the foregoing; (b) Internet domain names; (c) patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof ; (d) copyrights and all mask work, database and design rights, whether or not registered or published, (including registrations and applications for any of the foregoing along with all reversions, extensions and renewals thereof); (e) trade secrets; and (f) software, confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies.

“Interested Parties” has the meaning ascribed to such term in Section 4.07(a).

“Intervening Event” means an event, fact, development or occurrence that affects the business, assets or operations of the Company that is unknown (and is not reasonably foreseeable) to Visteon or Seller as of the date of this Agreement and subsequently becomes known to Visteon or Seller (provided, however, that in no event shall the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event).

“IRS” means the United States Internal Revenue Service.

“K-IFRS” means the international financial reporting standards as adopted by and in effect in Korea.

“Knowledge of Hahn” means the actual knowledge after reasonable inquiry of the individuals listed in Annex 8.01(a).

“Knowledge of Seller and Visteon” means the actual knowledge after reasonable inquiry of the individuals listed in Schedule 8.01(b).

“KRW Portion” has the meaning ascribed to such term in Section 1.01.

“Law” means any United States federal, state, or local or foreign statute, law, ordinance, regulation, rule, code, Governmental Order, other requirement or rule of law, including common law.

“Lease” has the meaning ascribed to such term in Section 2.12(a).

“Leased Employee Benefit Plans” means all “employee benefit plans”, as defined in Section 3(3) of ERISA and all other employee benefit arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by Visteon or any of its Affiliates for the benefit of, inter alia, current or former Leased Employees or to which Visteon or any of its Affiliates contributed or is obligated to contribute thereunder for current or former Leased Employees.

“Leased Employees” has the meaning ascribed to such term in the Visteon Employee Lease Agreement.

“Leased Real Property” means a real property or an interest in real property leased by the Company and the Subsidiaries as lessee or lessor that is material to the business of the Company and its Subsidiaries, taken as a whole.

“Lenders” has the meaning ascribed to such term in Section 3.09(a).

“Liabilities” means any and all debts, losses, damages, deficiencies, liabilities and obligations (including those arising from claims, assessments, judgments, awards, fines and penalties), whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, asserted or unasserted, liquidated or unliquidated, disputed or undisputed, secured or unsecured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract, arrangement or undertaking (in each case, whether disputed, undisputed, secured, unsecured or otherwise).

“Loss” or “Losses” means any and all losses, damages, Taxes, Liabilities, interest, actual out of pocket costs and expenses (including reasonable costs of attorneys and other professionals including in connection with investigations and defenses, and, for the avoidance of doubt, attorneys’ fees incurred as a result of any claims or substantive litigation between the parties to the agreement), whether or not involving a Third Party Claim.

“Material Adverse Effect” means any fact, circumstance, event, change, occurrence or effect that has had or would have a material adverse effect on (x) the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Company and its Subsidiaries, taken as a whole or (y) the ability of Visteon or Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would occur: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which the Company or its Subsidiaries operate; (iii) changes after the date of this Agreement in any applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of the Company’s securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (v) any failure by the Company to meet published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (vi) any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters; (viii) the negotiation, announcement, consummation or existence of this Agreement and the transactions contemplated hereby, or the identity of the parties to this Agreement (or any communication by either Purchaser regarding the plans or intentions of either Purchaser with respect to the conduct of the business of the Company or any of its Subsidiaries), or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein; (ix) any action taken by Visteon, Seller or the Company, or which Visteon, Seller or the Company causes to be taken by any of its Subsidiaries, in each case, which is required by this Agreement; (x) any termination, expiration or non-renewal after the date of this Agreement of any Material Contract, or any notice of such termination or non-renewal, other than as a result of any material breach by the Company or any of its Subsidiaries of the terms of any such Material Contract; and (xi) any actions taken (or omitted to be taken) at the written request of the Purchaser Representative; provided, however, that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company or its Subsidiaries operate; provided, further, however, the definition of “Material Adverse Effect” shall be subject to Annex 8.01(c).

“Material Contracts” has the meaning ascribed to such term in Section 2.16.

“Material Customer” means any customer of the Company or its Subsidiaries that paid the Company or its Subsidiaries in excess of $50,000,000 during the twelve months prior to the date hereof.

“Material Subsidiary” means any Subsidiary of the Company which has more than $150,000,000 in annual revenues as of the date of this Agreement.

“Material Supplier” means any production supplier to the Company or its Subsidiaries that the Company or its Subsidiaries paid in excess of $50,000,000 during the twelve months prior to the date hereof.

“Minority JV” means, as of the relevant date of determination, a corporation or other Person of which 50% or less of the voting power of the outstanding voting equity securities or 50% or less of the outstanding economic equity interest is held, directly or indirectly, by the Company. For the avoidance of doubt, as of the date hereof the term “Minority JV” includes Jie Xi Si (Nanjing) Automotive Climate Control Co., Ltd., FAWER Visteon Climate Control System (Changchun) Co., Ltd., Bonaire Automotive Electrical Systems Co., Ltd. and Japan Climate Systems Corporation.

“Non-Breaching Party” means either Purchaser (in the case of a nonfulfillment of or failure to perform by Visteon or Seller) and Visteon (in the case of a nonfulfillment of or failure to perform by either Purchaser).

“Non-WHT Issues” has the meaning ascribed to such term in Section 4.19(d)(iv)(3).

“Notice of Adverse Recommendation Change” has the meaning ascribed to such term in Section 4.05(g).

“Notice of Superior Proposal” has the meaning ascribed to such term in Section 4.05(g).

“OFAC” has the meaning ascribed to such term in Section 2.20(a).

“Outside Date” has the meaning ascribed to such term in Section 6.01(b)(i).

“Owned Real Property” means a real property or an interest in real property, including improvements thereon and easements appurtenant thereto, owned in fee by the Company and the Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole.

“Payment Amount” has the meaning ascribed to such term in Section 4.19(d)(iv)(2).

“Payment Instruction” has the meaning ascribed to such term in Section 4.19(d)(iv)(2).

“Permit” shall mean any permit, license, franchise or authorization of any Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances imposed by law such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’ suppliers’ and vendors’ liens and other similar statutory liens, in each case securing obligations which were incurred in the ordinary course of business consistent with past practice and are either not yet delinquent or the validity of which are being contested in good faith by appropriate actions; (b) Encumbrances that do not, individually or in the aggregate, materially impair or materially interfere with the present use of the assets affected by such Encumbrances; (c) Encumbrances for Taxes, assessments and other governmental charges not yet delinquent, the validity of which are being contested in good faith by appropriate actions and that are reserved on the balance sheets included in the Financial Statements in accordance with K-IFRS; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) all matters of record, reciprocal easement agreements and other Encumbrances on title to real property that do not, and would not be reasonably expected to, materially detract from the value of, or the use or operation of, the property subject thereto as currently used or operated by the Company or any Subsidiary of the Company; (f) all applicable zoning, entitlement, conservation restrictions, land use restrictions and other governmental rules and regulations; (g) leases and subleases or other occupancy agreements to third party tenants; (h) the terms and conditions of the leases or other occupancy agreements pursuant to which the Company or any Subsidiary of the Company is a tenant or occupant; (i) matters that would be disclosed by a current survey of the property, (j) existing utility, access and other easements and rights of way of record; (k) licenses of Intellectual Property; and (l) Encumbrances identified in Schedule 8.01(c).

“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority or any other entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Proxy Statement” means a definitive form proxy statement relating to Stockholders’ Meeting to be held in connection with the Transaction.

“Proxy Date” has the meaning ascribed to such term in Section 4.02(d).

“Purchase Price” has the meaning ascribed to such term in Section 1.01.

“Purchasers” has the meaning ascribed to such term in the preamble of this Agreement.

“Purchaser Covered Person” means directors, officers, senior managers, Leased Employees and engineers of the Company and its Subsidiaries.

“Purchaser Documents” means this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by either Purchaser in connection with the consummation of the transactions contemplated by this Agreement at or prior to the Closing.

“Purchaser Expenses” has the meaning ascribed to such term in Section 6.03(d).

“Purchaser Indemnitees” has the meaning ascribed to such term in Section 7.02(a).

“Purchaser Related Parties” has the meaning ascribed to such term in Section 6.03(e).

“Purchaser Representative” has the meaning ascribed to such term in Section 9.15(a).

“Qualified Competing Proposal” has the meaning ascribed to such term in Section 4.05(i)(iii).

“Real Property” means the Leased Real Property and the Owned Real Property.

“Related Party Contract” has the meaning ascribed to such term in Section 2.17(a).

“Related Person” means Visteon or any of its Subsidiaries and any officer or director of Visteon or any of its Subsidiaries.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to a Person, the directors, officers, employees, agents or advisors (including, attorneys, accountants, consultants, bankers and financial advisors) of such Person.

“Requisite Stockholder Approval” has the meaning ascribed to such term in Section 2.24.

“Restricted Party” has the meaning ascribed to such term in Section 4.05(i)(iv).

“Restricted Period” has the meaning ascribed to such term in Section 4.13(c).

“Reverse Termination Fee” has the meaning ascribed to such term in Section 6.03(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning ascribed to such term in Section 2.06(d).

“Seller” has the meaning ascribed to such term in the preamble of this Agreement.

“Seller Documents” means this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement at or prior to the Closing.

“Shares” has the meaning ascribed such term in the recitals to this Agreement.

“Sponsors” has the meaning ascribed to such term in Section 3.09(a).

“Stockholders’ Meeting” has the meaning ascribed to such term in Section 4.02(d).

“Straddle Period” means any Tax Period that begins on or before the Closing Date and ends after the Closing Date.

“STT” means the securities transaction tax arising from the sale of the Shares at the Closing pursuant to the Securities Transaction Tax Law of Korea.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person (i) of which more than 50% of the voting power of the outstanding voting equity securities or more than 50% of the outstanding economic equity interest is held, directly or indirectly, by such Person or (ii) for which such Person is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such corporation or other Person. For the avoidance of doubt, the Company shall be considered a Subsidiary of Seller prior to the Closing, and a Subsidiary of Hahn upon and following the Closing. With respect to the Company, the term “Subsidiary” for the purposes of Sections 2.20 (Sanctions and Export Controls) and 2.21 (Anti-Corruption and Anti-Bribery Laws) shall be deemed to include the Minority JVs.

“Superior Proposal” has the meaning ascribed to such term in Section 4.05(i)(v).

“Tax Contest” has the meaning ascribed to such term in Section 4.19(b)(i).

“Taxes” means any and all federal, state, local, non-U.S. or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including taxes, fees or assessments with respect to income, franchises, premiums or other profits, gross receipts, property, sales, use, capital stock, withholding, payroll, employment, social security, workers’ compensation or unemployment compensation, and taxes, fees or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added.

“Tax Exemption Application” has the meaning ascribed to such term in Section 4.19(d)(i).

“Taxing Authority” means the Korean National Tax Service, the IRS and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes, including any national, federal, state and local Governmental Authority with such responsibility.

“Tax Return” means any return, declaration, report, claim for refund or information return, certificate, bill, statement or other written information filed or required to be filed with any Taxing Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning ascribed to such term in Section 6.03(a)(iii).

“Third Party” means any Person or group other than either Purchaser and their respective Affiliates.

“Third Party Claim” has the meaning ascribed to such term in Section 7.03(a).

“Threshold” has the meaning ascribed to such term in Section 4.13(c)(iv).

“Threshold Date” has the meaning ascribed to such term in Section 4.13(c)(iv).

“Transaction” has the meaning ascribed to such term in the recitals of this Agreement.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net or overall gross income, STT, Capital Gains WHT and any acquisition or deemed acquisition Taxes to the extent such Taxes are legally the responsibility of Purchasers), including sales, use, excise, value-added, goods and services, stock, conveyance, registration, transactions, real estate, transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, tariffs, imposts, assessments, obligations and charges.

“Transition Agreement” means that agreement between the parties thereto substantially in the form attached hereto as Exhibit A (with such changes as Visteon and Purchaser Representative may mutually agree upon), pursuant to which Visteon or one or more of its Affiliates shall provide certain services to the Company and its Subsidiaries following the Closing and the Company or one or more of its Affiliates shall provide certain services to Visteon and its Subsidiaries following the Closing.

“Transition Steering Committee” means a committee to be created pursuant to Exhibit B to facilitate communication and interaction among Purchasers, the Company and Visteon with respect to the Transition Plan (as defined in Exhibit B).

“Unindemnified Pre-Closing Covenant Breach” means any nonfulfillment of or failure to perform any covenant or agreement contained in this Agreement on the part of a party to this Agreement, which is (i) to be fulfilled or performed on or prior to the Closing, (ii) actually known by the Non-Breaching Party prior to the Closing and (iii) either (a) not disclosed by the Non-Breaching Party to the Breaching Party prior to the Closing or (b) (1) disclosed by the Non-Breaching Party to the Breaching Party prior to the Closing and (2) acknowledged by the Breaching Party that such nonfulfillment of or failure to perform results in a failure of the condition set forth in Section 5.02(b) or Section 5.03(b), as applicable.

“USD Portion” has the meaning ascribed to such term in Section 1.01.

“U.S. Pension Plan” means any Employee Benefit Plan subject to Sections 412 of the Code, Sections 302 or 303 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

“Visteon” has the meaning ascribed to such term in the preamble of this Agreement.

“Visteon Common Stock” means the common stock, par value $0.01 per share, of Visteon.

“Visteon Documents” means this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Visteon in connection with the consummation of the transactions contemplated by this Agreement at or prior to the Closing.

“Visteon Employee Lease Agreement” means the Visteon Employee Lease Agreement, dated as of January 31, 2013, between Visteon and Visteon Halla Climate Systems, LLC, a Delaware limited liability company.

“Visteon Indemnitees” has the meaning ascribed to such term in Section 7.02(b).

“Visteon Recommendation” has the meaning ascribed to such term in Section 2.01(d).

“Visteon Related Parties” has the meaning ascribed to such term in Section 6.03(e).

“Visteon’s Organizational Documents” has the meaning ascribed to such term in Section 4.02(d).

“WHT Assessment Notice” has the meaning ascribed to such term in Section 4.19(d)(iv)(2).

“WHT Contest” has the meaning ascribed to such term in Section 4.19(d)(iv)(1).

“WHT Dispute” has the meaning ascribed to such term in Section 4.19(d)(iv)(3).

ARTICLE IX

MISCELLANEOUS

9.01 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment shall be made by any party without the prior written consent of the other parties hereto; provided, however, that Hahn may assign its rights and/or obligations under this Agreement without such consent (i) to an Affiliate of Hahn (provided such assignee delivers to Visteon an instrument in writing confirming that it is bound by and shall perform all of the obligations of Hahn under this Agreement) or (ii) in connection with or following the Closing, to any parties providing Debt Financing pursuant to the terms thereof including for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such Debt Financing, and provided further that, in the case of the foregoing clauses (i) and (ii), Hahn shall not be relieved of its obligations hereunder. Any purported assignment in contravention of this Section 9.01 shall be null and void.

9.02 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by each of the parties. At any time prior to the Closing, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties, as applicable, to be bound thereby. Notwithstanding the foregoing, no failure or delay by Visteon, Seller or either Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

9.03 Public Announcements. Except as otherwise contemplated by Section 4.05 (and, for the avoidance of doubt, nothing herein shall limit the rights of Visteon and its Subsidiaries or their boards of directors under Section 4.05), prior to any Adverse Recommendation Change, no party hereto shall issue or make any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without Visteon’s prior written consent, in the case of any proposed disclosure by either Purchaser, or without the Purchaser Representative’s prior written consent, in the case of any proposed disclosure by Visteon or Seller, except for any such disclosure that is, in the opinion of the disclosing party’s outside counsel, required by applicable Law or the rules of any applicable stock exchange. In the event a party is, in the opinion of its counsel, required to make a public disclosure by applicable Law or the rules of any applicable stock exchange, such party shall, to the extent practicable, submit the proposed disclosure in writing to Visteon, in the case of any proposed disclosure by either Purchaser, or the Purchaser Representative, in the case of any proposed disclosure by Visteon or Seller, prior to the date of disclosure and provide Visteon or the Purchaser Representative, as applicable, a reasonable opportunity to comment thereon.

9.04 Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specified herein, each party shall bear its own expenses with respect to the Transaction and the other transactions contemplated by this Agreement; provided, however, that (a) to the extent the amount of STT is withheld by Purchasers from the Purchase Price, Purchasers shall be responsible for the timely payment of such STT arising out of or incurred in connection with the transactions contemplated by this Agreement, (b) the party responsible under applicable Law for paying any Transfer Taxes arising out of or incurred in connection with the transactions contemplated by this Agreement shall (i) timely pay, or cause to be paid, such Transfer Taxes, (ii) timely file, or cause to be timely filed, any Tax Returns and other documentation required to be filed with respect to such Transfer Taxes (and shall be responsible for any expenses related to the filing of any Tax Returns with respect to such Transfer Taxes) and (iii) promptly provide a copy of such Tax Returns to the other parties, and (c) Visteon and Seller shall be responsible for the expenses set forth on Annex 9.04. Notwithstanding anything to the contrary herein, (x) if required by applicable Law, Visteon or Purchasers, as the case may be, shall, and shall cause their Affiliates to, join in the execution of any Tax Returns and other documentation described in the preceding sentence and shall otherwise cooperate to enable the other to comply with any filing requirements relating to any such Taxes, and (y) each party hereto shall reasonably cooperate with the other party to minimize any Transfer Taxes arising out of or incurred in connection with the transactions contemplated by this Agreement.

9.05 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.06 No Third Party Beneficiaries. Except as set forth in Sections 4.09, 7.02(a) and 7.02(b), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied (including Article VII), shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

9.07 Governing Law and Jurisdiction. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon, relating to, arising out of, or leading to, this Agreement or the transactions contemplated by this Agreement (whether based upon contract, tort or any other theory), including all matters of construction, validity and performance, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties (a) submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Action relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Action (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than one of the above-named courts, (iii) should be stayed by reason of the pendency of some other Action in any court other than one of the above-named courts, or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each party hereto agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 9.12. Notwithstanding the foregoing in this Section 9.07, a party may commence any Action in any court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts relating to any dispute (whether in contract, tort or otherwise) arising out of this Agreement or the Transaction or the other transactions contemplated hereby.

9.08 Waiver of Jury Trial. EACH OF VISTEON, SELLER AND EACH PURCHASER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PURCHASERS, VISTEON OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

9.09 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the fourth to last sentence of Section 6.03(e), the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary contained herein, this Section 9.09 is not intended and shall not be construed to limit in any way the provisions of Section 6.03 and, for the avoidance of doubt, the right of Visteon or Seller to seek specific performance to cause Hahn to consummate the Closing shall be solely limited to the provisions of Section 6.03(e) with respect to causing the Equity Financing to be funded.

9.10 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

9.11 Counterparts. The parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

9.12 Notices. All communications, notices and Consents provided for herein shall be in writing and be given in person or by means of facsimile, email or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type) or by courier, and shall become effective: (a) on delivery if given in person or by courier or (b) on the date of transmission if sent by facsimile, email or other means of wire transmission. Notices shall be addressed as follows:

If to either Purchaser or the Purchaser Representative, to:

Hahn & Co.

21F Ferrum Tower, 66 Suha-Dong

Chung-Gu, Seoul, Korea 100-210

Facsimile: +82 2 6353 7990

Attn: Keith Kyung-Koo Kim

Email: kyungkoo.kim@hcompany.com

with a copy to:

Weil, Gotshal & Manges LLP

29/F, Alexandra House

18 Chater Road, Central

Hong Kong

Facsimile: +852 3015 9354

Attn: Peter Feist

Email: peter.feist@weil.com

with a copy to:

Kim & Chang

39 Sajik-ro 8-gil

Jongno-gu Seoul, Korea

Facsimile: +82 2 737 9091

Attn: Yun-Goo Kwon

Email: ygkwon@kimchang.com

If to Visteon or Seller, to:

Visteon Corporation

One Village Center Drive

Van Buren Township, MI 48111

Facsimile: (734) 736-5560

Attn: Peter Ziparo

Email: pziparo@visteon.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, IL 60606-1720

Facsimile: (312) 407-0411

Attn: Shilpi Gupta

Email: shilpi.gupta@skadden.com

provided, however, that if any party shall have designated a different address by notice to the others, then to the last address so designated.

9.13 Construction.

(a) The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(b) Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires.

(c) The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement. Article, Section and Schedule references are to the Articles, Sections, and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the schedules to such agreement.

(d) The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation.”

(e) The word “or” shall not be exclusive.

(f) Unless otherwise specified in a particular case, the word “days” refers to calendar days.

(g) References herein to this Agreement shall be deemed to refer to this Agreement as of the date of such agreement and as it may be amended thereafter, unless otherwise specified.

(h) All references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

(i) All references to “KRW” shall be deemed references to the lawful money of the Republic of Korea.

9.14 Entire Agreement. This Agreement (including the Disclosure Schedules), the Confidentiality Agreement and the Equity Commitment Letters constitute the entire agreement among the parties and supersedes any prior understanding, agreements, or representations by or among the parties, written or oral to the extent they relate in any way to the subject matter hereof. In the event of a conflict between the Confidentiality Agreement and this Agreement, this Agreement shall control.

9.15 Purchaser Representative.

(a) Each Purchaser hereby irrevocably appoints Hahn (“Purchaser Representative”) as such Purchaser’s representative, attorney-in-fact and agent, with full power of substitution and authority to act in the name, place and stead of such Purchaser with respect to the purchase of the Shares to such Purchaser in accordance with the terms and provisions of this Agreement and to act on behalf of such Purchaser in any amendment of or litigation involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Purchaser Representative shall, in its sole discretion, deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

(i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of such Purchaser to consummate the transactions contemplated by this Agreement;

(ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Purchaser shall execute and deliver any such documents which the Purchaser Representative agrees to execute);

(iii) to terminate this Agreement if Purchasers are entitled to do so;

(iv) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

(v) to take all actions which under this Agreement may be taken by such Purchaser and to do or refrain from doing any further act or deed on behalf of such Purchaser which the Purchaser Representative deems necessary or appropriate in the Purchaser Representative’s sole discretion relating to the subject matter of this Agreement as fully and completely as such Purchaser could do if personally present; and

(vi) to disburse any funds received hereunder to such Purchaser and the other Purchaser.

(b) Each Purchaser agrees that Seller and Visteon shall be entitled to rely on any action take or omission to act by the Purchaser Representative, of behalf of such Purchaser, pursuant to this Agreement, and that each such action or omission to act shall be binding on each Purchaser as if such Purchaser had taken such action or omitted to act.

(c) Each Purchaser agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Purchaser Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of either Purchaser.

(d) All decisions and actions by the Purchaser Representative (to the extent authorized by this Agreement) shall be binding upon Purchasers, and no Purchaser shall have the right to object, dissent, protest or otherwise contest same.

(e) If Hahn resigns or becomes unable to serve as the Purchaser Representative, such other Person or Persons as may be designated by Hahn and reasonably acceptable to Visteon, shall succeed as the Purchaser Representative. The appointment of such successor, in either case, shall be effective on the date of the Purchaser Representative’s resignation or incapacity or, if later, the date on which such successor is appointed.

(f) The Purchaser Representative will not be liable for any act taken or omitted by it as permitted under this Agreement, except if such act is taken or omitted in bad faith or by willful misconduct. The Purchaser Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(g) Purchasers agree, severally but not jointly and severally, to indemnify the Purchaser Representative for, and to hold the Purchaser Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Purchaser Representative, arising out of or in connection with the Purchaser Representative’s carrying out its duties under this Agreement, including costs and expenses of successfully defending Purchaser Representative against any claim of liability with respect thereto. The Purchaser Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

(h) All of the indemnities, immunities and powers granted to the Purchaser Representative under this Agreement shall survive the Closing and/or termination of this Agreement.

9.16 Several Liablity. Notwithstanding anything to the contrary in this Agreement, each Purchaser shall be severally and not jointly and severally responsible for its pro-rata portion (as set forth on Annex 1.01) of any and all payment obligations of Purchasers to Visteon or Seller under, arising from or in connection with this Agreement and the transactions contemplated hereby (including Sections 1.01, 1.02(b)(i), 4.19(d)(iii), 6.03 and 9.04 and Article VII.

9.17 Termination of Certain Obligations. Notwithstanding anything to the contrary in this agreement, any obligation of Purchasers (individually or collectively) to cause the Company or its Subsidiaries to take or not take any action shall automatically terminate when Purchasers, in the aggregate, cease to own a majority of the outstanding Company Shares.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the date first written above.

VISTEON CORPORATION

By:	/s/ Jeffrey M. Stafeil
Name: Jeffrey M. Stafeil
Title: Executive Vice President and Chief Financial Officer

VIHI, LLC

By:	/s/ Jeffrey M. Stafeil
Name: Jeffrey M. Stafeil
Title: Vice President

[Share Purchase Agreement]

HAHN & CO. AUTO HOLDINGS CO., LTD.

By:	/s/ Yeo Eul Yoon
Name: Yeo Eul Yoon
Title: Representative Director

[Share Purchase Agreement]

HANKOOK TIRE CO., LTD.

By:	/s/ Seung Hwa Suh
Name: Seung Hwa Suh
Title: Vice Chairman & CEO

[Share Purchase Agreement]

ANNEX B

OPINION OF UBS SECURITIES LLC

December 17, 2014

The Board of Directors

Visteon Corporation

One Village Center Drive

Van Buren Township, MI 48111

Dear Members of the Board:

We understand that Visteon Corporation, a Delaware corporation (“Visteon”), is considering a transaction whereby Hahn & Co. Auto Holdings Co., Ltd., a limited company organized and existing under the laws of the Republic of Korea (the “Hahn Purchaser”), an affiliate of Hahn & Company (“Hahn”), and Hankook Tire Co., Ltd., a corporation organized and existing under the laws of the Republic of Korea (“Hankook Tire” and, together with the Hahn Purchaser, the “Purchasers”) will collectively acquire 74,720,000 shares (the “Shares”) of the issued and outstanding capital stock of Halla Visteon Climate Control Corporation, a Korean corporation (the “Company”) from VIHI, LLC, a Delaware limited liability company, a subsidiary of Visteon (the “Seller”). Pursuant to the terms of a share purchase agreement, dated as of December 17, 2014 (the “Agreement”), among Visteon, the Seller and the Purchasers, the Purchasers will collectively make a cash payment in the amount of KRW 2,719,808,000,000 and $1,072,930,781 (the “Consideration”) in exchange for the Shares (the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Visteon of the Consideration to be received by the Seller in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to Visteon in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. UBS and/or its affiliates have in the past provided, and currently provide, investment banking services to Visteon unrelated to the proposed Transaction, for which UBS and/or its affiliates received or expect to receive compensation, including having acted as joint bookrunner in connection with Visteon’s senior notes offering in 2014, and providing financial advisory services unrelated to the proposed Transaction. In addition, UBS or an affiliate is a participant in a credit facility of Visteon for which it received and continues to receive fees and interest payments. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and Visteon and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder of Visteon as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. We express no opinion as to the price at which shares of Visteon or the Company will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the parties to the Agreement will comply with all material terms of the Agreement, and (ii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, Visteon, the Seller, the Purchasers, Hahn or the Transaction. We express no opinion as

B-1

The Board of Directors

Visteon Corporation

to any tax or other consequences that might result from, or any expenses payable relating to, the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Visteon obtained such advice as it deemed necessary from qualified professionals.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were not publicly available, including financial forecasts and estimates prepared by the management of the Company and the management of Visteon that you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of the senior management of Visteon concerning the business and financial prospects of the Company; (iv) performed a discounted cash flow analysis of the Company in which we analyzed the future cash flows of the Company using financial forecasts and estimates prepared by the management of Visteon; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed current and historical market prices of Company Common Stock; (viii) reviewed the Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Visteon as to the future financial performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Seller in the Transaction is fair, from a financial point of view, to Visteon.

This opinion is provided for the benefit of the Board of Directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Consideration in the Transaction.

Very truly yours,

UBS SECURITIES LLC

/s/ UBS Securities LLC

B-2

ANNEX C

OPINION OF ROTHSCHILD, INC.

December 16, 2014
Board of Directors Visteon Corporation One Village Township, Michigan 48111

Members of the Board of Directors:

We understand that Visteon Corporation (the “Parent”), VIHI, LLC, a subsidiary of the Parent (the “Seller”), and Hahn & Co. Auto Holdings Co., Ltd (“Hahn”) and Hankook Tire Co., Ltd. (“Hankook Tire,” together with Hahn, the “Purchasers”) have proposed to enter into a Share Purchase Agreement (the “Purchase Agreement”), whereby 74,720,000 shares, par value KRW500 per share (the “Shares”), of Halla Visteon Climate Control Corporation (the “Company”) owned by the Seller will be acquired by the Purchasers for aggregate consideration of KRW 2,962,000,000,000 and $850,000,000 in cash (together, the “Purchase Price” and such transaction, the “Transaction”). The Purchase Price is subject to adjustments as set forth in Section 1.02(b) of the Purchase Agreement, as to which adjustments we express no opinion. Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement.

The Board of Directors of the Parent (the “Board”) has requested our opinion as to whether the Purchase Price to be paid by the Purchasers to the Seller pursuant to the Purchase Agreement is fair, from a financial point of view, to the Parent.

In arriving at our opinion set forth below, we have, among other things: (i) reviewed the draft of the Purchase Agreement dated December 16, 2014; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed generally relevant and the consideration received in such transactions; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other public companies we deemed generally relevant, including data relating to public market trading levels and implied multiples; (v) reviewed the current and historical market prices of the Shares; (vi) reviewed certain internal financial analyses and forecasts for the Company prepared by the management of the Parent relating to the Company’s business as approved for our use by the Parent (the “Forecasts”); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of the managements of the Company and the Parent with respect to the Transaction, the past and current business operations and financial condition of the Company, the Transaction, the Forecasts and certain other matters we believed necessary or appropriate to our inquiry.

In arriving at our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by the Parent, the Seller, the Company, their respective associates, affiliates and advisors, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of the Parent, the Seller, the Company or either of the Purchasers, nor have any such valuations or appraisals been provided to us, and we do not express any opinion as to the value of such assets or liabilities. We have not evaluated the solvency or fair value of the Parent, the Seller, the Company or either of the Purchasers under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of the Parent, the Seller, the Company or either of the Purchasers. For purposes of this opinion, with your consent, we have evaluated the fairness from a financial point of view of the Purchase Price to be paid for the Shares owned by the Seller based on valuation analyses of the Company as a whole and the assumption that in any transaction providing for the sale of only the Shares owned by the Seller the Seller should receive the same consideration per Share that the Seller would receive in a transaction providing for (i) the sale of all Shares and other equity securities of the Company owned by the Seller

Board of Directors

Visteon Corporation

December 16, 2014

and all other holders thereof and (ii) the Seller and all other holders of Shares receiving the same consideration per Share. In relying on the Forecasts, provided to us or discussed with us by the Parent, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Parent’s management as to the expected future results of operations and financial condition of the Company. We express no view as to the reasonableness of such financial analyses and forecasts or any assumption on which they are based. We have assumed that the Transaction will be consummated as contemplated in the Purchase Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Purchase Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transaction, no material delays, limitations, conditions or restrictions will be imposed.

For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company made available to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We do not express any opinion as to the transaction contemplated by Section 4.15 of the Purchase Agreement. We also do not express any opinion as to any tax or other consequences that may result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters. We have relied as to all legal, tax and regulatory matters relevant to rendering our opinion upon the assessments made by the Parent and its other advisors with respect to such issues. In arriving at our opinion, we have not taken into account any litigation, regulatory or other proceeding that is pending or may be brought against the Parent, the Seller, the Company, either of the Purchasers or any of their respective affiliates. In addition, we have relied upon and assumed, without independent verification, that the final form of the Purchase Agreement will not differ in any material respect from the draft of the Purchase Agreement.

Our opinion is necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions, prospects, financial and otherwise, of the Parent, the Seller and the Company, as they were reflected in the information provided to us and as they were represented to us in discussions with the management of the Parent. We are expressing no opinion herein as to the price at which the Shares or the shares of common stock of the Parent will trade at any future time. Our opinion is limited to the fairness, from a financial point of view, to the Parent of the Purchase Price to be paid by the Purchasers to the Seller pursuant to the Purchase Agreement and we express no opinion as to any underlying decision which the Parent may, or the Parent may cause the Seller or the Company to, make to engage in the Transaction or any alternative transaction. We do not express any opinion as to the relative merits of the Transaction as compared to any alternative transaction. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Purchase Price and only to the extent expressly set forth herein, of the Purchase Agreement or the Transaction, including, without limitation, any ongoing obligations of the Parent, the Seller or the Company.

We are acting as financial advisor to the Parent with respect to the Transaction and will receive a fee from the Parent for our services, a portion of which is payable upon delivery of this opinion and the remaining portion of which is contingent upon the consummation of the Transaction. In addition, the Parent has agreed to reimburse our expenses and indemnify us against certain liabilities that may arise out of our engagement. We or our affiliates may in the future provide financial services to the Parent, the Seller, the Company, either of the Purchasers and/or their respective affiliates, including Hahn & Company (“Hahn & Co.”), an affiliate of Hahn, and its affiliates and portfolio companies, in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services. In addition, we have provided in the past two years, are providing, and will continue to provide, financial advisory services to the Parent, and have been, and will be, paid customary fees for such services. Specifically, we have

Board of Directors

Visteon Corporation

December 16, 2014

provided financial advisory services to the Parent in connection with certain asset dispositions and acquisitions as well as general strategic advisory services. We or our affiliates also may have provided in the past two years, may be providing, may continue to provide, and may in the future provide financial services to some or all of the equity investors in Hahn and may have been, or may be, paid customary fees for such services.

This opinion is provided for the benefit of the Board, solely in its capacity as such, in connection with and for the purpose of its evaluation of the Transaction. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Board, the members or the board of managers of the Seller or the board of directors of the Company, as to whether to approve the Transaction. In addition, the Board has not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, any holders of the Shares other than the Seller or the holders of any other class of securities, or creditors or other constituencies of the Parent, the Seller or the Company, or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Parent, the Seller or the Company, or any class of such persons, whether relative to the Purchase Price pursuant to the Purchase Agreement or otherwise.

In the ordinary course of business, Rothschild Inc. or its affiliates may actively trade the securities or related derivative securities, or financial instruments of the Parent, the Seller, the Company or either of the Purchasers and their respective affiliates, including Hahn & Co. and its affiliates and portfolio companies, for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This opinion is given and speaks only as of the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion has been approved by the Global Financial Advisory Commitment Committee of Rothschild Inc.

On the basis of and subject to the foregoing and such other matters as we considered relevant, it is our opinion that, as of the date hereof, the Purchase Price to be paid by the Purchasers to the Seller for the 74,720,000 Shares owned by the Seller pursuant to the Purchase Agreement is fair, from a financial point of view, to the Parent.

Very truly yours,

/s/ Rothschild Inc.
ROTHSCHILD INC.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

VISTEON CORPORATION

ONE VILLAGE CENTER DRIVE

VAN BUREN TOWNSHIP, MI 48111

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (ET) on [—], 2015. Please have your proxy card available and follow the simple instructions to obtain your records and create an electronic ballot.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M84761-TBD                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VISTEON CORPORATION

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

1.	The proposal to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares, as more fully described in the enclosed proxy statement.	☐	☐	☐

2.	The proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Share Purchase Agreement and the transactions contemplated thereby, including the sale of our HVCC shares.	☐	☐	☐

3.	The proposal to consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Visteon to its named executive officers in connection with the sale of our HVCC shares contemplated by the Share Purchase Agreement.	☐	☐	☐

NOTE: To transact such other business as may properly come before the special meeting and any postponements or adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SPECIAL MEETING OF STOCKHOLDERS [—], 2015, [—] local time Grace Lake Lodge 40300 Tyler Road Van Buren Township, Michigan 48111

If you plan to attend the meeting in person, please register and print an admission ticket in advance at www.proxyvote.com,

following the instructions set forth in the Special Meeting Proxy Statement.

You will need the 16-digit control number printed on the other side of this proxy card.

Questions? Please contact us at 1-734-710-5793

M84762-TBD

VISTEON CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

THE SPECIAL MEETING OF STOCKHOLDERS

[—], 2015, [—] local time

Grace Lake Lodge

40300 Tyler Road

Van Buren Township, Michigan 48111

VISTEON CORPORATION

ONE VILLAGE CENTER DRIVE

VAN BUREN TOWNSHIP, MI 48111

TO THE STOCKHOLDERS OF VISTEON CORPORATION:

NOTICE IS HEREBY GIVEN that the Special Meeting of stockholders of VISTEON CORPORATION, a Delaware corporation (the “Company”), will be held on [—], 2015, at [—] local time at Grace Lake Lodge, 40300 Tyler Road, Van Buren Township, Michigan 48111 for the purposes stated on the reverse. By signing the proxy, you revoke all prior proxies and appoint Jeffrey M. Stafeil and Heidi A. Sepanik, and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters that may come before the special meeting and all adjournments or postponements thereof.

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible. In order to ensure your representation at the meeting, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has fixed the close of business on April 10, 2015, as the record date for the determination of stockholders entitled to notice of and to vote at this special meeting and at any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(See reverse for voting instructions)